                                  BUDGET REVIEW

                                      2007

                                     [LOGO]

                                  BUDGET REVIEW

                                      2007

                                NATIONAL TREASURY

                            REPUBLIC OF SOUTH AFRICA

                                21 February 2007

2007 Budget Review
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ISBN: 0-621-36981-0
RP: 02/2007

The Budget Review is compiled with the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

To obtain copies please contact:

          Communication Directorate
          National Treasury
          Private Bag X115
          Pretoria
          0001
          South Africa
          Tel: +27 12 315 5948
          Fax: +27 12 315 5160

The Budget Review is also available on the Internet at: www.treasury.gov.za

ii

FOREWORD

The 2007 Budget reflects South Africa's maturing policy environment. We can increasingly focus on building for the future, even as we increase the quantity and quality of spending to meet present needs.

Today we have the resources to tackle many of the most urgent issues of concern to all South Africans - and crucially, we can begin to address the long-term requirements of a prosperous and growing country.

Just a few years ago, the prospect of halving poverty and unemployment by 2014 seemed a remote possibility. Given our progress thus far, and the healthy economic prospects we face over the next three years, this objective is within reach. We have the capacity to make a difference, we have the resources to make an impact, and we have the policies and programmes to reduce poverty and unemployment.

Our economy has performed remarkably well, especially over the past four years.
Yet this budget recognises that we are still not satisfied with our performance.
We can and must do better. We can raise our growth potential to above 6 per cent, and we can roll back the frontiers of poverty.

The healthy position of the public finances, as evidenced in the positive budget balance, allows government to invest more resources in modernising key infrastructure and public services, while providing a cushion against potential shocks to the economy.

This budget is about sharing the fruits of more rapid economic growth.
Additional infrastructure spending on public transport, roads, water, sanitation, housing, schools and clinics will enable us to reshape our cities and improve the quality of life for all South Africans. The extension of the grants system, further allocations to the expanded public works programme and investments in skills development will broaden opportunities for the most marginalised.

This year we announce bold new social security reform proposals leading towards a comprehensive social security system that will provide a measure of income security for all. These proposals are wide-ranging and complex, and will benefit from engagement with Parliament and all stakeholders, to ensure that we construct an efficient system that incorporates the spirit of social solidarity.

The quality of South Africa's budget documents is of a high standard. Still, your suggestions and criticisms would help to improve the quality and relevance of the documents. I would like to thank the ever-diligent team at the National
Treasury for their hard work and support in preparing these budget documents.
Minister Manuel, Deputy Minister Moleketi, the Ministers' Committee on the
Budget and their Cabinet colleagues have provided invaluable leadership throughout the budget process, constantly ensuring that all our efforts are aimed at building a vibrant, democratic and prosperous South Africa.

/s/ Lesetja Kganyago

LESETJA KGANYAGO
DIRECTOR-GENERAL: NATIONAL TREASURY

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                                                                        Contents
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Consolidated government accounts and the public sector

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2007 Budget Review
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TABLES

2.1    Annual percentage change in GDP and consumer price

3.2    2007 MTEF infrastructure expenditure and estimates,
       2003/04 - 2009/10 ...................................................  45
3.3    Key capital/infrastructure expenditure estimates,
       2003/04 - 2009/10 ...................................................  45
3.4    Main budget framework, 2003/04 - 2009/10 ............................  49
3.5    Revised estimates of main budget revenue and expenditure,
       2005/06 - 2006/07 ...................................................  51

4.6    Personal income tax rate and bracket adjustments, 2006/07
       and 2007/08 .........................................................  70
4.7    Changes in specific excise duties, 2007/08 ..........................  73
4.8    Total combined fuel levy on leaded petrol and diesel, 2005/06
       - 2007/08 ...........................................................  74

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5.8    Total government debt, 2003/04 - 2009/10 ............................  93
5.9    Increase in government debt, 2006/07 ................................  93
5.10   Maturity distribution of domestic marketable bonds,
       2004/05 - 2006/07 ...................................................  94
5.11   Composition of domestic debt by instrument, 2003/04
       - 2006/07 ...........................................................  94

6.4    Social grants beneficiary numbers by type of grant,
       2003 - 2007 ......................................................... 105
6.5    Value of social grants, by grant type ............................... 106
6.6    Social grants expenditure as a percentage of GDP,
       2003/04 - 2009/10 ................................................... 106
6.7    Social security funds, 2003/04 - 2009/10 ............................ 107

7.1    2007 Budget priorities - additional MTEF allocations,
       2007/08 - 2009/10 ................................................... 120
7.2    Consolidated government expenditure spending by function,
       2006/07 - 2009/10 ................................................... 121
7.3    Economic services and infrastructure: expenditure by vote,
       2003/04 - 2009/10 ................................................... 125
7.4    Social services: expenditure by vote, 2003/04 - 2009/10 ............. 129
7.5    Justice and protection services: expenditure by vote,
       2003/04 - 2009/10 ................................................... 129
7.6    Central government administration: expenditure by vote,
       2003/04 - 2009/10 ................................................... 132

8.5    Consolidated provincial expenditure according to function,
       2003/04 - 2009/10 ................................................... 142
8.6    Transfers to local government: revisions to baseline,
       2007/08 - 2009/10 ................................................... 143
8.7    National transfers to local government, 2003/04 - 2009/10 ........... 144
8.8    Infrastructure transfers to local government, 2003/04 -
       2009/10 ............................................................. 145
8.9    Funding for 2010 World Cup, 2005/06 - 2009/10 ....................... 147
8.10   Capacity-building transfers to local government, 2003/04
       - 2009/10 ........................................................... 148

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FIGURES

2.5    Machinery imports and investment in plant and equipment ,
       2001 - 2006 .........................................................  29
2.6    Real and nominal effective exchange rates, 1995 - 2006 ..............  32
2.7    International liquidity position and external vulnerability,
       2000 - 2006 .........................................................  32

5.1    Bond Exchange of South Africa turnover and international

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                                                                               1

OVERVIEW OF THE 2007 BUDGET

South Africa's robust economy has reinforced high levels of business confidence, more rapid job creation and strong demand. Gross domestic product growth is expected to average about 5 per cent over the medium term. Anticipated budget surpluses in 2006/07 and 2007/08 indicate both the successful turnaround of economic performance over the past 10 years and the healthy state of public finances.

Reconstruction and development remain at the heart of the national agenda.
Building on a sound foundation, government aims to accelerate growth, promote social development and meet basic needs. Progress in all these areas has gained momentum over the past decade.

With R89,5 billion added to departmental expenditure plans over the next three years, the 2007 Budget makes proposals, for consideration by Parliament, to modernise services and government institutions, and to move towards a social security system that provides income security for all. Infrastructure investment plans are outlined - from public transport to schools to housing - and these and other improvements to the built environment will profoundly reshape our society in the years ahead.

Economic policy seeks to widen participation and employment, support increased export levels, foster small business growth and lower the cost of doing business. Moderate tax relief and a repeal of the retirement fund tax support improved household savings. By improving government savings, the fiscal stance reduces external vulnerabilities.

PROMOTING GROWTH, MODERNISATION AND SECURITY

South Africa's pressing development challenges       GOVERNMENT WILL SEEK TO
demand a more rapid growth rate to generate the      ACCELERATE GROWTH BEYOND
resources and vibrancy required to further reduce    THE 6 PER CENT TARGET
poverty and create jobs. More rapid growth is
within reach, and government seeks both to
accelerate the pace of economic expansion and to
ensure that its fruits are shared more widely.
Policy initiatives supporting higher rates of
investment and growth will be accompanied by
concerted improvements in the security and
well-being of the nation.

The medium-term economic outlook remains positive,
supported by the public investment programme and
complementary private-sector investment, benign
international economic conditions and a favourable
domestic environment.

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MANAGEMENT OF PUBLIC          The present economic expansion has its roots in
FINANCES HAS CREATED          both consistent macroeconomic and fiscal policies
SPACE TO STEP UP              and favourable global conditions. Over the past
SPENDING IN KEY AREAS         decade, sound management of the public finances
                              has created the space to step up spending in
                              health, education, economic infrastructure and
                              other growth-enhancing sectors. Significant levels
                              of tax relief in recent years have also increased
                              disposable income for households, supported
                              savings and encouraged investment.

                              Following a period of fiscal consolidation and
                              structural reform from 1996 to 2001, government
                              has also invested in improving public services,
                              renewing infrastructure and promoting human
                              development. This lays a foundation for future
                              economic growth, creating jobs and opportunities
                              across a broad range of economic activities, while
                              fundamentally improving the lives of millions of
                              South Africans.

MODERNISING THE ECONOMY,      Consolidating these gains requires concerted
TRANSFORMING THE SOCIAL       movement along several fronts that will promote
LANDSCAPE                     the modernisation and further transformation of
                              the economic and social landscape.

                              Sustained economic growth is a necessary
                              precondition for South Africa's continued
                              transformation. To step up growth beyond the
                              medium-term projections, several interventions
                              have been prioritised that underpin the
                              accelerated and shared growth initiative (AsgiSA).
                              These include strengthening exports, improving
                              public sector performance, and continuing to
                              invest in people through better education, health
                              and training. Government will foster a climate for
                              robust and sustained investment in productive
                              capacity, while undoing barriers to growth
                              embedded in the post-apartheid landscape.

INFRASTRUCTURE                Government's R416 billion infrastructure
INVESTMENTS IMPROVE           programme, now well under way, is a fundamental
COMPETITIVENESS               part of the modernising impetus and has
                              contributed to a steadily rising gross fixed
                              capital formation ratio, now at 18,4 per cent of
                              GDP. Investments in electricity generation and
                              electrification, roads, commuter rail, housing,
                              bulk infrastructure, research and development,
                              water and sanitation, and hospitals and clinics
                              are contributing to a new competitive economic
                              footing and improving the lives of people in rural
                              and urban areas.

PREPARATIONS FOR A            Stadium upgrading and construction and improving
SUCCESSFUL 2010 FIFA          public transport networks, in preparation for
WORLD CUP                     hosting a successful 2010 FIFA World Cup, form an
                              important part of the infrastructure programme.

                              A long-term programme to modernise key
                              institutions and administrative services will
                              support the growth trend. Well-managed
                              institutions with sound governance rules in both
                              the public and private sectors are an important
                              pillar of the development strategy.

                              In addition to the core elements of criminal
                              justice, health and education, administrative
                              departments also need to play a key role in
                              ensuring that public service delivery is efficient
                              and effective.

                                          Chapter 1: Overview of the 2007 Budget
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2007 BUDGET HIGHLIGHTS

THE ECONOMY AND FISCAL STANCE

o   GDP growth of 4,9 per cent for 2006, averaging about 5,1 per cent a year over the forecast period.

o   CPIX inflation averaging 4,7 per cent over the MTEF period.

o   A main budget surplus of 0,3 per cent in 2006/07 and 0,6 per cent in
    2007/08, moving to deficits of 0,1 per cent in 2008/09 and 0,4 per cent in
    2009/10.

o   Real growth in national government non-interest expenditure by an annual average of 7,7 per cent over the medium term.

o   National budget revenue increases to R475,8 billion in 2006/07, or R9,4 billion more than expected at the time of the 2006 Medium Term Budget Policy
    Statement.

o   State debt service costs as a percentage of GDP fall from 3 per cent in
    2006/07 to 2,1 per cent in 2009/10.

MAIN TAX PROPOSALS

o   Net tax relief of R12,4 billion.

o   Replacing the secondary tax on companies with a dividend tax and reducing the rate from 12,5 per cent to 10,0 per cent.

o   Personal income tax relief for individuals amounting to R8,4 billion.

o   Abolishing the retirement fund tax.

o   Reducing the withholding tax on lump sum pension and provident fund payments to zero for persons earning below R43 000 per year.

o   Increases in the excise duties on tobacco products and alcoholic beverages.

MAIN CHANGES TO SPENDING OVER THE MTEF

o   An additional R13,3 billion for the 2010 FIFA World Cup, bringing the total contribution from national government to R17,4 billion - R8,4 billion for stadiums and R9 billion for transport infrastructure.

o   The provincial equitable share is increased by R24,6 billion to improve the quality and access to health, school education, welfare services and for economic services.

o   An additional R5 billion to the local government equitable share provides further support to municipalities for the delivery of free basic services.

o   Spending on education is allocated an additional R4,6 billion for teacher bursaries, curriculum development and an increase in higher education subsidies.

o   R11,6 billion for housing and community development.

o   R3,7 billion for the comprehensive HIV and Aids programme, and the revitalisation and modernisation of hospitals and health facilities.

o   R2,4 billion for industrial development, science and technology.

o   R6,8 billion for justice and crime prevention and improved access to justice services.

o   R4,7 billion for international relations and defence.

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But strengthening disparate institutions alone
will not yield the necessary synergies that arise
from better coordination and planning. This will
require spatial reorganisation of cities, towns
and neighbourhoods to fundamentally alter the
dysfunctional landscape inherited from apartheid.

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IMPROVEMENTS IN               Public service delivery also requires investments
INFORMATION TECHNOLOGY        in information technology and aligning business
AND BUSINESS PROCESSES        processes to client needs. Systems improvements
                              are particularly relevant in the criminal justice
                              environment, where an excessive reliance on paper
                              flow hinders efficient administration of justice.
                              Similarly, a revamp of information technology
                              systems in central administrative departments will
                              hasten service delivery.

                              Enhanced procurement systems can substantially
                              improve delivery throughout the public sector,
                              especially in the context of the major public
                              enterprises' capital programmes.

URBAN REGENERATION            Reorganising and revitalising South Africa's
PROMOTES SAFER, VIBRANT       cities will help to modernise the economy and
NEIGHBOURHOODS                improve security for all citizens. Urban
                              regeneration is a long-term project. It involves
                              integrating and extending the public transport
                              networks, creating safe and vibrant
                              neighbourhoods, upgrading informal settlements and
                              developing a greater range of affordable housing
                              options. Part of this work will require additional
                              resources at the local government level to ensure
                              that municipal infrastructure for sanitation,
                              water, and electricity reticulation keeps pace
                              with rising demand.

TOWARDS A COMPREHENSIVE       A central feature of progressive societies is
SOCIAL SECURITY SYSTEM        their ability to structure a comprehensive social
                              security system that provides a basic level of
                              income protection for all citizens. Over the past
                              decade, government has consistently strengthened
                              the social security net. The 2007 Budget signals
                              further steps in social security reform, aimed at
                              greater income security and reduced vulnerability
                              of households, particularly at lower-income
                              levels, while simultaneously boosting savings.

FIGHTING CRIME IS A           Combating crime and reducing violence are core
CENTRAL PRIORITY OF           priorities of government. The 2007 Budget
GOVERNMENT                    continues to step up the resources dedicated to
                              fighting crime - employing more police,
                              strengthening detective services, and ensuring a
                              more efficient criminal justice sector.

                              POLICY PRIORITIES

                              Government's medium-term strategic framework
                              defines the main priorities over the 2004-2009
                              period. It seeks to enhance the social and
                              economic welfare of all South Africans as
                              reflected in the following key objectives:

                              o   Accelerating the pace of economic growth, and
                                  the rate of investment in productive capacity

                              o   Advancing participation of the marginalised in
                                  economic activity through expanded job
                                  creation and the promotion of sustainable
                                  livelihoods

                              o   Maintaining and expanding a progressive social
                                  security net, alongside investment in
                                  community services and human development

                              o   Improving the capacity and effectiveness of
                                  the state, including combating crime and
                                  promoting service-oriented public
                                  administration

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o   Building regional and international
    partnerships for growth and development.

The sections below summarise these key social and
economic objectives in relation to the 2007
Budget. Policy priorities and challenges for
public service delivery are detailed in Chapter 7.
Proposed reforms to social security are introduced
in Chapter 6.

SUSTAINING AND ACCELERATING ECONOMIC GROWTH

GDP growth is expected to moderate slightly in       GDP GROWTH TO AVERAGE ABOUT
2007, before accelerating to 5,4 per cent in 2009.   5 PER CENT OVER THE MEDIUM
Over the medium term expenditure framework (MTEF)    TERM
period, growth is expected to average 5,1 per
cent. Although inflationary pressures have posed a
risk to the economic outlook, monetary policy has
helped to contain price pressures, and average
inflation is projected to stay within the 3-6 per
cent target band.

FIGURE 1.1 GDP GROWTH AND INFLATION, 1998 - 2006

                   [BAR CHART]

*First nine months

Maintaining the growth momentum requires action on   EXPORT PERFORMANCE HAS
several fronts. Export performance has lagged        LAGGED BEHIND AND NEEDS TO
behind opportunity in recent years and needs to be   BE STEPPED UP
stepped up. The costs of doing business can be
reduced, in part by further streamlining
regulations and reducing major input costs related
to network infrastructure, including
telecommunications, electricity and transport.
Strengthening the skills base in line with
industry requirements is a central priority.

ACCELERATED INFRASTRUCTURE INVESTMENT

Infrastructure development provides an enabling      R35 BILLION ADDED TO
environment for transportation and other key         INFRASTRUCTURE SPENDING
economic activities. The capital investment          OVER THE MEDIUM TERM
programme of government and public corporations is
a key element underpinning the growth momentum.
The 2007 Budget adds R34,8 billion to capital and
infrastructure spending over the medium term for
transport, community development and the built
environment.

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2007 Budget Review
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MAJOR CAPITAL INVESTMENT IN   Major infrastructure investments include
PUBLIC TRANSPORT AND          significant budgets for rail rolling stock and
INFRASTRUCTURE                signalling equipment totalling R8,6 billion, which
                              will support the commuter rail turnaround
                              strategy. To promote a more integrated public
                              transport system, the budget for bus rapid transit
                              systems rises to R2,3 billion for metros and large
                              municipalities. Transport projects, including
                              local transport infrastructure, total more than
                              R7,9 billion over the next three years, and the
                              National Roads Agency is expected to spend R12,3
                              billion on enhancing the main highway network.

                              Government infrastructure spending is supplemented
                              by major investment commitments by state-owned
                              enterprises. Strategic investments by Eskom and
                              Transnet include power generation, the expansion
                              of the freight rail network and a new
                              multi-product pipeline. These investments reduce
                              the cost of doing business by providing greater
                              certainty in the supply of key services to
                              industry.

                              MITIGATING ECONOMIC IMBALANCES

CONSUMPTION GROWTH HAS        Since 2001, South Africa has experienced strong
CONTRIBUTED TO HIGH CURRENT   increases in economic growth, investment and
ACCOUNT DEFICIT               household consumption. Much of the investment and
                              household spending has been on imported capital
                              and consumption goods. This pattern was supported
                              by low interest rates and a relatively strong
                              exchange rate.

                              Increased volumes of imported goods and
                              considerably higher oil prices in 2006 pushed
                              South Africa's current account deficit up from 3,8
                              per cent in 2005 to an estimated 5,5 per cent in
                              2006.

INCREASES IN MEAT AND GRAIN   Inflationary pressures also increased in 2006.
PRICES FUELLED HIGHER FOOD    Supply constraints for some domestically produced
COSTS                         goods exerted upward pressure on producer price
                              inflation, while rising world grain and meat
                              prices contributed to higher consumer prices.

                              A range of factors will help to moderate the
                              current account deficit, including lower oil
                              prices, higher export volumes, a more competitive
                              exchange rate and strong commodity prices. The
                              fiscal stance helps to sustain economic growth by
                              improving government savings and prioritising
                              spending programmes that strengthen the economy.
                              In spite of these moderating factors, rising
                              investments and associated imports growth are
                              likely to keep the current account deficit between
                              5 and 6 per cent of GDP.

                              BROADENING PARTICIPATION, PROMOTING EQUITY

MORE INTENSIVE REFORM         A key element of the Reconstruction and
REQUIRED TO ENSURE GREATER    Development Programme is alleviating poverty and
JOB CREATION                  promoting social solidarity. Achieving sustainable
                              growth requires government to address South
                              Africa's widespread income inequality and expand
                              job creation, reducing the large pool of
                              unemployed. Since 2001, about 1,2 million jobs
                              have been created, with stronger growth in
                              employment after 2004. But overcoming economic and
                              social marginalisation requires more intensive
                              reform to ensure that the labour market more
                              rapidly absorbs workers.

                                          Chapter 1: Overview of the 2007 Budget
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EMPLOYMENT, SMALL BUSINESS AND COMMUNITY
INVESTMENT

The 2007 Budget broadens the reach of the expanded
public works programme, with particular attention
to improving access roads.

Government policies aim to encourage the creation    SMALL ENTERPRISE
of new business ventures by bridging the divide      DEVELOPMENT AGENCY RECEIVES
between the formal and informal economies. Direct    DIRECT SUPPORT
support for small business development through the
Small Enterprise Development Agency is one
mechanism for nurturing new businesses and
promoting entrepreneurship in historically
disadvantaged communities. Government's
preferential procurement policies help to foster
new market opportunities. The recently finalised
codes of good practice on black economic
empowerment will also open up new opportunities
for those previously excluded from economic
opportunity. The small business tax amnesty allows
businesses to register and gain access to support
services.

Economic participation receives support through      COMPREHENSIVE HOUSING AND
policy initiatives targeting housing and community   HUMAN SETTLEMENTS PROGRAMME
investment. Creating sustainable livelihoods and     IS EXPANDED
safe neighbourhoods through urban development
directly contributes to promoting social inclusion
and reducing social disparities. The comprehensive
plan for the development of sustainable human
settlements aims to accelerate the delivery of
housing through more streamlined municipal and
residential development planning, government
financial assistance and mobilisation of financial
sector resources. The plan will extend support for
social housing initiatives, upgrading of informal
settlements and for a greater range of affordable
housing options.

TOWARDS INCOME SECURITY FOR ALL

The strong fiscal position allows government to      FUNDAMENTAL REFORMS OF THE
propose fundamental reforms to the social security   SOCIAL SECURITY SYSTEM
system that will make a profound difference in the   PROPOSED
welfare of all South Africans. The system being
proposed requires the development of an agreed
framework for the longer-term institutional
evolution of social security and its financing.
The aim is to require people to contribute, as
they earn, to a basic savings and social insurance
arrangement, giving practical expression to social
solidarity within the context of South Africa's
democratic transformation.

The existing system of social grants will remain     BENEFICIARIES WILL CONTINUE
unchanged in substance. Beneficiaries of the         TO RECEIVE DIRECT INCOME
various social grants will continue to receive       SUPPORT
direct income support as the safety net expands.
Nearly 12 million people receive direct income
support through social grants.

In addition, government will consider the
introduction of a wage subsidy, which would
promote job creation in the low-wage end of the
labour market.

The proposed changes will be tabled for public       PROPOSALS TO BE TABLED FOR
consultation in 2007, with a view to                 BROAD PUBLIC CONSULTATION
implementation by 2010. At its broadest level,       IN 2007
this approach aims to build a bridge over the
"poverty trap" features of the present fragmented
social security framework by encouraging

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2007 Budget Review
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                              household saving, accumulation and income
                              progression, while providing for a broad-based,
                              affordable, social security net. These reforms
                              allow government to provide more targeted fiscal
                              measures in support of job creation and growth.

                              ACCELERATING HUMAN DEVELOPMENT

CONCERTED POLICY MEASURES     South Africa can only attain the fullest
TARGET IMPROVEMENTS TO        expression of human dignity and the universal
HEALTH, EDUCATION             benefits of a free society as job opportunities
                              are created and poverty is progressively reduced.
                              Concerted improvements in the quality of health
                              and education services are central to this goal.

                              Over the medium term, government intends to
                              improve access to education and public health care
                              through:

                              o   Strengthening the comprehensive response to
                                  HIV and Aids, including prevention and
                                  treatment

                              o   Upgrading hospitals and modernising tertiary
                                  services

                              o   Increasing funding for students attending
                                  further education and training (FET) colleges

                              o   Instituting a major drive to boost adult
                                  literacy

                              o   Increasing funding for higher education
                                  institutions to accommodate increasing student
                                  numbers.

                              These interventions seek to improve the policy
                              outcomes in these two critical sectors so that all
                              South Africans can enjoy an improved standard of
                              well-being. Moreover, health and education are
                              closely linked to the creation of a productive
                              labour force that is able to meet the demands of a
                              steadily growing economy.

BOLSTERING THE                An additional R1,7 billion is allocated to the
COMPREHENSIVE HIV AND         revised comprehensive HIV and Aids prevention,
AIDS PREVENTION AND           care, treatment and nutrition programme in the
TREATMENT PROGRAMME           2007 Budget. Steps are being taken to improve
                              performance in areas that have lagged behind in
                              implementing these initiatives.

                              Other priorities in the health sector include
                              improved working conditions for health
                              professionals to retain skills and reward
                              experience in hospitals and clinics. The number of
                              health workers employed in the public sector is
                              expected to steadily increase by a further 30 000
                              over the next three years.

SUPPORT FOR UPGRADING         Education remains the largest category of
TEACHER SKILLS, ADULT         government spending, and is key to sustaining
LITERACY PROGRAMME AND FET    long-term growth and reducing inequality. The 2007
COLLEGES                      Budget allocates major resources to the continued
                              development of the education system, with
                              increases specified for strengthening education
                              personnel, further implementation of no-fee
                              schools, adult literacy programmes, and support
                              for higher education and FET colleges to expand
                              the skills base.

NO-FEE SCHOOLS IMPROVE        The phasing in of no-fee schools in 2006 has
ACCESS TO EDUCATION FOR       improved access to education for poor students.
POOR STUDENTS                 The quality of education will also be enhanced
                              through a programme to upgrade teacher
                              qualifications, and strengthening the leadership
                              and management skills of school principals.
                              Provincial education budgets will be reviewed to
                              pave the

                                          Chapter 1: Overview of the 2007 Budget
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way for improved educator salaries and career
progression for teachers in recognition of
professional competencies.

MODERNISING SERVICE DELIVERY CAPACITY

Improving the quality of public service delivery     UPGRADING QUALITY OF PUBLIC
has been a consistent theme of government's policy   SERVICES IS A PRIORITY
framework and in the transformation of public
service institutions since 1994. South Africans
have experienced frustration with performance gaps
in government, particularly at the local level,
where vital municipal services are delivered.
Upgrading the quality of public service delivery
is a priority in the 2007 Budget.

Efficient public administration is essential for
translating budgets into effective public services
that contribute to positive social and economic
outcomes. Government is committed to the
improvement of public-sector institutions,
especially the technical and managerial capacity
of municipalities and service delivery
departments.

Special attention has been directed to local         FOCUSED TECHNICAL SKILLS
government to alleviate service delivery             SUPPORT THROUGH SIYENZA
bottlenecks. Investment in planning, project         MANJE
management and technical capacity in
municipalities is spearheaded by the Siyenza Manje
("we are doing it now") initiative located in the
Development Bank of Southern Africa, and Project
Consolidate.

Government will also boost its efforts in the        BOOSTING THE FIGHT AGAINST
fight against crime through additional resources     CRIME
and improved management systems. Critical aims
include reducing contact crime, partly through
concentrating law enforcement in identified
priority areas and reducing the number of illegal
firearms. In line with this commitment, the number
of police personnel continues to be expanded, and
the response to organised crime, corruption and
fraud is reinforced.

Initiatives to expand the quality and capacity of
the public service include:

o   Upgrading capacity in government departments
    to address regulatory frameworks and
    interaction with industry

o   Organisational and service delivery reform,
    improved information systems and financial
    management reforms at Home Affairs

o   Reorganisation and modernisation of courts
    administration

o   Development of the integrated financial
    management system

o   Targeted training for public service managers

o   Development of disaster management in local
    authorities

o   Increasing use of public private partnerships
    in key service delivery areas.

Government is working to enhance performance         GOVERNMENT TO STEP UP
management at all levels. Under the auspices of      QUALITY OF PERFORMANCE
the Policy Coordination and Advisory Services in     MANAGEMENT
the Presidency, a framework has been developed for
government-wide monitoring and evaluation. As an
integral part of this initiative, the National
Treasury and the Auditor-General have developed a
programme performance information framework for

                                                                               9

2007 Budget Review
--------------------------------------------------------------------------------

                              strengthening performance management and budgeting
                              across national, provincial and local government.

                              PARTNERSHIPS IN AFRICA AND BEYOND

CONSOLIDATING THE             South Africa's international engagement is
DEVELOPMENT AGENDA            organised around four themes: consolidation of the
FOR AFRICA                    development agenda for Africa; cooperation between
                              developing nations; improved global governance;
                              and strengthening bilateral relations. Fostering
                              regional and international partnerships to achieve
                              common objectives is the centrepiece of this
                              foreign policy agenda.

                              South Africa's two-year membership of the United
                              Nations Security Council will allow it to further
                              the interests of the African continent, and of
                              developing countries in general. In addition, this
                              year South Africa has also taken the rotating
                              chair of the Group of Twenty (G20), a forum
                              consisting of the most industrialised countries
                              and systemically significant developing economies
                              that discusses key issues related to management of
                              the global economy.

SACU AGREEMENT: A             The implementation of the revised Southern African
SHARED COMMITMENT TO          Customs Union (SACU) agreement points to a
IMPROVING TRADE               continuing and shared commitment to improve trade
RELATIONS                     relations with the rest of the world, and a
                              developmentally oriented distribution of customs
                              and excise revenue between South Africa and
                              Botswana, Lesotho, Namibia and Swaziland. Although
                              the revised agreement has been in effect since
                              2004, there is a need to further refine the
                              revenue-sharing formula.

                              Regional development initiatives will be
                              strengthened to accelerate the pace of economic
                              integration in the region. The Southern African
                              Development Community (SADC) envisions a
                              free-trade area by 2008 and a broader customs
                              union by 2010.

ADDITIONAL FUNDS FOR          South Africa has taken on a wide range of
PEACEKEEPING CAPACITY         commitments throughout Africa in support of
IN AFRICA                     reconstruction and development. The 2007 Budget
                              provides additional funds for expanded
                              peacekeeping capacity and for the African
                              Renaissance Fund. South Africa hosts the
                              Pan-African Parliament, and will continue to
                              support the secretariat of the New Partnership for
                              Africa's Development and the institutions of the
                              African Union (AU).

                              ECONOMIC POLICY AND OUTLOOK

                              Chapter 2 reviews South Africa's broad economic
                              policy, provides analysis of recent trends and
                              presents the macroeconomic forecast.

ROBUST GROWTH TO              Economic growth continued to strengthen in 2006,
CONTINUE OVER THE             supported by benign global conditions and strong
MEDIUM TERM                   domestic demand. This positive trend is set to
                              continue over the medium term. The economy is
                              expected to grow at an annual average of about 5
                              per cent over the next three years, rising to 5,4
                              per cent in 2009. CPIX inflation is expected to
                              remain within the inflation target band of 3-6 per
                              cent over the forecast period.

                                          Chapter 1: Overview of the 2007 Budget
--------------------------------------------------------------------------------

The real economy grew briskly in the first nine      CONSTRUCTION, FINANCE AND
months of 2006, particularly in construction,        BUSINESS SERVICES SET THE
finance and business services. Wholesale and         PACE IN 2006
retail trade, transport and communications also
performed well. However agricultural production
remained under pressure and mining production was
sluggish. Modest increases in plantings over the
2006/07 season will see a slight recovery in
agricultural production, and a rebound in mining
is expected in 2007 and beyond. The mining
sector's overall profitability will remain buoyant
due to favourable commodity prices.

Growth in the real economy is mirrored by steady     STEADY GAINS IN EMPLOYMENT
gains in employment. Total employment in the
formal non-agriculture sector rose more than 3 per
cent in 2006, continuing a sustained trend in job
creation that began three years ago. Employment
growth has been broad-based, with almost all
sectors adding jobs. There has also been a
moderate rise in remuneration and productivity.

Employment and wage growth have increased            ROBUST HOUSEHOLD
household income, contributing to the strong         CONSUMPTION GROWTH
consumption trends. Spending by households will
remain robust over the medium term, although this
spending growth is expected to ease to 5,2 per
cent in response to the interest rate increases in
2006. Money supply and credit extension have
increased, consistent with strong domestic
expenditure and low debt-servicing costs. Mortgage
advances and other loans and advances had the
highest growth rates, while household debt as a
percentage of disposable income rose to 73 per
cent.

FIGURE 1.2 ANNUAL CHANGE IN GROSS FIXED CAPITAL
           FORMATION, 1995 - 2006

                   [BAR CHART]

 *First nine months

                                                                              11

2007 Budget Review
--------------------------------------------------------------------------------

                              FIGURE 1.3 CURRENT ACCOUNT AND TRADE BALANCE, 1995
                              - 2006

                                                 [BAR CHART]

                              *First nine months

BRISK PRIVATE-SECTOR AND      Investment has been growing briskly since 2003, as
PUBLIC INVESTMENT             illustrated in Figure 1.2. Fixed capital formation
                              reached 18,4 per cent of GDP in the first nine
                              months of 2006 and should rise to 19 per cent of
                              GDP by 2008, as government infrastructure
                              investment gathers pace. Strong investment growth
                              will continue over the medium term as government
                              accelerates transport infrastructure spending,
                              investments related to the 2010 FIFA World Cup and
                              other improvements to the built environment.

SLUGGISH EXPORT               Higher imports of capital and consumer goods,
PERFORMANCE REQUIRES          income payments for foreign investment and
STEPS FORWARD IN TRADE        transfer payments to SACU members contributed to
AND INDUSTRIAL POLICY         the widening deficit on the current account of the
                              balance of payments. Buoyant commodity prices have
                              provided a significant boost to the value of
                              exports. Sluggish export volume growth is a
                              concern however, and requires significant further
                              steps in trade and industrial policy.

                              TABLE 1.1 MACROECONOMIC OUTLOOK - SUMMARY
                              -------------------------------------------------------------------------
                                                                  2006      2007       2008      2009
                                                                ESTIMATE             FORECAST
                              -------------------------------------------------------------------------

                               REAL GROWTH
                                Household consumption               7,0%      5,7%       4,8%      5,0%
                                Capital formation                  12,0%     10,7%      10,9%     11,1%
                                Exports                             3,9%      7,3%       6,3%      6,4%
                                Imports                            14,3%      7,9%       8,4%      8,5%
                               GROSS DOMESTIC PRODUCT               4,9%      4,8%       5,1%      5,4%
                              -------------------------------------------------------------------------
                               Consumer price inflation (CPIX)      4,6%      5,1%       4,7%      4,5%
                              -------------------------------------------------------------------------
                               Balance of payments current         -5,5%     -5,3%      -5,7%     -5,9%
                               account (percentage of GDP)
                              -------------------------------------------------------------------------

RESERVE BANK RAISED           Capital flows have been responsive to changing
RESERVES TO US$25,9           dynamics in financial markets. While South African
BILLION BY END OF 2006        companies have taken advantage of increased levels
                              of openness by expanding their interests outside
                              of South Africa, foreign firms have taken
                              advantage of attractive interest rates and growth
                              opportunities in the domestic economy. Net capital

                                          Chapter 1: Overview of the 2007 Budget
--------------------------------------------------------------------------------

inflows during the first nine months of 2006 rose
to R96,3 billion, allowing the Reserve Bank to
raise gold and foreign exchange reserves to
US$25,9 billion at the end of 2006.

FISCAL POLICY AND REVENUE ISSUES

Chapter 3 provides a full discussion of fiscal
policy and performance.

The 2007 Budget proposes substantial allocations     EXPANSIONARY FISCAL STANCE
for investment in infrastructure, contributing to    CONTINUES
increased capacity to deliver social and economic
services. Key features of the 2007 Budget include:

o   Real average growth in non-interest
    expenditure of 7,7 per cent a year over the
    MTEF period

o   Additional allocations to spending of R89,5
    billion over the 2006 Budget forward estimates

o   Revenue growth, supported by buoyant consumer
    demand and corporate profitability

o   A broadly balanced budget in 2006/07 and a
    surplus of 0,6 per cent of GDP in 2007/08 as a
    result of strong revenue growth

o   Declining debt service costs as a share of
    GDP, from 3,0 per cent in 2006/07 to 2,1 per
    cent in 2009/10

o   Real growth in capital allocations in line
    with government's commitment to accelerate
    economic growth and deliver a successful 2010
    FIFA World Cup.

Real growth in non-interest expenditure averaged     REAL GROWTH IN NON-INTEREST
9,2 per cent over the past three years. Government   EXPENDITURE AVERAGED 9,2
will reinforce the fiscal contribution to economic   PER CENT OVER THE PAST 3
expansion as growth in capital expenditure           YEARS
increases relative to current expenditure.
Alongside continued revenue growth, the overall
budget balance has contributed positively to the
fiscal position.

The improved budget balance reflects the sustained   IMPROVED BUDGET BALANCE A
accrual of revenue under favourable economic         SIGN OF ECONOMIC HEALTH
conditions, along with the progressive effects of
deficit reduction and lower debt service costs. In
combination with recent adjustments to monetary
policy, the budget balance provides a stable
platform for government to increase investment and
to respond appropriately in the event of adverse
economic conditions.

FISCAL FRAMEWORK

At R475,8 billion, estimated main budget revenue     ESTIMATED MAIN BUDGET
for 2006/07 is R29,5 billion higher than the 2006    REVENUE IS R29,5 BILLION
Budget estimate. With total expenditure about R2,1   HIGHER THAN ANTICIPATED
billion lower than planned, a budget surplus of
R5,2 billion, or 0,3 per cent of GDP, is expected.

Non-interest expenditure grows in real terms by
7,7 per cent over the medium term. While
non-interest expenditure rises, the sustained
revenue performance allows for a budget surplus of
0,6 per cent of GDP in 2007/08. The budget balance
is expected to move to a deficit of 0,4 per cent
of GDP by 2009/10.

                                                                              13

2007 Budget Review
--------------------------------------------------------------------------------

                              TABLE 1.2 MAIN BUDGET EXPENDITURE FRAMEWORK
                              -------------------------------------------------------------------------
                               R BILLION                        2006/07    2007/08   2008/09    2009/10
                              -------------------------------------------------------------------------

                               TOTAL EXPENDITURE                  470,6     533,9      594,2     650,3
                               Less:
                                Debt service costs                 52,2      52,9       53,0      50,9
                                Contingency reserve                  --       3,0        8,0      13,0
                              -------------------------------------------------------------------------
                               TOTAL ALLOCATIONS                  418,4     478,0      533,2     586,4
                                Percentage increase                14,4%     14,2%      11,6%     10,0%
                              -------------------------------------------------------------------------

                              Debt service costs as a share of GDP continue
                              their long-term decline, freeing additional
                              resources for productive expenditure.
                              Lower-than-anticipated debt stock and stable
                              interest rates result in debt service costs
                              declining from 3,0 per cent of GDP in 2006/07 to
                              2,7 per cent in 2007/08, and to 2,1 per cent by
                              2009/10.

ROBUST ECONOMY                Due to significant positive balances on the
CONTRIBUTES TO STRONGER       Unemployment Insurance Fund and Compensation
NATIONAL CONSOLIDATED         Funds, the consolidated national budget balance is
BUDGET POSITION               higher than that of the main budget throughout the
                              three-year period. The consolidated national
                              government budget balance rises from 0,6 per cent
                              of GDP in 2006/07 to 0,9 per cent in 2007/08
                              before declining to a deficit of 0,1 per cent in
                              2009/10.

                              After years of planning, the Gautrain rapid rail
                              project reached financial close in January 2007.
                              The project has a 54-month development period,
                              with the first part of the commuter rail line
                              scheduled to be in operation by June 2010. Over
                              the next three years, national and provincial
                              government each contribute R8,8 billion to
                              Gautrain, and the private sector contributes R2,1
                              billion. The total projected cost to government
                              for the development phase (2006/07 to 2011/12) is
                              R22,6 billion.

                              TAX POLICY

                              Chapter 4 reviews tax policy, discusses revenue
                              trends and presents the tax proposals for 2007/08.

                              Government aims to broaden the tax base and, where
                              appropriate, lower tax rates to improve the
                              overall equity of the tax system. At the same
                              time, policy design will minimise the potential
                              distortionary impact that taxes may have on
                              economic growth and employment creation. The South
                              African Revenue Service (SARS) is also
                              implementing several reforms to cut compliance
                              costs, enhance service, and improve tax and
                              customs administration.

PROPOSALS ENCOURAGE           This year's tax proposals encourage long-term
LONG-TERM SAVINGS AND         savings, including higher levels of domestic
PROVISION FOR RETIREMENT      savings and provision for retirement. The proposed
                              abolition of the tax on retirement funds is an
                              important part of strengthening retirement
                              savings.

                              REVENUE TRENDS AND MEDIUM-TERM PROJECTIONS

MAIN BUDGET REVENUE IS        Based on the revised macroeconomic projections
REVISED UPWARDS BY 6,6        outlined in Chapter 2 and the revenue trends, the
PER CENT                      main budget revenue estimate for 2006/07 is
                              revised upwards by 6,6 per cent to R475,8 billion.
                              In

                                          Chapter 1: Overview of the 2007 Budget
--------------------------------------------------------------------------------

the 2006 Budget, main budget revenue for 2006/07
was expected to be R446,4 billion after accounting
for tax proposals. The increased revenue estimates
result from higher collections of company tax,
personal income tax and VAT.

Taxes on income and profits are estimated to be
11,6 per cent higher than the original budget
estimate. Personal income tax is estimated to
reach R139 billion, which is R6,5 billion above
the original budget estimate, mainly as a result
of an increase in the tax base.

The revised estimate for corporate income tax is     HIGHER CORPORATE PROFITS
R1 14,8 billion, which is 20,6 per cent higher       SUPPORT INCREASED REVENUE
than originally budgeted. Company income tax and     COLLECTION
the secondary tax on companies are expected to
generate R19,6 billion and R1,9 billion more than
budgeted as a result of higher-than-expected
company profits.

TABLE 1.3 SUMMARY OF TAX PROPOSALS
--------------------------------------------------------------------------
                                                  2006/07         2007/08
                                             BUDGET    REVISED     BUDGET
 R BILLION                                  ESTIMATE   ESTIMATE   ESTIMATE
--------------------------------------------------------------------------
 Tax revenue (gross)                           456,8      489,7      569,0
 Non-tax revenue                                 9,3       11,3       11,1
 Less: SACU payments                           -19,7      -25,2      -23,1
--------------------------------------------------------------------------
 TOTAL REVENUE                                 446,4      475,8
 REVENUE BEFORE TAX PROPOSALS                                        557,0
--------------------------------------------------------------------------
 TAX PROPOSALS                                                       -12,4
   (Net) personal income tax relief                                   -8,9
   Retirement fund tax                                                -3,0
   Business taxes                                                     -2,8
   Taxes on goods and services                                         2,3
--------------------------------------------------------------------------
 REVENUE AFTER TAX PROPOSALS                                         544,6
--------------------------------------------------------------------------

KEY TAX PROPOSALS

The 2007 Budget tax proposals include:

o   Replacing the secondary tax on companies with    PERSONAL INCOME TAX RELIEF
    a dividend tax, reducing the rate from 12,5      OF R8,4 BILLION
    per cent to 10,0 per cent and broadening the
    base of this instrument.

o   Abolishing the retirement fund tax

o   Personal income tax relief amounting to R8,4
    billion

o   Treating the sale of shares (equities) held
    for more than three years as capital gains

o   Extending the tax-free interest income
    threshold for taxpayers 65 years and older to
    include income from other retirement savings

o   Reducing the withholding tax on lump sum
    retirement fund payments to zero for persons
    earning below R43 000 per year

o   Increases in the general fuel and Road
    Accident Fund levies.

Several proposals will contribute to business        INDIVIDUAL TAX BURDEN
confidence and supporting economic growth. These     REDUCED AND NUMBER OF THOSE
include proposed interim reforms to the secondary    EXEMPT GROWS
tax on companies and replacement with a
withholding tax on dividends at shareholder level
over the next two

                                                                              15

2007 Budget Review
--------------------------------------------------------------------------------

                              years; depreciation allowances for new commercial
                              buildings; and changes in the way share disposals
                              are taxed. The retirement fund regulatory reform
                              process will also move forward in 2007.

                              ASSET AND LIABILITY MANAGEMENT

                              DEBT STRATEGY AND MARKETS

                              Chapter 5 outlines South Africa's management of
                              national government debt, reviews developments in
                              the domestic and international debt markets, and
                              updates current issues in state asset management.

BORROWING NEEDS DECLINE       As a result of sound economic policy and prudent
AND CREDIT RATINGS            management of the national debt portfolio,
IMPROVE                       supported by increasing revenue from strong
                              economic growth, South Africa's borrowing
                              requirement continues to decline. The country's
                              credit ratings are improving, enabling government
                              to borrow at more competitive rates in the
                              international capital markets.

                              The lower borrowing requirement reduces government
                              debt issuance in the market, providing the
                              opportunity for state-owned entities and other
                              companies to finance their operations at lower
                              cost. In 2006/07 and over the medium term,
                              government will in net terms buy back R6,6 billion
                              of debt, compared to net borrowing of R78,6
                              billion over the preceding four years. As a
                              consequence, the debt burden on future generations
                              is reduced.

GOVERNMENT IS WORKING TO      Funds are set aside in the contingency reserve for
IMPROVE THE PERFORMANCE       possible capital requirements of state-owned
OF STATE-OWNED ENTITIES       enterprises over the period ahead. Government is
                              also working to improve financial performance and
                              corporate governance in state-owned entities.

                              TABLE 1.4 PROJECTED STATE DEBT AND DEBT COSTS
                              -------------------------------------------------------------------------
                               R BILLION                        2006/07    2007/08    2008/09   2009/10
                              -------------------------------------------------------------------------

                               NET LOAN DEBT (END OF YEAR)        475,5      470,2      478,2     492,2
                                Percentage of GDP                 27,1%      24,3%      22,3%     20,7%
                                Net domestic debt                 396,8      387,6      394,2     408,1
                                Foreign debt                       78,7       82,6       84,0      84,1
                              -------------------------------------------------------------------------
                               STATE DEBT COST                     52,2       52,9       53,0      50,9
                                Percentage of expenditure         11,1%       9,9%       8,9%      7,8%
                                Percentage of GDP                  3,0%       2,7%       2,5%      2,1%
                              -------------------------------------------------------------------------

                              BORROWING REQUIREMENTS, DEBT COSTS AND DEBT TRENDS

NET BORROWING REQUIREMENT     From 2006/07 to 2009/10, government's total net
IS NEGATIVE OVER THE          borrowing requirement is negative, reflecting an
MEDIUM TERM                   overall surplus position, with R6,6 billion of
                              debt being bought back. The net borrowing
                              requirement in 2006/07 amounts to a negative R4,4
                              billion and a negative R11,6 billion in 2007/08,
                              rising to R1,8 billion in 2008/09 and R7,5 billion
                              in 2009/10.

                                          Chapter 1: Overview of the 2007 Budget
--------------------------------------------------------------------------------

To decrease sovereign external vulnerability,
government continues to work with the Reserve Bank
to increase official reserves, which reached
US$25,9 billion at the end of January 2007.

South Africa's low bond yields contribute to         LOW BOND YIELDS AND GREATER
lowering the cost of doing business. Nominal         INTERNATIONAL PARTICIPATION
yields on government bonds reached record lows in    IN LOCAL BOND MARKET
2006/07. Turnover on the Bond Exchange of South
Africa grew considerably during 2006, from R8,1
trillion in 2005 to R11,4 trillion, a 40,7 per
cent increase. International investors showed an
increased appetite for domestic bonds. Their
participation increased from 16,5 per cent in 2005
to about 20 per cent in 2006, when they purchased
a net R34,1 billion in bonds, supported by
favourable risk-return ratios.

POLICY PRIORITIES AND SPENDING TRENDS

SOCIAL SECURITY REFORMS

Chapter 6 provides an overview of the existing
social assistance programmes and social security
funds, highlighting the extended reach of social
grants achieved in recent years, particularly the
child support grant. The chapter presents the
broad outlines of social security and retirement
funding reform options that are to be investigated
over the next 12 months for implementation by
2010.

Expansion of the social assistance safety net has    SOCIAL ASSISTANCE
been prioritised over the past decade. The number    BENEFICIARIES GREW FROM 3
of beneficiaries of social assistance has            MILLION IN 1997 TO 11,8
increased from under 3 million in 1997 to 11,8       MILLION TODAY
million today, and consolidated expenditure on
welfare and social security has increased from
R23,6 billion in 1997/98 (3,4 per cent of GDP) to
a projected R89,4 billion in 2007/08 (4,6 per cent
of GDP).

The next phase of South Africa's maturing
institutional development will involve a
broadening of social security reform to include a
basic earnings-related contributory system. This
new "pillar" of the social security system will,
over time, result in a collective, pooled,
mandatory contributory system. The key
contribution of such a framework to shared growth
is that it will reduce the severity of cycles of
progress and setback, employment and unemployment,
advancement and catastrophe, that otherwise
interfere with the efforts of the working poor to
break out of poverty.

A complementary proposal to be considered is that    WAGE SUBSIDY PROPOSAL TO BE
of a wage subsidy. It recognises that broader        CONSIDERED TO RAISE LABOUR
social security needs to rest on some form of        EARNINGS OF THE POOR
cross-subsidy arrangement, contributing in the
first instance to lowering the costs of employment
and raising labour earnings of the poor. A wage
subsidy makes it possible to introduce a social
security financing arrangement as a standard
payroll tax without imposing an
employment-reducing burden on the labour market.

MEDIUM-TERM EXPENDITURE ALLOCATIONS

Chapter 7 discusses government's policy priorities   PROVINCIAL EQUITABLE SHARE
and related spending proposals in 2007/08 and over   GETS R24,6 BILLION
the medium term. The

                                                                              17

2007 Budget Review
--------------------------------------------------------------------------------

                              implications for the division of revenue, and for
                              provincial and local government, are set out in
                              Chapter 8. A more detailed review of new spending
                              allocations for each national government
                              department is set out in the Estimates of National
                              Expenditure.

                              In line with the 2006 Medium Term Budget Policy
                              Statement and government's strategic framework,
                              the 2007 Budget provides additional allocations
                              of:

                              o   R24,6 billion for the provincial equitable
                                  share

                              o   R3,9 billion for higher education, teacher
                                  development, and further education and
                                  training

                              o   R3,7 billion for hospitals and the
                                  comprehensive HIV and Aids plan

                              o   R13,3 billion for infrastructure associated
                                  with the 2010 FIFA World Cup

                              o   R7,4 billion for national roads and rail
                                  rehabilitation, and provincial infrastructure

                              o   R6,7 billion for justice and crime prevention

                              o   R4,7 billion for defence and foreign affairs.

                              Table 1.6 provides a breakdown of consolidated
                              government expenditure by economic classification
                              for the three-year spending period. Table 1.7
                              shows consolidated expenditure by service area.

                              TABLE 1.5 CONSOLIDATED EXPENDITURE - ECONOMIC CLASSIFICATION
                              -------------------------------------------------------------------------
                                                                2006/07    2007/08    2008/09   2009/10
                                                                REVISED
                               R BILLION                        ESTIMATE      MEDIUM-TERM ESTIMATES
                              -------------------------------------------------------------------------

                               CURRENT PAYMENTS                    264,0     297,5      326,9     360,6
                                Compensation of employees          172,3     193,8      211,2     229,6
                                Other current payments              91,6     103,7      115,7     131,1
                               TRANSFERS AND SUBSIDIES             179,9     203,3      226,9     246,1
                                Other government entities           66,8      76,1       86,5      92,0
                                Business enterprises                20,0      21,2       21,2      24,6
                                Households and non-profit           93,1     106,0      119,1     129,5
                                institutions
                               PAYMENTS FOR CAPITAL ASSETS          29,9      40,2       46,5      53,3
                               CONTINGENCY RESERVE                    --       3,0        8,0      13,0
                              -------------------------------------------------------------------------
                               CONSOLIDATED NON-INTEREST           473,8     544,0      608,3     673,1
                               EXPENDITURE
                                Percentage increase                15,1%     14,8%      11,8%     10,6%
                              -------------------------------------------------------------------------

                                          Chapter 1: Overview of the 2007 Budget
--------------------------------------------------------------------------------

TABLE 1.6 CONSOLIDATED EXPENDITURE GROWTH
---------------------------------------------------------------------
                                      2006/07    2007/08    % AVERAGE
                                                             GROWTH
                                      REVISED     BUDGET    2006/07-
 R BILLION                            ESTIMATE   ESTIMATE    2009/10
---------------------------------------------------------------------
 Education                                95,5      105,5       11,0%
 Health                                   56,4       62,7       10,5%
 Social security and welfare              81,2       89,4        9,8%
 Housing and other social services        36,9       45,3       18,1%
 Police, prisons and courts               51,1       57,9       10,9%
 Defence and intelligence                 27,8       30,3        5,8%
 Economic services                        91,3      109,8       14,3%
 General administration                   33,5       40,1       11,0%
 Contingency reserve                        --        3,0
---------------------------------------------------------------------
 NON-INTEREST EXPENDITURE                473,8      544,0       12,4%
 Interest                                 55,3       56,1        0,3%
---------------------------------------------------------------------
 TOTAL EXPENDITURE                       529,1      600,1       11,3%
---------------------------------------------------------------------

DIVISION OF REVENUE IN THE 2007 BUDGET

The total main budget revenue of R544,6 billion in   PROVINCIAL AND LOCAL
2007/08 is divided among the three spheres of        GOVERNMENTS GET 49,6 PER
government, after making provision for state debt    CENT OF NATIONAL RESOURCES
cost and unallocated amounts. National departments
will receive 50,4 per cent of available resources,
with 42,4 per cent allocated to the nine provinces
and 7,2 per cent to the 283 municipalities.

The distribution of additional allocations, in
line with the policy priorities described earlier,
is as follows:

o   Provincial governments receive R24,6 billion
    over the next three years for the provincial
    equitable share, and R14,6 billion to
    supplement conditional grants.

o   Local government receives R5 billion through
    the equitable share.

o   National departments are allocated an
    additional R32,3 billion.

Table 1.7 summarises the anticipated growth and
distribution of consolidated national and
provincial expenditure over the MTEF period, net
of interest payments.

After these additions, the provincial share shows    COMMUNITY LIBRARY SERVICES
a growth of 14 per cent between 2006/07 and          GRANT TO HELP DEVELOP A
2007/08 and 12,7 per cent over the three-year        CULTURE OF READING
spending period. The higher growth in conditional
grants is mainly due to the upward revision of
infrastructure-related grants, along with the
introduction of the community library services
grant. The provincial share grows from R202,8
billion in 2007/08 to R254,4 billion by 2009/10.

The national budget framework adds R18,1 billion
to the local government budget framework over the
three-year period to allow municipalities to speed
up service delivery and enhance the quality of
services, and to position host cities to meet the
obligations of the 2010 FIFA World Cup.

                                                                              19

2007 Budget Review
--------------------------------------------------------------------------------

                              TABLE 1.7 DIVISION OF REVENUE
                              -------------------------------------------------------------------------
                               R BILLION                         2006/07   2007/08    2008/09   2009/10
                              -------------------------------------------------------------------------

                               National allocations                213,5     240,9      262,1     286,3
                               Provincial allocations              177,9     202,8      229,3     254,4
                                Equitable share                    150,8     171,3      193,5     215,8
                                Conditional grants                  27,1      31,5       35,8      38,7
                               Local government allocations         27,1      34,3       41,8      45,6
                              -------------------------------------------------------------------------
                               TOTAL ALLOCATIONS                   418,4     478,0      533,2     586,4
                              -------------------------------------------------------------------------
                               CHANGES TO BASELINE
                               National allocations                 -1,5       7,3        8,4      16,5
                               Provincial allocations                1,2       6,2       11,5      21,5
                                Equitable share                       --       3,6        6,4      14,7
                                Conditional grants                   1,2       2,7        5,1       6,9
                               Local government allocations          0,6       4,3        6,3       7,4
                              -------------------------------------------------------------------------
                               TOTAL                                 0,3      17,8       26,2      45,5
                              -------------------------------------------------------------------------

                              OTHER BUDGET DOCUMENTATION

NATIONAL TREASURY ISSUES      In addition to the Budget Review, the National
A RANGE OF DOCUMENTS TO       Treasury produces a series of other documents
ACCOMPANY BUDGET              relating to the Budget:

                              o   The Budget Speech delivered by the Minister of
                                  Finance on Budget Day outlines the main policy
                                  features of the Budget.

                              o   The Division of Revenue Bill sets out the
                                  division of nationally raised revenue across
                                  the three spheres of government, equitable
                                  share and conditional grant allocations to
                                  provinces and local government.

                              o   The Appropriation Bill sets out the amounts to
                                  be appropriated by Parliament for each
                                  national vote, and the purpose of each
                                  programme.

                              o   The Estimates of National Expenditure provides
                                  detailed information on allocations to
                                  national departments, key policy developments
                                  and measurable objectives for each programme.

                              o   The Estimates of National Revenue sets out the
                                  main revenue estimates both before and after
                                  tax policy changes.

                              o   The People's Guide is a popular summary of the
                                  budget produced in all 11 official languages,
                                  and in Braille.

                              These documents and other fiscal and financial
                              publications are available on the National
                              Treasury web site at www.treasury.gov.za.

                                                                               2

ECONOMIC POLICY AND OUTLOOK

The outlook for strong economic growth continues into 2007 and 2008, buoyed by favourable global conditions, progressive gains in household income and accelerated investment. The economy is expected to grow at about 5 per cent a year over the medium term, reaching 5,4 per cent by 2009.

Sustained growth has been enabled by significant restructuring and modernisation of the economy, underpinned by high levels of business confidence, and a commitment from government and the state-owned enterprises to expand infrastructure. Strong job creation trends continue, although employment growth in the tradable goods sectors has been disappointing, reflecting sluggish export performance.

Government recognises that a higher rate of growth is required to overcome poverty and unemployment, to eliminate the historical backlog of inequality, and to open the door to millions of South Africans who are still locked out of the formal labour market and economic activity. The accelerated and shared growth initiative provides a framework to strive for more rapid growth. South Africa must improve its export performance, lower the regulatory cost of doing business, improve the skills base, and develop a growth-oriented trade and industrial policy.

The 2007 Budget takes decisive steps in this direction, channelling the benefits of economic expansion to increase savings, strengthen public spending and reinforce growth. An increase in foreign exchange reserves, a stronger fiscal balance and a low level of foreign debt underline a steady improvement in macroeconomic stability, mitigating significant potential global risks to the economy.

OVERVIEW

South Africa's economy continued to expand at a      STRONG GROWTH
robust pace in 2006, generating new jobs,            CONTINUES, SUPPORTED
broadening the consumer base and providing impetus   BY POLICY REFORMS AND
for rapid growth in investment. Economic growth of   INVESTMENT SPENDING
4,8 per cent is projected in 2007, down slightly
from an estimated 4,9 per cent achieved in 2006.
The expansion is expected to strengthen over the
medium term as exports increase and the tempo of
investment spending rises. Growth is projected to
reach 5,1 per cent in 2008 and 5,4 per cent in
2009.

                                                                              21

2007 Budget Review
--------------------------------------------------------------------------------

                              FIGURE 2.1 REAL GROWTH AND CPIX INFLATION,
                              2003-2009

                                             [BAR CHART]

                              * Where e = estimate and f = forecast

MANUFACTURING IS              The benign interest rate climate has supported a
GROWING AT AN AVERAGE         broad-based economic expansion, with exceptional
OF 4 PER CENT A YEAR          growth in the construction, finance, transport and
                              communication sectors. The manufacturing sector
                              has grown by more than 4 per cent a year since
                              2004. Conversely, poor performances by agriculture
                              and mining weighed on growth in 2006.

INVESTMENT GROWTH HAS         Investment across the economy underpins the
REACHED 18,4 PER CENT         positive outlook. Investment increased by 11,7 per
OF GDP                        cent in the first nine months of 2006, and as a
                              percentage of GDP rose to 18,4 per cent.

                              Private-sector investment, accounting for 72,6 per
                              cent of total investment, has responded to lower
                              interest rates, buoyant demand conditions and
                              government's infrastructure programme. Investment
                              growth was strongest in the transport, storage and
                              communications sector at 18,5 per cent, as
                              Transnet significantly accelerated capital
                              spending. Over the same period, investment in the
                              financial and manufacturing sectors grew by 14,8
                              per cent and 10,2 per cent respectively.
                              Investment in the electricity, gas and water
                              sector grew by 9,2 per cent as utilities expanded
                              capacity.

STRONG PRIVATE-SECTOR         Robust investment growth is expected over the
INVESTMENT SPENDING IS        medium term as government maintains its focus on
EXPECTED, LINKED TO           the extension and improvement of transportation
GAUTRAIN AND 2010             links, increasing electricity supply and provision
                              of housing close to places of employment. Strong
                              investment spending by the private sector linked
                              to the Gautrain and 2010 FIFA World Cup stadiums
                              is projected over the medium term expenditure
                              framework (MTEF) period.

                              Household consumption, which rose an estimated 7
                              per cent in 2006, remains robust. Some dampening
                              of consumption growth is expected in 2007 in
                              response to interest rate increases in 2006. Over
                              the medium term growth in household consumption is
                              projected to average a healthy 5,2 per cent.

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

Elevated import levels, high oil prices and an       CURRENT ACCOUNT DEFICIT
increase in Southern African Customs Union (SACU)    IS SIGNIFICANT, BUT
payments contributed to a widening of the deficit    SEVERAL FACTORS ACT TO
on the current account of the balance of payments    OFFSET ITS IMPACT
in 2006. The current account deficit is expected
to remain significant, in line with capital goods
imports associated with investment spending.
However, a range of factors will act to moderate
the deficit, including improved export
performance, lower oil prices and slower growth in
imports of consumer goods.

Exports have benefited from record commodity
prices. Further gains are expected as the result
of a more competitive exchange rate and a rebound
in mining production. Moderate growth in unit
labour costs, policy reforms and improved
efficiencies in network industries will also
support competitiveness.

The global economic environment remains supportive
of a sustained expansion of the domestic economy,
although there are risks associated with global
imbalances. Capital inflows are expected to cover
the current account deficit as rand-denominated
assets remain attractive to foreign investors. Net
capital inflows (including unrecorded
transactions) reached R96,3 billion in the first
nine months of 2006.

The trade-weighted exchange rate eased by a 15,5     TRADE-WEIGHTED
per cent over the course of 2006, as commodity       EXCHANGE RATE OF RAND
prices retreated from all-time highs and investor    EASED DURING 2006
sentiment shifted mildly away from emerging
markets. The Reserve Bank continued the prudent
accumulation of reserves, with gross gold and
other foreign exchange reserves reaching US$25,9
billion at the end of January 2007.

CPIX inflation has remained within the inflation     INFLATION FIRMLY IN TARGET
target band, averaging 4,6 per cent in 2006,         BAND OF 3-6 PER CENT
compared to 3,9 per cent in 2005. Rising prices,
particularly for food and construction materials,
may lead to the CPIX inflation rate nearing the
upper end of the target range during the first
half of 2007, averaging about 5,1 per cent for the
year, before moderating to 4,6 per cent over the
remainder of the three-year forecast period.

Proposed reforms to South Africa's social security
system set out in Chapter 6 will boost
participation in the economy, and provide greater
stability in household incomes and spending over
the long term. From a macroeconomic perspective,
the reforms will increase savings and the overall
growth rate.

The fiscal stance creates space for further          FISCAL STANCE CREATES
reforms and enables rising funding levels for        SPACE FOR REFORMS AND
public sector infrastructure spending,               ENABLES INCREASED
improvements within the education system and other   INFRASTRUCTURE SPENDING
government priorities, while enhancing the
competitiveness of the economy and sustaining the
current growth trajectory.

GLOBAL OUTLOOK

The world economy remains buoyant. According to
preliminary estimates, global growth rose to 5,1
per cent in 2006 from 4,9 per cent in 2005. In the
somewhat tighter monetary policy

                                                                              23

2007 Budget Review
--------------------------------------------------------------------------------

                              environment forecast for 2007, a modest slowing of
                              world growth to 4,9 per cent is expected. Output
                              in emerging markets and developing countries is
                              projected to rise by 7,2 per cent in 2007,
                              compared to an average of 2,7 per cent in
                              developed economies.

DEMAND FROM CHINA             Global economic trends continue to be largely
AND INDIA BOOSTS              supportive of sustained growth in the developing
MINERAL EXPORTS               world, including South Africa. Strong performances
                              by China and India in particular have driven
                              demand for South African platinum, coal and gold.

                              Global imbalances, however, remain sources of
                              financial and economic risk. Current account
                              deficits and surpluses in major world economies
                              such as the US and China are high, at an estimated
                              -6,6 and 7,2 per cent of GDP respectively. Rapid
                              changes in the value of major currencies, such as
                              the yen, underline the fragility of financing
                              arrangements and the extent of leveraging in
                              speculative positions held by hedge funds and
                              other market players.

                              While capital inflows boosted growth, emerging
                              markets and developing economies remain vulnerable
                              to significant changes in major world currencies
                              and investment flows. The net flow of direct
                              investment to emerging and developing economies
                              grew to US$263 billion in 2006 from US$168 billion
                              in 2000.

TABLE 2.1 ANNUAL PERCENTAGE CHANGE IN GDP AND CONSUMER PRICE INFLATION, SELECTED
          REGIONS/COUNTRIES, 2005 - 2007
--------------------------------------------------------------------------------
REGION / COUNTRY               2005    2006    2007     2005    2006    2007
PERCENTAGE                       GDP PROJECTIONS         CPI PROJECTIONS(1)
--------------------------------------------------------------------------------
WORLD(2)                        4,9     5,1     4,9      3,7     3,8     3,7
  USA(3)                        3,2     3,3     2,7      3,4     3,2     1,7
  Euro area(3)                  1,5     2,7     2,1      2,2     2,2     2,0
  UK(3)                         1,9     2,7     2,6      2,1     2,3     2,3
  Japan(3)                      1,9     2,2     1,9     -0,3     0,2     0,2
EMERGING MARKETS AND            7,4     7,3     7,2      5,3     5,2     5,0
DEVELOPING COUNTRIES(2)
DEVELOPING ASIA(2)              9,0     8,7     8,6      3,5     3,8     3,6
  China(2)                     10,2    10,0    10,0      1,8     1,5     2,2
  India(2)                      8,5     8,3     7,3      4,0     5,6     5,3
AFRICA(2)                       5,4     5,4     5,9      8,5     9,9    10,6
Sub-saharan Africa              5,8     5,2     6,3     10,7    11,7    12,6
  South Africa(4)               5,1     4,9     4,8      3,9     4,6     5,1
--------------------------------------------------------------------------------

(1).  The targeted rate of inflation, CPIX, used for South Africa.

(2).  IMF, World Economic Outlook, September 2006.

(3).  Consensus Forecast, January 2007.

(4).  National Treasury, January 2007.

IN 2006, GROWTH WAS UP        Growth in the United States rose to 3,3 per cent
IN UNITED STATES AND          in 2006, from 3,2 per cent in 2005, and about 3
EUROPE                        per cent growth is projected in 2007 and 2008.
                              Euro region economies grew at an estimated 2,7 per
                              cent in 2006, the fastest rate since 2000. A
                              stronger euro and tighter monetary policy could
                              herald lower growth in 2007.

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

Japan's economic recovery continued in 2006. Given
the relative weakness of the yen, exports will
support growth of 1,9 per cent in 2007.

The Chinese economy grew by about 10 per cent in
2006, supported by a continued surge in exports
and strong investment levels. Growth for 2007
should remain near these levels. India's GDP
growth reached 8,3 per cent for the year,
supported by the performances of agriculture,
services and information technology.

Sub-Saharan Africa grew by an estimated 5,2 per      COMMODITY PRICE BOOM
cent in 2006 and growth is projected to exceed 6     STIMULATES AFRICAN
per cent over the medium term. This trend has been   ECONOMIC GROWTH
supported by improved macroeconomic stability and
higher exports to other emerging markets,
particularly China. Commodity exporters have
benefited from high prices, with oil-exporting
countries growing by 6,9 per cent in 2006. Prudent
policy measures and faster debt relief have
reduced interest rates, increasing funds for
productive investment.

COMMODITY PRICE DEVELOPMENTS

Commodity prices continued their six-year rally in
2006, supported by strong global demand. Between
the end of 1999 and the end of 2006, the gold
price rose 121,4 per cent, the oil price rose
143,5 per cent, and the prices of both platinum
and coal rose by more than 150 per cent. The
prices of these commodities reached record highs
during mid-2006, before easing slightly during the
second half of the year.

Brent crude oil rose to record levels due to         OIL PRICES LIKELY TO
continuing tensions in the Middle East, trading      REMAIN HIGH OVER
near US$80/barrel in August 2006. Although oil       MEDIUM TERM
prices have fallen, they remain elevated,
averaging US$54,30/barrel in January 2007 compared
to US$31,29/barrel in January 2003. Political
risks and strong demand are likely to support
relatively high prices over the medium term.

FIGURE 2.2 WORLD GROWTH AND COMMODITY PRICES,
           2000 - 2006

               [BAR CHART]

                                                                              25

2007 Budget Review
--------------------------------------------------------------------------------

GOLD EXPECTED TO TRADE        The price of gold reached US$723/oz in May 2006,
ABOVE US$600/OZ IN            falling back to an average of US$631/oz in January
2007                          2007. In the absence of major supply increases,
                              and given the relative weakness of the US dollar,
                              gold is expected to continue to trade above
                              US$600/oz in 2007.

                              Both demand and supply for platinum stood at about
                              7 million ounces in 2006, and continue to grow at
                              a similar pace, supporting the present price
                              levels above US$1 100/oz.

TABLE 2.2 SUPPLY AND DEMAND OF PLATINUM, 2000 - 2006

-----------------------------------------------------------------------------------
THOUSAND OUNCES (OZ)           2000    2001    2002    2003    2004    2005    2006
-----------------------------------------------------------------------------------

SUPPLY
  South Africa                3 800   4 100   4 450   4 630   5 010   5 115   5 430
  Other                       1 490   1 760   1 520   1 570   1 480   1 535   1 570
-----------------------------------------------------------------------------------
TOTAL SUPPLY                  5 290   5 860   5 970   6 200   6 490   6 650   7 000
-----------------------------------------------------------------------------------
DEMAND
  Autocatalyst                1 420   1 990   2 025   2 625   2 800   3 050   3 550
  Jewellery                   2 830   2 590   2 820   2 510   2 160   1 965   1 740
  Industrial applications       945   1 055     955     805     960   1 060   1 065
  Other                         485     595     670     590     620     615     665
-----------------------------------------------------------------------------------
TOTAL DEMAND                  5 680   6 230   6 470   6 530   6 540   6 690   7 020
===================================================================================

Source: Platinum 2006 Interim Review, Johnson Matthey

                              BALANCE OF PAYMENTS

OVERALL BALANCE OF            The overall balance of payments position remains
PAYMENTS POSITION             positive. South Africa's economic performance and
REMAINS SOUND                 sharply higher oil prices in 2006 increased the
                              current account deficit, as robust investment and
                              rising household incomes pulled in higher imports
                              of capital and consumption goods. This is offset
                              by the surplus on the financial account of the
                              balance of payments, which reached a cumulative
                              R96,3 billion in the first nine months of 2006.

                              FIGURE 2.3 CURRENT AND FINANCIAL ACCOUNT BALANCES,
                              1995 - 2006

                                           [BAR CHART]

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

CURRENT ACCOUNT

The deficit on the current account of the balance    CURRENT ACCOUNT DEFICIT
of payments reached R74,3 billion during the first   HAS WIDENED
nine months of 2006. This amounts to 5,7 per cent    SIGNIFICANTLY...
of GDP. The increase from 3,7 per cent in the
first nine months of 2005 mirrors a trend observed
in other oil- importing and commodity-exporting
countries during 2006, such as Australia
(estimated at -5,6 per cent of GDP).

Robust economic growth is expected to keep the       ...BUT A RANGE OF FACTORS
current account deficit in the range of 5-6 per      ACTS TO MODIFY THE
cent of GDP over the medium term, even as high       DEFICIT OVER THE MEDIUM
commodity prices, moderating consumption trends      TERM
and stronger exports put downward pressure on the
deficit.

FIGURE 2.4 GROWTH IN THE VOLUME OF IMPORTS AND
           EXPORTS, 1995 - 2006

               [LINE GRAPH]

Payments to SACU member countries also increased,
resulting in a widening of the deficit on the
income, services and current transfer account,
which rose 3,8 per cent in the first nine months
of 2006.

TABLE 2.3 CURRENT ACCOUNT, 2000 - 2006
--------------------------------------------------------------------------------
PERCENTAGE OF GDP(1)           2000   2001   2002   2003   2004   2005   2006*
--------------------------------------------------------------------------------
Exports (excl. gold)           21,1   23,2   24,8   20,6   20,2   21,1   22,1
Gold exports                    3,0    2,9    3,7    2,6    2,1    1,8    2,0
--------------------------------------------------------------------------------
Exports                        24,1   26,1   28,5   23,1   22,2   22,9   24,2
Imports                        20,5   21,7   24,2   21,0   22,3   23,4   26,0
--------------------------------------------------------------------------------
TRADE BALANCE                   3,5    4,4    4,3    2,1   -0,1   -0,5   -1,8
Net service receipts           -0,6   -0,3   -0,5    0,2   -0,3   -0,4   -0,8
Net income receipts            -2,4   -3,2   -2,5   -2,8   -2,0   -2,0   -2,0
--------------------------------------------------------------------------------
CURRENT ACCOUNT BALANCE EXCL.   0,4    0,9    1,3   -0,5   -2,4   -3,0   -4,8
SACU PAYMENTS

SACU payments(2)               -0,7   -0,6   -0,5   -0,6   -0,8   -0,8   -1,0
CURRENT ACCOUNT BALANCE INCL.  -0,1    0,3    0,8   -1,1   -3,2   -3,8   -5,7
SACU PAYMENTS
================================================================================

(1).  Columns may not add up due to rounding

(2).  Includes other current transfers, which are minimal

*     Average for first nine months

                                                                              27

2007 Budget Review
--------------------------------------------------------------------------------

                              EXPORTS

VALUE OF EXPORTS GREW         In the first nine months of 2006 the volume of
BY 21 PER CENT IN 2006        exports rose 2,2 per cent compared to the same
                              period in 2005. This compares to an average export
                              growth rate of 3,9 per cent between 2000 and 2005.
                              Price increases across all export categories,
                              however, helped to push the value of exports up by
                              20,9 per cent in 2006, from 12 per cent in 2005.

TABLE 2.4 COMPOSITION OF EXPORTS, 2006

-------------------------------------------------------------------------------------------------
PRODUCTS                               VALUE 2006       PERCENTAGE      PERCENTAGE SHARE OF TOTAL
                                        R MILLION     CHANGE ON 2005       1994        2006
-------------------------------------------------------------------------------------------------

Precious and semi-precious stones        109 506           33,0%            11,3%      27,7%
Base metals                               69 269           19,6%            13,1%      17,5%
Mineral products                          57 753           22,1%             8,6%      14,6%
Transport (including motor vehicles)      37 333           17,4%             3,6%       9,4%
Machinery                                 39 539           35,5%             3,6%      10,0%
Chemical products                         22 986            5,9%             5,3%       5,8%
Food products                             12 856            9,6%             2,9%       3,3%
Textiles                                   4 384           -0,3%             2,1%       1,1%
Other                                     41 916            2,8%            49,5%      10,6%
-------------------------------------------------------------------------------------------------
TOTAL                                    395 542           20,9%           100,0%     100,0%
=================================================================================================

Source: South African Revenue Service, January 2007

--------------------------------------------------------------------------------

TRADE REFORM AND EXPORTS

South Africa initiated an ambitious set of tariff and trade policy reforms in the mid-1990s. This included substantive multilateral liberalisation through the
World Trade Organisation; the elimination of quotas and most import surcharges;
the replacement of most tariffs with ad valorem duties; and new agreements with the European Union and Southern African Development Community. The table below shows how tariffs have fallen substantially.

STRUCTURE OF SACU TARIFFS, 1990 - 2004

-----------------------------------------------------------------------------------------------------------
                                                     1990     1994    1998   2004 MFN   2004 EU   2004 SADC
-----------------------------------------------------------------------------------------------------------

NO. OF TARIFF LINES                                12 475   11 231   7 773      6 697     6 697       6 697
NO. OF TARIFF BANDS                                   733      723     275        100       101          43
Duty free (% tariff lines)                             24       26      42         53        56          81
Domestic tariff spikes (% tariff lines)(a)            0,7      3,7     4,5        8,9       8,5        14,9
International tariff spikes (% tariff lines)(b)      43,7     43,5    39,4       21,2      20,1         5,8
-----------------------------------------------------------------------------------------------------------

Notes: Calculations based on tariff schedules including ad valorem equivalents.

(a).  Domestic tariff spikes are defined as those exceeding three times the overall simple average applied rate.

(b).  International tariff spikes are defined as those exceeding 15%.
--------------------------------------------------------------------------------
Source: Edwards, L. 2005. Has South Africa liberalised its trade? South African
Journal of Economics.

Today the economy is more oriented towards global trade. The greatest change has been in manufacturing, where import penetration rose by more than 50 per cent between 1994 and 2002 and export orientation nearly doubled. Overall performance, however, has not matched expectations. With the exception of the post-sanctions boom in 1995 and 1996, South African merchandise exports have underperformed, falling from 0,7 to 0,5 per cent as a share of global exports between 1994 and 2004.

One of the reasons for this disappointing export performance is that trade liberalisation has stalled. Continued protection reduces the profitability of exports relative to domestic sales. In addition, the complexity of the tariff structure has been increased by the use of special rebates, differentiation of tariffs within sectors, and a rising number of preferential trade arrangements.

--------------------------------------------------------------------------------

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

Favourable growth conditions among major trading
partners - particularly the United States, Japan
and Europe - supported exports of precious stones
and metals, mineral products and base metals.
Exports to China and India have also increased
significantly, from about R1 billion in 1994 to
R16 billion in 2006.

The value of machinery exports rose by 35,5 per      VALUE OF MACHINERY
cent in 2006 as a result of strong demand and        EXPORTS UP IN RESPONSE
price increases for general purpose machinery and    TO DEMAND FOR MINING
equipment from mining, electricity and water         AND OTHER EQUIPMENT
projects in Africa and the Middle East. Export
contracts for locally sited vehicle assembly
plants boosted exports of transport equipment by
17,4 per cent in 2006.

IMPORTS

Import volumes continued to post strong gains,       HIGH OIL PRICES BOOSTED
rising 14,2 per cent in the first nine months of     VALUE OF IMPORTS
2006, compared to 12,1 per cent in the same period
in 2005. Imports by value grew by 32,5 per cent in
2006 compared to 2005 as a result of high oil
prices.

TABLE 2.5 COMPOSITION OF IMPORTS, 2006

-----------------------------------------------------------------------------------------------
PRODUCTS                               VALUE 2006      PERCENTAGE     PERCENTAGE SHARE OF TOTAL
                                        R MILLION    CHANGE ON 2005      1994           2006
-----------------------------------------------------------------------------------------------

Machinery                                121 097         32,5%          33,0%          26,2%
Transport (including motor vehicles)      53 662         17,8%          15,0%          11,6%
Mineral products (incl. oil)              88 782         67,7%           0,9%          19,2%
Equipment                                 14 812         27,0%           4,4%           3,2%
Chemical products                         37 818         20,3%          11,0%           8,2%
Base metals                               22 670         54,8%           4,5%           4,9%
Textiles                                  14 360         28,1%           4,4%           3,1%
Other                                    109 448         21,2%          26,8%          23,6%
-----------------------------------------------------------------------------------------------
TOTAL                                    462 649         32,5%         100,0%         100,0%
===============================================================================================

Source: South African Revenue Service, January 2007

FIGURE 2.5 MACHINERY IMPORTS AND INVESTMENT IN
           PLANT AND EQUIPMENT, 2001-2006

               [BAR CHART]

                                                                              29

2007 Budget Review
--------------------------------------------------------------------------------

                              Strong public and private-sector investment growth
                              increased demand for machinery and equipment - as
                              highlighted in Figure 2.5. Imports of capital and
                              intermediate goods are expected to remain strong
                              as private and public sector investments
                              accelerate. Shortfalls in domestic cement and
                              steel manufacturing boosted imports of these
                              products from the second quarter of 2006.

                              FINANCIAL ACCOUNT

NET CAPITAL INFLOWS           South Africa's integration into the world economy
INCREASED TO                  was strengthened in 2006 by a marked increase in
R96,3 BILLION                 both inward and outward direct investment, and in
                              portfolio investment. In the first nine months of
                              2006 net capital inflows increased to R96,3
                              billion, supported by robust economic growth, low
                              inflation and buoyant investment activity.

                              Of the total capital flows, portfolio investment
                              contributed the largest portion. Net accumulation
                              of domestic equity and debt securities by
                              non-resident investors amounted to R103,5 billion
                              in the first nine months of 2006 - more than three
                              times the R29,9 billion recorded in 2005 as a
                              whole.

--------------------------------------------------------------------------------

FURTHER STEPS IN THE RELAXATION OF EXCHANGE CONTROLS

Government's gradual process of exchange control relaxation has enabled an orderly process of global reintegration, encouraging South African companies to expand from a domestic base and allowing South African residents to diversify their portfolios through domestic channels. Further steps in this regard include:

OFFSHORE DIRECT INVESTMENTS BY COMPANIES

The exchange control requirement that South African companies must obtain a majority (i.e. 50 per cent + 1) shareholding in foreign entities and/or projects outside of Africa is replaced with a requirement that a shareholding of at least
25 per cent is obtained. This is aligned with the threshold for African investments and will assist South African companies to engage in strategic international partnerships.

CUSTOMER FOREIGN CURRENCY ACCOUNTS

South African companies involved in international trade are now permitted to operate a single customer foreign currency (CFC) account for both trade and services, and can use it for a wider variety of permissible transactions. This will reduce the transaction costs associated with multi-CFC accounts and their restricted use. The set-off of an expanded range of transactions within a single
CFC account will initially take place within defined limits, which will be reviewed over time.

RAND CURRENCY FUTURES

To deepen South Africa's financial markets and increase liquidity in the local foreign exchange market, the Johannesburg Securities Exchange has been granted permission to establish a rand currency futures market. This will enable South
African investors to participate directly in the currency market through a transparent and regulated domestic channel.

The Reserve Bank will provide further details of these exchange control reforms.

--------------------------------------------------------------------------------

GROWING INTERNATIONAL         On the Johannesburg Securities Exchange net
PARTICIPATION IN SOUTH        purchases by non- residents increased to R73,7
AFRICAN STOCK AND BOND        billion in 2006 from R50,2 billion in 2005.
MARKETS                       Tighter supply of government bonds, low inflation
                              and new issuance by South African companies
                              contributed to continued capital flows into the
                              domestic bond market. Net purchases of

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

bonds reached R41,7 billion in 2006, compared with
net sales of R10,7 billion in 2005.

Reflecting a sustained period of economic            SUBSTANTIAL CROSS-
expansion and healthy interest in South African      BORDER DIRECT
companies, net foreign direct investment inflows     INVESTMENT ACTIVITY
amounted to R99,3 billion between 2000 and 2006.     DURING 2006
In the third quarter of 2006, South African firms
were net buyers of companies abroad, acquiring
foreign assets to the value of R35,3 billion.

--------------------------------------------------------------------------------

EXCHANGE RATE VOLATILITY

After several years of relative stability, the volatility of global exchange rates increased in 2006. Volatility increases in line with investor perceptions of risk in response to political, economic and financial shifts in major economies and in emerging markets. Commodity and oil prices, economic circumstances (particularly in Japan, Europe and the United States) and high levels of international liquidity contributed to volatility in 2006, and will likely do so in 2007. Financial positions taken by hedge funds and other major investors, and large investment flows into emerging markets, can represent serious risks.

For emerging markets, including South Africa, currency volatility increases at times of stress in the global financial system, such as in 1996, 1998, 2001, and
2006. In 2001, for example, the rand traded in a range of R7,50/US$ to
R13,50/US$, compared to a range of R6,00/US$ to R8,00/US$ in 2006. Somewhat higher rand volatility in 2006 was similar to the volatility of the euro against the US dollar. The present volatility of the rand is similar to that of the
Hungarian, Mexican and Paraguayan currencies. These countries are in South
Africa's peer group for a number of major economic indicators.

Exchange rate volatility can be mitigated through a combination of increasing foreign exchange reserves, reducing debt denominated in foreign currency, promoting lower inflation and smaller budget deficits, improving the economy's potential growth rate and providing sound economic policy. In contrast, a more rigid approach to the exchange rate can stimulate larger capital inflows, make exports less competitive, and overheat the domestic economy.

South Africa's more flexible inflation-targeting environment allows the currency to adjust to both positive and negative external shocks, and reduces the incentive for speculative attacks.

AVERAGE MONTHLY EXCHANGE RATE MOVEMENTS, 1990 - 2006

                               [BAR CHART]

--------------------------------------------------------------------------------

EXCHANGE RATE AND INTERNATIONAL RESERVES

Narrower interest-rate differentials with            NARROWING INTEREST RATE
developed countries, somewhat lower commodity        DIFFERENTIAL AND SOFTER
prices and a mild shift in investor sentiment away   COMMODITY PRICES LED
from emerging markets led to the rand depreciating   TO RAND DEPRECIATION
in 2006. The currency reached R7,95/US dollar
during October, nearly 25 per cent weaker than at
the beginning of 2006.

                                                                              31

2007 Budget Review
--------------------------------------------------------------------------------

                              Subsequently, a series of domestic interest rate
                              hikes widened the interest-rate differential.
                              Along with a rebound in commodity prices, this
                              boosted the strength of the currency to R7,00/US
                              dollar by the end of 2006. Overall, the
                              trade-weighted exchange rate declined by 15,4 per
                              cent between January and December 2006, and the
                              inflation-adjusted trade-weighted exchange rate
                              depreciated by 10,7 per cent.

                              FIGURE 2.6 REAL AND NOMINAL EFFECTIVE EXCHANGE
                                         RATES, 1995 - 2006

                                             [LINE GRAPH]

RESERVE BANK                  Gross gold and other foreign exchange reserves
CONTINUES TO BUILD            reached US$25,9 billion at the end of January
FOREIGN EXCHANGE              2007, US$5,2 billion higher than at the end of
RESERVES                      2005. One measure of external vulnerability (the
                              ratio of short-term liabilities, including the
                              current account deficit) has declined by about 50
                              per cent since 2000.

                              FIGURE 2.7 INTERNATIONAL LIQUIDITY POSITION AND
                                         EXTERNAL VULNERABILITY, 2000 - 2006(1)

                                             [BAR CHART]

                              (1).  The external vulnerability is defined as the
                                    current account deficit plus short-term
                                    debt, plus longer-term debt maturing within
                                    the next 12 months, divided by gross
                                    reserves.

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

REAL OUTPUT TRENDS

Growth in the real economy is estimated to have      CONSTRUCTION, FINANCE
increased by 4,9 per cent in 2006. The               AND BUSINESS SERVICES,
fastest-growing sectors in the first nine months     AND RETAIL SET THE PACE
of the year were construction (13,2 per cent),       IN 2006
finance and business services (7,9 per cent), and
retail and wholesale trade (6,9 per cent).
Excluding agriculture and mining, which contracted
in 2006, the economy grew by 5,2 per cent.

FIGURE 2.8 REAL OUTPUT GROWTH, 2005 - 2006

               [BAR CHART]

*First nine months

AGRICULTURE

The agriculture sector contracted by 14,9 per cent   AGRICULTURE SECTOR
in the first nine months of 2006 after lower         CONTRACTED IN 2006, BUT
plantings in response to declining maize and wheat   PLANTINGS ARE UP FOR
prices, which fell below R750/ton in 2005.           2007
However, during the course of 2006, maize prices
rose to R1 300/ton, leading to higher crop
plantings in the 2006/07, as shown in Table 2.6.

TABLE 2.6 AREA PLANTED - SUMMER AND WINTER CROP

-----------------------------------------------------------------
                 AREA PLANTED   PRELIMINARY AREA   CHANGE 2006/07
                   2005/06       PLANTED AS AT      COMPARED TO
HECTARES                        24 JANUARY 2007       2005/06
-----------------------------------------------------------------
White maize        1 033 000       1 709 500           65,5%
Yellow maize         567 200         973 000           71,5%
Sorghum               37 150          67 500           81,7%
Wheat                805 000         764 800           -5,0%
Malting barley        90 000          89 700           -0,3%
=================================================================

Source: Crop Estimates Committee (Department of Agriculture), January 2007

                                                                              33

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DRIVERS OF FOOD INFLATION IN 2006

Domestic food prices are a function of international agriculture prices, the exchange rate and the availability of agricultural stock. In 2006, a combination of the domestic and international factors raised meat and grain prices. The depreciation of the rand and rising imported food prices (up 11 per cent)
contributed to an overall food price increase of 7,2 per cent.

Meat prices rose 15,4 per cent in 2006. Factors driving this increase were higher consumption of red meat as a result of higher disposable income, farmers holding back stock to grow herds and rising feed prices. Meat imports also declined as disease outbreaks in Argentina and Brazil reduced supply.

The increase in world grain prices was driven by higher energy prices, strong demand and adverse weather conditions. Higher energy costs led to an increase in fertiliser prices, prompting farmers to limit usage and reducing yield. Maize demand for ethanol production also picked up. Drought conditions in major grain-producing regions resulted in lower international production of maize and wheat.

FOOD PRICE INFLATION, 2001 - 2006

                              [LINE GRAPH]

--------------------------------------------------------------------------------

                              MINING

ACCIDENTS, SEISMIC            The mining sector contracted by 3,4 per cent
ACTIVITY TOOK A TOLL ON       during the first nine months of 2006. A number of
MINING PRODUCTION, BUT        unplanned plant stoppages in the non-gold sector
EXPORT VALUE INCREASED        took place as a result mine accidents, seismic
                              activity, flooding of shafts and fire damage at a
                              platinum refinery. Preliminary indications show a
                              subsequent increase in production.

                              Despite the contraction, the value of mining
                              exports increased in the first nine months of 2006
                              in response to strong global demand and high
                              commodity prices. Increases in export revenue were
                              recorded for copper, platinum group metals, iron
                              ore, gold, nickel, chrome and coal.

                              MANUFACTURING

MANUFACTURING GREW BY         Manufacturing continued to expand at a healthy
4,2 PER CENT IN FIRST NINE    pace in 2006, growing by 4,2 per cent in the first
MONTHS OF 2006, LED BY        nine months. Output of basic metals, wood and
EXPORTS                       paper, electrical machinery, non-metallic
                              minerals, the motor industry and the furniture
                              subsectors all grew by more than 5 per cent. Real
                              manufacturing exports rose by 8 per cent in the
                              first nine months of 2006 compared to the
                              corresponding period in 2005.

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDUSTRIAL REFORM

Since 2000, the economy has been buoyed by rapid growth in construction, finance, transport and other services, along with some mining (platinum) and manufacturing subsectors. Over the longer term, the economy should exhibit stronger growth as more sectors engage in international trade.

A well conceived and implemented industrial policy could encourage businesses to use more labour, induce continuous growth in productivity, and ensure that new ideas can translate into new opportunities.

GROSS VALUE ADDED BY SECTOR, 2000 - 2006

                              [LINE GRAPH]

A broad range of policies affect the economy, including tax and fiscal policy, regulation and price-setting for network industries, competition and trade policy. Government has established an outline of industrial policy to complement these other policies, and further work will help to define more specific approaches in coming months. In general, industrial policy interventions should:

o     Provide additional support for new activities, while existing ones can be assisted by removing regulatory or infrastructure-related obstacles.

o     Target productivity-enhancing "activities" instead of individual firms or sectors.

o     Promote an environment conducive to experimentation with products, production and distribution.

o     Reduce information gaps that may limit private-sector economic activity, while avoiding creating economic opportunities for some firms and not others.

o     Avoid creating a form of corporate welfare. Incentives should be designed up front to be discontinued so that companies and the state do not come to depend on specific programmes.

o     Maximise public accountability and transparency, which will help to ensure positive net economic benefits and provide clear mechanisms for discontinuing programmes that do not work.

o     Take into account economic benefits and costs of interventions.

--------------------------------------------------------------------------------

The sustained expansion of manufacturing raised
capacity utilisation levels from 80 per cent in
March 2003 to 87,6 per cent in November 2006,
contributing to investment growth of 10,2 per cent
in the first nine months of 2006. Investment in
plant and equipment led this trend.

CONSTRUCTION

The upturn in fixed investment has provided          INFRASTRUCTURE PROJECTS
impetus for construction, which grew at an average   BOOST CONSTRUCTION
rate of 13,2 per cent in the first nine months of    DEMAND
2006. Civil construction in particular benefited
from increased investment in road and water
infrastructure. Employment gains have been robust,
with the labour complement increasing from 348 000
in March 2001 to 548 000 in March 2006.

                                                                              35

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EMERGING CAPACITY CONSTRAINTS

Sustained economic growth has led to increased capacity utilisation. While the short-term effects of capacity constraints are often inflationary or lead to a deterioration of the trade account, rising capacity utilisation should stimulate investment, increasing the potential economic growth rate over the longer term.
A number of sectors are operating at or near full capacity - particularly steel, cement and fuel.

CAPACITY CONTRAINTS IN KEY INPUT SECTORS

------------------------------------------------------------------------------------------------------------------
                                                      CURRENT       CURRENT     PROJECTED          DATE FOR
                                                     PRODUCTION    DEMAND IN    DEMAND FOR       COMPLETION OF
                                                      CAPACITY       2006          2007            ANNOUNCED
                                                                                                   CAPACITY
                                                                                                   EXPANSION
                                                                                                   PROJECTS
------------------------------------------------------------------------------------------------------------------

Cement (million tons)                                  13,5         13,3         13,8        Initial phase in 2007
Electricity (peak demand)                             36,2 GW     34,8 GW(1)    35,7 GW        From 2005 to 2014
Refining capacity of petrol (million litres, 2005)   13300(2)      12106(2)      13500         From 2007 to 2011
==================================================================================================================

(1).  Peak demand on 29 June 2006.

(2).  2005 figures.

Significant capacity expansion is expected to take place over the next three years. In manufacturing, investment growth averaged in excess of 12 per cent per between 2004 and 2006, and is expected to remain strong.

--------------------------------------------------------------------------------

                              A number of large projects, including Gautrain,
                              stadiums and infrastructure for the 2010 FIFA
                              World Cup, Durban's King Shaka Airport and related
                              private-sector investment are expected to sustain
                              growth in the sector over the medium term.

                              TRANSPORT AND COMMUNICATION

STRONG GROWTH IN              The transport, storage and communication sector
TRANSPORT, STORAGE AND        grew by 5,6 per cent during the first nine months
COMMUNICATIONS SECTOR         of 2006 compared to the same period in 2005.

                              FIGURE 2.9 MACHINERY INVESTMENT AND CAPACITY, 1995
                              - 2006

                                             [BAR CHART]

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

FIGURE 2.10 CONSTRUCTION SECTOR GROWTH AND CEMENT
            SALES, 1996 - 2006

               [BAR CHART]

* First nine months of 2006

Continued strong growth in the cellphone industry,
further development of high-speed internet
services and the entry of the second fixed-line
operator are expected to propel output and
investment in the communication subsector.
Significant investment by state-owned enterprises,
particularly in general rail freight, will help
lower the cost of logistics and reduce pressure on
road transport. Over the past two years government
has made almost R16 billion available for public
transport (taxi, rail and bus), public transport
infrastructure and systems.

FINANCIAL SECTOR AND BUSINESS SERVICES

The finance, real estate and business services       MORE THAN 4 MILLION
sector grew by 7,9 per cent in the first nine        SOUTH AFRICANS HAVE
months of 2006 compared to the same period in        OPENED BANK ACCOUNTS
2005. The increase in disposable income and the      SINCE 2002
expansion of banking services to a wider consumer
base has helped to sustain the high level of
activity. Low interest costs, better quality
services and rising employment have supported
rapid expansion of a wide array of financial
instruments, including mortgages. The number of
South Africans holding bank accounts grew from
11,8 million in 2002 to 15,9 million in August
2006, largely as a result of the major increases
in the user base for the entry-level bank account,
Mzansi, to 3,6 million people.

EMPLOYMENT AND REMUNERATION

Supported by the strongest economic growth in        JOB GROWTH
decades, employment continues to rise. Increased     UNDERPINNED BY
job creation has led to an increase in real          MODERATE WAGE GAINS,
incomes, underpinning household consumption growth   IMPROVED PRODUCTIVITY
and supporting an improvement in the living
standards of millions of South Africans. Moderate
remuneration growth and productivity improvements
have underpinned this trend.

                                                                              37

2007 Budget Review
--------------------------------------------------------------------------------

MOST SECTORS OF THE           Employment growth has been broad-based, with
ECONOMY ARE ADDING            almost all sectors adding jobs. According to the
JOBS                          December 2006 Quarterly Employment Statistics,
                              total employment in the formal non-agricultural
                              sector rose by 3,3 per cent in the first nine
                              months of 2006. Employment in the construction
                              sector rose 10 per cent and financial sector
                              employment increased by 6,7 per cent.

                              TABLE 2.7 KEY LABOUR MARKET INDICATORS, MARCH 2002
                                        TO MARCH 2006 (OFFICIAL DEFINITION OF
                                        UNEMPLOYMENT)

                              ------------------------------------------------------------
                              LABOUR MARKET CATEGORY            MARCH 2002(1)  MARCH 2006
                              THOUSANDS
                              ------------------------------------------------------------

                              Employed                              11 617         12 451
                              Unemployed (official definition)       4 897          4 275
                              ------------------------------------------------------------
                              TOTAL ECONOMICALLY ACTIVE             16 514         16 726
                              (EMPLOYED & UNEMPLOYED)
                              Not economically active               11 819         13 126
                              ------------------------------------------------------------
                              TOTAL AGED 15 - 65 YEARS              28 333         29 852
                              ------------------------------------------------------------
                              Unemployment rate                      29,7%          25,6%
                              Labour force participation rate        58,3%          56,0%
                              Labour absorption rate                 41,0%          41,7%
                              ============================================================

                              (1).  Revised on the basis of the new population
                                    estimates

                              Source: Labour Force Survey (LFS), March 2006

                              DOMESTIC EXPENDITURE

GROSS DOMESTIC                Gross domestic expenditure remained vigorous in
EXPENDITURE TO                2006, increasing by an estimated 7,9 per cent
MODERATE AS                   compared to 5,9 per cent in 2005. Some rebalancing
CONSUMPTION SLOWS             of expenditure is expected over the medium term as
                              investment growth remains strong and household
                              consumption grows at a more sustainable rate of
                              about 5 per cent.

                              GROSS FIXED CAPITAL FORMATION

STRONG INVESTMENT             Investment continues to accelerate, rising 11,7
GROWTH BOOSTS                 per cent in the first nine months of 2006 compared
PRODUCTIVE CAPACITY           to 9,6 per cent for 2005 as a whole. The ratio of
                              fixed investment to GDP rose to 18,4 per cent in
                              the first nine months of 2006 compared to 17 per
                              cent a year earlier.

TABLE 2.8 MAJOR PRIVATE SECTOR INVESTMENTS PLANNED OVER MTEF PERIOD

--------------------------------------------------------------------------------------------------
SECTOR AND COMPANY            PROJECT                              APPROXIMATE VALUE   DURATION
--------------------------------------------------------------------------------------------------

Telecommunications (Telkom)   Next-Generation Network              R 30 billion        Five years

Telecommunications (Neotel)   Second network operator licensing    R 11 billion        Four years
                              and infrastructure

Real Estate (eLan Group)      Blythedale coastal resort            R 10 billion        Four years

Basic metals (Samancor        Capacity expansion project           R 9,2 billion       Five years
Chrome)

Energy (Ethanol Africa and    Ethanol Biofuels project             R 7 billion         Four years
Sterling Waterford)

Basic metals (Assmang)        Khumati mine project                 R 3,8 billion       One year

Building Materials (PPC)      Further capacity expansion project   R 3 billion         Three years
--------------------------------------------------------------------------------------------------

Source: Engineering News, Nedbank Capex Survey 2006

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

The private sector remains the primary driver of
gross fixed capital formation growth. Private
investment grew by 12,4 per cent in the first nine
months of 2006 compared to the same period in
2005. The financial sector led this trend,
accounting for a quarter of the growth, followed
by transport, storage and communication.

Investment by public corporations rose by 17,1 per   SHARP INCREASE IN
cent in the first nine months of 2006. In general    INVESTMENT BY THE
government, the trend in investment growth slowed    PUBLIC CORPORATIONS
from 7,2 per cent in the first nine months of 2005
to 4,7 per cent over the same period in 2006.

HOUSEHOLD CONSUMPTION EXPENDITURE

Household consumption expenditure rose by an         FAVOURABLE CREDIT
estimated 7 per cent in the first nine months of     CONDITIONS BOOSTED
2006 when compared to the same period in 2005,       HOUSEHOLD
supported by job creation, rising disposable         CONSUMPTION
income and favourable credit conditions.

Spending on durable goods slowed somewhat in 2006,
with a shift towards spending on services in the
latter half of the year. Higher interest rates and
a weaker rand are expected to dampen consumption
somewhat during 2007. Over the medium term,
household consumption will grow strongly in line
with real income growth.

MONETARY DEVELOPMENTS AND INFLATION

Growth in broadly defined money supply (M3)          BROADLY DEFINED MONEY
accelerated to 21,9 per cent at the end of 2006      SUPPLY GREW BY 21,9 PER
from about 20 per cent at the end of 2005. In        CENT AT THE END OF 2006
March 2006, money supply peaked at 26,8 per cent,
before slowing due to slightly less financial
market activity and weaker wealth effects from
financial assets and equities.

FIGURE 2.11 HOUSEHOLD DEBT AND MORTGAGE ADVANCES,
            1995 - 2006

                 [BAR CHART]

                                                                              39

2007 Budget Review
--------------------------------------------------------------------------------

LOW DEBT-SERVICING            Strong domestic expenditure and low debt-servicing
COSTS CONTINUE TO             costs continue to support growth in credit across
SUPPORT CREDIT GROWTH         the spectrum of borrowers. Household debt as a
                              percentage of disposable income rose to 73 per
                              cent in the third quarter of 2006 from 69,4 per
                              cent in the first quarter.

                              Private-sector credit extension grew from 19,5 per
                              cent at the end of 2006 to a peak of 27,5 per cent
                              in October, before easing back to 25,8 per cent at
                              the end of 2006.

CREDIT CARD ADVANCES          Demand for mortgage advances and other loans and
ROSE BY 41 PER CENT OFF       advances remained high during 2006, with both
A LOW BASE                    growing at annual rates of about 30 per cent.
                              Within the other loans and advances category,
                              credit card advances rose by 41 per cent, although
                              credit card debt accounts for only 3 per cent of
                              total private-sector credit extension. The
                              corporate sector also increased its use of
                              bank-intermediated funding to finance working
                              capital and fixed investment projects.

                              Instalment sales and leasing finance have recently
                              moderated in response to higher interest rates.

CPIX INFLATION UP DUE TO      CPIX inflation increased from 3,9 per cent in 2005
HIGHER FOOD, FUEL AND         to 4,6 per cent in 2006 due to higher food, fuel
ENERGY PRICES                 and energy prices.

                              Producer inflation as measured by the producer
                              price index (PPI) rose to 7,7 per cent in 2006
                              from 3,1 per cent in 2005, largely as a result of
                              higher prices for oil and unprocessed foods.
                              Moderation of oil prices in the fourth quarter
                              contributed to a slowing of PPI inflation in
                              December 2006 to 9,3 per cent.

INFLATION EXPECTATIONS        Although adjusted upwards, inflation expectations
REMAIN IN TARGET BAND         remain within the target band.

                              FIGURE 2.12 INFLATION EXPECTATIONS, 2000 - 2006

                                               [LINE GRAPH]

                                          Chapter 2: Economic policy and outlook
--------------------------------------------------------------------------------

DOMESTIC OUTLOOK

The medium-term growth outlook remains favourable.   GROWTH OUTLOOK
The marginal weakening of global growth and the      FAVOURABLE, SUPPORTED
lagged impact of higher domestic interest rates      BY INVESTMENT AND
are expected to slow GDP growth slightly to 4,8      IMPROVED NET TRADE
per cent in 2007. Continued strong investment and
improved net trade will support growth in 2007. As
the international environment improves and the
supply capacity of the economy expands, domestic
growth is expected to accelerate to 5,4 per cent
in 2009.

Household consumption growth is estimated to have
risen to 7 per cent in 2006, underpinned by
employment growth and rising real wages. Over the
medium term consumption is forecast to slow to a
more sustainable level of about 5 per cent a year,
as higher real interest rates push up the cost of
credit and consumers save more.

Real government consumption spending is projected
to grow by 4,6 per cent over the forecast period.

Investment continues to be strong, reflecting the    INVESTMENT REFLECTS
positive outlook for economic growth and high        POSITIVE OUTLOOK AND
business confidence. The public corporations'        BUSINESS CONFIDENCE
capital investment programmes and significant
increases in real government investment should be
maintained over the medium term. Growth in gross
fixed capital formation is projected to remain
above 10 per cent over the forecast period.

Export volume growth, estimated at 3,9 per cent in   EXPORT VOLUME GROWTH
2006, should accelerate above 6 per cent over the    SHOULD EXCEED
medium term, as exports benefit from significant     6 PER CENT OVER MTEF
investment in new capacity and continued
international demand, particularly from China and
India. High commodity prices, increased capacity
and recapitalisation will support export growth in
the mining sector. Moderate growth in unit labour
costs, policy reforms and new efficiencies in
network industries will also support export
competitiveness.

With consumption softening and recent exchange       WORLD CUP PLANS,
rate moderation, import volume growth is expected    INFRASTRUCTURE
to ease. However, given strong investment            PROGRAMMES BOOST
expenditure, capital import growth will remain       CAPITAL IMPORT GROWTH
high - particularly demand for capital goods
related to the infrastructure programme and 2010
FIFA World Cup. As a result, the current account
deficit is likely to remain between 5 and 6 per
cent of GDP over the forecast period. However,
South Africa's sound economic fundamentals, along
with strong domestic growth prospects, a stable
monetary policy environment, buoyant commodity
prices, superior earnings growth and attractive
yields on equities, should continue to attract
strong capital inflows to finance this deficit.

Rising food costs are expected to put upward
pressure on the CPIX inflation rate during the
first half of 2007. The CPIX inflation rate is
expected to average 5,1 per cent in 2007, before
moderating to the middle of the target band over
the remainder of the three-year forecast period.

                                                                              41

2007 Budget Review
--------------------------------------------------------------------------------

GOVERNMENT PREPARED           Despite this optimistic economic outlook, there is
TO CALIBRATE ECONOMIC         a risk of a significant weakening of the global
POLICY AS ENVIRONMENT         economic and financial environment, which could
SHIFTS                        have a significant impact on the domestic economy
                              through shifts in commodity prices, interest rates
                              and capital flows. Government is prepared to
                              calibrate economic policy accordingly.

TABLE 2.9 MACROECONOMIC PROJECTIONS, 2003 - 2009

--------------------------------------------------------------------------------------------------------------------
CALENDAR YEAR                               2003      2004      2005       2006        2007       2008          2009
                                                     ACTUAL              ESTIMATE               FORECAST
--------------------------------------------------------------------------------------------------------------------

Percentage change unless otherwise indicated
Final household consumption                  3,5       6,7       6,6        7,0         5,7        4,8           5,0
Final government consumption                 6,3       6,3       5,2        5,6         4,5        4,6           4,5
Gross fixed capital formation                9,1       9,6       9,6       12,0        10,7       10,9          11,1
Gross domestic expenditure                   5,2       7,9       5,9        7,9         5,1        5,8           6,1
Exports                                      0,1       2,9       8,0        3,9         7,3        6,3           6,4
Imports                                      8,1      14,5      10,7       14,3         7,9        8,4           8,5
REAL GDP GROWTH                              3,1       4,8       5,1        4,9         4,8        5,1           5,4
--------------------------------------------------------------------------------------------------------------------
GDP deflator                                 4,6       5,8       4,8        5,8         5,8        4,9           5,4
GDP AT CURRENT PRICES (R BILLION)        1 260,7   1 398,2   1 539,3    1 709,1     1 893,8    2 087,3       2 318,1
--------------------------------------------------------------------------------------------------------------------
CPIX (Metropolitan and urban,                6,8       4,3       3,9        4,6         5,1        4,7           4,5
average for year)
Current account balance                     -1,1      -3,2      -3,8       -5,5        -5,3       -5,7          -5,9
(percentage of GDP)
====================================================================================================================

TABLE 2.10 MACROECONOMIC PROJECTIONS, 2006/07 - 2009/10

--------------------------------------------------------------------------------------------------------------------
FISCAL YEAR                                    2006/07            2007/08                2008/09             2009/10
                                           2006    REVISED    2006      REVISED      2006    REVISED
R BILLION                                 BUDGET             BUDGET                 BUDGET
--------------------------------------------------------------------------------------------------------------------

GDP AT CURRENT PRICES                    1 714,5   1 755,3   1 884,9    1 938,9     2 095,9    2 141,7       2 379,3
Real GDP growth                              4,8       4,9       4,7        4,8         5,3        5,2           5,3
GDP inflation                                4,9       5,9       5,0        5,4         5,6        5,0           5,5
CPIX (metropolitan and urban)                4,2       4,9       4,5        4,9         5,0        4,7           4,5
====================================================================================================================

                                                                               3

FISCAL POLICY

The economic achievements of the past decade are reflected in the healthy state of public finances that South Africa enjoys today. The strong fiscal position provides government with the opportunity to increase its contribution to social and economic development through key reforms that modernise services and institutions, accelerate shared growth and broaden protection against income vulnerability.

A strong economic performance since 2001 has boosted revenue, enabling government to set out a broadly balanced budget over the next three years, even as spending continues to increase significantly. In combination with stable interest rates and improved budget balances, lower debt service costs provide additional fiscal resources. The budget balance moves from a surplus of 0,6 per cent in 2007/08 to a deficit of 0,4 per cent in 2009/10. The broadly balanced budget represents a considerable strengthening of public finances, providing significant fiscal space to accommodate future policy priorities and to respond to shifts in economic conditions.

Over the medium term an additional R89,5 billion is allocated to social and economic programmes, including upgrading public infrastructure and service delivery; strengthening the education, criminal justice and health systems;
improving transport networks; and making further investments in the built environment.

OVERVIEW

Since 2001, debt service cost savings, sound         SUSTAINABLE FISCAL
policy choices and a healthy revenue performance     STANCE ENABLES STATE TO
have enabled the state to advance a broad array of   ADVANCE A BROAD RANGE
social and economic programmes without burdening     OF PROGRAMMES
current and future generations with unsustainable
debt.

The 2007 Budget builds on the accumulated gains of
prudent fiscal management to make further
contributions to economic growth and social
development. Strong growth in non-interest
expenditure is supported by buoyant tax revenue
and debt service cost savings. Government is now
contributing positively to the stock of national
savings, supporting investment throughout the
economy.

A budget surplus in 2007/08 provides a strong
platform for government to continue to meet its
commitments without fear that potential economic
risks or cyclical shifts could lead to excessive
budget deficits or unwelcome curtailment of
expenditure programmes.

                                                                              43

2007 Budget Review
--------------------------------------------------------------------------------

                              Key features of the 2007 Budget include:

                              o   Real growth in non-interest expenditure of 7,7
                                  per cent a year

                              o   Revenue growth, supported by buoyant consumer
                                  demand and corporate profitability

                              o   Additional allocations to spending of R89,5
                                  billion over the 2006 Budget forward estimates

                              o   Real growth in capital allocations in line
                                  with government's commitment to accelerate
                                  economic growth and deliver a successful 2010
                                  FIFA World Cup

                              o   Moderate corporate tax relief

                              o   Debt service costs as a share of GDP continue
                                  to decline, from 3,0 per cent in 2006/07 to
                                  2,1 per cent in 2009/10

                              o   The broadly balanced budget in 2006/07 moves
                                  towards a surplus of 0,6 per cent of GDP in
                                  2007/08.

                              FISCAL POLICY: GOALS, TRENDS AND TARGETS

                              Key fiscal indicators are summarised in Table 3.1.
                              These figures are based on national accounts data
                              and are not strictly comparable with the
                              government finance statistics figures typically
                              used in the budget. They outline South Africa's
                              fiscal performance since 2001 and indicate
                              medium-term projections.

                              TABLE 3.1 FISCAL TRENDS AND PROJECTIONS
                              ------------------------------------------------------------------------
                              CALENDAR YEAR                          2001 - 2005           2005 - 2009
                              ------------------------------------------------------------------------

                              Average annual real growth
                                Gross fixed capital formation
                                General government(1)                    5,9%                 12,0%
                                Public corporations                     13,1%                 16,4%
                              Government consumption expenditure
                                Compensation of employees                2,6%                  4,7%
                                Goods and services                      10,1%                  8,8%
                              ------------------------------------------------------------------------
                              FISCAL YEAR                              2001/02    2005/06    2009/10
                              ------------------------------------------------------------------------
                              Percentage of GDP
                                Interest on public debt                  5,2%       3,7%       3,1%
                                General government savings              -1,1%      -0,2%       0,5%
                                Public sector borrowing requirement      0,5%      -0,8%       1,4%
                                General government tax revenue          25,6%      28,4%      28,0%
                              ------------------------------------------------------------------------

                              (1).  General government refers to the accounts of
                                    national government, provincial government
                                    and local government, the social security
                                    funds, extra-budgetary institutions,
                                    adjusted to net out flows between government
                                    institutions.

PUBLIC-SECTOR CAPITAL         In support of accelerated and shared growth, the
FORMATION CONTINUES TO        public sector's contribution to gross fixed
GROW OVER MEDIUM TERM         capital formation is projected to maintain an
                              upward trend over the next three years. General
                              government investment is driven by the need to
                              modernise crucial economic and social
                              infrastructure, transforming South Africa's
                              productive capacity and improving basic household
                              infrastructure. In addition, government will
                              invest in stadiums, public transport and related
                              infrastructure to ensure a successful 2010 FIFA
                              World Cup.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

Table 3.2 below presents an estimate of infrastructure expenditure for the public sector. Over the medium term, total infrastructure expenditure is estimated to amount to R415,8 billion, which is R6,1 billion higher than the estimate in the 2006 Medium Term Budget Policy Statement due to additional allocations to public transport, and water and sanitation.

TABLE 3.2 2007 MTEF INFRASTRUCTURE EXPENDITURE AND ESTIMATES, 2003/04 - 2009/10

-------------------------------------------------------------------------------------------------------------------------
                                        2003/04     2004/05     2005/06     2006/07     2007/08     2008/09     2009/10
                                                                            REVISED
R MILLION                                                                  ESTIMATE          MEDIUM-TERM ESTIMATES
-------------------------------------------------------------------------------------------------------------------------

National departments(1),(2)                4 005       4 566       4 936       4 923       5 783       6 908       7 766
Provincial departments(2)                 18 729      19 955      22 535      26 591      35 383      41 561      42 203
Municipalities                            16 529      16 865      21 084      23 441      28 214      32 413      33 537
Public private partnerships(3),(4)         1 552       1 106         728       3 444       3 458       5 197       4 160
Extra-budgetary public                     3 053       3 470       3 144       4 262       5 298       5 608       6 385
entities
-------------------------------------------------------------------------------------------------------------------------
GENERAL GOVERNMENT                        43 868      45 962      52 427      62 661      78 136      91 687      94 051
-------------------------------------------------------------------------------------------------------------------------
Non-financial public                      21 375      22 145      26 424      38 322      44 681      50 324      56 929
enterprises
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                     65 243      68 107      78 851     100 982     122 817     142 011     150 980
-------------------------------------------------------------------------------------------------------------------------
Percentage of GDP                            5,1%        4,8%        5,0%        5,8%        6,3%        6,6%        6,3%
GDP                                    1 288 952   1 430 673   1 580 119   1 755 340   1 938 934   2 141 747   2 379 299
-------------------------------------------------------------------------------------------------------------------------

(1).  Transfers between spheres have been netted out.

(2).  Includes maintenance of infrastructure assets.

(3).  Capital expenditure on PPPs overseen by the Treasury PPP Unit, S A
      National Roads Agency, Department of Public Works and at municipal level.

(4).  PPP's only reflect private sector contributions.

A breakdown of the key projects comprising public-sector infrastructure expenditure is provided below. The projects identified in Table 3.3 represent
72,8 per cent of infrastructure expenditure covered in Table 3.2 above.

TABLE 3.3 KEY CAPITAL/INFRASTRUCTURE EXPENDITURE ESTIMATES, 2003/04 - 2009/10

------------------------------------------------------------------------------------------------------------------
                              2003/04    2004/05    2005/06    2006/07    2007/08    2008/09    2009/10     MTEF
R MILLION                                                                     MEDIUM-TERM ESTIMATES         TOTAL
------------------------------------------------------------------------------------------------------------------

Water (DWAF, water              4 609      4 296      5 627      7 808      8 395      9 098      9 758     27 250
boards, TCTA
and municipal)
Sanitation (municipal and       1 565      1 368      2 297      2 926      3 028      3 180      3 339      9 546
DWAF)
Electricity (Eskom and          6 533      8 110     11 782     16 272     17 223     23 100     30 983     71 306
municipal)
Housing (housing                4 246      4 474      4 843      6 822      8 238      9 853     11 531     29 622
developments)
Education (school building)     1 918      2 148      2 453      3 127      3 393      3 984      4 183     11 560
Health (hospitals and           2 055      2 222      3 059      4 175      4 699      5 468      6 086     16 253
clinics)
Roads (SANRAL,                 11 089     10 998     13 299     15 743     18 740     20 806     22 618     62 164
provincial and municipal)
Rail (SARCC, Gautrain and       2 245      2 147      4 959     12 900     15 973     15 857     14 258     46 088
Spoornet)
Ports (NPA and SAPO)            1 589      2 221      2 843      3 667      7 122      5 623      3 808     16 553
Justice (courts )                 258        270        318        268        405        443        501      1 349
Police                            314        368        447        508        727      1 226      1 356      3 309
Sport & Recreation (World                                          600      2 700      3 800      1 300      7 800
Cup stadiums)
------------------------------------------------------------------------------------------------------------------
TOTAL                          36 421     38 622     51 927     74 816     90 642    102 437    109 721    302 801
==================================================================================================================

                                                                              45

2007 Budget Review
--------------------------------------------------------------------------------

INVESTMENTS IN                Capital investment programmes of the non-financial
ELECTRICITY, WATER AND        public enterprises(1) gather momentum over the
TRANSPORT ENHANCE             medium term expenditure framework (MTEF) period.
GROWTH POTENTIAL              These investments, mainly in electricity
                              generation, water resources and transport
                              infrastructure, will complement private-sector
                              investment and enable significant restructuring
                              and modernisation of the economy.

--------------------------------------------------------------------------------

GOVERNMENT INFRASTRUCTURE SPENDING AND DELIVERY, 2004/05-2005/06

Table 3.2 estimates that the public sector will spend R415,8 billion on infrastructure over the next three years. General government outcomes and revised estimates in spending for 2004/05 and 2005/06 are shown in the table below. Revised estimates for 2005/06 show general government infrastructure expenditure of R52,4 billion.

MAJOR INFRASTRUCTURE PROGRAMMES, 2004/05 - 2005/06

-----------------------------------------------------------------------------------------------------------------------------
R MILLION                                          2004/05:      2005/06:        ACTUAL             ACTUAL       YEAR-ON-YEAR
                                                OUTCOME (AS AT   ADJUSTED   EXPENDITURE AS AT   EXPENDITURE AS      GROWTH
                                                31 MARCH 2005)    BUDGET      31 MARCH 2006     % OF ADJUSTED
                                                                                                    BUDGET
-----------------------------------------------------------------------------------------------------------------------------

Integrated housing and human settlement                  4 464      5 229               5 014            95,9%          12,3%
Hospital revitalisation programme                          675      1 105                 888            80,4%          31,6%
National roads(1)                                        1 824      2 225               2 186            98,2%          19,8%
Provincial roads                                         6 375      7 702               7 572            98,3%          18,8%
Municipal roads                                          2 799      4 187               3 541            84,6%          26,5%
Rail rolling stock, signalling systems etc.(1)             847      1 327               1 059            79,8%          25,0%
Electrification programme                                1 015      1 176               1 125            95,7%          10,8%
School building                                          2 148      2 873               2 453            85,4%          14,2%
=============================================================================================================================

(1).  Public entities include South African National Roads Agency and South
      African Rail Commuter Corporation

In 2005/06, total housing spending reached R5 billion, and 137 659 houses were built or under construction. Expenditure is projected to increase from R6,8 billion in 2006/07 to R11,5 billion in 2009/10, an average annual increase of
19,1 per cent. This should enable the construction of more than 200 000 new houses a year for low-income families.

By the end of March 2006, eight hospitals had been completed under the hospital revitalisation programme. This includes hospitals in Piet Retief (140 beds),
Calvinia (35), Colesburg (35), Swartruggens (120), Mary Theresa (248),
Lebowakgomo (241), George (265) and Jane Furse (252). Another 32 hospitals are to be upgraded. Spending in this programme has improved, although spending was slow in the Free State and Northern Cape.

Provinces spent R7,6 billion or 98,3 per cent of their R7,7 billion budget on roads in 2005/06. During this period, 1 729 km of tarred provincial roads were upgraded and rehabilitated, 2 218 km of tarred roads were resealed, 2 975 km of roads were re-gravelled and 189 138 km of provincial roads were given routine maintenance. The extent of upgrading and rehabilitation varies significantly between provinces. During the same year, national government spent a total of
R2,1 billion on national roads, and municipal roads expenditure reached R3,5 billion.

The South African Rail Commuter Corporation spent R1 billion on rail infrastructure in 2005/06 - an increase of 25 per cent compared with same period in 2004/05. The 2007 Budget provides an additional R1,9 billion for further support to the commuter rail turnaround strategy, and funding for projects related to the 2010 FIFA World Cup.

Some 151 297 households, 498 schools and 28 clinics received electricity connections in 2005/06 through the national electrification programme.
Expenditure on this programme is budgeted to increase from R1,1 billion in
2005/06 to R2,3 billion in 2009/10 - an annual average increase of 29,0 per cent.

Education departments spent R2,4 billion on school buildings and other related infrastructure in 2005/06, building 5 222 classrooms, providing 259 schools with sanitation facilities and 987 with water.
--------------------------------------------------------------------------------

                              ____________________

                              (1) Including Denel, Eskom, Telkom and Transnet,
                                  but excluding public enterprises involved in
                                  financing activities, such as the Land Bank
                                  and Development Bank of Southern Africa.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

As part of its efforts to improve service            GOVERNMENT ON A
delivery, government has embarked on a long-term     LONG-TERM DRIVE TO
drive to modernise institutional capacity. The       MODERNISE INSTITUTIONAL
wage bill is expected to grow by 4,7 per cent a      CAPACITY
year in real terms as government invests in
enhanced capacity to improve service delivery.
Additional resources make provision for real
salary increases for specific categories of
professionals such as teachers, health workers and
social workers, and for an increase in employment
targeted at the criminal justice and health
sectors.

Throughout the 1990s, government's contribution to
national savings was negative. In the third
quarter of 2006, government's savings position
turned positive. Increases in capital expenditure
relative to current expenditure, and a broadly
balanced budget, should result in this savings
position improving further over the MTEF.

Buoyed by economic conditions, tax revenue has       TAX RATES HAVE
outperformed expectations since 2003/04, and         DECREASED OVER THE
growth in general government tax revenue has         PAST DECADE
consistently exceeded growth in GDP. While this
has resulted in an increase in the tax-to-GDP
ratio, the tax rates affecting businesses and
individuals have decreased over the past decade.

The tax revenue performance of the past few years
is principally a result of strong economic growth.
Efforts by the South African Revenue Service
(SARS) to improve efficiency and administration
have led to continued returns through broadening
of the taxpayer base. Moreover, the tax-revenue
performance in combination with other observations
suggests that the full extent of structural
changes in the South African economy, and economic
growth itself, may not be fully captured in the
economic data.

The tax revenue trend is expected to moderate as     REVENUE TREND
increased private-sector investment results in       EXPECTED TO MODERATE
slower growth in corporate tax receipts and          OVER THE MEDIUM TERM
household spending moderates. The general
government tax-to- GDP ratio is expected to remain
at about 28 per cent of GDP.

THE BUDGET FRAMEWORK

Government categorises its accounts according to
the levels at which expenditure takes place or
revenue is collected. This is a useful way to
capture the extent of spending in South Africa's
intergovernmental system - which includes not only
national government, but also the public entities,
the social security funds, provincial and local
government.

Figure 3.1 illustrates the different levels of       MAIN BUDGET INCLUDES
government accounts. Starting with the main          TRANSFERS TO PROVINCIAL
budget, each successive layer includes the revenue   AND LOCAL GOVERNMENT
and expenditure of additional spheres of
government. The main budget is composed of all
expenditure financed by the National Revenue Fund,
and includes transfers to other spheres of
government. Consolidating the main budget with
other spheres of government requires that these
transfers be netted out and that additional
sources of revenue be included.

                                                                              47

2007 Budget Review
--------------------------------------------------------------------------------

                              FIGURE 3.1 STRUCTURE OF GOVERNMENT ACCOUNTS

                                           MAIN   -- Expenditure financed
                                          BUDGET     from National Revenue
                                                     Fund

                                       CONSOLIDATED  -- Main budget + social
                                     NATIONAL BUDGET    security funds + RDP
                                                        funds

                                CONSOLIDATED NATIONAL AND -- Consolidated national
                                   PROVINICIAL ACCOUNTS      budget + provincial
                                                             accounts

                             CONSOLIDATED GENERAL GOVERNMENT  -- Consolidated national
                                                                 and provincial + extra
                                                                 budgetary insitutions +
                                                                 local govemment
                                                                 accounts

                              THE MAIN BUDGET

                              The main budget consists of the receipts of the
                              National Revenue Fund, and expenditure either
                              voted by Parliament or allocated by statutory
                              appropriation. It is the largest part of the
                              consolidated national budget. South Africa's
                              "budget balance" is the difference between revenue
                              and expenditure on the main budget. The revised
                              estimates for 2006/07 and the proposed MTEF
                              framework are set out in Table 3.4.

                              The National Revenue Fund is made up of gross tax
                              revenue and departmental receipts, less payments
                              to Namibia, Botswana, Swaziland and Lesotho in
                              terms of the Southern African Customs Union (SACU)
                              agreement.

HIGH COMMODITY PRICES         As a result of strong economic growth, gross tax
AND DOMESTIC DEMAND           revenue is expected to outperform the 2006 Budget
HAVE BOOSTED CORPORATE        estimate. High commodity prices and domestic
PROFITABILITY                 demand have boosted corporate profitability, and
                              buoyant consumer spending has contributed to
                              robust VAT collection. Personal income tax
                              receipts also increased in line with growth in
                              employment and real remuneration.

REVENUE GROWTH TO             While tax revenue is expected to grow strongly in
SLOW AS CONSUMPTION           2007/08, the rate of acceleration is expected to
EXPENDITURE MODERATES         slow in 2008/09 and 2009/10 as a result of
                              increased private-sector investment and a
                              moderation in consumption expenditure.

                              Transfers to South Africa's SACU partners are
                              derived from the customs revenue pool, which has
                              grown strongly in response to higher South African
                              imports. While domestic consumption is expected to
                              moderate, demand for imported capital goods will
                              keep customs revenue and SACU transfers at
                              relatively high levels over the next three years.
                              A once-off adjustment payment in 2006/07 for
                              customs revenue overruns in 2005/06 resulted in a
                              spike in these transfers.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

TABLE 3.4 MAIN BUDGET FRAMEWORK, 2003/04 - 2009/10

------------------------------------------------------------------------------------------------------------------------
                                        2003/04     2004/05    2005/06      2006/07     2007/08     2008/09     2009/10

                                                    OUTCOME                 REVISED          MEDIUM-TERM ESTIMATES
R MILLION                                                                  ESTIMATE
------------------------------------------------------------------------------------------------------------------------

REVENUE (NATIONAL REVENUE FUND)
Tax revenue (gross)                      302 508     354 980    417 334      489 662     556 562     606 870     659 820
Departmental and other                     6 646       6 202      8 559       11 346      11 093      11 371      11 246
receipts and repayments
Less: SACU payments                       -9 723     -13 328    -14 145      -25 172     -23 053     -27 075     -29 551
------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                            299 431     347 854    411 748      475 836     544 602     591 166     641 515
Percentage of GDP                           23,2%       24,3%      26,1%        27,1%       28,1%       27,6%       27,0%
------------------------------------------------------------------------------------------------------------------------
EXPENDITURE
State debt cost                           46 313      48 851     50 912       52 178      52 916      52 967      50 915
Percentage of GDP                            3,6%        3,4%       3,2%         3,0%        2,7%        2,5%        2,1%
Current payments(1)                       58 121      63 796     71 134       80 037      91 413      99 193     109 286
Transfers and subsidies                  219 891     250 548    287 702      332 707     379 897     427 013     469 119
Payments for capital assets(1)             4 384       5 346      7 012        5 693       6 647       7 026       7 981
Contingency reserve                           --          --         --           --       3 000       8 000      13 000
------------------------------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE                        328 709     368 541    416 760      470 614     533 873     594 198     650 301
Percentage of GDP                           25,5%       25,8%      26,4%        26,8%       27,5%       27,7%       27,3%
------------------------------------------------------------------------------------------------------------------------
BUDGET BALANCE(2)                        -29 278     -20 687     -5 012        5 221      10 728      -3 032      -8 787
Percentage of GDP                           -2,3%       -1,4%      -0,3%         0,3%        0,6%       -0,1%       -0,4%
------------------------------------------------------------------------------------------------------------------------
Gross domestic product                 1 288 952   1 430 673  1 580 119    1 755 340   1 938 934   2 141 747   2 379 299
========================================================================================================================

(1).  Excludes conditional grants to provincesand local govermment, which are included in transfers and subsidies.

(2).  A positive number reflects a surplus and a negative number a deficit.

The main budget framework allows for real average    GOVERNMENT CAPITAL
growth of 7,7 per cent a year in non-interest        EXPENDITURE IS GROWING
expenditure. Capital expenditure is one of the       RAPIDLY
fastest-growing components of government spending.
In addition the education, health and the criminal
justice sectors receive sizeable additions. A
discussion of the spending priorities of
government can be found in Chapter 7.

Debt service costs as a share of GDP continue        DEBT SERVICE COSTS
their long-term decline, freeing additional          CONTINUE TO FALL
resources for productive expenditure. Lower-than-
anticipated debt stock and stable interest rates
result in debt service costs declining from 3,0
per cent of GDP in 2006/07 to 2,7 per cent in
2007/08, and to 2,1 per cent by 2009/10.

The sustained economic and revenue performance       BUDGET BALANCE
allows for a budget surplus of 0,6 per cent of GDP   IMPROVES TO A SURPLUS
in 2007/08. The budget balance is expected to move
to a deficit of 0,4 per cent of GDP by 2009/10 as
revenue growth slows.

A contingency reserve is set aside for each of the   CONTINGENCY RESERVE IS
next three years. In the first year, the reserve     SET ASIDE
allows for the possibility of unforeseen and
unavoidable expenditure, such as responses to
natural disasters or programmes announced in the
Budget but not yet appropriated, including capital
allocations to state-owned enterprises. In the
outer years, the reserve is partly drawn down to
fund new priorities, which also allows for capital
allocations to state-owned enterprises upon
approval of business plans. The contingency
reserve for each year of the MTEF period is R3
billion, R8 billion and R13 billion, respectively.

                                                                              49

2007 Budget Review
--------------------------------------------------------------------------------

GOVERNMENT SPENDING           The primary balance measures the difference
IS SUSTAINABLE                between revenue and non-interest expenditure. It
                              is an important indicator of sustainability. A
                              positive balance shows that revenue covers
                              expenditure, before taking into account debt
                              service costs, while a negative balance indicates
                              that government is borrowing to finance debt
                              service costs.

                              FIGURE 3.2 PRIMARY BALANCE, 1991/92-2009/10

                              [LINE CHART]

                              REVISIONS TO 2005/06 AND 2006/07 MAIN BUDGET
                              ESTIMATES

                              The main budget outcome for 2005/06 and the
                              revised estimates for 2006/07 are presented in
                              Table 3.5. These are discussed further in Chapters
                              4 and 8, while Annexure B provides details of main
                              budget revenue, expenditure and financing over a
                              longer time span.

DEBT SERVICE COST             The revenue outcome for 2005/06 was R41,9 billion
SAVINGS OF R2,2 BILLION       above the budgeted estimate. Total expenditure was
IN 2005/06                    R1 billion lower than the budgeted estimate. The
                              lower expenditure outcome is largely due to
                              savings on debt service costs of R2,2 billion. The
                              budget balance for 2005/06 was a deficit of R5
                              billion.

                              The budget balance for 2006/07 has been revised
                              from a deficit of R26,4 billion to an estimated
                              surplus of R5,2 billion. The anticipated surplus
                              is the outcome of significant upward revisions to
                              the revenue estimate. Strong growth in tax revenue
                              results in main budget revenue being R29,5 billion
                              above the Budget estimate. SACU payments were also
                              revised upwards, mainly as a result of an
                              adjustment payment for a customs revenue overrun
                              in 2005/06.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

TABLE 3.5 REVISED ESTIMATES OF MAIN BUDGET REVENUE AND EXPENDITURE, 2005/06 AND
          2006/07

---------------------------------------------------------------------------------------------------------------------
                                                 2005/06                            2006/07                 % CHANGE
                                      BUDGET     OUTCOME    DEVIATION     BUDGET    REVISED    DEVIATION    2005/06-
R MILLION                            ESTIMATE                           ESTIMATE    ESTIMATE                2006/07
---------------------------------------------------------------------------------------------------------------------

REVENUE
Direct taxes                          206 333    236 330       29 997    252 058     280 880      28 823        18,9%
Indirect taxes                        166 441    181 004       14 563    204 729     208 782       4 054        15,3%
Other revenue                           9 148      8 559         -589      9 320      11 346       2 026        32,6%
Less: SACU payments                   -12 053    -14 145       -2 092    -19 744     -25 172      -5 428        78,0%
---------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                         369 869    411 748       41 878    446 362     475 836      29 474        15,6%
---------------------------------------------------------------------------------------------------------------------
EXPENDITURE
State debt cost                        53 125     50 912       -2 213     52 049      52 178         129         2,5%
Current payments(1)                    72 193     71 134       -1 059     82 922      80 037      -2 885        12,5%
Transfers and subsidies               284 346    287 702        3 356    328 878     332 707       3 828        15,6%
Payments for capital assets(1)          6 155      7 012          857      6 376       5 693        -683       -18,8%
Contingency reserve                     2 000         --       -2 000      2 500          --      -2 500         0,0%
---------------------------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE                     417 819    416 760       -1 059    472 725     470 614      -2 111        12,9%
Increase in non-interest allocated                              3 154                                260
expenditure
---------------------------------------------------------------------------------------------------------------------
BUDGET BALANCE(2)                     -47 950     -5 012       42 938    -26 363       5 221      31 585
=====================================================================================================================

(1).  Excludes conditional grants to provinces and local government, which are included in transfers and subsidies.

(2).  A positive number reflects a surplus and a negative number a deficit.

CHANGES TO MEDIUM-TERM FORWARD ESTIMATES

The 2007 Budget adjusts the forward estimates from   NON-INTEREST
the 2006 Budget for 2007/08 and 2008/09 to take      EXPENDITURE INCREASES
account of changes in the economic environment and   BY R89,5 BILLION
government priorities, and adds projections for
2009/10. The main changes to the budget framework
are set out in Table 3.6 and summarised below:

o   Tax revenues remain strong in line with the
    economic outlook

o   Debt-service costs are reduced as a result of
    the stable interest rate outlook and lower
    debt stock

o   Non-interest expenditure increases by R89,5
    billion, resulting in real growth of 7,7 per
    cent across the medium term

o   A budget surplus of R10,7 billion in 2007/08
    declines to a deficit of R3,0 billion in
    2008/09 and R8,8 billion in 2009/10

                                                                              51

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 3.6 MAIN BUDGET MEDIUM-TERM ESTIMATES, 2007/08 - 2009/10

----------------------------------------------------------------------------------------------------------------
                                                2007/08                         2008/09                 2009/10
                                      2006       2007     CHANGE       2006      2007      CHANGE        2007
                                    FORWARD     BUDGET      TO        FORWARD   BUDGET       TO         BUDGET
R MILLION                           ESTIMATE             BASELINE    ESTIMATE             BASELINE
----------------------------------------------------------------------------------------------------------------

REVENUE
Direct taxes                         279 198    319 130    39 932     314 155   350 209     36 054      381 511
Indirect taxes                       222 472    237 432    14 960     243 951   256 661     12 711      278 308
Other revenue                         10 677     11 093       416      11 436    11 371        -65       11 246
Less: SACU payments                  -20 344    -23 053    -2 709     -22 451   -27 075     -4 624      -29 551
----------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                        492 003    544 602    52 599     547 091   591 166     44 075      641 515
   Percentage of GDP                    25,4%      28,1%                 25,5%     27,6%                   27,0%
----------------------------------------------------------------------------------------------------------------
EXPENDITURE
State debt cost                       53 324     52 916      -408      55 716    52 967     -2 749       50 915
Current payments(1)                   90 167     91 413     1 246      97 244    99 193      1 949      109 286
Transfers and subsidies              364 082    379 897    15 815     402 877   427 013     24 135      469 119
Payments for capital assets(1)         6 601      6 647        46       7 430     7 026       -404        7 981
Contingency reserve                    5 000      3 000    -2 000       8 000     8 000         --       13 000
----------------------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE                    519 174    533 873    14 699     571 268   594 198     22 930      650 301
   Percentage of GDP                    26,8%      27,5%                 26,7%     27,7%                   27,3%
----------------------------------------------------------------------------------------------------------------
BUDGET BALANCE(2)                    -27 171     10 728    37 899     -24 177    -3 032     21 145       -8 787
================================================================================================================

(1).  Excludes conditional grants to provinces and local government, which are included in transfers and subsidies.

(2).  A positive number reflects a surplus and a negative number a deficit.

                              THE CONSOLIDATED NATIONAL GOVERNMENT BUDGET

                              The consolidated national budget consists of the
                              finances of the main budget, the RDP Fund (into
                              which South Africa's international development
                              assistance grants flow) and the accounts of the
                              social security funds. The consolidated national
                              budget framework is set out in Table 3.7..

SIGNIFICANT SURPLUSES         Due to significant positive balances on the
ON THE UIF AND                Unemployment Insurance Fund (UIF) and Compensation
COMPENSATION FUNDS            Funds, the consolidated national budget balance is
                              higher than that of the main budget throughout the
                              three-year period.

                              Both the UIF and Compensation Funds are expected
                              to run surpluses due to healthy revenue growth and
                              stable claims trends. These positive balances are
                              forecast to be sustained over the medium term,
                              supported by economic growth and related gains in
                              employment. Expenditure at the Road Accident Fund
                              (RAF) is expected to exceed revenue until 2009/10,
                              when it is projected that the finances of the fund
                              will be broadly balanced. A fuller discussion of
                              the social security funds can be found in Chapter
                              6.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

TABLE 3.7 CONSOLIDATED NATIONAL BUDGET FRAMEWORK, 2005/06 - 2009/10

-------------------------------------------------------------------------------------------------------------------
                                               2005/06           2006/07           2007/08     2008/09     2009/10
R MILLION                                      OUTCOME      BUDGET     REVISED          MEDIUM-TERM ESTIMATES
-------------------------------------------------------------------------------------------------------------------

NATIONAL REVENUE FUND (MAIN BUDGET)
REVENUE                                        411 748     446 362     475 836     544 602     591 166     641 515
EXPENDITURE
   State debt cost                              50 912      52 049      52 178      52 916      52 967      50 915
     Percentage of GDP                             3,2%        3,0%        3,0%        2,7%        2,5%        2,1%
   Contingency reserve                              --       2 500          --       3 000       8 000      13 000
   Non-interest allocations(1)                 365 848     418 176     418 436     477 957     533 231     586 386
TOTAL EXPENDITURE                              416 760     472 725     470 614     533 873     594 198     650 301
   Percentage increase                            13,1%       13,4%       12,9%       13,4%       11,3%        9,4%
BUDGET BALANCE(2)                               -5 012     -26 363       5 221      10 728      -3 032      -8 787
   Percentage of GDP                              -0,3%       -1,5%        0,3%        0,6%       -0,1%       -0,4%
-------------------------------------------------------------------------------------------------------------------
RDP FUND AND FOREIGN TECHNICAL COOPERATION
Receipts and technical                           1 624       1 550       1 550       1 550       1 550       1 550
cooperation
Expenditure                                      1 254       1 350       1 350       1 350       1 350       1 350
-------------------------------------------------------------------------------------------------------------------
SOCIAL SECURITY FUNDS
Revenue                                         19 846      19 274      18 871      21 107      23 701      26 258
Expenditure                                     12 302      14 288      13 932      15 377      16 959      19 121
-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED NATIONAL BUDGET(3)
REVENUE                                        430 505     467 182     496 248     567 249     616 407     669 312
EXPENDITURE                                    427 603     488 359     485 887     550 590     612 497     670 762
   Percentage of GDP                              27,1%       28,5%       27,7%       28,4%       28,6%       28,2%
   Percentage increase                            12,2%       14,2%       13,6%       13,3%       11,2%        9,5%
BUDGET BALANCE(2)                                2 902     -21 177      10 361      16 659       3 910      -1 450
   Percentage of GDP                               0,2%       -1,2%        0,6%        0,9%        0,2%       -0,1%
-------------------------------------------------------------------------------------------------------------------
Gross domestic product                       1 580 119   1 714 528   1 755 340   1 938 934   2 141 747   2 379 299
===================================================================================================================

(1).  Includes transfers to provinces and local government, the National Skills
      Fund and sectoral skills development funds.

(2).  A positive number reflects a surplus and a negative number a deficit.

(3).  Flows between funds are netted out.

CONSOLIDATED GOVERNMENT ACCOUNTS AND THE PUBLIC
SECTOR BORROWING REQUIREMENT

Table 3.8 summarises the consolidated expenditure    CLASSIFICATION PROVIDES
of government. The table is arranged by economic     INSIGHT INTO DISTRIBUTION
classification, providing insight into how           OF FUNDS
expenditure is distributed within the economy.
(Transfers to municipalities and departmental
agencies for capital expenditure purposes are
recorded as transfers, not as capital spending.)

The consolidated government account includes
national, provincial and social security fund
expenditure, along with spending by various public
entities and government business enterprises. A
list of all entities included in the consolidation
is included in Annexure D, along with an
explanation of the consolidation process.

Table 3.8 illustrates the following trends:

o     Real non-interest expenditure grows at an average rate of 7,4 per cent over the MTEF period

                                                                              53

2007 Budget Review
--------------------------------------------------------------------------------

                              o   Capital expenditure grows at an average of
                                  15,9 per cent in real terms

                              o   Transfers to municipalities for both current
                                  and capital expenditure programmes grow at an
                                  average rate of 11,8 per cent in real terms

                              Transfers to households grow by 5,9 per cent in
                              real terms.

TABLE 3.8 CONSOLIDATED GOVERNMENT EXPENDITURE, 2003/04 - 2009/10

----------------------------------------------------------------------------------------------------------------
                                    2003/04     2004/05   2005/06    2006/07    2007/08    2008/09      2009/10
                                                OUTCOME              REVISED         MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
----------------------------------------------------------------------------------------------------------------

CURRENT PAYMENTS
Compensation of employees           131 700     142 011   155 454    172 316    193 819    211 210      229 584
Goods and services                   62 239      69 015    79 400     90 626    102 338    114 464      129 082
Interest and rent on land            50 103      52 230    54 373     55 288     56 120     57 218       55 849
   State debt cost                   46 313      48 851    50 912     52 178     52 916     52 967       50 915
Financial transactions in             1 110       1 488     1 161      1 024      1 336      1 254        1 969
assets and liabilities
----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT PAYMENTS              245 152     264 743   290 388    319 254    353 613    384 146      416 484
   Real growth(1)                                   3,8%      5,3%       4,8%       5,5%       3,8%         3,7%
----------------------------------------------------------------------------------------------------------------
TRANSFERS AND SUBSIDIES(2)
Municipalities                       14 672      17 457    20 288     30 820     37 814     45 440       49 413
Departmental agencies and            15 422      15 107    18 790     22 517     23 717     25 051       25 140
accounts
Universities and technikons           8 869      10 433    11 083     12 529     13 648     15 026       16 408
Public corporations and private      11 964      12 554    17 229     20 046     21 176     21 230       24 638
enterprises
Foreign governments and                 796         688       853        982        943        990        1 018
international organisations
Non-profit institutions               5 745       7 036     8 083     10 521     12 861     15 841       16 954
Households                           53 032      62 022    72 176     82 530     93 167    103 282      112 537
----------------------------------------------------------------------------------------------------------------
TOTAL TRANSFERS AND                 110 499     125 297   148 503    179 945    203 326    226 861      246 107
SUBSIDIES
   Real growth(1)                                   9,0%     13,8%      15,5%       7,7%       6,6%         3,8%
----------------------------------------------------------------------------------------------------------------
PAYMENTS FOR CAPITAL ASSETS
Buildings and other fixed            12 077      12 753    16 540     21 343     29 280     35 835       41 981
structures
Machinery and equipment               5 613       6 264     8 078      7 677      9 243      9 718       10 238
Cultivated assets & land and            187          82       403        251        748        133          218
subsoil assets
Software and other intangible         1 040         976     2 229        607        923        859          895
assets
----------------------------------------------------------------------------------------------------------------
TOTAL PAYMENTS FOR CAPITAL           18 916      20 075    27 250     29 878     40 195     46 545       53 332
ASSETS
   Real growth(1)                                   2,0%     30,3%       4,5%      28,2%      10,7%         9,6%
----------------------------------------------------------------------------------------------------------------
CONTINGENCY RESERVE                      --          --        --         --      3 000      8 000       13 000
----------------------------------------------------------------------------------------------------------------
CONSOLIDATED EXPENDITURE(3)         374 568     410 116   466 141    529 077    600 134    665 553      728 923
CONSOLIDATED NON-INTEREST           324 465     357 886   411 767    473 789    544 013    608 335      673 073
EXPENDITURE(3)
   Percentage of GDP                   25,2%       25,0%     26,1%      27,0%      28,1%      28,4%        28,3%
   Real growth(1)                                   6,0%     10,5%       9,7%       9,4%       6,9%         5,9%
================================================================================================================

(1).  Deflated using the CPIX deflator.

(2).  Including capital transfers.

(3).  Including national contingency reserve.

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

Compensation of employees remains the largest        GOVERNMENT TO EXPAND
component of current expenditure. The government     EMPLOYMENT IN HEALTH
wage bill grows from R172,3 billion in 2006/07 to    CARE, JUSTICE AND
R229,6 billion in 2009/10. This is due to an         POLICING
expansion of employment in priority areas such as
health care, justice and policing; real wage
increases for specific categories of
professionals; and personnel reforms such as the
introduction of the Government Employees' Medical
Scheme.

The three-year wage agreement signed in 2004         NEW WAGE AGREEMENT
contributed to the stabilisation of personnel        TO BE NEGOTIATED IN
costs in government, with remuneration adjustments   2007
linked to inflation expectations, while allowing
for moderate real wage increases. A new agreement
will be negotiated in 2007.

Figure 3.3 below shows the current balance and
government savings. The current balance measures
the difference between current revenue and current
expenditure in cash terms, and is a good indicator
of the impact of government finances on savings. A
negative number for this measure shows that
government is borrowing to finance current
expenditure while a positive number shows that
borrowing is for capital only. The current balance
is presented on a cash basis at the consolidated
government level - the broadest level for which
the Budget Review presents forecasts. Savings is a
national accounts measure that also takes into
account depreciation of capital assets.

Following a significant improvement in the current   BORROWING IS BEING
balance since 2004/05, the current balance is        UTILISED TO FINANCE
expected to be broadly stable at about 2 per cent    CAPITAL EXPENDITURE
of GDP. This shows that borrowing is being
utilised to finance capital expenditure and is
expected to be positive for government savings.

FIGURE 3.3 CONSOLIDATED GOVERNMENT CURRENT BALANCE,
           1991/92-2009/10

                                  [LINE CHART]

*  Savings for 2006/07 represent only two quarters of seasonally adjusted and annualised data.

                                                                              55

2007 Budget Review
--------------------------------------------------------------------------------

                              THE CONSOLIDATED GENERAL GOVERNMENT ACCOUNT

                              The consolidated general government account
                              represents the full extent of the revenue and
                              expenditure for all levels of government. These
                              estimates are made by aggregating the revenue and
                              expenditure of the main budget, the social
                              security funds, technical cooperation accounts,
                              the provinces, extra-budgetary institutions
                              (including universities and technikons) and local
                              authorities. Flows between institutions are
                              simultaneously netted out. The consolidated
                              general government account for 2005/06 is set out
                              in Table 3.9.

TABLE 3.9 CONSOLIDATED ACCOUNTS OF GENERAL GOVERNMENT, 2005/06(1)

----------------------------------------------------------------------------------------------------------------------
                                      MAIN       SOCIAL    PROVINCES     EXTRA-          LOCAL          CONSOLIDATED
                                     BUDGET     SECURITY                BUDGETARY     AUTHORITIES(3)       GENERAL
R MILLION                                        FUNDS               INSTITUTIONS(2)                    GOVERNMENT
----------------------------------------------------------------------------------------------------------------------

Current receipts                    410 831      17 133        7 259          17 747         78 717           531 687
   Tax receipts (net of SACU)       403 189      15 357        4 448             127         25 157           448 278
   Non-tax receipts                   7 642       1 776        2 811          17 619         53 560            83 409
Sales of capital assets                 917          --          116              79             72             1 184
----------------------------------------------------------------------------------------------------------------------
TOTAL OWN ACCOUNT RECEIPTS          411 748      17 133        7 375          17 826         78 789           532 871
   Percentage of total                 77,3%        3,2%         1,4%            3,3%          14,8%            100,0%
Transfers received(4)                 1 624       2 713      153 782          37 604         19 788             1 624
----------------------------------------------------------------------------------------------------------------------
TOTAL RECEIPTS                      413 372      19 846      161 156          55 430         98 577           534 495
Current payments                    122 673       1 886      127 935          44 800         86 490           383 784
   Compensation of employees         45 573         724       95 128          21 740         27 126           190 292
   Goods and services                25 874       1 161       32 667          22 774         55 147           137 624
   Interest                          50 912          --            1             278          1 662            52 852
   Other current payments               315          --          138               8          2 555             3 016
Transfers and subsidies(5)          287 702      10 380       20 654           5 717             --           110 565
Payments for capital assets           7 639          36       12 591           2 254         20 309            42 830
----------------------------------------------------------------------------------------------------------------------
TOTAL PAYMENTS                      418 014      12 302      161 180          52 772        106 799           537 179
   Percentage of total                 77,8%        2,3%        30,0%            9,8%          19,9%            100,0%
----------------------------------------------------------------------------------------------------------------------
BUDGET BALANCE(6)                    -4 642       7 544          -23           2 658         -8 222            -2 684
Extraordinary payments               -4 554          --           --              --             --            -4 554
Extraordinary receipts                6 905          --           --              --             --             6 905
----------------------------------------------------------------------------------------------------------------------
FINANCING REQUIREMENT (-)            -2 291       7 544          -23           2 658         -8 222              -333
   Percentage of GDP                   -0,1%        0,5%         0,0%            0,2%          -0,5%              0,0%
======================================================================================================================

(1).  Due to classification differences and other adjustments, these estimates do not correspond fully to the government finance accounts published by the Reserve Bank.

(2).  Including universities and technikons.

(3).  Including the net financing requirement of local government enterprises.

(4).  RDP Fund grants are included in the main budget. Grants received by other spheres are transfers from the main budget or from provinces to local authorities.

(5).  Including transfers and subsidies to other spheres of government.

(6).  A positive number reflects a surplus and a negative number a deficit.

GENERAL GOVERNMENT            In 2005/06, general government raised R532,9
EXPENDITURE IN 2005/06        billion, or 33,7 per cent of GDP, in revenue. Of
TOTALLED R537 BILLION         this, 77,3 per cent was collected by national
                              government. General government expenditure in
                              2005/06 totalled R537,2 billion, representing 34
                              per cent of GDP. Of this expenditure, 30 per cent
                              and 19,9 per cent took place at provincial and
                              local government levels respectively. The
                              consolidated general government deficit is the sum
                              of the deficits of all the levels of government
                              and extra-budgetary institutions and accounts. In

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

2005/06, the consolidated general government
budget balance was in balance.

THE PUBLIC SECTOR BORROWING REQUIREMENT

The public sector recorded a cash surplus in         PUBLIC SECTOR RECORDED
2006/07, mainly due to the strengthening of the      A CASH SURPLUS IN
main budget balance and the cash surpluses of the    2006/07
non-financial public enterprises.

Over the medium term, infrastructure and capital
expenditure at all levels of government will
accelerate, and part of this will be financed
through the capital markets. Both Transnet and
Eskom have taken steps to improve their balance
sheets to be able to finance part of their capital
programme from borrowings.

While government's capital programme will have       DESPITE IMPORT CONTENT,
significant import content, it represents            CAPITAL PROGRAMME
investment in productive capacity and contributes    BOOSTS PRODUCTIVE
to strengthening the long-term growth and export     CAPACITY
potential of the economy.

TABLE 3.10 PUBLIC SECTOR BORROWING REQUIREMENT(1), 2003/04 - 2009/10

-----------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07    2007/08     2008/09      2009/10
                                               OUTCOME               REVISED         MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
-----------------------------------------------------------------------------------------------------------------

MAIN BUDGET BALANCE                  29 278     20 687      5 012     -5 221    -10 728       3 032        8 787
Extraordinary payments                7 443      9 787      4 554      4 207        400          --           --
Extraordinary receipts               -1 598     -2 492     -6 905     -3 342     -1 250      -1 250       -1 250
-----------------------------------------------------------------------------------------------------------------
FINANCING REQUIREMENT                35 123     27 982      2 661     -4 356    -11 578       1 782        7 537
RDP Fund                                  2        -37       -370       -200       -200        -200         -200
Social security funds                -3 546     -5 372     -7 544     -4 939     -5 730      -6 742       -7 137
Provinces                             2 874     -2 123         23        214        282      -1 342       -2 874
Extra-budgetary institutions         -1 249     -1 126     -2 658     -2 852     -2 019      -1 918       -2 014
Local authorities                     5 116      8 388      8 222      8 510     10 769      12 191       13 523
-----------------------------------------------------------------------------------------------------------------
GENERAL GOVERNMENT                   38 320     27 713        333     -3 624     -8 477       3 771        8 834
BORROWING
   Percentage of GDP                    3,0%       1,9%       0,0%      -0,2%      -0,4%        0,2%         0,4%
Non-financial public enterprises     -8 582     -5 754    -12 348     -7 796     13 620      20 954       23 472
-----------------------------------------------------------------------------------------------------------------
PUBLIC SECTOR BORROWING              29 738     21 959    -12 015    -11 420      5 144      24 725       32 306
REQUIREMENT
   Percentage of GDP                    2,3%       1,5%      -0,8%      -0,7%       0,3%        1,2%         1,4%
-----------------------------------------------------------------------------------------------------------------
Gross domestic product            1 288 952  1 430 673  1 580 119  1 755 340  1 938 934   2 141 747    2 379 299
=================================================================================================================

(1).  A negative number reflects a surplus and a positive number a deficit.

Extraordinary payments in 2006/07 reflect a          EXTRAORDINARY RECEIPTS
partial payment of R3,8 billion in respect of        IN 2006/07 ARE
government's Saambou Bank liability carried          ESTIMATED TO INCREASE
forward from 2005/06. Extraordinary receipts in      TO R3,3 BILLION
2006/07 are estimated to total R3,3 billion,
mainly due to special dividends from Telkom and
the Airports Company of South Africa. For each
year of the MTEF, provision is made for R1,3
billion in premiums on loan issues and proceeds
from the agricultural debt account. A more
detailed discussion of extraordinary receipts and
payments is presented in Chapter 5.

                                                                              57

2007 Budget Review
--------------------------------------------------------------------------------

ESKOM INFRASTRUCTURE INVESTMENT

Eskom is in the process of revising its capital investment plans. The table below reflects Eskom's estimates at the time of the 2006 Medium Term Budget
Policy Statement.

The bulk of Eskom's investment is channeled towards improving electricity generation capacity to meet demand. Expenditure at the end of the first nine months of the 2006/07 amounted to R10,7 billion. The return-to-service stations at Camden (R5,2 billion), Grootvlei (R4,7 billion) and Komati (R6,1 billion)
were re-commissioned. Of these power stations, Camden already has four units that are commercially operational, with an additional unit coming on line at the end of March 2007.

ESKOM CAPITAL EXPENDITURE(1), 2006/07 - 2010/11

-----------------------------------------------------------------------------------------
R MILLION                2006/07    2007/08    2008/09    2009/10    2010/11       TOTAL
-----------------------------------------------------------------------------------------

Generation                 9 862      8 945     13 977     20 106     23 986       76 876
Transmission               1 630      2 875      3 143      3 271      1 653       12 572
Distribution               3 056      3 557      3 506      3 657      3 962       17 738
Corporate                    405        348        364        349        348        1 814
Other                         35         57        364      1 282      2 678        4 416
-----------------------------------------------------------------------------------------
TOTAL FUNDED BY ESKOM     14 988     15 782     21 354     28 665     32 627      113 416
=========================================================================================

(1).  The above table represents Eskom's R97 billion capital expenditure plan as measured in nominal terms.

Other generation projects include the open cycle gas turbine projects in Mossel
Bay and Atlantis (with a combined cost of R3,5 billion), each of which should have two units operating before winter 2007. Eskom is also planning to double the capacity of its proposed 2 250-MW "Project Alpha" base-load facility. In order to improve transmission capacity, Eskom has completed the Platinum Basin project (R1,3 billion) and is due to complete the strengthening of the Cape
Western Grid (R1,1 billion) later this year. A further 1 450 kilometres of transmission lines, to the southern and western Cape, are also due to be upgraded over the next two years. As of 31 December 2006, expenditure amounting to R3 billion had been directed to refurbish, strengthen and maintain the reliability of the distribution network.

TRANSNET INFRASTRUCTURE INVESTMENT

Transnet is currently revising its capital investment plans. The table below reflects Transnet's estimates at the time of the 2006 Medium Term Budget Policy
Statement. The five-year total has been revised upwards from the 2006 Budget
Review, from R32,7 billion to R64,7 billion.

TRANSNET CAPITAL EXPENDITURE, 2006/07 - 2010/11

-----------------------------------------------------------------------------------------
R MILLION                2006/07    2007/08    2008/09    2009/10    2010/11       TOTAL
-----------------------------------------------------------------------------------------

Spoornet                   7 253      6 991      6 822      5 367      5 038       31 471
NPA                        1 964      4 353      4 268      3 395      4 044       18 024
SAPO                       1 703      2 769      1 355        413        326        6 566
Petronet                     266        503      1 291      2 038        860        4 958
Other(1)                     554        596        715        840        965        3 670
-----------------------------------------------------------------------------------------
TOTAL CORE BUSINESS       11 740     15 212     14 451     12 053     11 233       64 689
=========================================================================================

(1).  Includes Transwerk, Protekon and corporate services.

Investments by Transnet aim to expand rail and ports capacity. The
Sishen-to-Saldanha iron ore line and the Richards Bay coal line are both being expanded at a total estimated cost of R4,9 billion. Expenditure to improve efficiencies at ports includes the Cape Town container terminal expansion (R1,8 billion); a container terminal at the Port of Ngqura, and making the port operational (R4,8 billion); and the expansion of Durban's Pier 1. The widening of the Durban harbour entrance channel is expected to start in 2008.

                              PUBLIC PRIVATE PARTNERSHIPS

PPPS CREATE                   Over the past decade, government has sought to
OPPORTUNITIES FOR             expand partnerships with the private sector
PRIVATE INVESTMENT IN         through mutually beneficial contractual
PUBLIC INFRASTRUCTURE         arrangements. Public private partnerships (PPPs)
                              recognise that private parties have a comparative
                              advantage in delivering certain services, and can
                              do so more efficiently than government, if the
                              incentives are structured appropriately. PPPs
                              provide an additional

                                                         Chapter3: Fiscal Policy
--------------------------------------------------------------------------------

mechanism to deliver public goods, services and
infrastructure on the explicit understanding that
risk is transferred to the private party for an
agreed annual fee paid during the concession
period.

Agreements for six PPP projects were finalised in    THERE ARE NOW 17 PPPS
2006/07 and a further two are expected in the        IN OPERATION
first half of 2007/08. There are now 17 PPPs being
implemented. These include the Gautrain, the
Department of Transport's car fleet management
agreement with seven participating departments,
Inkosi Albert Luthuli hospital in Durban and the
vaccine production PPP, which has commissioned
formulation and quality-control facilities in Cape
Town and Port Elizabeth.

After many years of planning and negotiations, the   AFTER 2011/12,
Gautrain reached financial close in January 2007.    GAUTRAIN'S COSTS WILL BE
This is Africa's largest PPP project. The project    COVERED BY OPERATING
has a 54-month development period, although the      REVENUE
first part of the 80km high-speed commuter rail
system will be operating by June 2010. Over the
MTEF, national and provincial government each
contribute R8,8 billion, and the private sector
contribution amounts to R2,1 billion. During the
development phase (2006/07-- 2011/12) the total
project cost to government, excluding land and
contract management fees, amounts to R22,6
billion. After 2011/12 the project will move into
the operational phase and costs will be covered by
operating revenue.

There are six municipal PPPs registered with the     SIX MUNICIPAL PPPS ARE
National Treasury in the areas of solid waste        REGISTERED WITH NATIONAL
management, commercial property development and      TREASURY
water services. The National Treasury's PPP unit
will issue guidelines for municipal PPPs early in
2007.

As part of improving contract management
throughout government, the contract management
plans and systems for PPP projects that are under
way will be reviewed, with assistance given to the
implementing departments where necessary.

Table 3.11 shows the total value of 23 of the 52     FEASIBILITY STUDIES HAVE
projects under consideration for which               BEEN COMPLETED FOR
comprehensive feasibility studies have been          52 PROJECTS
completed. Outer-year estimates are expected to
rise as more projects are approved for PPP
consideration. These numbers exclude national toll
roads undertaken by the National Roads Agency.

TABLE 3.11 PPP PROJECT CAPITAL VALUE BY SECTOR(1)

--------------------------------------------------
SECTOR                2007/08   2008/09    2009/10
R MILLION                MEDIUM-TERM ESTIMATES
--------------------------------------------------
Health care               116        45          4
Transport               7 169     6 194      4 860
Other infrastructure        3     1 333      1 330
Serviced accommodation    641     2 270      1 162
Information technology     37        37         37
--------------------------------------------------
TOTAL                   7 966     9 879      7 393
==================================================

(1).  Includes government capital contributions.

                                                                              59

2007 Budget Review
--------------------------------------------------------------------------------

                              CONCLUSION

FISCAL STANCE BALANCES        South Africa's fiscal stance balances the need to
INVESTMENT WITH               encourage investment in services and
LONG-TERM REQUIREMENTS        infrastructure with the long-term priority of
                              raising household income and savings. It provides
                              a buffer against economic volatility and creates
                              the space to consider the kind of long- term
                              reforms now under consideration with regard to the
                              social security system.

DEMAND FOR CAPITAL            Public-sector borrowing is expected to grow over
GOODS INCREASES               the next three years, driven by demand for capital
PUBLIC-SECTOR                 goods. Large-scale public investment will expand
BORROWING                     the capacity of both government and the economy.
                              Government savings have improved significantly
                              over the last three years, and the continuation of
                              this development, combined with significant growth
                              in capital expenditure, will contribute to the
                              acceleration of economic growth.

                                                                               4

REVENUE TRENDS AND TAX PROPOSALS

The focus of this year's tax proposals is to accelerate sustainable growth, investment and job creation, reinforcing South Africa's attractiveness as an investment destination, lowering the cost of doing business, and initiating social security and retirement reforms that increase savings and reduce household vulnerability.

The 2007 proposals provide for moderate personal income tax relief, abolish the retirement fund tax and introduce reforms to dividend taxes.

Gross tax revenue in 2006/07 will amount to R489,7 billion, which is R32,9 billion higher than the figure budgeted a year ago. This outcome is mainly a result of robust economic growth and a steady broadening of the tax base through both legislative changes and administrative improvements by the South African
Revenue Service.

OVERVIEW

The government's framework for tax policy seeks to   TAX REFORMS SUPPORT
broaden the tax base and, where appropriate, lower   ACCELERATED GROWTH AND
tax rates to improve the equity of the tax system,   JOB CREATION WHILE
while promoting savings and investment. At the       PROMOTING SAVINGS
same time, policy design aims to minimise the
distortionary impact that taxes could have on
economic growth and employment creation.

Tax collections have been robust over the past
three years as a result of strong economic growth,
improved compliance and cyclical factors. The
recent tax revenue buoyancy is expected to
moderate over the next two years.

The broad underpinnings of the 2007 tax proposals
are:

o   Supporting economic growth, investment and job
    creation, business development and confidence

o   Promoting financial security of households and
    reducing their vulnerability through retirement
    reforms that encourage savings

o   Supporting macroeconomic policy objectives.

Several proposals contained in the 2007 Budget
will contribute to maintaining business confidence
and supporting economic growth. These include
proposed interim reforms to the secondary tax on
companies and its replacement, over the next two
years, with a tax on

                                                                              61

2007 Budget Review
--------------------------------------------------------------------------------

                              shareholders' dividends; introduction of a
                              depreciation allowance for commercial buildings;
                              adjustments to the depreciation regime for rail
                              and port infrastructure; and changes in the tax
                              treatment of the disposal of shares.

ABOLISHING THE                This year's tax proposals encourage long-term
RETIREMENT FUND TAX           savings, including higher levels of domestic
                              savings and provision for retirement. Abolishing
                              the tax on retirement funds is an important
                              further step in the proposed reform of retirement
                              funds. Increases in certain monetary thresholds
                              with respect to retirement funds and estate duties
                              are also proposed.

                              Introduction of a wage subsidy is to be considered
                              towards the end of the medium-term expenditure
                              framework (MTEF) period as part of a package of
                              social security reforms and to reduce the direct
                              cost of employment.

MODERATE PERSONAL             The personal income tax relief proposed for
INCOME TAX RELIEF             individuals is intended to compensate for fiscal
                              drag and for the impact of tax base broadening.
                              In real terms, the personal income tax relief is
                              lower than in the recent past, taking into account
                              the buoyant rate of consumption expenditure growth
                              and the need to reduce risks associated with the
                              current account.

                              The tax proposals take into account the higher
                              tax-to-GDP ratio outcome of 27,1 per cent expected
                              in 2006/07, which is largely a result of the
                              economic cycle and the impact of higher commodity
                              prices. Overall, the proposals reflect a balance
                              between sustaining revenue trends, broadening the
                              tax base and gradually reducing rates.

COORDINATING TAXATION         Government is committed to ensuring that the
POLICY ACROSS NATIONAL,       taxation powers of provincial and local
PROVINCIAL AND LOCAL          governments are exercised within a broader
GOVERNMENT                    national framework, in line with the spirit and
                              intention of the Constitution. The broad themes
                              underpinning the 2007 tax proposals are relevant
                              to all three spheres of government. The new system
                              of municipal property rates and the proposed
                              provincial fuel levy will therefore be introduced
                              without adversely affecting key macroeconomic
                              objectives, economic sectors or households.

                              This chapter explains the main tax proposals
                              included in the 2007 Budget and reviews revenue
                              collection trends and estimates for 2006/07.
                              Annexure C elaborates on these and other
                              proposals.

                              MAIN TAX PROPOSALS

                              The 2007 Budget will provide net tax relief of
                              R12,4 billion. The tax proposals include:

                              o   Replacing the secondary tax on companies
                                  with a dividend tax, reducing the rate from
                                  12,5 per cent to 10,0 per cent and broadening
                                  the base

                              o   Personal income tax relief for individuals
                                  amounting to R8,4 billion

                              o   Abolishing the retirement fund tax

                              o   Treating the sale of shares (equities) held
                                  for more than three years as capital gains

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

o   Increasing the tax-free interest and dividend
    income monetary thresholds

o   Streamlining tax and regulatory aspects of
    retirement funds

o   Protecting South Africa's intellectual
    property rights tax base

o   Increasing excise duties on tobacco products
    and alcoholic beverages

o   Increasing the general fuel levy and the Road
    Accident Fund (RAF) levy.

CONSOLIDATED NATIONAL REVENUE ESTIMATES

Table 4.1 sets out the consolidated national         REVISED CONSOLIDATED
revenue from 2005/06 to 2009/10, consisting of       REVENUE ESTIMATED AT
main budget revenue, the receipts of social          R496,2 BILLION FOR
security funds and foreign technical assistance.     2006/07
Consolidated national revenue in 2005/06 amounted
to R430,5 billion, which is 11 per cent higher
than the 2005 Budget estimate. The revised figure
for 2006/07 is estimated at R496,2 billion, which
is 6,2 per cent higher than the 2006 Budget
estimate.

TABLE 4.1 CONSOLIDATED NATIONAL REVENUE, 2005/06 - 2009/10
----------------------------------------------------------------------------------------------------------------
                                       2005/06           2006/07          2007/08    2008/09       2009/10
                                       OUTCOME     BUDGET     REVISED            MEDIUM-TERM ESTIMATES
R MILLION                                         ESTIMATE    ESTIMATE
----------------------------------------------------------------------------------------------------------------

Total tax revenue                         417 334    456 786     489 662    556 562     606 870         659 820
Less: SACU payments                       -14 145    -19 744     -25 172    -23 053     -27 075         -29 551
Non-tax revenue(1)                          8 559      9 320      11 346     11 093      11 371          11 246
----------------------------------------------------------------------------------------------------------------
MAIN BUDGET REVENUE(2)                    411 748    446 362     475 836    544 602     591 166         641 515
  Percentage of GDP                          26,1%      25,4%       27,1%      28,1%       27,6%           27,0%
----------------------------------------------------------------------------------------------------------------
SOCIAL SECURITY FUNDS
Tax revenue                                15 357     16 645      17 412     19 664      22 085          24 434
Non-tax revenue(3)                          4 489      2 630       1 459      1 442       1 617           1 825
----------------------------------------------------------------------------------------------------------------
TOTAL SOCIAL SECURITY REVENUE              19 846     19 275      18 871     21 107      23 701          26 258
RDP fund receipts and technical             1 624      1 550       1 550      1 550       1 550           1 550
co-operation
----------------------------------------------------------------------------------------------------------------
CONSOLIDATED NATIONAL REVENUE(4)          430 505    467 182     496 248    567 249     616 407         669 312
================================================================================================================

(1.)  Includes departmental revenue, transactions in assets and liabilities, and foreign grants received.

(2.)  Included over the medium term is the on-budget financing as replacement of the RSC levies.

(3.)  Includes own revenue, sale of capital assets and grants received.

(4.)  Transfers between funds have been netted out.

NATIONAL BUDGET REVENUE - REVISED ESTIMATES

Variations between the original revenue estimates
and final outcomes reflect estimation uncertainty,
changes in economic trends, and improved
compliance efforts. Table 4.2 highlights budget
estimates and revenue outcomes of the major tax
instruments for 2005/06 and projected revenue
outcomes for 2006/07. Tables 2 and 3 in Annexure B
set out these numbers in greater detail.

                                                                              63

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 4.2 MAIN BUDGET ESTIMATES AND REVENUE OUTCOME, 2005/06 AND 2006/07
-----------------------------------------------------------------------------------------------------------------------
                                               2005/06                             2006/07                    2005/06-
                                    BUDGET     OUTCOME    DEVIATION    BUDGET      REVISED      DEVIATION     2006/07%
                                   ESTIMATE                           ESTIMATE     ESTIMATE                    CHANGE
R MILLION
-----------------------------------------------------------------------------------------------------------------------

TAXES ON INCOME AND PROFITS         200 855    230 804      29 949     245 816      274 300        28 485        18,8%
  Personal income tax               116 890    125 645       8 755     132 475      139 000         6 525        10,6%
  Company tax                        68 715     86 161      17 446      95 201      114 771        19 571        33,2%
  Secondary tax on companies          8 700     12 278       3 578      13 850       15 700         1 850        27,9%
  Tax on retirement funds             4 900      4 783        -117       2 400        2 750           350       -42,5%
  Other                               1 650      1 937         287       1 890        2 079           189         7,3%
TAXES ON PAYROLL AND                  4 908      4 872         -36       5 600        5 850           250        20,1%
WORKFORCE
TAXES ON PROPERTY                     9 820     11 138       1 318       8 922       10 345         1 423        -7,1%
DOMESTIC TAXES ON GOODS             143 091    151 362       8 271     171 885      174 667         2 783        15,4%
AND SERVICES
  Value-added tax                   105 975    114 352       8 377     131 200      134 562         3 362        17,7%
  Specific excise duties             14 509     14 547          37      16 616       16 100          -516        10,7%
  Levies on fuel                     20 650     20 507        -143      21 800       21 750           -50         6,1%
  Other                               1 957      1 957           0       2 269        2 255           -14        15,2%
TAXES ON INTERNATIONAL TRADE         13 200     18 202       5 002      23 600       23 900           300        31,3%
AND TRANSACTIONS
STAMP DUTIES AND FEES                   900        793        -107         964          600          -364       -24,3%
STATE MISCELLANEOUS                      --        164         164          --           --            --      -100,0%
REVENUE(1)
-----------------------------------------------------------------------------------------------------------------------
TOTAL TAX REVENUE                   372 774    417 334      44 560     456 786      489 662        32 876        17,3%
Departmental revenue(2)               8 502      7 642        -860       8 585        9 532           947        24,7%
Transactions in assets and              646        917         271         735        1 813         1 078        97,8%
liabilities
Less: SACU payments                 -12 053    -14 145      -2 092     -19 744      -25 172        -5 428        78,0%
-----------------------------------------------------------------------------------------------------------------------
MAIN BUDGET REVENUE                 369 869    411 748      41 878     446 362      475 836        29 474        15,6%
=======================================================================================================================

(1.)  Revenue received by SARS in respect of taxation which could not be allocated to a specific tax instrument.

(2.)  The budget estimate for 2005/06 includes an amount for the proceeds of foreign exchange amnesty but the actual outcome excludes it. See note 6
      Annex B Table 3

                              OUTCOME FOR 2005/06 AND REVISED ESTIMATE FOR
                              2006/07

                              Audited results show that main budget revenue for
                              2005/06 was R411,7 billion and was in line with
                              the revised estimate. The outcome of main budget
                              revenue for 2005/06 was 11,3 per cent higher than
                              the original estimate in February 2005.

HIGHER TAX COLLECTIONS        Based on the revised macroeconomic projections
OWING TO STRONG               outlined in Chapter 2 and revenue trends for the
ECONOMIC PERFORMANCE          first nine months of the fiscal year, the main
                              budget revenue estimate for 2006/07 is revised to
                              R475,8 billion, 6,6 per cent higher than the
                              original budget of R446,4 billion announced in
                              February 2006. The increased revenue estimates
                              result from higher collections of company tax,
                              personal income tax and VAT.

GROWING TAXPAYER BASE         Taxes on income and profits are expected to be
NOW NUMBERS 4,9               11,6 per cent higher than the original budget
MILLION                       estimate. Personal income tax is expected to reach
                              R139 billion, which is R6,5 billion above the
                              original estimate, mainly as a result of rising
                              employment and real salary increases. In the first
                              four months of 2006/07, the number of registered
                              taxpayers increased by 176 000, taking the total
                              number to 4,9 million.

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

The revised estimate for corporate income tax is     HIGHER COLLECTIONS FROM
R114,8 billion, which is 20,6 per cent higher than   VAT AND COMPANY TAX
originally budgeted. Company income tax and the
secondary tax on companies are respectively
expected to generate R19,6 billion and R1,9
billion more than budgeted as a result of
higher-than-expected company profits.

VAT receipts are expected to total R134,6 billion,
about R3,3 billion above the 2006 Budget estimate.
The revised revenue estimate from specific excise
duties of R16,1 billion is R516 million lower than
originally budgeted. Fuel levies should raise
R21,8 billion, broadly in line with expectations.

Customs duty revenues are revised upwards by R300    INCREASED IMPORT
million as a result of high import volumes, which    VOLUMES FUEL CUSTOMS
reflect strong underlying economic growth and the    DUTY REVENUES
relative strength of the rand. South Africa's
continued commitment to its trading partners in
the South African Customs Union (SACU) will result
in a revised tax revenue charge of R25,2 billion
according to the revenue-sharing formula, which is
R5,4 billion higher than the 2006 Budget estimate.

Table 4.3 sets out the actual revenue collections
for 2004/05 and 2005/06, and the estimates for
2006/07 to 2009/10. More detailed information is
provided in Tables 2 and 3 of Annexure B.

TABLE 4.3 MAIN BUDGET REVENUE, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                   2003/04    2004/05    2005/06     2006/07    2007/08    2008/09    2009/10
                                               ACTUAL                REVISED        MEDIUM-TERM ESTIMATES
R MILLION                                                            ESTIMATE
--------------------------------------------------------------------------------------------------------------

Taxes on income and profits        171 963    195 219    230 804     274 300    312 150    342 535    373 081
Taxes on payroll and                 3 896      4 443      4 872       5 850      6 500      7 150      7 851
workforce
Taxes on property                    6 707      9 013     11 138      10 345     10 995     11 996     13 130
Domestic taxes on goods            110 174    131 983    151 362     174 667    199 210    214 791    232 263
and services
Taxes on international trade         8 414     13 286     18 202      23 900     27 485     30 167     33 252
and transactions
Stamp duties and fees                1 360      1 168        793         600        222        232        243
State miscellaneous                     -7       -131        164          --         --         --         --
revenue(1)
--------------------------------------------------------------------------------------------------------------
TOTAL TAX REVENUE                  302 508    354 980    417 334     489 662    556 562    606 870    659 820
Departmental revenue                 5 931      5 520      7 642       9 532      9 185      9 378      9 163
Transactions in assets                 715        682        917       1 813      1 907      1 993      2 083
and liabilities
Less: SACU payments                 -9 723    -13 328    -14 145     -25 172    -23 053    -27 075    -29 551
--------------------------------------------------------------------------------------------------------------
MAIN BUDGET REVENUE                299 431    347 854    411 748     475 836    544 602    591 166    641 515
  Percentage of GDP                  23,2%      24,3%      26,1%       27,1%      28,1%      27,6%      27,0%
--------------------------------------------------------------------------------------------------------------
Gross domestic product           1 288 952  1 430 673  1 580 119   1 755 340  1 938 934  2 141 747  2 379 299
==============================================================================================================

(1.)  Revenue received by SARS in respect of taxation which could not be allocated to a specific tax instrument.

TAX REVENUE TRENDS

South Africa's robust tax system and the positive
effects of recent tax reforms, improvements in
administration and compliance are reflected in the
continued strength of revenue collection.

                                                                              65

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TAX REVENUE BUOYANCY AND FORECASTING

The continued buoyancy of tax revenues reflects strong economic growth, the positive effects of recent reforms, improvements in tax administration and compliance. Healthy revenue trends contribute to the recent increase in the tax-to-GDP ratio, with tax receipts growing at a faster rate than reported GDP.

The tax-to-GDP multiplier is the ratio by which tax revenue changes for a given change in nominal GDP. Over the long term, in the absence of significant changes in the tax system and/or the structure of the economy, tax revenues are expected to increase by the same percentage as GDP. That would imply a tax multiplier, or buoyancy factor, of one. The average value of the tax multiplier since 1983/84 is 1,06. However, there have been significant peaks (1,76 in 1985/86 and 1,68 in
2005/06) and troughs (0,54 in 1991/92 and 0,71 in 2000/01). These fluctuations have been due to cyclical factors, such as swings in commodity prices, the external value of the currency and shifts in the business cycle.

There are indications that the higher gross tax revenue buoyancy experienced over the past few years may be slowing down during 2007/08.
--------------------------------------------------------------------------------

THREE TAX INSTRUMENTS         When analysing the relationship between gross tax
ACCOUNT FOR ABOUT 80          revenues and GDP (see the box on revenue
PER CENT OF ALL REVENUES      buoyancy), the composition of tax revenues should
                              be considered. The three main tax instruments
                              (personal income tax, VAT and company income tax)
                              account for about 80 per cent of gross tax
                              revenues. The contribution of two of the three tax
                              instruments has changed significantly over the
                              past 20 years.

VAT IS THE MOST STABLE        Of the three, VAT has been the most stable source
SOURCE OF TAX REVENUES        of revenue. Improvements in tax administration,
                              tax compliance and the increased share of
                              consumption expenditure as a percentage of GDP
                              have contributed to the increase in VAT receipts
                              as a percentage of total tax revenues since
                              2003/04. The balance in the contribution by
                              incorporated businesses and individuals (and
                              unincorporated businesses) to total tax revenues
                              has been restored, following a significant
                              divergence in the 1990s.

                              REVENUE ESTIMATES AND 2007 TAX PROPOSALS

                              Table 4.4 sets out the estimates of revenue before
                              tax proposals for 2007/08, based on the
                              macroeconomic assumptions set out in Chapter 2 and
                              the existing tax structure. Annexure C contains
                              additional proposals of a more technical nature.

PERSONAL INCOME TAX           Main budget revenue in 2007/08 is estimated to be
COLLECTION EXPECTED TO        R557 billion before any tax changes are proposed.
INCREASE BY                   Personal income tax is projected to increase by
17,9 PER CENT                 17,9 per cent to R164 billion. Company tax and VAT
                              are projected to raise R139,3 billion and R155
                              billion, up 21,4 per cent and 15,2 per cent
                              respectively.

                              OVERVIEW OF TAX PROPOSALS

TAX PROPOSALS PROMOTE         Table 4.5 provides the anticipated revenue impact
INVESTMENT AND                of the 2007 tax proposals, the net effect of which
BUSINESS DEVELOPMENT          is to reduce the estimated total tax revenue by
                              R12,4 billion.

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

TABLE 4.4 ESTIMATES OF REVENUE BEFORE TAX PROPOSALS, 2007/08
-----------------------------------------------------------------------
                                   2006/07      2007/08    PERCENTAGE
                                   REVISED    BEFORE TAX     CHANGE
R MILLION                         ESTIMATE     PROPOSALS
-----------------------------------------------------------------------
TAXES ON INCOME AND PROFITS        274 300       326 500         19,0%
  Personal income tax              139 000       163 900         17,9%
  Company tax                      114 771       139 300         21,4%
  Secondary tax on companies        15 700        18 000         14,6%
  Tax on retirement funds            2 750         3 000          9,1%
  Other                              2 079         2 300         10,6%
TAXES ON PAYROLL AND                 5 850         6 500         11,1%
WORKFORCE
TAXES ON PROPERTY                   10 345        11 000          6,3%
DOMESTIC TAXES ON GOODS AND        174 667       196 865         12,7%
SERVICES
  Value-added tax                  134 562       155 068         15,2%
  Excise duties                     17 400        17 812          2,4%
  Levies on fuel                    21 750        22 988          5,7%
  Other                                955           997          4,4%
TAXES ON INTERNATIONAL TRADE        23 900        27 485         15,0%
AND TRANSACTIONS
STAMP DUTIES AND FEES                  600           612          2,0%
-----------------------------------------------------------------------
TOTAL TAX REVENUE                  489 662       568 962         16,2%
Departmental revenue                 9 532         9 185         -3,6%
Transactions in assets and           1 813         1 907
liabilities                                                       5,2%
Less: SACU payments                -25 172       -23 053         -8,4%
-----------------------------------------------------------------------
MAIN BUDGET REVENUE                475 836       557 002         17,1%
=======================================================================

GROWTH, BUSINESS DEVELOPMENT AND JOB CREATION

Reforms to the taxation of dividends

While dividend taxes are a familiar feature of       REFORMS PROPOSED TO
taxation worldwide, they are typically imposed at    SECONDARY TAX ON
a shareholder level, with treaty relief for          COMPANIES
foreign investors. Some have argued that South
Africa's secondary tax on companies raises the
cost of equity financing to the detriment of
economic growth. To help lower the cost of doing
business, government proposes to phase out the
secondary tax on companies and replace it with a
dividend tax.

This reform will happen in two phases. During the    BASE OF TAXABLE
first phase and in line with previous reforms, the   DIVIDENDS WILL BROADEN
proposals reduce the rate and broaden the base.      BEYOND CURRENT NARROW
The dividend tax will apply at a rate of 10 per      INTERPRETATION
cent, down from the current 12,5 per cent
secondary tax on companies rate. This will apply
to all distributions. The base of taxable
dividends will broaden beyond the current narrow
interpretation of profits.

Phase two, commencing in 2008, will entail
conversion to a dividend tax on shareholders, with
administrative enforcement through a withholding
tax at company level. The implementation of this
phase will depend on the renegotiation of several
international tax treaties.

                                                                              67

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 4.5 SUMMARY EFFECTS OF TAX PROPOSALS, 2007/08
--------------------------------------------------------------------------------------------------
                                                                       EFFECT OF TAX
R MILLION                                                                PROPOSALS
--------------------------------------------------------------------------------------------------

Tax revenue                                                                               568 962
Non-tax revenue                                                                            11 093
Less: SACU payments                                                                       -23 053
--------------------------------------------------------------------------------------------------
MAIN BUDGET REVENUE, BEFORE TAX PROPOSALS                                                 557 002
BUDGET 2007/08 PROPOSALS:                                                                 -12 400
TAXES ON INDIVIDUALS AND COMPANIES                                          -14 655

  PERSONAL INCOME TAX                                                        -8 870
     Adjust personal income tax rate structure                               -8 400
     Adjustment in monetary thresholds (estate duty, savings, etc.)            -470

  ABOLISH RETIREMENT FUND TAX                                                -3 000

  BUSINESS TAXES                                                             -2 785
     Reform of secondary tax on companies                                    -2 000
     Depreciation:commercial buildings, environment, rail, etc                 -600
     Adjustment of threshold: Public Benefit Organisations                     -185

INDIRECT TAXES                                                                2 255
  Increase in General Fuel Levy                                                 950
  Increase in alcohol taxes                                                     795
  Increase in tobacco taxes                                                     685
  Abolish stamp duties on short term leases                                     -90
  Abolish ad valorem duties on certain products                                 -85
--------------------------------------------------------------------------------------------------
MAIN BUDGET REVENUE (AFTER TAX PROPOSALS)                                                 544 602
==================================================================================================

                              Phase one will become effective from 1 October
                              2007, except for certain immediate anti-avoidance
                              measures taking effect as of 21 February 2007.
                              Phase one will apply to all distributions made on
                              or after the general effective date, even if those
                              distributions stem partly or wholly from
                              pre-effective date profits. The net estimated
                              revenue loss from the first phase of this reform
                              will amount to R2 billion during 2007/08 (in
                              respect of the six-month period from 1 October
                              2007 until the end of the fiscal year).

                              Taxation of gains on long-term equity investments

TAX BURDEN ON EQUITY          The gains realised on the sale of shares can be
INVESTMENTS TO BE             taxed either as ordinary income or capital gains,
REDUCED                       depending on facts and circumstances. However, the
                              facts and circumstances test is problematic. It
                              results in some large institutions receiving
                              capital gains tax treatment on the sale of shares,
                              and many other players paying ordinary income tax.
                              In order to provide equitable treatment, all
                              shares disposed of after three years will trigger
                              a capital gains tax event. This proposal will not
                              affect the ordinary income tax treatment of
                              executive employee share schemes. It will,
                              however, require anti-avoidance rules that will
                              prevent taxpayers from transferring new assets
                              into shareholdings held for the three-year period.
                              The above proposal will take effect on 1 October
                              2007.

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

Depreciation

The tax regime related to depreciation of fixed
and moveable assets will be reviewed to ensure a
greater degree of consistency. The following
interim amendments are proposed.

RAIL LOCOMOTIVES, WAGONS AND PORT ASSETS

One way of reducing the cost of doing business in    DEPRECIATION PERIOD FOR
South Africa is to improve the efficiency of         NEW RAIL LOCOMOTIVES
transport networks and ports. It is proposed to      AND WAGONS REDUCED
reduce the tax depreciation periods for new rail
locomotives and rail wagons from 14 years to five
years. It is also proposed that new quay walls and
other port facilities qualify for deductions over
20 years. This would match other infrastructure
depreciation periods, such as those applying to
aircraft runways.

COMMERCIAL BUILDINGS

The Income Tax Act provides for the depreciation     CHANGES TO THE TAX
of buildings used for manufacturing and similar      DEPRECIATION OF
processes. However, it does not provide for tax      COMMERCIAL BUILDINGS
depreciation for certain commercial buildings. It
is proposed that tax depreciation allowances for
the economic wear-and-tear of newly constructed
commercial buildings (and upgrades) be
implemented. It is envisaged that the rate will be
5 per cent per year (i.e., a write-off period of
20 years).

ENVIRONMENTAL CAPITAL EXPENSES

In line with global trends, South African            RULES TO ACCOUNT FOR
businesses are increasingly subject to               GROWING ENVIRONMENTAL
environmental regulatory oversight. However, the     OVERSIGHT
Income Tax Act has not kept abreast of the
importance of expenditure in this regard.
Environmental capital structures (such as dams and
tanks) are often not depreciable. In addition,
environmental clean-up, restoration and
decommissioning are often seen as non-deductible
capital expenditures. It is proposed that the
above capital expenditures qualify for
depreciation allowances or immediate deductions,
depending on the circumstances.

CORPORATE REORGANISATION AND BEE TRANSACTIONS

An important issue for black economic empowerment    FURTHER EASING OF TAX
(BEE) transactions is the ability of BEE partners    OBSTACLES TO CORPORATE
to raise financing. Amendments to the Income Tax     REORGANISATION AND BEE
Act are proposed to ensure that BEE and other
similar restructurings do not encounter undue
additional tax costs. A detailed discussion of
these proposals is provided in Annexure C.

RELIEF FOR INDIVIDUALS

The 2007 Budget provides tax relief for
individuals in the form of increases in both the
primary and secondary rebates, and upward
adjustments across the income tax brackets. These
adjustments make provision for personal income tax
relief amounting to R8,4 billion .

                                                                              69

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 4.6 PERSONAL INCOME TAX RATE AND BRACKET ADJUSTMENTS, 2006/07 AND 2007/08
-----------------------------------------------------------------------------------------------------------------
                      2006/07                                                     2007/08
TAXABLE INCOME (R)      RATES OF TAX                       TAXABLE INCOME (R)       RATES OF TAX
-----------------------------------------------------------------------------------------------------------------

0 - 100 000             18% of each R1                     0 - 112 500              18% of each R1
100 001 - 160 000       R18 000 + 25% of the amount        112 501 - 180 000        R20 250 + 25% of the amount
                        above R100 000                                              above R112 500
160 001 - 220 000       R33 000 + 30% of the amount        180 001 - 250 000        R37 125 + 30% of the amount
                        above R160 000                                              above R180 000
220 001 - 300 000       R51 000 + 35% of the amount        250 001 - 350 000        R58 125 + 35% of the amount
                        above R220 000                                              above R250 000
300 001 - 400 000       R79 000 + 38% of the amount        350 001 - 450 000        R93 125 + 38% of the amount
                        above R300 000                                              above R350 000
400 001 and above       R117 000 + 40% of the amount       450 001 and above        R131 125 + 40% of the amount
                        above R400 000                                              above R450 000
-----------------------------------------------------------------------------------------------------------------
REBATES                                                    REBATES
Primary                 R7 200                             Primary                  R7 740
Secondary               R4 500                             Secondary                R4 680
TAX THRESHOLD                                              TAX THRESHOLD
Below age 65            R40 000                            Below age 65             R43 000
Age 65 and over         R65 000                            Age 65 and over          R69 000
-----------------------------------------------------------------------------------------------------------------

                              The primary rebate is raised to R7 740 from R7
                              200, increasing the income tax threshold for
                              taxpayers below 65 years to R43 000

                              ADJUSTMENTS IN MEDICAL CAPS

MONTHLY MONETARY CAPS         As mentioned in the 2006 Medium Term Budget Policy
FOR MEDICAL SCHEME            Statement, the monthly monetary caps for tax-free
CONTRIBUTIONS INCREASED       medical scheme contributions will be increased
                              with effect from 1 March 2007, from R500 to R530
                              for each of the first two beneficiaries, and from
                              R300 to R320 for each additional beneficiary.

                              SAVINGS AND RETIREMENT REFORM

AN EFFICIENT AND              The proposed reforms to retirement saving,
EQUITABLE FRAMEWORK FOR       outlined in Chapter 6 as part of the broader
INDIVIDUAL RETIREMENT         social security reforms, are aimed at providing an
                              efficient and equitable framework for individuals
                              to provide for their retirement. Mandatory
                              contributions, compulsory preservation,
                              portability and enhanced regulation together
                              provide the foundation for the retirement funding
                              reforms.

                              The tax treatment of retirement savings must
                              complement these regulatory and institutional
                              reforms. Details of these reforms will be
                              published by the National Treasury in a separate
                              discussion paper, including reforms to the tax
                              system that seek to maintain sufficient incentive
                              to provide adequately for retirement, while
                              addressing inequities and complexity in the
                              current system.

                              In keeping with practice in many other countries,
                              the reforms will see a shift towards an
                              expenditure model of retirement fund taxation, in
                              which contributions to retirement funds are
                              eligible for full or partial deductibility,
                              investment growth is tax exempt and benefits are

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

taxable. As part of this, a uniform and more
equitable tax treatment of contributions to
pension, provident and retirement annuity funds
will be phased in over time, consisting of three
parts - favourable tax treatment of a basic
savings element, some tax encouragement of a
supplementary component, and no special tax
treatment above a specified ceiling. The reforms
will improve equity and more effectively encourage
long-term savings by lower and middle income
individuals.

It is hoped the complete package of reforms will     SEVERAL ELEMENTS OF
be finalised during the course of 2007, following    REFORM PACKAGE WILL BE
further consultation in the light of social          IMPLEMENTED IN 2007
security reform discussions. However, several
elements of the reform package outlined below will
be implemented in 2007.

Abolition of retirement fund tax

Retirement fund tax on interest and rental income    RETIREMENT FUND TAX IS
will be abolished with effect from 1 March 2007.     ABOLISHED FROM
This is consistent with the shift to the             1 MARCH 2007
retirement savings taxation model outlined above.
It will result in improved returns for retirement
fund members and should be seen as a counterpart
to the proposed limitations on tax deductibility
of retirement fund contributions by high-income
individuals.

Simplifying retirement fund thresholds

The tax rules permitting lump sum withdrawals upon
retirement are overly complex, resulting in
unnecessary compliance costs. To alleviate these
difficulties, government will simplify the tax
system for lump sum withdrawals. To streamline the
tax administration process, withholding taxes on
lump sum retirement fund payments to persons with
taxable income of less than R43 000 per year (the
revised income tax threshold) will be abolished.

Streamlining the tax regulatory regime for
retirement funds

Retirement funds have to comply with two sets of     A LESS COMPLEX
regulatory legislation, making for an                REGULATORY LANDSCAPE
unnecessarily complex regulatory landscape. A
streamlined tax administration environment will
reduce the indirect costs incurred by retirement
fund members, resulting in improved retirement
savings. As a first step, regulatory requirements
contained in the Income Tax Act and related
regulatory notes will effectively be moved to the
Pension Funds Act. This will result in reduced
regulatory costs without sacrificing oversight.

Foreign collective investment schemes

It has come to government's attention that foreign   AMENDMENTS TO
collective investment schemes in the hands of        ALLEVIATE HIGHER TAX AND
long-term insurers are inadvertently subject to a    COMPLIANCE BURDEN
higher level of tax than schemes held directly by
beneficiaries. Changes in policyholders' portfolio
preferences can result in foreign collective
investment schemes moving in and out of the
controlled foreign company regime. This places a
large administrative burden on the scheme's
manager to

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                              monitor such movements. Legislative amendments to
                              alleviate the higher tax and compliance burden
                              will be introduced.

                              Tax-free savings thresholds

INTEREST, DIVIDEND AND        In line with adjustments made in previous years,
CAPITAL TAX-FREE              it is proposed to increase the interest and
THRESHOLD ADJUSTMENT          dividend income tax-free threshold for individuals
                              younger than 65 years from R16 500 to R18 000 and
                              for individuals aged 65 years and older from R24
                              500 to R26 000. It is also proposed to increase
                              the threshold for the tax-free income of foreign
                              dividends and interest from R2 500 to R3 000 per
                              year. As part of the overall package of
                              encouraging savings, the annual exclusion
                              threshold for capital gains or losses will be
                              increased from R12 500 to R15 000.

                              Estate duties, donations tax and capital gains tax

ESTATE DUTY EXEMPTION         The exempt threshold for estate duties was
INCREASED TO R3,5             increased from R1,5 million to R2,5 million in
MILLION                       2006. It is proposed to increase this threshold
                              further to R3,5 million in 2007. It is also
                              proposed to increase the monetary threshold below
                              which no capital gains tax is imposed at death
                              from R60 000 to R120 000; and the threshold below
                              which no donations tax is payable from R50 000 to
                              R100 000.

                              Lump sum death benefits

TAX-FREE TREATMENT OF         The Income Tax Act provides for certain lump sums
LUMP SUMP PAYMENTS            paid in respect of the death caused by an
COVERING DEATH AT WORK        occupational injury to be tax-free. However,
                              payments of a similar kind made outside the
                              Compensation for Occupational Injuries and
                              Diseases Act (1993) framework are as a rule
                              subject to income tax. It is proposed that
                              payments in respect of death while at work be
                              tax-free up to a monetary cap of R300 000.

                              CUSTOMS AND EXCISE DUTIES

                              Updating customs and excise definitions

RECLASSIFICATION OF           Customs duties as defined in the Customs and
EXCISE DUTY REVENUES          Excise Duty Act (1964) incorrectly include excise
ON IMPORTS                    duties on imports. Excise duties on imported goods
                              will, in keeping with international practice, be
                              classified as excise duty revenues and not as
                              customs duty revenues. This will provide for a
                              more consistent international comparison of tax
                              revenues and better reflect trends in customs
                              revenues. Government will consult with SACU member
                              states to effect similar changes to their
                              legislation.

                              Excise duties: alcoholic beverages

                              Excise duties on alcoholic beverages will be
                              increased in accordance with the policy decision
                              to target a total tax burden (excise duties plus
                              VAT) of 23, 33 and 43 per cent on wine products,
                              malt beer and spirits, respectively. No increase
                              in the excise duty on traditional beer is
                              proposed. The proposed increases vary between 8,0
                              and 10,5 per cent as indicated in Table 4.7.

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

Excise duties: tobacco products

Excise duties on tobacco products will be            TOBACCO TAXES INCREASE
increased in accordance with the policy decision     IN LINE WITH POLICY
to target a total tax burden (excise duties + VAT)
of 52 per cent for all categories of tobacco
products. The proposed increases vary between 5,3
and 10,7 per cent, as indicated in Table 4.7.

At least one tobacco company has started to import
a smokeless tobacco called snus. Although the
market for this product is currently small, an
appropriate tax treatment will be introduced.

Ad valorem excise duties

Government proposes to abolish the ad valorem        MORE AD VALOREM EXCISE
excise duties on products as listed in Table C.5     DUTIES ARE ABOLISHED
in Annexure C. The estimated revenue loss due to
this proposal is R85 million.

TABLE 4.7 CHANGES IN SPECIFIC EXCISE DUTIES, 2007/08
-------------------------------------------------------------------------------------------------------------
                                       CURRENT                  PROPOSED             CHANGE IN EXCISE DUTIES
PRODUCT                            EXCISE DUTY RATE         EXCISE DUTY RATE         NOMINAL            REAL
-------------------------------------------------------------------------------------------------------------

Malt beer                           R36,68 / litre           R39,61 / litre            8,0%             3,1%
                                 of absolute alcohol       of absolute alcohol
                                  (62,35c / average         (67,34c / average
                                      340ml can)               340ml can)
-------------------------------------------------------------------------------------------------------------
Traditional African beer            7,82c / litre             7,82c / litre            0,0%             -4,9%
-------------------------------------------------------------------------------------------------------------
Traditional African beer             34,70c / kg               34,70c / kg             0,0%             -4,9%
powder
-------------------------------------------------------------------------------------------------------------
Unfortified wine                   158,09c / litre           171,53c / litre           8,5%             3,6%
-------------------------------------------------------------------------------------------------------------
Fortified wine                      287,88c/ litre           316,67c/ litre           10,0%             5,1%
-------------------------------------------------------------------------------------------------------------
Sparkling wine                      465,58c/ litre           512,14c/ litre           10,0%             5,1%
-------------------------------------------------------------------------------------------------------------
Ciders and alcoholic               183.38c / litre           198,05c / litre           8,0%             3,1%
fruit beverages                   (62,35c / average         (67,34c / average
                                     340 ml can)               340 ml can)
-------------------------------------------------------------------------------------------------------------
Spirits                             R55,21 / litre           R61,01 / litre           10,5%             5,6%
                                 of absolute alcohol       of absolute alcohol
                                      (R17,80 /                 (R19,68 /
                                    750 ml bottle)           750 ml bottle)
-------------------------------------------------------------------------------------------------------------
Cigarettes                           556,08c / 20             615,65c / 20            10,7%             5,8%
                                      cigarettes               cigarettes
-------------------------------------------------------------------------------------------------------------
Cigarette tobacco                   782,47c / 50g             824,18c / 50g            5,3%             0,4%
-------------------------------------------------------------------------------------------------------------
Pipe tobacco                        206,55c / 25g             218,47c / 25g            5,8%             0,9%
-------------------------------------------------------------------------------------------------------------
Cigars                               R34,16/ 23g               R37,73/ 23g            10,5%             5,6%
=============================================================================================================

FUEL LEVIES

General fuel levy

It is proposed to increase the general fuel levy     PETROL AND DIESEL TAX UP
by 5 c/l for both petrol and diesel, taking the      BY 5 C/L
levy on these products to 121 c/l and 105 c/l,
respectively. The increase in the general fuel
levy will become effective on 4 April 2007.

Road Accident Fund levy

It is proposed to increase the RAF levy on both
petrol and diesel by 5 c/l, from 36,5 c/l to 41,5
c/l, with effect from 4 April 2007. This

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                              adjustment is intended to cover the growth in RAF
                              claims and improve capacity to deal with the
                              existing claims backlog. See Chapter 6 for a
                              discussion of the RAF restructuring.

                              Biofuels

                              In December 2006, Cabinet endorsed the draft
                              biofuels industrial strategy, which will be
                              finalised in consultation with key stakeholders by
                              May 2007. The fuel tax regime for biofuels and
                              bioethanol in particular will be reviewed during
                              2007.

TABLE 4.8TOTAL COMBINED FUEL LEVY ON LEADED PETROL AND DIESEL, 2005/06 - 2007/08
-----------------------------------------------------------------------------------------------------
                                       2005/06                2006/07                 2007/08
                                93 OCTANE    DIESEL    93 OCTANE     DIESEL    93 OCTANE     DIESEL
                                 PETROL                 PETROL                   PETROL
-----------------------------------------------------------------------------------------------------

General fuel levy                   116,0     100,0        116,0      100,0        121,0       105,0
Road Accident Fund levy              31,5      31,5         36,5       36,5         41,5        41,5
Customs and excise levy               4,0       4,0          4,0        4,0          4,0         4,0
Equalisation fund levy                 --        --           --         --           --          --
Illuminating paraffin marker           --      0,01           --       0,01           --        0,01
-----------------------------------------------------------------------------------------------------
TOTAL                               151,5     135,5        156,5      140,5        166,5       150,5
Pump price: Gauteng                 420,0     384,5        550,0      517,8        561,0       542,1
(as in February)(1)
-----------------------------------------------------------------------------------------------------
Taxes as % of pump price             36,1%     35,2%        28,5%      27,1%        29,7%       27,8%
=====================================================================================================

(1.)  Diesel (0,05% sulphur) wholesale price (retail price not regulated).

                              LIQUID FUELS INDUSTRY

TASK TEAM SUBMITTED           The task team appointed by the Minister of Finance
ITS REPORT TO THE             to investigate possible reforms to the fiscal
MINISTER OF FINANCE IN        regime applicable to windfall profits in the
EARLY FEBRUARY                liquid fuels sector, with particular reference to
                              synthetic fuels, submitted its report on 9
                              February 2007.

                              The task team also explored the regulatory
                              environment pertaining to the liquid fuels
                              industry. The Minister of Finance has referred
                              these matters to the Minister of Minerals and
                              Energy for further consideration. The Minister of
                              Finance will, in due course, respond to the fiscal
                              recommendations of the task team.

REPORT PROPOSES AN            The task team proposed, firstly, an additional tax
ADDITIONAL TAX ON             on existing synthetic fuels producer volumes at a
SYNTHETIC FUELS               level commensurate with a permanent structural
                              increase in oil commodity prices, and triggered at
                              an appropriate threshold/price. Preliminary
                              indications are that this threshold should be
                              between US$45 and US$55 per barrel of crude oil.

                              To cater for the volatility of oil prices, the
                              task team also recommends that, unlike the
                              previous tariff protection/subsidy system that
                              imposed a fixed percentage on additional revenues
                              (i.e. 25 per cent), a progressive sliding rate of
                              taxation apply, according to a formula linked to
                              the oil price.

INCENTIVE FOR NEW             Secondly, the task team recommended a progressive
PRODUCTION CAPACITY           incentive regime for investments in new synthetic
                              fuel and biofuel plants. This proposed incentive
                              consists of the following basic elements:

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

o   Tax credits at low petroleum product prices,
    and a tax at high prices, thereby constituting
    a combined protection and windfall mechanism.
    Initial indications are that these thresholds
    should be US$40 and US$65 respectively.

o   Both bioethanol and biodiesel to qualify for
    the lower general fuel levy.

o   The investment regime to apply irrespective of
    the type of fuel produced and technology used,
    to encourage more efficient and lower-cost
    options.

Both proposals have merit - particularly the idea    DECISION ON WINDFALL
that during times of structurally higher crude oil   TAX WILL FOLLOW
prices it is appropriate to impose an additional     CONSULTATION
tax on synthetic fuel producers. Government's
initial response is to accept both proposals in
principle. However, the actual design and relevant
thresholds will require additional work and
consultation with relevant stakeholders, taking
into account their cost structure and future
investment plans, along with South Africa's long-
term liquid fuels requirements. A final decision
will be made following consultation, and
preferably by 31 July 2007, although the proposals
are only expected to take effect from 1 January
2008.

PUBLIC BENEFIT ORGANISATIONS

The Income Tax Act allows individuals and            FURTHER TAX RELIEF FOR
companies to deduct donations made to qualifying     PUBLIC BENEFIT ACTIVITIES
public benefit organisations (PBOs) up to a
maximum of 5 per cent of their taxable income
during the tax year. It is proposed that the
threshold for tax-deductible donations be
increased to 10 per cent for both individuals and
companies. The objective of this proposal is to
encourage charitable contributions. In 2005,
government introduced a system of partial taxation
for PBOs, accompanied by a tax-free income
threshold of 5 per cent of gross income or R50
000, whichever is the greater. This means that
PBOs that conduct trading activities may continue
to do so without losing their tax-exempt status.
They will, however, pay income tax on income from
trading activities exceeding the relevant
threshold. Given the important role played by many
PBOs, it is proposed to increase the R50 000
threshold to R100 000.

The tax treatment of national sporting codes that    AMENDED TAX TREATMENT
have separated their professional and amateur        FOR SPORT BODIES
sporting arms into separate bodies has resulted in
certain anomalies. Amendments are proposed to
allow the professional and amateur bodies to merge
their legal structures so that qualifying expenses
incurred by the professional bodies to develop
amateur sports can be deducted.

STAMP DUTIES

Two sets of transaction taxes currently apply to
trading in investment securities: stamp duty in
the case of unlisted shares, and uncertificated
securities tax (UST) in the case of
exchange-traded securities. To simplify
administration and to eliminate anomalies created
by this dual treatment, it is proposed that all
secondary trade in shares (listed

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                              or otherwise) be subject to a single securities
                              tax. Amendments are proposed to simplify
                              exemptions and clarify the impact on derivative
                              products and partial disposals.

ABOLITION OF STAMP            Given the proposed migration of the tax on
DUTIES ON SHORT-TERM          unlisted shares into the UST Act, which will be
LEASES                        renamed the Securities Tax Act, the only remaining
                              transactions that will be subject to stamp duties
                              will be leases. Long-term leases relating to fixed
                              property are subject to stamp duty, while changes
                              in the ownership of fixed property will attract a
                              transfer duty charge. It is proposed that the
                              stamp duties on short-term leases (less than five
                              years) be abolished. The relationship between the
                              VAT Act, Transfer Duty Act and stamp duties on
                              long- term leases will also be examined.

                              PROTECTING THE INTELLECTUAL PROPERTY TAX BASE

MEASURES TO PROTECT THE       South Africans have developed intellectual
TAX BASE AND                  property with substantial economic value. This
INTELLECTUAL PROPERTY         intellectual property has benefited from South
                              African infrastructure and in some instances from
                              government subsidies, grants and/or tax
                              incentives. Certain South African companies seek
                              ways to shift this intellectual property offshore
                              as exchange controls are gradually lifted.
                              Measures to remedy the potential loss of
                              intellectual property and the impact on tax
                              revenue collections will be introduced.

                              IMPLEMENTING THE MUNICIPAL PROPERTY RATES ACT

ENSURING A RESPONSIBLE        The Local Government Municipal Property Rates Act
PHASING-IN OF THE NEW         (2004) regulates municipalities' powers to impose
PROPERTY RATES REGIME         rates on properties. The act provides for the
                              exclusion of certain properties from rates in the
                              national interest; a transparent and fair system
                              of granting relief measures; fair and equitable
                              valuation methods; and objections and appeals
                              processes.

                              The act took effect on 2 July 2005, and
                              municipalities have four years from this date to
                              fully implement the legislation. However, only a
                              few municipalities are currently implementing a
                              new valuation roll and rating in terms of the act.

MUNICIPALITIES SHOULD         Implementation will require all municipalities to
PREPARE FOR THE NEW           properly manage the transition from their old
PROPERTY RATING SYSTEM        rating practices to the new system. A smooth
                              transition is essential. Municipalities that
                              historically have not rated on the market value of
                              land and buildings combined are expected to reduce
                              the rate charged (percentage or cents per rand) to
                              ensure that there is broad continuity in revenue
                              collected from the expanded tax base.

                              TAX REFORM MEASURES UNDER REVIEW

                              WAGE SUBSIDY AND SOCIAL SECURITY TAX REFORM

WAGE SUBSIDY TO HELP          Introduction of a wage subsidy is proposed by
ALLEVIATE UNEMPLOYMENT        2010. The objectives of such a subsidy are to
UNDER CONSIDERATION           reduce the direct costs of employment, help
                              alleviate the high rate of joblessness and
                              facilitate the proposed social

                                     Chapter 4: Revenue trends and tax proposals
--------------------------------------------------------------------------------

security reform process. For further discussion of
how this aligns with proposed social security
reforms, see Chapter 6.

It is envisaged that SARS will administer the        PAYE SYSTEM WILL BE
social security tax and wage subsidy. As this will   USED AS AN
be a payroll-based tax and the subsidy will be       ADMINISTRATIVE BASE
paid to employers, the PAYE system will, to a
large extent, be used as the administrative
platform. In addition, SARS will have to gather
more specific and regular information about
employees, as the tax will require that records be
kept to match details of contributing and eligible
employees. The challenges that will arise from
these large- scale fiscal and institutional
arrangements will be taken into account in the
SARS modernisation programme.

SMALL BUSINESS DEVELOPMENT

Government policy remains focused on reducing the    A MORE STREAMLINED
tax compliance burden for businesses, especially     REGIME FOR VERY SMALL
small businesses, to promote entrepreneurship, the   BUSINESSES
formalisation of informal businesses, economic
growth and job creation. The National Treasury and
SARS have commissioned a small business tax
compliance cost study. The results of this study
should also support the development of a more
simplified tax regime for very small businesses to
be introduced in 2008.

FLOW-THROUGH SHARES

In 2007, the National Treasury will convene a        MEASURES TO FACILITATE
working group to study the concept of flow-through   HIGH-RISK INVESTMENTS
shares - a mechanism that could help junior mining   IN MINING
exploration companies to raise funds for high-risk
investments.

PROPERTY INVESTMENT VEHICLES

Collective investment schemes in property and
property loan stock companies are property
investment vehicles. However, the tax treatment of
such entities is fragmented as it is based on the
legal form (i.e., trusts versus companies), rather
than their common purpose. The regulatory and tax
regime relating to property holding entities will
be reviewed during the course of 2007.

VAT TREATMENT OF INTERNATIONALLY TRADED SERVICES

In the 2006 Budget, government announced that it     DISCUSSION PAPER ON
would seek to provide greater clarity in respect     VAT TO BE PUBLISHED
of the VAT treatment of internationally traded       THIS YEAR
services, especially with regard to
telecommunications. A discussion document on this
topic will be published for public comment in
2007, drawing on international research. The
intention of the discussion document and any
subsequent proposals will be to offer an
opportunity for public consultation, and to
provide clarity and certainty for investors.

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                              MEASURES TO ENHANCE TAX ADMINISTRATION

                              MODERNISATION OF TAX ADMINISTRATION

IMPROVED TAX                  Recent years have seen a substantial growth in the
ADMINISTRATION AND            tax base and, consequently, the volume of work for
SIMPLER REGISTRATION          SARS. At the same time, there is also need for a
                              broader and more integrated tax register to
                              improve the view of potential taxpayers and to
                              simplify registration. SARS has begun modernising
                              its systems and processes, using the benefits of
                              automation and e-business to become more cost
                              effective, to better manage risk and to improve
                              the quality of service. In 2007/08 SARS will place
                              greater emphasis on e-filing, re-engineering of
                              forms, scanning and imaging and greater reliance
                              on third party data to speed up document
                              processing.

                              SARS has committed to adopting the World Customs
                              Organisation Framework of Standards, resulting in
                              the need to re-engineer business processes and to
                              draft new customs legislation over the medium
                              term. A formal discussion paper on these matters
                              will be released in 2007.

HIGH-RISK                     In addition to specific industry focus areas, SARS
NON-COMPLIANCE AREAS          has identified three cross-industry areas as focal
IDENTIFIED                    points for 2007/08. These are:

                              o   Trusts, because of their continued use to
                                  avoid tax. Initiatives will include greater
                                  cooperation with the Master's office to
                                  register trusts and identify risk cases, and
                                  the allocation of more specially trained
                                  auditors.

                              o   The undervaluation and understatement of
                                  stock, which will involve additional audit
                                  activity and verification.

                              o   Employees' tax. Dedicated audit teams have
                                  been established and trained to counter abuses
                                  in this area.

                              SMALL BUSINESS TAX AMNESTY

                              The 2006 Budget announced a small business tax
                              amnesty to facilitate the entry of marginalised
                              small businesses into the economic mainstream and
                              to help non-compliant small businesses to
                              regularise their tax affairs and thus avoid
                              potential penalties in future.

SMALL BUSINESS                Amnesty applications may be made until 31 May
AMNESTY APPLICATIONS          2007. By 13 February 2007, the unit had received
OPEN UNTIL 31 MAY 2007        47 489 enquiries and 11 301 amnesty applications.
                              The inflow of applications compares favourably
                              with the exchange control amnesty of 2003/04, in
                              which application volumes peaked in the final
                              weeks of the application period. It is anticipated
                              that the pace of applications for the present
                              campaign will gather pace in the coming weeks as
                              awareness continues to be raised about the
                              benefits of this process for small businesses.

                                                                               5

ASSET AND LIABILITY
MANAGEMENT

Twelve years of prudent macroeconomic policy have contributed to a robust economy capable of both sustaining and accelerating the growth trajectory. The uniqueness of South Africa's economic landscape is reflected in the fact that government is increasing capital and socio-economic expenditure, even as it continues to enjoy a positive fiscal balance and is reducing the amount of money it needs to borrow.

South Africa's public finances do not centre on servicing debt, but on the essential pillars of human development - poverty reduction, health, education and job creation. Whereas a decade ago government spent 18 cents of every rand of expenditure servicing debt, this has decreased to 11 cents in 2007, and by
2009 the figure will fall to 8 cents. The decreasing debt cost and lower debt stock strengthens the domestic financial sector as a source of capital for both the public and private sector, as seen in higher turnover in the bond market.

To reduce external vulnerability, government continues to work with the Reserve
Bank to improve the level of official reserves, which stood at US$25,9 billion at the end of January 2007. Financial stability has contributed to the cost of capital remaining at historically low levels, and the sovereign risk premium continues to fall. Efforts to improve financial performance and corporate governance of state-owned entities have begun to yield results.

OVERVIEW

As a result of sound economic policy and prudent     SOUTH AFRICA'S
management of the national debt portfolio,           BORROWING REQUIREMENT
supported by increasing revenue from strong          CONTINUES TO DECLINE
economic growth, South Africa's borrowing
requirement continues to decline. The country's
international credit ratings are improving,
enabling government to borrow at more competitive
rates in the global capital markets.

A lower borrowing requirement reduces government
debt issuance in the market, providing the
opportunity for state-owned entities and other
companies to finance their operations at lower
cost. In 2006/07 and over the next three years,
government will in net terms buy back R6,6 billion
of debt, compared to net borrowing of R78,6
billion over the preceding four years.

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2007 Budget Review
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LOWERING THE DEBT             As a consequence of this, the debt burden on
BURDEN ON FUTURE              future generations continues to decline. Interest
GENERATIONS                   costs measured as a percentage of revenue and GDP
                              have fallen to historically low levels as a result
                              of a favourable interest rate outlook and lower
                              debt stock. The combined effect of these trends is
                              that additional resources can be made available
                              for economic development and poverty relief.

                              The variance in fiscal results, as reflected in
                              the projected budget surplus in 2006/07 and
                              2007/08 and modest budget deficits expected
                              thereafter, poses new challenges and
                              opportunities.

DEBT MANAGEMENT               Government's debt management strategy seeks to
STRATEGY SEEKS TO             enhance liquidity in an environment of declining
ENHANCE LIQUIDITY             borrowing requirements. The foreign debt
                              management strategy will focus on active debt
                              management. With a view to decreasing sovereign
                              external vulnerability, government continues to
                              work with the Reserve Bank to increase official
                              reserves.

                              To maintain the efficiency of the domestic capital
                              market, the volumes of existing benchmark bonds
                              will be increased and a new inflation-linked bond
                              will be introduced. To alleviate the shortage of
                              liquid assets in the money market, Treasury bill
                              issuance will be increased.

                              Although South African financial markets were not
                              immune from a broad-based emerging market sell-off
                              in mid-2006, the impact on South Africa's foreign
                              bonds was moderate in comparison with other
                              emerging markets due to favourable economic
                              fundamentals.

A CONCERTED EFFORT TO         Government's initiatives to improve the financial
IMPROVE FINANCIAL             performance and corporate governance of
PERFORMANCE OF THE            state-owned entities have begun to pay off through
STATE-OWNED ENTITIES          increased infrastructure investment, contributing
                              to further economic development. The major public
                              entities plan to invest about R152 billion in
                              infrastructure development over the three-year
                              expenditure period.

                              This chapter discusses developments in the
                              domestic and international debt markets over the
                              medium term, including government's borrowing
                              requirement and the financing and risks thereof,
                              the size and structure of government's debt
                              portfolio, contingent liabilities and management
                              of the state-owned enterprises.

                              DEVELOPMENTS IN SOUTH AFRICA'S DEBT MARKETS

                              DOMESTIC BOND MARKET DEVELOPMENTS

                              South Africa's low bond yields contribute to
                              lowering the cost of doing business in the
                              country.

GOVERNMENT BOND               Nominal yields on government bonds reached record
YIELDS REACH RECORD LOW       lows in 2006/07. The R153 (13%; 2009/10/11) and
LEVELS IN 2006                R157 (13,5%; 2014/15/16) bonds traded as low as
                              7,05 per cent and 7,13 per cent respectively
                              during February 2006. The stronger rand, benign
                              inflation conditions, lower bond supplies and
                              large cash flows emanating from redemptions and

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

coupon payments during February 2006 underpinned
demand for domestic bonds.

In June 2006, after three years of falling           YIELDS INCREASED IN
interest rates, the Reserve Bank announced a         RESPONSE TO TIGHTENING
50-basis-point increase in the repo rate, to 7,5     OF MONETARY POLICY
per cent. By mid-September bond yields had
increased, on average, by about 160 basis points,
with the R153 and R157 bonds trading at 8,81 per
cent and 8,89 per cent respectively. These were
the highest levels reached during 2006.

Despite a total increase of 200 basis points in      BOND MARKET ATTRACTED
the repo rate during the course of 2006, yields      SUBSTANTIAL
declined from their September peak owing to the      INTERNATIONAL
appreciation of the rand during the fourth           INVESTMENT IN 2006
quarter, the impact of the 2006 Medium Term Budget
Policy Statement - which indicated a decreasing
bond supply - and expectations of lower inflation
that emerged towards the end of the year. In
addition, attractive macroeconomic conditions and
the widening interest rate differentials between
South African and international capital markets
attracted international investors to the domestic
bond market. By January 2007, the R157 bond was
trading 129 basis points lower than the high
reached in September 2006.

Although liquidity in inflation-linked bonds         REVERSE REPO FACILITY IS
remained relatively low, yields still reflected      INTRODUCED
changes in inflation expectations. A significant
development during 2006/07 was the introduction of
the inflation- linked bond reverse repurchase
agreement (reverse repo) facility. The purpose of
this facility is to enhance the liquidity of
inflation-linked bonds as part of the development
of the domestic capital market.

FIGURE 5.1 BOND EXCHANGE OF SOUTH AFRICA TURNOVER
           AND INTERNATIONAL PARTICIPATION, 2005
           AND 2006

                   [BAR CHART]

Turnover on the Bond Exchange of South Africa grew   HIGHER TURNOVER AND
considerably during 2006, from R8,1 trillion in      PARTICIPATION IN
2005 to R11,4 trillion, a 40,7 per cent increase.    DOMESTIC BONDS
International investors showed an increased
appetite for domestic bonds. Their participation
increased from

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                              16,5 per cent in 2005 to about 20 per cent in
                              2006, when they purchased a net R34,1 billion in
                              bonds, supported by favourable risk-return
                              ratios.

                              South Africa's domestic bonds are also traded
                              internationally by investors, especially through
                              the Euroclear settlement agency, which provides
                              settlement services to more than 30 bond markets.
                              These numbers are not reflected in the reported
                              turnover of the Bond Exchange of South Africa.

CORPORATE BOND MARKET         The corporate bond market benefited from the
CONTINUES TO GROW             decreasing cost of capital, allowing companies to
                              issue a net amount of about R64 billion at
                              favourable spreads during 2006, including
                              borrowing of about R12 billion by state-owned
                              enterprises.

                              FIGURE 5.2 NET CORPORATE BOND ISSUANCE,
                                         2000/01-2006/07

                                                 [BAR CHART]

                              Asset-backed securities are becoming increasingly
                              popular. Figure 5.2 illustrates the growth of
                              asset-backed securities in comparison with total
                              net corporate bond issuance.

LOWER TURNOVER IN             The City of Johannesburg continues to dominate the
MUNICIPAL BONDS               municipal bond market. Turnover in municipal bonds
                              decreased from R21 billion in 2005 to R9 billion
                              in 2006, mainly due to municipalities' preference
                              for bank loans.

R153 AND R157 BONDS           Table 5.1 shows a continued increase in the
REMAIN BENCHMARKS             liquidity levels (turnover ratios) in domestic
                              bonds. Turnover was heavily weighted towards the
                              R153 and R157 bonds.

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

TABLE 5.1 TURNOVER IN DOMESTIC BONDS, 2004 - 2006
-------------------------------------------------------------
BOND                              2004        2005      2006
TIMES                                 TURNOVER RATIO(1)
-------------------------------------------------------------
Fixed-income
   R153 (13%; 2009/10/11)         28,4        32,1      49,1
   R157 (13,5%; 2014/15/16)       19,5        25,2      41,9
   R186 (10,5%; 2025/26/27)        9,5        10,8      15,0
   R194 (10%; 2007/08/09)         26,9        18,8      27,4
   R201 (8,75%; 2014)             12,7         7,7       7,7
   R203 (8,25%; 2017)             13,6        16,1      12,9
   R204 (8%; 2018)                10,5        17,8      18,5
   R206 (7,5%; 2014)                --         8,5      22,2
   R207 (7,25%; 2020)               --         6,4      17,3
   R208 (6,75%; 2021)               --          --      18,3
   R209 (6,25%; 2036)               --          --      25,0
Inflation-linked
   R189 (6,25%; 2013)              0,6         0,6       1,3
   R197 (5,5%; 2023)               0,7         0,8       1,0
   R198 (3,8%; 2008)               3,8         8,1       3,1
   R202 (3,45%; 2033)              3,4         1,8       2,6
=============================================================

(1).  Turnover ratio represents the market turnover divided by the nominal outstanding issue of a bond.

ISSUANCE IN INTERNATIONAL CAPITAL MARKETS

In March 2006, a 10-year, (euro)750 million bond     THE EURO BOND HAD AN
(4,5%; 2016) was successfully issued in              INTEREST COUPON OF 4,5
international capital markets amid volatile global   PER CENT - THE LOWEST SO
conditions. The euro bond was priced competitively   FAR IN THIS MARKET
with an interest coupon of 4,5 per cent, the
lowest ever achieved by South Africa in the euro
market.

FIGURE 5.3 (EURO)750 MILLION 2016 BOND SPREAD, 2006

                   [LINE GRAPH]

When comparing South Africa's                        SOUTH AFRICA
foreign-currency-denominated bond spreads with       EXPERIENCED MODEST
those of other emerging markets, it is evident       VOLATILITY IN 2006
that South Africa experienced modest volatility
during 2006. The 2016 global

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                              bond has reverted to the spread of 78 basis points
                              over the underlying German treasury bond, below
                              the issuance spread of 81 basis points, indicating
                              continued international investor confidence in the
                              country.

LONG-TERM SOVEREIGN           In December 2006, Rating and Investment
DEBT RECEIVES ANOTHER         Information (R&I) of Japan upgraded South Africa's
RATING UPGRADE                long-term sovereign debt credit rating from BBB+
                              to A-. Moody's Investors Service, Standard &
                              Poor's and Fitch Ratings reaffirmed the country's
                              BBB+ credit rating for 2006. Companies benefited
                              from the improved sovereign credit ratings, as
                              reflected in improved corporate ratings.

                              TABLE 5.2 PERFORMANCE OF FOREIGN BONDS(1), 2006
                              --------------------------------------------------------------------------
                              BOND          COUPON   ISSUE DATE    MATURITY     ISSUE         AVERAGE
                                                                     DATE       SPREAD       SPREAD FOR
                                                                                                2006
                              MILLION         %                                 BPS(2)         BPS(2)
                              --------------------------------------------------------------------------

                              United States dollar
                                 1 500      9,125      May 1999     May 2009    362/275(3)        76
                                 1 000      7,375    April 2002   April 2012        240           95
                                 1 000      6,500     June 2004    June 2014        195           96
                                   500      8,500     June 1997    June 2017        183          107
                              Euro
                                   500      7,000    April 2001   April 2008        272           34
                                 1 250      5,250      May 2003     May 2013        142           92
                                   750      4,500    April 2006   April 2016         81           96
                              ==========================================================================

                              (1).  Excluding three yen-bonds, since these bonds
                                    are held by buy-and-hold investors and are
                                    therefore not trading.

                              (2).  Spreads (percentages) are quoted relative to
                                    underlying international benchmark bonds.
                                    One basis point (bp) is 0,01 (1/100 th ) of
                                    a per cent.

                              (3).  This bond was issued at 362 bps over the US
                                    treasury bond in 1999 and was reopened in
                                    2000 at a spread of 275 bps over the US
                                    treasury.

DEMAND FOR EURORAND           Activity in the eurorand bond market remained
BONDS REMAINS STRONG          strong during 2006 as relatively high yields
                              attracted investors. Gross issuance amounted to
                              R10,9 billion, while R5,3 billion matured,
                              resulting in net issuance of R5,6 billion. The
                              maturity profile of issuances during 2006 varied
                              between two and 10 years. Although issuances are
                              still dominated by the multilateral development
                              finance institutions, various new issuers have
                              entered the eurorand bond market over the past
                              couple of years. Increased demand for eurorand
                              bonds is a strong signal of confidence in the
                              South African economy and contributes positively
                              to raising capital in rands.

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

LOWER DEBT: A FOUNDATION FOR A PROSPEROUS FUTURE

Studies of countries that have prospered economically indicate that reducing government debt cost is an essential ingredient for growth. South Africa has undertaken this path since 1994. To ensure that future generations are not crippled by heavy debt loads, prudent debt management with a view to reducing debt, subject to acceptable risk levels, is a government priority.

Government debt fluctuates depending on whether the state runs a budget deficit or surplus. Stability of the economy, extraordinary receipts or payments, the absolute level of interest rates and exchange rates also play a role. Budget balance trends, percentages of debt stock and interest costs in relation to the economy are important indicators of debt sustainability. These indicators play a significant role in rating agencies' assessment of sovereign risk.

More than a decade of prudent macroeconomic policy, supported by an appropriate debt management strategy, has seen budget deficits declining from 5,1 per cent of GDP in 1994/95 to present budget surpluses. This has led to lower borrowing requirements. Government's net borrowing requirement declined from 5,1 per cent of GDP in 1994/95 to 0,3 per cent in 2009/10.

A lower borrowing requirement means that less new debt is issued. The percentage year-on-year increase in net debt has declined from 26 per cent in 1994/95 to only 1,1 per cent in 2006/07. Over the medium term this will average 1,2 per cent. Net debt as a percentage of GDP came down from 48,1 per cent in 1996/97 to
27,1 per cent in 2006/07, and is expected to fall to 20,7 per cent in 2009/10.

In 2007 net debt and revenue are roughly on par. Over the medium term debt will be on average R112 billion lower than revenue. Foreign debt as a percentage of total debt continues to decrease, from a high of 19 per cent in 2001/02 to a projected 14,3 per cent on 31 March 2007, and is expected to average 14,8 per cent over the MTEF. This is well below the risk benchmark of 20-25 per cent foreign debt.

Lower borrowing requirements and the slower increases in the stock of debt have had a positive impact on state debt cost, which as a percentage of GDP and revenue continues to fall. State debt cost as a percentage of GDP averaged 4,6 per cent between 1994/95 to 2005/06, declining steadily to 3 per cent in
2006/07, and is projected to reach a low of 2,1 per cent by 2009/10. State debt cost as a percentage of total revenue averaged 19,7 per cent between 1994/95 to
2005/06, declining to 11 per cent in 2006/07. Measured as a percentage of expenditure, over the past two years, this decline in debt service cost has released significant additional resources for economic development and poverty relief, roughly equivalent to R67 billion.

South Africa's debt sustainability ratios compare favourably with its peers with similar sovereign ratings, as well as some members of the Organisation for
Economic Cooperation and Development, as shown in the figure below.

SOUTH AFRICA'S DEBT SUSTAINABILITY RATIOS RELATIVE TO SELECTED COUNTRIES

                                   [BAR CHART]

* Source: Standard & Poor's as at 31 December 2006

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2007 Budget Review
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                              BORROWING REQUIREMENT

                              Government borrows to meet its net borrowing
                              requirement - which is the sum of the main budget
                              balance, extraordinary receipts and extraordinary
                              payments - and to refinance maturing debt.

NEGATIVE NET BORROWING        Table 5.3 sets out the net borrowing requirement
REQUIREMENT IN 2006/07        for 2005/06, a revised estimate for 2006/07 and
AND 2007/08                   estimates for the period ahead. In 2006/07 and
                              over the medium term, government's total net
                              borrowing requirement is negative, meaning that
                              R6,6 billion of debt is bought back.

TABLE 5.3 NET BORROWING REQUIREMENT, 2005/06 - 2009/10
---------------------------------------------------------------------------------------------------
                                           2005/06       2006/07        2007/08   2008/09  2009/10
R MILLION                                  OUTCOME   BUDGET   REVISED      MEDIUM-TERM ESTIMATES
---------------------------------------------------------------------------------------------------

Budget balance(1)                            5 012   26 363    -5 221   -10 728     3 032    8 787
Extraordinary receipts                      -6 905   -1 700    -3 342    -1 250    -1 250   -1 250
   Premiums on loan transactions(2)         -2 408   -1 500      -827    -1 000    -1 000   -1 000
   Special dividends                        -1 697       --    -1 496        --        --       --
   Agricultural debt account surrender        -150     -200      -200      -250      -250     -250
   Foreign Exchange amnesty proceeds        -2 650       --      -350        --        --       --
   Lebowa Minerals Trust abolition              --       --      -467        --        --       --
   Other                                        --       --        -2        --        --       --
Extraordinary payments                       4 554       --     4 207       400        --       --
   Premiums on loan transactions(2)             --       --       422        --        --       --
   Defrayal of GFECRA losses(3)              4 539       --        --        --        --       --
   Saambou Bank liability                       --       --     3 778       400        --       --
   Losses on conversion of foreign loans        15       --         8        --        --       --
---------------------------------------------------------------------------------------------------
TOTAL                                        2 661   24 663    -4 356   -11 578     1 782    7 537
===================================================================================================

(1).  A negative number reflects a surplus and a positive number a deficit.

(2).  Premiums received or incurred on loan issues, bond switch and buy-back transactions and conversions of foreign loans.

(3).  Payments made to the Reserve Bank to defray realised losses on the Gold and Foreign Exchange Contingency Reserve Account.

                              EXTRAORDINARY RECEIPTS

SPECIAL DIVIDENDS FROM        An amount of R1,7 billion was provided for
TELKOM AND THE                extraordinary receipts in 2006/07, composed of
AIRPORTS COMPANY OF           premiums of R1,5 billion on bonds issued to
SOUTH AFRICA                  finance the borrowing requirement and the transfer
                              of R200 million to the National Revenue Fund from
                              the agricultural debt account held at the
                              Corporation for Public Deposits. These receipts
                              are expected to increase to R3,3 billion due to
                              special dividends (R828 million from Telkom and
                              R668 million from the Airports Company of South
                              Africa), foreign exchange amnesty proceeds (R350
                              million) and the winding up of the Lebowa Minerals
                              Trust (R467 million). These amounts will be partly
                              offset by R673 million in lower premiums on new
                              loan issues due to an increase in the absolute
                              level of interest rates.

                              Over the medium term, provision is made for
                              premiums on bond issues of R1 billion a year. Over
                              the same period, transfers from the agricultural
                              debt account will amount to R750 million.

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

EXTRAORDINARY PAYMENTS

Provision was made in 2005/06 for an amount of       SAAMBOU BANK LIABILITY
R4,3 billion to partially settle a liability         IS NEARLY SETTLED
relating to Saambou Bank. Due to protracted
negotiations between the parties involved, an
amount of R3,8 billion was only paid in 2006/07,
with the balance of approximately R400 million to
be settled in 2007/08. No further extraordinary
payments are expected over the next three years.

In 2006/07 premiums on the buy-back of foreign and
domestic loans amount to R422 million.

FINANCING OF THE BORROWING REQUIREMENT

Table 5.4 provides information on the funding of
government's net borrowing requirement for
2005/06, revised estimates for 2006/07, and
projections for 2007/08 to 2009/10.

TABLE 5.4 FINANCING OF NET BORROWING REQUIREMENT(1), 2005/06 - 2009/10
---------------------------------------------------------------------------------------------------
                                         2005/06        2006/07        2007/08   2008/09   2009/10
R MILLION                                OUTCOME    BUDGET   REVISED      MEDIUM-TERM ESTIMATES
---------------------------------------------------------------------------------------------------

Domestic short-term loans (net)            5 716     5 800     5 800     5 750     5 750     5 750
   Treasury bills                          6 000     6 000     6 000     6 000     6 000     6 000
   Corporation for Public Deposits          -284      -200      -200      -250      -250      -250
Domestic long-term loans (net)            23 086     8 694     1 407    -9 019     1 412    10 123
   Market loans                           44 932    44 500    37 500    24 000    26 000    28 000
   Extraordinary issues                    4 539        --        --        --        --        --
   Redemptions                           -26 385   -35 806   -36 093   -33 019   -24 588   -17 877
Foreign loans (net)                          518     2 415       694    -2 587    -5 082    -6 822
   Market loans                               --     6 227     5 509        --        --     8 590
   Arms procurement loan agreements        2 904     3 569     4 200     3 533     2 640       430
   World Bank loans(2)                        43        13        --        --        --        --
   Redemptions (including revaluation     -2 429    -7 394    -9 015    -6 120    -7 722   -15 842
   of loans)
Change in cash and other balances(3)     -26 660     7 754   -12 257    -5 723     - 298    -1 514
   Opening balance                        31 527    54 411    61 871    75 628    82 851    84 648
     Cash balance                         30 870    52 911    58 187    74 128    81 351    83 148
     Surrenders/late requests              1 976     1 500     3 684     1 500     1 500     1 500
     Cash flow adjustment(4)              -1 319        --        --        --        --        --
   Closing balance                       -58 187   -46 657   -74 128   -81 351   -83 148   -86 162
     Sterilisation deposits(5)           -35 944   -37 600   -45 594   -48 594   -51 094   -53 594
     Operational cash                    -22 243    -9 057   -28 534   -32 757   -32 054   -32 568
---------------------------------------------------------------------------------------------------
TOTAL                                      2 661    24 663    -4 356   -11 578     1 782     7 537
===================================================================================================

(1).  Full details are reflected in Table 1 of Annexure B.

(2).  Loans to provide financial and technical support for the municipal financial management project.

(3).  A positive change indicates a reduction in cash balances.

(4).  Represents a reconciliation of actual revenue and actual expenditure against National Revenue Fund flows.

(5).  Deposits made with the Reserve Bank to regulate internal monetary conditions as provided for in Section 71(e) of the PFMA.

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2007 Budget Review
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FUNDING STRATEGY TAKES        The funding strategy takes into account risk
INTO ACCOUNT 70/30            benchmarks of 70/30 fixed-rate versus
FIXED-FLOATING RISK           variable/floating rate domestic debt, and a range
BENCHMARK                     of 20-25 per cent maximum exposure to foreign debt
                              as a percentage of total debt.

                              Scheduled loan redemptions for 2005/06 and 2006/07
                              and medium- term estimates are set out in Table
                              5.5. Loan redemptions in 2006/07 amount to R45,1
                              billion. This is R1,9 billion more than
                              anticipated, mainly due to the repurchase of
                              domestic bonds from the Reserve Bank's monetary
                              management bond portfolio and the prepayment of a
                              foreign loan of US$263 million (R1,8 billion). On
                              average, foreign loans were redeemed at more
                              favourable exchange rates than predicted resulting
                              in a lower rand value paid.

PROJECTED LOAN                In 2007/08, total loan redemptions of R39,1
REDEMPTIONS OF R39,1          billion are anticipated, comprising domestic debt
BILLION IN 2007/08            of R33 billion and foreign loans of R6,1 billion.
                              Loan redemptions are projected to be R32,3 billion
                              and R33,7 billion respectively over the two outer
                              years of the MTEF.

                              Government's borrowing requirement is financed
                              through domestic short- and long-term loans,
                              foreign loans and changes in cash balances.

TABLE 5.5 LOAN REDEMPTIONS, 2005/06 - 2009/10
--------------------------------------------------------------------------------------
                              2005/06       2006/07         2007/08  2008/09  2009/10
R MILLION                     OUTCOME   BUDGET   REVISED      MEDIUM-TERM ESTIMATES
--------------------------------------------------------------------------------------

Domestic loans                 26 385   35 806    36 093    33 019    24 588   17 877
Foreign loans                   2 429    7 394     9 015     6 120     7 722   15 842
   Principal                    1 964    6 004     7 248     5 647     5 345   12 933
   Revaluation                    465    1 390     1 767       473     2 377    2 909
--------------------------------------------------------------------------------------
TOTAL                          28 814   43 200    45 108    39 139    32 310   33 719
--------------------------------------------------------------------------------------
Excludes: Source bonds in
domestic switch auctions        4 539       --        --        --        --   16 000
======================================================================================

                              DOMESTIC SHORT-TERM LOANS

TREASURY BILLS WITH           Short-term borrowing in the domestic market
MATURITIES OF 3, 6 AND 9      consists of Treasury bill issuance and borrowing
MONTHS HAVE BEEN              from the Corporation for Public Deposits. Treasury
ISSUED                        bills are short-term marketable instruments. To
                              date, Treasury bills with maturities of 3 months,
                              6 months and 9 months have been issued, but bills
                              of shorter periods can also be issued for bridging
                              finance purposes.

TREASURY BILL INCREASE        In 2006/07, Treasury bills increase by a net R6
OF R6 BILLION ANNUALLY        billion. The same annual increase is provided for
OVER MTEF                     over the next three years. Treasury bills were
                              issued at an average yield of 7,7 per cent in
                              2006/07.

                              Borrowing from the Corporation for Public Deposits
                              will decrease by R200 million in 2006/07, and by
                              R750 million over the period 2007/08 to 2009/10,
                              due to transfers from the agriculture debt account
                              to the Exchequer account.

                              Money borrowed from the Corporation for Public
                              Deposits for bridging finance purposes and to
                              sterilise the money market impact of

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

flows on government's accounts with the Reserve
Bank varies during the course of the year.

DOMESTIC LONG-TERM LOANS

Domestic long-term loans consist of fixed-income     A NET NEW SUPPLY OF
bonds, inflation- linked bonds, floating rate        R1,4 BILLION IN
notes and RSA retail bonds. The 2006/07 domestic     GOVERNMENT BONDS
long-term loan issuance amounts to R37,5 billion,
which represents a R1,4 billion net new supply of
government bonds to the market.

Table 5.6 provides a breakdown of the R32,5          FIXED-INCOME BONDS
billion in government bonds issued in 2006/07 up     REMAIN GOVERNMENT'S
to 31 January 2007. Fixed-income bonds constitute    MAIN SOURCE OF
73,7 per cent of total issuance, while               FINANCING
inflation-linked bonds and floating rate notes
account for 19,5 per cent and 6,8 per cent,
respectively. Fixed-income bonds were issued at a
weighted average nominal yield of 8,0 per cent,
while inflation-linked bonds were issued at a
weighted average real yield of 2,6 per cent.

New fixed-income bonds R208 (6,75%; 2021) and R209
(6,25%; 2036) were well received by the market. As
at 31 January 2007 issuance in the R209 bond
reached R3,6 billion and R2 billion in the R208
bond.

Demand for inflation-linked bonds remained high in
2006/07, with 85,3 per cent of total
inflation-linked bond issuance in the longer
maturity R197 (5,5%; 2023) and R202 (3,45%; 2033)
bonds. Issuance of the R205 (2012) floating rate
note was R2,2 billion as at 31 January 2007.

As shown in Table 5.4, projected domestic            NEGATIVE SUPPLY OF
long-term loan redemptions exceed new loan issues    R9 BILLION DOMESTIC
by R9 billion in 2007/08. Over the next two years,   BONDS IN 2007/08
net domestic long-term loan issuance will average
R5,8 billion. No new fixed-income bonds will be
introduced in 2007/08. Issuance will be in the
existing fixed-income benchmark bonds - the R153,
R157, R186, R201, R203, R204, R206, R207, R208 and
R209, concentrating on the medium to long-term
maturity bonds. This issuance strategy will be in
line with government's objective of enhancing
price discovery and efficiency in the bond market.
A premium is achieved by building volumes in the
existing benchmark bonds.

The R198 inflation-linked bond redeeming in
2007/08 will be replaced by a new inflation-linked
bond in the 2027/28 maturity area. This will
maintain a developed real yield curve and enhance
the diversity of maturities in government's
inflation-linked portfolio.

Total investments in retail bonds for 2006/07 as     NEW INFLATION-LINKED
of 31 January 2007 amount to R434 million of which   RETAIL BONDS AND NEW
R226 million is reinvestment of maturing bonds and   SALES CHANNEL
capitalised interest. New inflation-linked retail
bonds in 3-year, 5-year and 10-year maturities
will be introduced in 2007/08. A new sales channel
will also be launched.

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                              TABLE 5.6 DOMESTIC LONG-TERM MARKET LOAN ISSUANCE, 2006/07
                              -----------------------------------------------------------
                              AS AT 31 JANUARY 2007               CASH        AVERAGE
                                                                  VALUE        YIELD
                              R MILLION                                          %
                              -----------------------------------------------------------

                              Fixed-income                        23 946       8,03
                                R186 (10,5%; 2025/26/27)           2 322       7,92
                                R201 (8,75%; 2014)                 1 261       8,39
                                R203 (8,25%; 2017)                 1 850       7,94
                                R204 (8%; 2018)                    4 838       8,33
                                R206 (7,5%; 2014)                  3 819       7,79
                                R207 (7,25%; 2020)                 3 869       7,90
                                R208 (6,75%; 2021)                 1 977       8,21
                                R209 (6,25%; 2036)                 3 576       7,89
                                Retail                               434       8,26
                              Inflation-linked                     6 335       2,55
                                R189 (6,25%;2013)                    212       2,54
                                R197 (5,5%; 2023)                  2 861       2,62
                                R198 (3,8%;2008)                     721       2,35
                                R202 (3,45%; 2033)                 2 541       2,54
                              Floating rate                        2 200       7,19
                                R205 (floating; 2012)              2 200       7,19
                              -----------------------------------------------------------
                              TOTAL                               32 481
                              ===========================================================

                              FOREIGN LOANS

                              Foreign loan issues as of 31 January 2007 are set
                              out in Table 5.7. In 2006/07, provision was made
                              for new international capital market loans
                              equivalent to US$1 billion (R6,2 billion). The
                              capital market loan proceeds were slightly lower
                              due to a (euro)750 million issue and a stronger
                              domestic currency at the time of issuance.

GOVERNMENT DOES NOT           Government does not envisage borrowing in the
PLAN TO BORROW IN WORLD       international capital markets over the next two
CAPITAL MARKETS OVER          years as a result of the lower borrowing
NEXT TWO YEARS                requirement. However, to maintain a presence in
                              the international capital markets, an active
                              foreign debt management strategy will be followed.
                              Provision is made for a US$1 billion equivalent
                              capital market loan in 2009/10.

                              By 2006/07, government will have made total
                              drawdowns of R23,9 billion, or 75,7 per cent of
                              the total drawdowns in terms of the international
                              arms procurement loan agreements. Drawdowns on
                              these loans over the next three years will
                              decrease from R3,5 billion to R430 million in line
                              with the completion of this programme.

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

TABLE 5.7 FOREIGN LOAN ISSUES, 2006/07
------------------------------------------------------
  AS AT 31 JANUARY 2007
  R MILLION
------------------------------------------------------
  Market loans                                5 509
  Concessionary: World Bank loan                 --
  Arms procurement loan agreements            3 609
     AKA-Commerzbank (Submarines)               611
     AKA-Commerzbank (Corvettes)                 25
     Societe Generale (Corvettes)                14
     Barclays (Hawk / Gripen)                 2 959
------------------------------------------------------
TOTAL                                         9 118
======================================================

INCREASE IN OFFICIAL RESERVES

Net official reserves have increased to US$23,3 billion in January 2007, from a negative US$23,2 billion in 1998. The higher level of reserves has improved
South Africa's foreign liquidity position, reduced external vulnerability, and improved macroeconomic and financial stability, leading to an improvement in sovereign credit ratings and a lower cost of doing business.

To add to reserve levels over the past two years, the National Treasury helped
"sterilise" excess cash by drawing R43,5 billion from its deposits with commercial banks and holding these balances in an interest-bearing sterilisation account with the Reserve Bank, as shown in the figure below. These sterilisation deposits enabled the Reserve Bank to increase reserve levels by US$6,7 billion.

The buyback of US$1,1 billion worth of foreign loans by the National Treasury and the Reserve Bank also helped to reduce external vulnerability.

STERILISATION DEPOSITS WITH RESERVE BANK TO INCREASE
OFFICIAL RESERVES, 2005-2007

                                  [LINE GRAPH]

CASH BALANCES

In 2006/07, government's opening cash balances
amounted to R58,2 billion against a budgeted
amount of R52,9 billion. The higher opening
balance is mainly due to a delayed Saambou Bank
liability payment of R4,3 billion, and higher net
surrenders and late requests by departments.

Sterilisation deposits with the Reserve Bank in      NEW STERILISATION
2006/07 increased by R9,7 billion, from R35,9        DEPOSITS OF R8 BILLION
billion to R45,6 billion, as a result of
capitalised interest of R1,7 billion and new
sterilisation deposits of

                                                                              91

2007 Budget Review
--------------------------------------------------------------------------------

                              R8 billion. From 2007/08 to 2009/10, deposits are
                              sterilisation projected to increase to R53,6
                              billion due to capitalised interest.

CASH BALANCES TO              To provide for the (Y)60 billion loan redemption
INCREASE IN LINE WITH         in July 2007, operational cash balances of R28,5
REQUIREMENTS                  billion are anticipated at the end of 2006/07.
                              Over the medium term, operational cash
                              balances should increase to an annual average of
                              R32,5 billion, in line with government's projected
                              cash flow requirements.

GOVERNMENT'S CASH BALANCES

The National Treasury is responsible for maintaining adequate funds for government in the National Revenue Fund and investing surplus cash. Government's total cash includes deposits held by the Reserve Bank and the commercial banks.

The Reserve Bank uses the deposits that it holds to "sterilise" the excess cash created in the money market when purchasing official reserves. These sterilisation deposits are not available to finance government's borrowing requirement, as this would increase the money supply.

Operational cash available to finance government's borrowing requirement is held in the tax and loan accounts with the four commercial banks. The level of operational cash is determined by future cash requirements. Peaks arise from seasonally high expenditure in April to May and interest payments in August and
February. The repayment of loans in February and March increases the cash requirements. Over February and March 2007, the cash requirement for loan redemptions, interest and SACU payments amount to R60,8 billion.

Monthly cash requirements and operational cash balances in 2006/07 and projections for 2007/08, depicted in the figure below, show that although operational cash amounted to R57,2 billion at the end of January 2007, balances will decrease to about R2,5 billion before corporate and other tax receipts in
June and September 2007.

MONTHLY GROSS SURPLUS/DEFICIT BEFORE BORROWING AND OPERATIONAL
CASH BALANCES, 2006/07 AND 2007/08

                                   [BAR CHART]

                              SIZE AND STRUCTURE OF GOVERNMENT'S DEBT PORTFOLIO

                              TOTAL DEBT

                              Table 5.8 sets out the composition of government
                              debt for the period 2003/04 to 2009/10. Net loan
                              debt is calculated by taking into account

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

the bank balances of the National Revenue Fund. In
2006/07, net loan debt increases by R5,0 billion
to R475,5 billion. After decreasing to R470,2
billion by the end of 2007/08, net loan debt over
the next two years will increase to R492,2
billion.

TABLE 5.8 TOTAL GOVERNMENT DEBT, 2003/04 - 2009/10
------------------------------------------------------------------------------------------------------------
 END OF PERIOD                         2003/04   2004/05   2005/06   2006/07    2007/08   2008/09   2009/10
 R BILLION                                       OUTCOME             ESTIMATE      MEDIUM-TERM ESTIMATES
------------------------------------------------------------------------------------------------------------

 Domestic debt                           390,5     432,4     461,8      470,9     469,0     477,3     494,3
 Foreign debt(1)                          64,7      69,4      66,8       78,7      82,6      84,0      84,1
------------------------------------------------------------------------------------------------------------
 GROSS LOAN DEBT                         455,2     501,8     528,6      549,6     551,6     561,3     578,4
 Less: National Revenue Fund bank
 balances                                -12,7     -30,9     -58,2      -74,1     -81,4     -83,1     -86,2
------------------------------------------------------------------------------------------------------------
 NET LOAN DEBT(2)                        442,5     470,9     470,4      475,5     470,2     478,2     492,2
------------------------------------------------------------------------------------------------------------
 As percentage of GDP :
   Net loan debt                          34,3      32,9      29,8       27,1      24,3      22,3      20,7
   Foreign debt                            5,0       4,9       4,2        4,5       4,3       3,9       3,5
 As percentage of gross loan debt:
   Foreign debt                           14,2      13,8      12,6       14,3      15,0      15,0      14,5
============================================================================================================

(1).  Forward estimates are based on National Treasury's projections of exchange rates.

(2).  Net loan debt is calculated with due account of the bank balances of the
      National Revenue Fund (balances of government's accounts with the Reserve
      Bank and the tax and loans accounts with commercial banks).

As a percentage of GDP, net loan debt will decline   NET LOAN DEBT DECLINES
to a projected 27,1 per cent at the end of 2006/07   TO 27,1 PER CENT OF GDP
from 29,8 per cent at the end of 2005/06. Total      AT END OF 2006/07
net loan debt as a percentage of GDP is expected
to decline to 20,7 per cent in 2009/10, based on
current projections of borrowing requirements,
interest rates and exchange rates.

Foreign debt as a percentage of GDP is estimated     FOREIGN DEBT AS A
to decrease to 3,5 per cent over the same period.    PERCENTAGE OF GDP
Foreign debt as a percentage of gross loan debt      CONTINUES TO DECLINE
will increase to 14,5 per cent by 2009/10. As
shown in Table 5.9, the increase in net debt over
2006/07 is mainly due to revaluation of
government's foreign debt portfolio at projected
exchange rates, resulting in an increase in debt
of R11,1 billion. A more comprehensive
presentation of government debt since 1982/83 is
provided in Table 8 of Annexure B.

TABLE 5.9 INCREASE IN GOVERNMENT DEBT, 2006/07
---------------------------------------------------------------------
 R MILLION
---------------------------------------------------------------------
 Financing of net borrowing requirement (net of change in      7 901
 cash balances)
 Discount on new loans                                         1 956
 Revaluation of foreign debt portfolio                        11 111
---------------------------------------------------------------------
 INCREASE IN GROSS LOAN DEBT                                  20 968
 Change in cash balances at bank(1)                          -15 941
---------------------------------------------------------------------
 INCREASE IN NET LOAN DEBT                                     5 027
=====================================================================

(1).  A positive change indicates a reduction in cash balances.

                                                                              93

2007 Budget Review
--------------------------------------------------------------------------------

                              MATURITY AND COMPOSITION OF GOVERNMENT DEBT

AVERAGE MATURITY OF           The average maturity and duration of domestic
DOMESTIC BONDS HAS            marketable bonds is shown in Table 5.10. The
DECLINED TO 7,9 YEARS         average maturity has declined from 8,1 years in
                              2005/06 to 7,9 years in 2006/07. The weighted
                              average term (duration) of interest and redemption
                              cash flows has decreased from 5,3 years for
                              2005/06 to 5,1 years for 2006/07. This can be
                              ascribed to the increase in the general level of
                              interest rates.

                              TABLE 5.10 MATURITY DISTRIBUTION OF DOMESTIC MARKETABLE
                                         BONDS, 2004/05 - 2006/07
                              -----------------------------------------------------------------------
                              YEARS                     2004/05   2005/06            2006/07
                                                                                    ESTIMATES
                              PERCENTAGE OF TOTAL         PORTFOLIO(1)      FUNDING(2)   PORTFOLIO(1)
                              -----------------------------------------------------------------------

                              0 - 3                      22,2      21,9        2,3           28,0
                              3 - 7                      32,7      25,2        7,5           20,9
                              7 - 10                     16,9      24,1       14,9           23,8
                              10 - 19                    18,8      18,8       50,5           19,1
                              Longer than 19              9,4      10,0       24,8            8,2
                              -----------------------------------------------------------------------
                              Years
                                 Average duration(3)      5,2       5,3        8,6            5,1
                                 Average maturity         8,1       8,1       15,0            7,9
                              =======================================================================

                              (1).  The total bond portfolio as at the end of
                                    the period.

                              (2).  Bond issuances for the fiscal year.

                              (3).  The weighted average term (duration) of
                                    interest and redemption cash flows.

                              Table 5.11 displays the composition of domestic
                              debt, categorised by the various funding
                              instruments.

                              TABLE 5.11 COMPOSITION OF DOMESTIC DEBT BY INSTRUMENT,
                                         2003/04 - 2006/07
                              ----------------------------------------------------------------------
                              END OF PERIOD                  2003/04   2004/05   2005/06   2006/07
                              R BILLION                                OUTCOME             ESTIMATE
                              ----------------------------------------------------------------------

                              Bonds                            360,0     395,8     419,4      422,9
                                 Fixed-income                  314,9     338,7     349,2      351,8
                                 Floating rate                   7,6       8,8      11,4        5,3
                                 Zero coupon                     2,3       2,3       2,2        2,2
                                 Inflation-linked               35,2      44,7      54,8       62,1
                                 Retail                           --       1,3       1,8        1,5
                              Treasury bills                    29,9      36,1      41,9       47,7
                                 Shorter than 91-days(1)         1,3       1,6       1,4        1,2
                                 91-days                        23,4      29,3      28,0       30,4
                                 182-days                        5,2       5,2       7,8        9,0
                                 273-days                         --        --       4,7        7,1
                              Other(2)                           0,6       0,5       0,5        0,3
                              ----------------------------------------------------------------------
                              TOTAL                            390,5     432,4     461,8      470,9
                              ======================================================================

                              (1).  Mainly 1-day bills issued to the Corporation
                                    for Public Deposits.

                              (2).  Loan levies, former regional authorities and
                                    Namibian debt.

                              Of total domestic debt at the end of 2006/07, 74,7
                              per cent is estimated to consist of fixed-income
                              bonds. Inflation-linked bonds will constitute 13,2
                              per cent and Treasury bills 10,1 per cent.

DOLLAR- AND EURO-BASED        A currency breakdown of foreign debt obligations
DEBT IS UP, AND               from 2003/04 is set out in Table 5.12. The table
YEN-BASED DEBT IS DOWN        indicates a moderate increase in US dollar- and
                              euro-denominated debt from 36,4 per cent and

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

44,6 per cent in 2003/04 to an estimated 37,3 per
cent and 46,9 per cent in 2006/07, respectively.
Yen-denominated debt declines from 15,3 per cent
in 2003/04 to an estimated 8,9 per cent in
2006/07.

TABLE 5.12 CURRENCY BREAKDOWN OF FOREIGN DEBT,
           2003/04 - 2006/07
----------------------------------------------------------------
 END OF PERIOD            2003/04   2004/05   2005/06   2006/07
 PERCENTAGE OF TOTAL                                    ESTIMATE
----------------------------------------------------------------
 Euro                        44,6      42,7      42,5       46,9
 United States dollar        36,4      43,1      43,8       37,3
 Japanese yen                15,3      10,2       9,6        8,9
 British pound                2,6       2,7       1,2        1,5
 Swedish krone                0,6       0,7       2,0        4,4
 Gold                         0,5       0,6       0,9        1,0
================================================================

CONTINGENT LIABILITIES

Contingent liabilities of R155,6 billion as of 31
March 2006 are summarised in Table 5.13.

TABLE 5.13 COMPOSITION OF CONTINGENT LIABILITIES,
           2003/04 - 2005/06
----------------------------------------------------------------------
END OF PERIOD                             2003/04   2004/05   2005/06
R BILLION
----------------------------------------------------------------------
Guarantees                                   79,6      74,1      67,9
   Domestic                                  59,6      55,4      49,8
   Foreign                                   20,0      18,7      18,1
Road Accident Fund(1)                        18,5      20,1      21,4
Post retirement medical assistance(1)        37,0      37,0      37,0
Export Credit Insurance Corp. S.A. Ltd.       7,5       8,7       7,2
Government pension funds(1)                   3,0       9,8       9,8
SASRIA reinsurance cover                      1,0       1,0       1,0
Unemployment Insurance Fund(1)                2,5       2,3       2,3
Other(2)                                      7,5       8,1       9,0
----------------------------------------------------------------------
TOTAL                                       156,6     161,1     155,6
======================================================================

(1).  The Road Accident Fund, post retirement
      medical assistance to government employees,
      government pension funds and Unemployment
      Insurance Fund are subject to actuarial
      valuation periods varying from one year to
      four years.

(2).  Mainly represents departmental commitments
      relating to capped leave.

Contingent liabilities as a percentage of GDP        CONTINGENT LIABILITIES
declined from 26,1 per cent in 1994/95 to 9,8 per    DECLINE AS A PERCENTAGE
cent in 2005/06. According to the National           OF GDP
Treasury's risk management guidelines, total
contingent liabilities and debt should not exceed
50 per cent of GDP. Debt and contingent
liabilities as a percentage of GDP declined from a
high of 73 per cent in 1994/95 to 39,6 per cent in
2005/06.

                                                                              95

2007 Budget Review
--------------------------------------------------------------------------------

                              FIGURE 5.4 CONTINGENT LIABILITIES,
                                         1994/95 - 2005/06

                                                 [LINE GRAPH]

GUARANTEES SUPPORTED          The guarantees were mainly utilised in the
RESTRUCTURING OF              transport sector for the restructuring of
TRANSNET AND                  Transnet, in the water sector for development of
INFRASTRUCTURE PROJECTS       infrastructure (the Lesotho Highlands Water
                              Project) and in the financial sector for the
                              utilisation of bilateral funding channelled
                              through the Development Bank of Southern Africa
                              and the Industrial Development Corporation.

GUARANTEE EXPOSURE            Government's guarantee exposure in 2006/07
DECLINES                      declined by R1,5 billion, mainly as a result of
                              the partial redemption of a Saambou Bank
                              guarantee, a new guarantee to the Land Bank and
                              currency revaluation of guaranteed foreign loans.
                              Guarantee fees of R31 million were received from
                              state-owned entities in 2006/07. Details of
                              government's guarantee commitments are set out in
                              Table 9 of Annexure B.

                              STATE DEBT COST

                              The volume of debt, new borrowing requirements,
                              interest rates and the value of currency influence
                              the level of state debt cost. Table 5.14
                              summarises trends and projections of state debt
                              cost between 2005/06 and 2009/10.

TABLE 5.14 STATE DEBT COST, 2005/06 - 2009/10
-----------------------------------------------------------------------------------------------
                                      2005/06       2006/07        2007/08   2008/09   2009/10
R MILLION                             OUTCOME   BUDGET   REVISED      MEDIUM-TERM ESTIMATES
-----------------------------------------------------------------------------------------------

Domestic                               46 533   47 366    47 631    48 052    47 758    45 890
Foreign                                 4 379    4 683     4 547     4 864     5 209     5 025
-----------------------------------------------------------------------------------------------
TOTAL                                  50 912   52 049    52 178    52 916    52 967    50 915
===============================================================================================
State debt cost as percentage of:
  GDP                                     3,2      3,0       3,0       2,7       2,5       2,1
  GDP-accrual(1)                          3,5      3,3       3,1       2,9       2,7       2,4
  Revenue                                12,4     11,7      11,0       9,7       9,0       7,9
===============================================================================================

(1).  State debt cost adjusted for the amortisation of discount on bond issues and expressed as a percentage of GDP.

                                       Chapter 5: Asset and liability management
--------------------------------------------------------------------------------

In 2006/07, state debt cost is estimated to be       STATE DEBT COST TO
R129 million higher than the budgeted amount of      AVERAGE R52,9 BILLION
R52 billion, due to higher interest rates and        OVER NEXT TWO YEARS,
currency depreciation. State debt cost will          DECLINING IN 2009/10
average R52,9 billion over the next two years
before declining in 2009/10 to 2005/06 levels.

FIGURE 5.5 STATE DEBT COST CONTINUES TO DECLINE,
           1997/98 - 2009/10(1)

                                  [LINE GRAPH]

(1).  The values for 2006/07 - 2009/10 are forecasts.

State debt cost as a percentage of GDP is            DEBT SERVICE COSTS
projected to decline to 2,1 per cent in 2009/10.     CONTINUE TO FALL
Measured as a percentage of revenue and
expenditure, debt service cost will decline to 7,9
per cent and 7,8 per cent by 2009/10,
respectively.

An accrual-based accounting for the stock of state
debt and cost will result in the amortisation of
the discount over the term of the bond, leading to
higher debt cost, higher deficit and a lower
aggregate measure of government debt. The adjusted
state debt cost ratios are displayed in Table
5.14. Net government debt on an accrual-adjusted
basis is on average 0,8 per cent lower than the
nominal aggregates over the medium term.

STATE-OWNED ENTITIES

The major state-owned entities are focusing on
investment in infrastructure to support economic
growth, job creation and poverty reduction.
Government has also undertaken efforts to improve
financial performance and corporate governance in
state-owned entities.

The National Treasury is at an advanced stage in     REVIEW OF TREASURY
its review of the treasury operations of             OPERATIONS OF STATE-
state-owned entities. Discussions with the           OWNED ENTITIES AT AN
relevant entities are underway. In addition, the     ADVANCED STAGE
National Treasury, in conjunction with the
relevant departments, is finalising arrangements
to review the mandates of 12 development finance
institutions. The review will culminate in the
development of a development finance policy.

                                                                              97

2007 Budget Review
--------------------------------------------------------------------------------

INTEGRATED STRATEGIC          An integrated strategic financial model for all
FINANCIAL MODEL               state-owned entities listed under schedule 2 of
DEVELOPED                     the Public Finance Management Act (1999) is being
                              developed to monitor their financial performance
                              and efficiency against predetermined targets, and
                              to assess risks and opportunities.

                              State-owned entities provide dividends to the
                              national budget, contributing to government's
                              ability to fund social services. Government has
                              developed a dividend and capital structure policy
                              document that will guide the public entities. The
                              policy seeks to encourage the enhancement of
                              transparency and accountability; recognition of
                              opportunity cost associated with government's
                              equity investments; appropriate returns on equity;
                              efficient, commercially based investment
                              decisions; appropriate incentives for boards and
                              management; greater certainty regarding entities'
                              capital structures; and a relatively stable stream
                              of total dividends to government.

MANAGEMENT MODELS             The National Treasury, Department of Public
FOR STATE ENTITIES UNDER      Enterprises, and Department of Public Service and
CONSIDERATION                 Administration are researching appropriate
                              shareholder management models for state-owned
                              entities.

                                                                               6

SOCIAL SECURITY

Improved economic performance and the strength of South Africa's finances have created room for further steps in social security reform. Alongside expanding employment opportunities and targeted social assistance, the period ahead will see consideration given to a contributory earnings-related savings and social insurance framework, accompanied by a wage subsidy for those with incomes below the personal income tax threshold.

Social assistance programmes currently provide income support to 11,8 million people. The South African Social Security Agency is now operational, and improvements are in progress in the administration of the Unemployment Insurance
Fund, the Compensation Funds and the Road Accident Fund.

Ending poverty and reducing inequality are central goals of South Africa's reconstruction and development challenge. The introduction of an official poverty index by Statistics South Africa in 2007 and a new income dynamics survey will allow progress towards eliminating absolute poverty and reducing vulnerability to be more reliably monitored.

The construction, over time, of a comprehensive social security system will bring substantial changes to the existing social insurance funds, enhancement of administrative arrangements, a new tax structure and adjustments to employee benefits across the economy. This reform project will touch all South Africans and its impact will extend across the entire labour market. Its implementation calls for a new social partnership constructed on the principles of equity and solidarity, building on both public administration reforms and effective mobilisation of private-sector capacity.

POVERTY REDUCTION AND SOCIAL PROTECTION

TOWARDS COMPREHENSIVE SOCIAL SECURITY

South Africa's social development strategy rests     MEETING BASIC NEEDS IS
on the Reconstruction and Development Programme      A CORE OBJECTIVE OF THE
(RDP) adopted by government in 1994 as both a        RDP
framework for policy and a programme of
transformation in response to the inherited legacy
of discrimination and inequality. It comprised
five broad programmes: meeting basic needs, human
resource development, building the economy,
democratising the state and society, and
implementation through improved government
coordination and planning.

                                                                              99

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPREHENSIVE SOCIAL SECURITY AND THE RDP

The 1994 Reconstruction and Development Programme identified "developmental social welfare" as one of the key elements of meeting basic needs - ensuring delivery of benefits to the poorest, improved social insurance for the employed and unemployed, social assistance to those most at risk, protection of the rights of children, greater community involvement and inter-sectoral coordination. Reform of social development services during the 1990s focused on integrating the formerly fragmented welfare services and development programmes, improving social grants payments processes, introduction of the child support grant, and construction of new partnerships with non-governmental and community-based organisations.

In 2002, the Committee of Inquiry into a Comprehensive System of Social Security for South Africa published its main report, Transforming the Present -
Protecting the Future, providing a detailed exposition of shortcomings in South
African social protection arrangements, and outlining recommendations for broadening social insurance and implementing a "comprehensive and integrated medium- to long-term framework for income support". The committee emphasised (p.
154):

    "...the attainment of 'positive-sum' policy interventions, rather than narrow policy trade-offs between social and economic policy objectives...
    (By) creating greater income security the poor, who are currently trapped in survivalist and low-income informal work, become empowered to risk pursuing higher-return activities that can break their cycle of poverty..."

Key recommendations of the report included the following:

o     The need for mandatory insurance cover for all participants in the formal employment sector, and their dependants.

o     Mechanisms for voluntary contributions to social insurance for those who cannot realistically be covered by mandatory arrangements.

o     Adoption of an official poverty line, and improved data and research on poverty and human development.

o     A phased and measured introduction of a comprehensive system of income support, on the strength of improvements over time in fiscal and administrative capacity.

o     Continued active labour market and job-creation policies alongside extension of social insurance to all workers.

o     Special attention to the needs of children, in particular orphans and child-headed households.

o     A phased reform of health care financing towards mandatory, universal coverage.

o     An integrated approach to retirement provision, based on mandatory participation, preservation of benefits, improved fund administration and governance, simplification of the tax structure and improved consumer protection.

o     Improved disability insurance and compensation for occupational injury and disease, as well as reform of road accident benefits, as part of a new social insurance framework.

The committee recommended a mixed financing framework, including contributory and non-contributory elements, and recognising the role of both government funds and private-sector arrangements in the overall social security system.

--------------------------------------------------------------------------------

DESPITE BUOYANT               Given the legacy of fragmented government
INCOME GROWTH, POVERTY        institutions and economic decline in the previous
AND UNEMPLOYMENT              era, the challenges of the first decade of
REMAIN CHALLENGES             democracy were largely about transforming
                              government service delivery and economic reforms.
                              Government expenditure programmes contributed
                              mainly to non-income household welfare from 1993-
                              1999,(1) whereas from 2000 onwards, economic and
                              fiscal reforms have also yielded more buoyant
                              income growth and employment creation. But
                              unemployment has remained high and poor households
                              continue

                              _____________________

                              (1)   The contribution of government service
                                    delivery to reducing asset poverty and
                                    inequality is assessed in H Bhorat, P Naidoo
                                    and C v d Westhuizen, Shifts in Non-Income
                                    Welfare in South Africa: 1993-2004,
                                    Development Policy Research Unit, University
                                    of Cape Town, 2006. See also Haroon Bhorat
                                    and Ravi Kanbur, eds., Poverty and Policy in
                                    Post-Apartheid South Africa, HSRC Press
                                    2006.

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

to rely strongly on social grants or remittances
from other family members. Vulnerability to
illness or disability, absence or irregularity of
work, and the burden of caring for others keeps
far too many people trapped in a cycle of poverty
and inadequate opportunity.

Recognising that poverty and vulnerability have      DEVELOPMENT IS SUPPORTED
many aspects, government's social development        THROUGH A WIDE RANGE OF
programmes have included a wide range of             POLICIES AND PROGRAMMES
initiatives focused on broadening participation.
Skills development, access to health and welfare
services, public works employment, housing, water,
electricity, sanitation, nutrition and small
enterprise development have seen marked expansions
in budget allocations. As discussed elsewhere in
this Budget Review, the 2007 Budget provides for
continued growth in these and other activities,
removal of fees as a barrier to schooling,
completion of the land restitution programme, a
new adult education initiative and a range of
community development programmes to complement
housing and municipal infrastructure investment.

Expansion of the social assistance safety net has    SOCIAL ASSISTANCE HAS
been prioritised over the past decade. Largely       GROWN TO NEARLY 12 MILLION
attributable to the phasing in of a child support    BENEFICIARIES OVER PAST
grant, the number of beneficiaries of social         DECADE
assistance has increased from under 3 million in
1997 to 11,8 million today, and consolidated
expenditure on welfare and social security has
increased from R23,6 billion in 1997/98 (3,4 per
cent of GDP) to a projected R89,4 billion in
2007/08 (4,6 per cent of GDP). Table 6.1
illustrates that the proportion of the poorest 20
per cent of households reporting pensions or
grants as their main source of income increased
from 16,1 per cent in 2002 to 39,6 per cent in
2005.

TABLE 6.1 MAIN SOURCE OF HOUSEHOLD INCOME, 2002 AND 2005
--------------------------------------------------------------------------------
HOUSEHOLD QUINTILES:                        1       2        3       4      5
--------------------------------------------------------------------------------
2002
Main source of income (% of households):
 Salaries/wages                            25,3%   28,6%   53,2%   71,0%   88,0%
 Remittances                               39,9%   27,2%    9,2%    5,1%    2,0%
 Pensions/grants                           16,1%   31,4%   31,1%   18,1%    4,4%
 Other/none                                18,7%   12,8%    6,5%    5,8%    5,6%
--------------------------------------------------------------------------------
2005
Main source of income (% of households):
 Salaries/wages                            17,8%   31,6%   50,9%   77,4%   90,7%
 Remittances                               30,8%   12,7%    5,8%    4,0%    1,1%
 Pensions/grants                           39,6%   49,5%   38,1%   14,3%    2,8%
 Other/none                                11,8%    6,1%    5,2%    4,3%    5,4%
--------------------------------------------------------------------------------

Source: Statistics SA, General Household Surveys, 2002, 2005

Note: Quintile 1 refers to the poorest 20 per cent of households, quintile 2 the next 20 per cent cohort, etc.

In April of last year, the South African Social      GRANTS ARE NOW ADMINISTERED
Security Agency (SASSA) took over responsibility     BY THE SOUTH AFRICAN SOCIAL
for the administration of social grants from         SECURITY AGENCY
provinces. This transfer of responsibilities was
accompanied by strategic improvements in key
administrative systems. Efficiency gains will
accrue from these investments, both in terms of
service delivery cost and the time taken to
disburse grants to eligible beneficiaries. An
investigation by the Department of Social
Development into the profiles of beneficiaries of
social grants,

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--------------------------------------------------------------------------------

                              completed in 2006, confirmed that the grant system
                              is well-targeted at people in need and
                              significantly improves living conditions.

EARNINGS-RELATED SOCIAL       But reliance on government spending programmes
SECURITY PROPOSAL UNDER       cannot be the dominant pillar in a strategy aimed
CONSIDERATION                 at both social development and reduced
                              vulnerability of the poor. It is equally important
                              that income security should be promoted through
                              employment and skills development, household
                              savings and the extension of social protection to
                              the working poor. In the next phase of South
                              Africa's maturing institutional development,
                              consideration needs to be given to options for a
                              mandatory earnings-related social security system,
                              in keeping with practice in many other countries.

                              Developments in the existing social assistance
                              programmes and social security funds are outlined
                              in this chapter, together with a broad outline of
                              social security reform proposals. Related tax
                              reforms are noted in Chapter 4, and details of
                              retirement funding reforms will be published by
                              the National Treasury in a separate discussion
                              paper. Government will seek agreement on the
                              legislative and institutional framework for this
                              reform over the next 12 months, for implementation
                              by 2010.

                              HOUSEHOLD INCOME AND LIVING STANDARDS

HOUSEHOLD INCOME              Income, consumption and household living standards
INEQUALITY REMAINS            are highly unequal in South Africa - a
SEVERE                        distributional outcome of a long history of
                              racially structured conflict over land and
                              resources, discrimination in access to work and
                              education, and constraints on black ownership and
                              economic opportunity.

          FIGURE 6.1 MONTHLY HOUSEHOLD EXPENDITURE DISTRIBUTION, 2005
                               [BAR GRAPH]

                              Figure 6.1 illustrates the distribution of
                              households by expenditure cohorts recorded in the
                              2005 general household survey. As under-reporting
                              is common in surveys of this kind the results
                              should be read

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

as illustrative rather than accurate, but the data
indicate the skewed pattern of household
resources. About 47 per cent of households
reported monthly expenditure of less than R800.

TABLE 6.2 HOUSEHOLD LIVING STANDARD INDICATORS, 2002 - 2005
--------------------------------------------------------------------------------
% OF HOUSEHOLDS                               2002      2003      2004     2005
--------------------------------------------------------------------------------
Type of housing: informal                     12,7%     12,5%     11,3%    11,7%
Access to services
  Electricity connection                      76,1%     77,6%     80,4%    80,2%
  Water supply on site                        66,1%     67,3%     67,8%    68,4%
  Television ownership                        56,3%     57,9%     59,2%    60,0%
  Cellphone availability                      35,0%     40,2%     49,6%    59,7%
Child hunger in prior 12 months (as % of households with children)
  Never went hungry                           68,8%     69,9%     73,9%    76,8%
  Often or always went hungry                  6,7%      7,0%      5,1%     4,7%
--------------------------------------------------------------------------------

Source: Statistics SA, General Household Surveys, 2002 - 2005

The dimensions of income inequality, vulnerability   NATIONAL INCOME DYNAMICS
and poverty, and how they are shifting in response   SURVEY TO BE INTRODUCED
to economic trends and policy, need to be better     IN 2007...
understood if poverty reduction and social
development programmes are to be well designed and
effective. As a contribution to providing further
evidence on which poverty-focused policy can be
based, a new household panel survey (the National
Income Dynamics Survey) will be initiated in 2007,
under the direction of the Policy Coordination and
Advisory Services in the Presidency.

A new statistical release will also be launched by   ...AND A NEW POVERTY INDEX
Statistics South Africa (Stats SA) this year to      WILL BE PILOTED
provide a consistent index against which progress
in poverty reduction can be measured. The new
poverty line will be piloted for an initial period
to allow for public comment and consultation
before its design is finalised.

--------------------------------------------------------------------------------

A POVERTY LINE FOR SOUTH AFRICA

Understanding the extent and nature of poverty and inequality in South Africa is the key to developing evidence-based policies and programmes for poverty reduction and a better life for all.

No official poverty line has been adopted for South Africa. In the absence of a such a standard, researchers, government and others in civil society have adopted and used a large and incongruent set of lines, each based on its own assumptions and leading to varying conclusions. This has led many observers to see the absence of a poverty line as an obstacle to progressive social dialogue and further consolidation of government's policies and programmes aimed at bettering the lives of South Africans.

A poverty line is defined as the "expenditure necessary to buy a minimum standard of nutrition and other necessities". A common approach to constructing a poverty line is to estimate the cost of satisfying a minimum daily energy requirement, based on the food items that the poorest households consume, and some non-food necessities. It does not reflect actual expenditures, but rather the monetary value of this elementary consumption basket.

There is no absolute or universal standard for poverty measurement: the acceptable minimum requirement for subsistence and dignity is in part a social construct that reflects custom and national values. Partly for this reason, many countries make use of two or more poverty indices, providing reference measures of progress in poverty reduction at several levels of well being.

Stats SA will pilot a national poverty line in 2007. Efforts are also under way to construct a broader accompanying poverty barometer to monitor and track changes in poverty and household living standards.

--------------------------------------------------------------------------------

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TABLE 6.3 ACCESS TO HEALTH AND WELFARE SERVICES, 2002 - 2005
--------------------------------------------------------------------------------
% OF POPULATION                              2002     2003     2004     2005
--------------------------------------------------------------------------------
% of population who used health services
in month prior to survey
Public                                        5,4%     5,4%     5,6%     6,1%
Private                                       4,0%     4,0%     4,0%     4,2%
% of population who used welfare services
in previous 12 months
Social worker / other service                 1,1%     1,5%     1,8%     1,7%
Social grants                                 3,2%     6,5%     9,4%    12,9%
Total population ('000s)                    45 533   46 007   46 459   46 913
--------------------------------------------------------------------------------

Source: Statistics SA, General Household Surveys, 2002-2005

                              Progress in improving housing and access to
                              services since 2002 is summarised in Table 6.2,
                              together with the trend in reported child hunger,
                              which is a key poverty indicator. Increased use of
                              both health and welfare services in recent years
                              is illustrated in Table 6.3.

                              SOCIAL ASSISTANCE

                              SOCIAL GRANTS AND HOUSEHOLD WELFARE

MECHANISMS AIM TO             South Africa's contributory and non-contributory
ALLEVIATE POVERTY OR          social security mechanisms aim to alleviate
PROVIDE TEMPORARY             poverty or provide temporary income support. The
INCOME SUPPORT                non-contributory components make up the greater
                              part of the social security system. These social
                              assistance transfers are funded from general
                              revenue and are appropriated on the vote of the
                              Department of Social Development.

                              Social assistance cash grants provide targeted
                              income support to those whose livelihoods are most
                              at risk. The available grants are the old age
                              pension; the disability, child support, foster
                              care, care dependency and war veterans' grants;
                              and temporary grant-in-aid relief.

--------------------------------------------------------------------------------

SOUTH AFRICAN SOCIAL SECURITY AGENCY

The South African Social Security Agency (SASSA) is a national public entity established in terms of the Social Security Agency Act (2004) to administer and pay social assistance grants. Transfer of the social assistance administration and payment service functions from the national and provincial social development departments was effected in 2006/07.

SASSA has been established to centralise the grants payment system, promoting greater efficiency and improved service delivery as coordination improves and administrative standards are stepped up. About two- thirds of key posts have been filled and 6 000 staff members have been transferred from provincial offices to SASSA. Over the three-year spending period, the agency will focus on standardising processes and procedures relating to grants approval, payment and beneficiary maintenance services across the country.

Overall administration costs of R4,1 billion are provided for in the 2007
Budget, rising to R4,8 billion in 2009/10. Expenditure on independent payments service provider contracts, which account for about 75 per cent of total beneficiary numbers, amount to just over half of projected expenditure.
Allocations are made for further investment in system improvements and increased capacity.

The Special Investigations Unit has been appointed for three years to help eradicate fraud. Investigative work has already led to the suspension of grants that were being paid to 15 982 government employees. A 24-hour fraud hot line has been set up and this has seen over 43 000 cases referred for investigation.

--------------------------------------------------------------------------------

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

Recent research confirms that South Africa's         GRANTS ACCOUNT FOR A
social assistance grants are well targeted and       SUBSTANTIAL SHARE OF
account for a substantial share of the income of     INCOME OF POOR HOUSEHOLDS
poor households.(2) Grants are associated with a
greater share of household expenditure on food,
and thus with improved nutrition, and the child
support grant contributes measurably to the health
status of young children. Survey evidence also
suggests that social assistance leads to increased
participation in the labour force, in part through
its contribution to nutrition and household
mobility.

SOCIAL ASSISTANCE BENEFICIARY AND EXPENDITURE TRENDS

The growth in social grant beneficiary numbers       AVERAGE GROWTH IN
since 2003 is set out in Table 6.4, together with    BENEFICIARY NUMBERS OF
projections for the MTEF period ahead. The largest   23,6 PER CENT A YEAR
numbers of beneficiaries are children under the
age of 14, followed by the elderly and those with
disabilities. The average annual growth in the
number of beneficiaries was 23,6 per cent over the
three-year period to 2006/07, with particularly
strong growth recorded in Mpumalanga,
KwaZulu-Natal, Limpopo, Eastern Cape and North
West.

The rand values of grant awards are determined by    GRANTS TO BE INCREASED
means tests, subject to maximum amounts adjusted     IN APRIL 2007
each year for inflation. The prevailing maximum
values of the main social assistance grants and
proposed values to take effect in April 2007 are
set out in Table 6.5.

TABLE 6.4 SOCIAL GRANTS BENEFICIARY NUMBERS BY TYPE OF GRANT, 2003 - 2007

------------------------------------------------------------------------------------------------------
                      APRIL 2003    APRIL 2004    APRIL 2005     APRIL 2006     APRIL 2007    % GROWTH
                                                                                 PROJECTED    (AVERAGE
                                                                                               ANNUAL)
------------------------------------------------------------------------------------------------------

Old age                2 022 206     2 078 591     2 093 440      2 144 117      2 186 189       2,0%
War veterans               4 594         3 961         3 343          2 832          2 326     -15,6%
Disability               953 965     1 270 964     1 307 551      1 319 536      1 437 842      10,8%
Foster care              138 763       200 340       252 106        312 614        381 125      28,7%
Care dependency           58 140        77 934        88 889         94 263        103 992      15,6%
Child support          2 630 826     4 309 772     5 661 500      7 044 901      7 879 558      31,6%
------------------------------------------------------------------------------------------------------
TOTAL                  5 808 494     7 941 562     9 406 829     10 918 263     11 991 032      19,9%
------------------------------------------------------------------------------------------------------
PROVINCE
Eastern Cape           1 071 448     1 501 031     1 743 007      2 094 642      2 255 034      20,4%
Free State               366 979       503 063       596 083        678 522        734 145      18,9%
Gauteng                  701 962       976 533     1 165 679      1 318 981      1 406 375      19,0%
KwaZulu-Natal          1 344 936     1 836 975     2 149 969      2 498 888      2 913 720      21,3%
Limpopo                  808 553     1 152 621     1 412 882      1 640 032      1 750 286      21,3%
Mpumalanga               395 636       580 684       704 070        836 451        893 647      22,6%
Northern Cape            138 969       169 102       188 578        213 512        233 592      13,9%
North West               462 418       637 312       777 722        888 065        998 382      21,2%
Western Cape             517 593       584 241       668 839        749 170        805 851      11,7%
------------------------------------------------------------------------------------------------------
TOTAL                  5 808 494     7 941 562     9 406 829     10 918 263     11 991 032      19,9%
------------------------------------------------------------------------------------------------------

Source: Socpen system

_____________________

(2)   See Department of Social Development, A Profile of Social Security
      Beneficiaries in South Africa, 2006; Woolard, et al, Analysis of the Child
      Support Grant: evidence from the KwaZulu-Natal Income Dynamics Survey,
      1993-2004, Department of Social Development, University of KwaZulu-Natal,
      2005.

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TABLE 6.5 VALUE OF SOCIAL GRANTS, BY GRANT TYPE
--------------------------------------------------------------------------------
                         RAND VALUE OF GRANTS, PER MONTH, WITH EFFECT FROM APRIL
TYPE OF GRANT             2003        2004        2005        2006        2007
--------------------------------------------------------------------------------
Old age                    700         740         780         820         870
War veterans               718         758         798         838         890
Disability                 700         740         780         820         870
Grant in aid               150         170         180         190         200
Foster care                500         530         560         590         620
Care dependency            700         740         780         820         870
Child support grant        160         170         180         190         200
--------------------------------------------------------------------------------

SOCIAL ASSISTANCE             Growth in expenditure on social grants is
GRANTS ARE 3,3 PER CENT       illustrated in relation to GDP in Table 6.6.
OF GDP                        Social assistance increased from 2,9 per cent of
                              GDP in 2003/04 to 3,3 per cent in 2006/07. The
                              growing number of child support beneficiaries has
                              been the main source of increased expenditure over
                              this period, with the increase in disability grant
                              numbers also taking up a rising share of the
                              total.

TABLE 6.6 SOCIAL GRANTS EXPENDITURE AS A PERCENTAGE OF GDP, 2003/04 - 2009/10

---------------------------------------------------------------------------------------------------------
                            2003/04    2004/05    2005/06      2006/07      2007/08    2008/09    2009/10
                                                             PRELIMINARY        MEDIUM-TERM ESTIMATES
R MILLION                                                      OUTCOME
---------------------------------------------------------------------------------------------------------

Social grant expenditure     36 982     44 885     50 708         57 720     62 238    67 633      73 037
Percentage of GDP               2,9%       3,1%       3,2%           3,3%       3,2%      3,2%        3,1%
Percentage of consolidated     10,9%      12,0%      12,0%          12,1%      11,5%     11,3%       11,1%
national and provincial
expenditure
---------------------------------------------------------------------------------------------------------

Source: National Treasury provincial database

                              Social assistance grants for children

OVER 7 MILLION CHILD          Over the past 10 years, government has
SUPPORT GRANTS                progressively widened the safety net for children
                              through the care dependency, child support and
                              foster care grants. The child support grant has
                              been central to this endeavour. It was introduced
                              in 1998 for eligible children aged between 0 and 7
                              years, and the age threshold has progressively
                              been raised to include children up to their 14th
                              birthdays. Expenditure has increased by an average
                              of 32,6 per cent a year, from R7,7 billion in
                              2003/04 to R17,9 billion in 2006/07, with the
                              total number of beneficiaries rising to 7,2
                              million in 2006/07.

INCREASING NUMBERS OF         The number of care dependency grant beneficiaries
GRANTS FOR DISABLED           has grown by 15 per cent a year since 2003, and is
CHILDREN                      expected to exceed 109 000 in 2007/08. This
                              means-tested grant is payable to children aged
                              between 1 and 18 years who are in permanent home
                              care and who suffer from severe mental or physical
                              disability.

                              The foster care grant is for children whom the
                              courts deem "in need of care". The child is placed
                              in the custody of a foster parent, designated by
                              the court under the supervision of a social
                              worker. The foster care grant is not subject to a
                              means test, as its purpose is to reimburse a
                              non-parent for the costs of caring for a child.
                              Spending on the foster care grant grew from R1,1
                              billion in 2003/04 to R2,5 billion in 2006/07, and
                              beneficiary numbers are projected to increase to
                              nearly 380 000 by 2009.

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

SOCIAL SECURITY FUNDS

Contributory social security funds provide
conditional income support or compensation for
defined-risk events. The present social security
schemes include the Unemployment Insurance Fund
(UIF), the Compensation Funds and the Road
Accident Fund (RAF). They are financed through
mandatory levies and taxes.

The social security funds are expected to run a         OVERALL SURPLUS IN
combined cash surplus of R4,9 billion in 2006/07,       SOCIAL SECURITY FUNDS
compared with a surplus outcome of R7,5 billion in the
previous financial year. This reflects continued
substantial cash surpluses at the UIF and Compensation
Funds, while expenditure on claims payments has
outstripped revenue of the RAF. (A once-off injection
of R2,7 billion to assist with meeting the backlog of
road accident claim cases was made from the National
Revenue Fund in 2005/06.) The overall balance of the
social security funds is expected to remain in surplus
over the forecast period.

TABLE 6.7 SOCIAL SECURITY FUNDS, 2003/04 - 2009/10

--------------------------------------------------------------------------------------------------------
                                    2003/04   2004/05   2005/06   2006/07    2007/08   2008/09   2009/10
                                              OUTCOME             REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                         ESTIMATE
--------------------------------------------------------------------------------------------------------

UNEMPLOYMENT INSURANCE FUND
Revenue                              5 896      6 819     7 853      8 739     9 606    10 603    11 429
Expenditure                          2 577      2 981     3 647      4 401     5 017     5 666     6 396
COMPENSATION FUNDS
Revenue                              2 914      3 023     3 659      3 299     3 491     3 694     3 910
Expenditure                          2 178      2 354     2 858      1 731     1 644     1 738     1 838
ROAD ACCIDENT FUND
Revenue                              3 599      4 623     8 334      6 834     8 009     9 404    10 919
Expenditure                          4 110      3 758     5 797      7 801     8 715     9 555    10 887
--------------------------------------------------------------------------------------------------------
TOTAL: SOCIAL SECURITY FUNDS
Tax revenue                         11 404     12 974    15 357     17 412    19 664    22 085    24 434
Non-tax revenue                        985      1 479     1 776      1 450     1 433     1 607     1 814
Grants received                         21         12     2 713          9        10        10        11
--------------------------------------------------------------------------------------------------------
TOTAL REVENUE                       12 410     14 465    19 846     18 871    21 107    23 701    26 258
TOTAL EXPENDITURE                    8 865      9 093    12 302     13 932    15 377    16 959    19 121
--------------------------------------------------------------------------------------------------------
BUDGET BALANCE(1)                    3 546      5 372     7 544      4 939     5 730     6 742     7 137
--------------------------------------------------------------------------------------------------------

(1).  A positive number reflects a surplus and a negative number a deficit.

UNEMPLOYMENT INSURANCE

The UIF provides short-term unemployment insurance   UNEMPLOYMENT, ILLNESS,
to qualifying workers as legislated in the amended   MATERNITY, ADOPTION AND
Unemployment Insurance Act (2003). The act           DEATH COVERED BY UIF
provides for the payment of benefits to
contributors or their dependants in instances of
unemployment, illness, maternity, adoption of a
child or death. The fund is financed by a tax
payable by both employers and employees at a rate
of 1 per cent of earnings, up to a threshold of
R10 966 a month. Amendments to the act in 2002 had
a significant impact on both revenue and benefits:

o     Coverage was extended to include domestic
      (household) employees and seasonal workers.

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                              o     Coverage was extended to include employees
                                    earning above the specified ceiling, with
                                    benefits and contributions capped at that
                                    level.

                              o     A graduated replacement rate was introduced,
                                    ranging from 60 per cent for low-income
                                    earners to 38 per cent for higher earners.

                              o     Contributors resigning voluntarily from
                                    employment were excluded from benefits.

                              o     A limitation on benefits accrual to 238 days
                                    in a four-year period was introduced.

                              o     Administrative reforms included collection
                                    of revenue by the South African Revenue
                                    Service and various improvements to systems
                                    and procedures.

UIF HOLDS R14,7 BILLION       The March 2006 actuarial valuation indicated that
IN RESERVES                   the UIF is in a position to meet its cash-flow
                              requirements over the next 10 years for a wide
                              range of possible claims scenarios. The actuarial
                              reserve requirement was estimated at R9,4 billion.
                              By the end of March 2006, the fund had accumulated
                              R14,7 billion in capital and reserves, with R14,3
                              billion invested with the Public Investment
                              Corporation.

                              COMPENSATION FUNDS

COMPENSATION FUNDS            The funds established by the Compensation for
COVER OCCUPATIONAL            Occupational Injuries and Diseases Act (1993, as
INJURY OR DISEASE AND         amended in 1997) and the Occupational Diseases in
PROVIDE DEATH BENEFITS        Mines and Works Act (1973), provide medical care
                              and cash benefits to replace lost wages of workers
                              who are injured on the job or who develop
                              occupational diseases. Funeral grants and survivor
                              benefits are paid to families of victims of
                              employment-related fatalities. Funding for
                              rehabilitation of disabled workers and for
                              prevention of workplace accidents and diseases is
                              also provided.

DECENTRALISED                 Restructuring of the functioning of the
ADMINISTRATION                Compensation Funds is in progress. Services are
CONTRIBUTING TO               being decentralised to provincial offices and
IMPROVED EFFICIENCY           labour centres, a call centre has been established
                              and the claims backlog is being reduced. The funds
                              receive on average 20 000 claims a month, and have
                              developed capacity to handle nearly 60 per cent of
                              these claims within 90 days of receipt of complete
                              documentation.

                              The funds have seen an increase in employer
                              registration, contributing to the improvement in
                              revenue to R3,6 billion in 2005/06 from R3 billion
                              in the previous year. For the year ended March
                              2006, the Compensation Funds paid R2,9 billion in
                              benefits, compared with R2,4 billion in the
                              previous year.

                              ROAD ACCIDENT FUND

RAF IS IMPLEMENTING A         The RAF, funded out of a dedicated fuel levy on
TURNAROUND STRATEGY           petrol and diesel sales, provides personal
                              compensation to victims of road accidents
                              wrongfully caused by third parties. The RAF is
                              implementing a turnaround strategy, which has
                              resulted in significant improvements in risk
                              management and control.

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE ROAD ACCIDENT BENEFIT SCHEME

South Africa's road accident insurance arrangement has evolved from a fault-based third-party system introduced 50 years ago into today's RAF, which reflects an unsatisfactory and costly compromise between indemnity and compensation principles. This has been to the disadvantage of the poor and disabled, and has led to rising legal costs and administrative delays. A comprehensive review by the Road Accident Fund Commission has proposed far-reaching reforms, consistent with the constitutional right to social security, health care and dignity.

The proposed benefit scheme aims to focus on the consequences of major losses, while limiting the scope to claim for non-pecuniary losses associated with minor claims. Of concern is the high cost to the fund of rapid growth over the past decade in the number of minor accident claims.

A primary purpose of state support to victims of road accidents is to prevent impoverishment and compensate for loss of a basic livelihood. A no-fault benefit scheme provides access to benefits to all drivers and pedestrians, allows protection to those unable to afford protection against the risk of a road accident, and promotes reintegration into social and economic activities. It is proposed that a no-fault benefit scheme should replace the current RAF liability compensation system.

The Road Accident Benefit Scheme will provide benefits to all injured road users. Factors such as employment status and the ability to prove losses suffered will not be relevant to eligibility, ensuring greater equity in the provision of public support to all victims of misfortune.

By removing the uncertainty created by having to prove fault, the benefits scheme can promote appropriate emergency care and rehabilitation to increase the chances of recovery and limit the extent of disability. By providing benefits to all road users the scheme will limit the levels of benefits available, offering basic protection on the lives and livelihoods of road accident victims.
"Lifestyle" protection will be a discretionary element available through personal insurance.

--------------------------------------------------------------------------------

Despite the increase in revenue from direct          INCREASING NUMBER OF
transfers and increases in the fuel levy and sales   RAF CLAIMS IS NOT
volumes, the fund's accumulated deficit of R18,4     SUSTAINABLE
billion in 2005/06 indicates that the present
scheme is unsustainable. While progress has been
made in the settlement rate, the number of
outstanding claims increased from 347 742 in 2005
to 443 399 in 2006.

The growth in liabilities will be partially          NEW ROAD ACCIDENT
contained by the RAF Amendment Act (2005), which     BENEFIT SYSTEM TO
sets limits to loss of income and general damages    PROVIDE MORE EQUITABLE
claims while providing for a more equitable          COMPENSATION
compensation system. However, these savings will
mainly accrue in future years, and further reforms
need to be made if the no-fault benefit scheme
proposed by the Road Accident Fund Commission in
2002 is to be implemented. The Department of
Transport published a strategy for restructuring
the RAF last year.

SOCIAL SECURITY AND RETIREMENT REFORM

PRINCIPLES FOR EVOLUTION OF THE SOCIAL SECURITY SYSTEM

Since the publication in 2002 of the report on       PHASED IMPLEMENTATION
comprehensive social security, a range of            OF REFORMS
developments have occurred:

o     Extension of the child support grant to
      include children up to the age of 14.

o     Review of the criteria for disability
      grants.

o     Revised benefits and broader coverage of the
      UIF.

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2007 Budget Review
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                              o     Development of a risk-equalisation fund for
                                    the medical schemes environment, and further
                                    work on options for financing social health
                                    insurance.

                              o     Consultation on the development of a
                                    no-fault road accident benefit scheme.

                              o     Improved management of occupational disease
                                    and injury compensation.

                              o     Publication of a discussion paper on
                                    retirement industry reform.

                              o     Shift of responsibility for social grants
                                    from provinces to the national government
                                    and establishment of the SASSA.

                              Further development of these and related
                              initiatives requires attention to options for the
                              longer-term institutional evolution of social
                              security and its financing.

BASIC SOCIAL ASSISTANCE       Social security arrangements vary considerably
REMAINS A CHALLENGE FOR       among industrialised and developing countries, and
MANY DEVELOPING               several systems have undergone substantial reform
COUNTRIES                     in recent decades. Many countries that have relied
                              predominantly on mandatory state-run funding in
                              the past have sought to encourage parallel or
                              supplementary private saving and insurance
                              markets. The effects of ageing populations and
                              rising costs of health care have led to concerns
                              about sustainability and affordability,
                              particularly in developed countries. On the other
                              hand, most of the world's poor have no access to
                              social security at all, and current reforms in
                              many developing countries are focused on basic
                              social assistance to alleviate
                              survival-threatening poverty and vulnerability.

SOUTH AFRICA LACKS A          While international experience carries important
CONTRIBUTORY 'SECOND          lessons, South Africa's social security reform
PILLAR' IN ITS SOCIAL         challenge is unusual in several respects. An
SECURITY SYSTEM               elementary social assistance system is already in
                              place and there is a strong private retirement and
                              employee benefits industry, but South Africa does
                              not have a mandatory contributory earnings-related
                              savings and benefits system. Such a step is now
                              under consideration. The broad principles of this
                              second social security "pillar" include the
                              following:

                              o     Equity - fair and equitable uniform rates of
                                    contribution and benefits for all
                                    participants

                              o     Pooling of risks - collective funding
                                    arrangements and non- discriminatory rules
                                    and entitlements

                              o     Mandatory participation - compulsory
                                    participation of employees and inclusion of
                                    self-employed individuals on reasonable
                                    terms

                              o     Administrative efficiency - streamlined use
                                    of payroll-based contributions, modern
                                    information systems and efficient payment
                                    arrangements

                              o     Solidarity - minimum benefits assured
                                    through fiscal redistribution or
                                    cross-subsidisation.

REFORMS TO BUILD ON           In the absence of a collective social security
STRENGTHS OF PRIVATE          arrangement, some 13 600 occupational and other
RETIREMENT INDUSTRY           pension funds manage savings contributions on
                              behalf of a large proportion of formal sector
                              employees and other contributors. However, access
                              to affordable

                                                      Chapter 6: Social security
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savings and risk benefits is inadequate for
low-wage and irregularly employed people, many
contributors fail to preserve their savings
through to retirement, and regulatory shortcomings
in the retirement industry and financial sector
have been identified. Social security reform over
the period ahead needs to address these
challenges, while building on the institutional
strengths of existing public and private sector
arrangements and capacity.

EMPLOYMENT, WAGES AND SOCIAL SECURITY

A key consideration in the South African context     INCOME PROTECTION SHOULD
is the need to broaden social security while         NOT INTERFERE WITH JOB
encouraging job creation and protecting the          CREATION
disposable incomes of poor households. Social
security financing arrangements that raise the
costs of labour or impose an onerous tax burden
would be counterproductive.

Social benefits can be financed from general
revenue, as is the case with the present basic
social assistance grant programmes. However,
international practice favours earnings-related
contributions, partly because this gives
recognition to the macro-social link between
earned income and the affordability of benefits,
and because it ties costs to benefits in the wage
package itself, which adds value to the employment
and remuneration contract.

In the absence of consolidated social security       PRESENT ARRANGEMENTS ARE
provision, South African employment arrangements     FRAGMENTED AND
contribute to a variety of uncoordinated benefit     DISCRIMINATORY
schemes, in which practices vary between the
public and private sectors, between different
categories of employees, between the employed and
the self-employed, and between a large number of
occupational provident fund and pension schemes.

Both retirement and medical scheme arrangements
benefit from favourable tax treatment, but for a
large proportion of employees this brings little
or no benefit as earnings fall below the tax
threshold, or are taxed at a low marginal rate.

A central argument for the construction of an        SOCIAL SECURITY AIMS TO
earnings-related social security framework is that   OVERCOME THE POVERTY
it creates a bridge across the "poverty trap" that   TRAP
separates the present social assistance programmes
from the tax- privileged savings and social
protection arrangements available to higher-income
earners. In a well-designed social security
system, the fiscal arrangements are constructed to
establish positive links between work, earnings,
savings, accumulation and household income
security. The state underwrites a social safety
net, but it also positively rewards work effort,
earnings and savings.

The key contribution of a basic social protection    SOCIAL PROTECTION
framework to shared growth is that it reduces the    REDUCES VULNERABILITY
severity of cycles of progress and setback,          AND ENCOURAGES POOR
employment and unemployment, advancement and         TO SEEK OPPORTUNITY
catastrophe, that otherwise interfere with the
efforts of the working poor to break out of
poverty. Greater income security empowers the poor
to seek opportunities that would otherwise be
beyond reach, and to cooperate in
income-generating ventures that would otherwise be
too risky or whose returns are too far into the
future.

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RETIREMENT SAVING AND THE 'POVERTY TRAP'

For the working poor, the social old age pension provides an assured source of income beyond the ages of 60 for women and 65 for men. Taking into account pressing short-term household needs and the uncertainty of survival to retirement age, the social grant reduces the perceived need to save. The means test adds a further disincentive to saving through a funded pension arrangement or individual financial assets, because the social grant is an entitlement that falls away as a result of such accumulation.

So the present retirement funding environment has two separate fiscal legs - a social assistance safety net that supports the poor, and a tax incentive that benefits higher-income individuals. The working poor are not rewarded for saving, and accumulation carries the risk of loss of social benefits. This has the effect of a "poverty trap": fiscal support for the poor in retirement diminishes as their wealth and income rise, whereas the tax incentive for higher-income groups rises in value as lifetime income increases. The fiscal regime, in effect, sharply reinforces the class divide.

--------------------------------------------------------------------------------

REFORMS MUST TAKE INTO        Social security systems involve varying degrees of
ACCOUNT UNEMPLOYMENT          redistribution of income or cross-subsidisation.
LEVELS AND LEGACY OF          In exploring options for reform, consideration has
INEQUALITY                    to be given to South Africa's own history and
                              circumstances. Two features stand out. The first
                              is a disproportionately high level of
                              unemployment; the second is the legacy of
                              inequality. In this environment it seems clear
                              that broader social security needs to rest on some
                              form of wage or employment subsidy or
                              cross-subsidy arrangement, contributing in the
                              first instance to lowering the costs of employment
                              and raising labour earnings of the poor - not just
                              in traditional public sector employment sectors
                              ("public works"), but also in traded goods and
                              service sectors.

DETAILS OF THE SOCIAL         This approach gives greater transparency to social
SECURITY DESIGN AND           policy, and allows the main social security
IMPLEMENTATION WILL BE        arrangements to be funded (rather than financed on
EXAMINED DURING 2007          a pay-as-you-go basis). The suggested framework
                              relies, nonetheless, on substantial risk-pooling
                              and redistribution within a common fiscal system,
                              but without the "poverty trap" features of present
                              arrangements.

                              There are various design options to consider. A
                              wage subsidy can be broad-based in its coverage,
                              or it could be targeted at young work- seekers or
                              the newly employed, for example. The basic social
                              security funding arrangement could be limited to
                              earnings below the present Standard Income Tax on
                              Employees threshold of R60 000 a year, or it could
                              provide standardised protection up to a higher
                              earnings threshold. Administration and fund
                              management functions could be pooled, or could be
                              allocated on a competitive basis. These and other
                              design options will be the subject of research and
                              consultation during 2007, supported by a separate
                              discussion paper on retirement reform published by
                              the National Treasury.

                              SOCIAL SECURITY CONTRIBUTIONS AND BENEFITS OPTIONS

A WAGE SUBSIDY IS             A wage subsidy makes it possible to introduce a
UNDER CONSIDERATION           social security financing arrangement as a
                              standard payroll tax without imposing an
                              employment-reducing burden on the labour market.

                                                      Chapter 6: Social security
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--------------------------------------------------------------------------------
OPTIONS FOR A WAGE SUBSIDY

Wage subsidies of one form or another are prominent features of the employment and social protection policies of many countries today. Examples include the family credit system in the United Kingdom, the earned income tax credit in the
United States, the tax credit for new job creation in Mexico and the subsidy for social security contributions of low-wage earners in the Netherlands.

By way of example, a simple wage subsidy for South Africa might take the form of reimbursement to the employer, implemented as a rebate or credit in the PAYE system, calculated in relation to the gross wage paid to employees earning below a threshold of R45 000 per year, as follows:

o     For a wage less than R15 000 per year, the subsidy is equal to one-third of the wage.

o     For a wage of R15 000 per year, the subsidy equals R5 000 per year
      (maximum subsidy).

o     For a wage between R15 000 and R45 000 per year, the subsidy equals R7 500 minus one-sixth of the wage.

o     For wages greater than R45 000 per year there is no subsidy.

The total annual cost of such a subsidy would be R20 billion to R30 billion, depending on its coverage. The economic and fiscal impact would be moderated, mainly because the implementation in the form of a credit to employers would increase savings rather than consumption initially, and there would also be a favourable impact on costs and price trends. A feature of this model is that it creates an inducement for low wages to rise to a targeted "minimum wage", in addition to significantly reducing the cost of job creation. Above a selected threshold, the subsidy phases out as earnings rise.

There are various design aspects to consider - the rate structure, how to treat part-time employment and multiple-employer cases, sectoral coverage, whether to include self-employed and informally employed individuals, collection and reimbursement arrangements, data management, controls and self-enforcement provisions. There is a case to be made for more targeted subsidy arrangements, perhaps focusing on particular sectors, or on young people or first-time entrants to the labour market.

If the phasing in of a wage subsidy is linked to the introduction of a social security tax, it should be broad- based. The rationale for a wage subsidy is not just to encourage employment creation, but also to support a "living wage" in labour-intensive sectors and low-wage occupations. This is a more satisfactory approach to protecting living standards of the working poor than relying only on regulations and industrial relations measures, because it promotes rather than inhibits economic activity.
--------------------------------------------------------------------------------

There will nonetheless be several adjustments to     ADJUSTMENTS TO SAVINGS
earnings and benefit arrangements to be phased in    AND BENEFITS WILL NEED
over time. If it is accepted that the public         TO BE PHASED IN
service should be included in the standard
arrangement, then the present government pension
arrangements will have to be adapted to comprise a
standard social security element and a
complementary occupational benefit. Existing
bargaining council arrangements will undergo
similar reforms. Occupational schemes and
retirement industry products will in due course
emerge as supplementary, rather than stand-alone
arrangements.

The appropriate rate and composition of a social     APPROPRIATE RATE AND
security tax depend on what benefits it is to        COMPOSITION OF A SOCIAL
finance. International practice indicates that a     SECURITY TAX DEPEND ON
rate of between 13 and 18 per cent on an "add-on"    WHAT IT WILL FINANCE
basis (equivalent to between 11,5 and 15 per cent
of a tax-inclusive gross wage) would be required
to finance basic retirement savings, disability
and death (survivor) benefits, unemployment
insurance and administration costs. The mandatory
contribution is typically capped at a level that
is adjusted from time to time for inflation or
average earnings increases, and provision can be
made for voluntary supplementary contributions.

In the transition to a mandatory social security
arrangement, both the proposed wage subsidy and
offsetting changes to existing employee

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                              benefits and taxes on earnings would be structured
                              to protect the disposable incomes of taxpayers.

SOCIAL HEALTH INSURANCE       Social health insurance is more complicated in
OPTIONS TO BE EXAMINED        design and there are a wide range of approaches
                              internationally. If it is to be financed through a
                              standard social security tax, the rate of
                              contribution would need to be higher - perhaps
                              20-25 per cent. But the financing system for
                              health services is the lesser part of the reform
                              project: the quality of health care services and
                              greater integration between public and private
                              sector arrangements present more formidable
                              challenges. The present fiscal framework already
                              provides for a substantial public health system,
                              administered by provinces and financed through the
                              budget. Options for the evolution of health care
                              financing and service delivery require in-depth
                              analysis and broad consultation.

OVER TIME, SOCIAL             The creation of a comprehensive social security
SECURITY WILL REDUCE          system will involve large fiscal and institutional
HOUSEHOLD VULNERABILITY       adjustments. The organisational and transition
                              challenge is to make these adjustments in ways
                              that have positive effects on household welfare,
                              employment and income security, without undue
                              disruption of the financial sector or the public
                              finances. Over time, and on the strength of firm
                              institutional foundations, social security reform
                              will have progressive and lasting redistributive
                              and poverty-reducing effects, through reduced
                              household vulnerability, encouragement of work
                              effort, saving and accumulation and a fairer
                              fiscal regime.

                              RETIREMENT FINANCING

HOW SOCIETY PROVIDES          There are good reasons for building a new social
FOR PEOPLE'S RETIREMENT       security framework  on the reform of the
IS A KEY EXPRESSION OF        elementary retirement funding arrangements. How a
SOCIAL SOLIDARITY             society provides for ordinary people's income
                              security beyond their working years is one of the
                              central expressions of its long-term institutional
                              stability, integrity and social solidarity.

                              South Africa's present retirement funding system
                              has three main parts: a means-tested social old
                              age grant, financed through the fiscus;
                              occupational pension or provident fund
                              arrangements, financed on a contributory basis by
                              employers and employees; and elective individual
                              savings plans (retirement annuities). Occupational
                              and elective pension plans are tax-privileged;
                              provident fund contributions are not, but their
                              benefits can be taken in a tax-free lump sum. For
                              about three-quarters of those who reach retirement
                              age each year, the old age grant is the only
                              regular source of income. Too few people have
                              access to efficient and cost-effective options for
                              saving for retirement.

MANDATORY RETIREMENT          The proposed approach to reform is to phase in a
SAVING FOR EMPLOYEES IS       mandatory retirement saving arrangement for
PROPOSED                      employees, with contributions also encouraged from
                              self-employed and irregularly employed
                              individuals. Modern data management techniques
                              make it administratively practical for
                              contributions to accumulate in individual
                              accounts, effectively providing a secure mandatory
                              savings arrangement in which all contributors
                              share a common administrative platform and a
                              pooled rate of return on savings. The management
                              of investment

                                                      Chapter 6: Social security
--------------------------------------------------------------------------------

funds and alternative administrative arrangements
will be subjects of further research and
consultation over the period ahead.

It is proposed that the present old age grant        SOCIAL ASSISTANCE WILL
should continue to be funded from general revenue,   CONTINUE TO PROVIDE A
and that it should remain in place as a              SECURE MINIMUM
non-contributory retirement income "floor".          BENEFIT
However, consideration needs to be given to
abolishing the means test or shifting the
thresholds out considerably, allowing the basic
old age grant to be enhanced by a supplementary
pension purchased out of accumulated individual
retirement accounts.

Alternatives for enhancing the present social
security administration systems together with
reform options for the retirement fund industry
need to be examined, to ensure that working people
have access to efficient and secure means of
preserving retirement benefits and protecting
lifetime incomes over and above the basic income
security of the social assistance grant system.

The cost of shifting the old age grant means test
threshold out to, say, the present personal income
tax threshold - so that it no longer represents a
"poverty trap" - would be about R4 billion a year.

Reform of the tax treatment of retirement funding    RESTRUCTURING OF
also has to be considered. In keeping with           RETIREMENT FUNDS
practice in many other countries, it is proposed     TAXATION UNDER REVIEW
that the taxation of savings for retirement and
other specified risks should have three parts -
favourable tax treatment of a basic savings
element, some tax-encouragement of a supplementary
component, and no special treatment above a
specified ceiling. The underlying rationale is
equally simple. Tax on income set aside to provide
for a basic standard of living in retirement
should be deferred, and there should be
encouragement of further contractual saving to
ensure that income is available over expected
lifetimes. However, no public purpose is served by
interference in the relative costs of alternative
forms of saving and investment by the very
wealthy.

Further details on options for reform will be set
out in the discussion paper to be released by the
National Treasury.

ADMINISTRATION OF BENEFITS

There are several advantages in consolidated         BETTER ADMINISTRATION IS
administration of basic social benefits - direct     AN IMPORTANT PART OF THE
control over a comprehensive database, economies     SOCIAL SECURITY REFORM
of scale in administration, payments and data        PROJECT
processing, simplicity and accessibility for
beneficiaries. There are also various ways in
which private-sector administrative capacity can
contribute to effective administration of
benefits, while allowing for standardisation of
systems and integrated fraud control.

Over the medium term, government needs to give
consideration to improved coordination between its
various income support and social benefit
administrations - social grants, the UIF,
Compensation Funds and the RAF - and the
contribution collection capability of SARS. The
scope for building on the present social grants
payments arrangements in developing a new system
that includes contributory retirement benefits
needs to be examined.

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MAINTENANCE OF                An important step forward has been taken with the
INDIVIDUAL CONTRIBUTION       consolidation of social grants payments under
ACCOUNTS IS A CRITICAL        SASSA. However, the present payments arrangements
REQUIREMENT                   are in need of overhaul, to make full use of
                              modern and cost-effective systems options. Early
                              initiation of the work that needs to be done to
                              develop an administrative model capable of
                              maintaining individual retirement accounts, a
                              range of social security benefits and more
                              flexible low-cost payments arrangements is a key
                              requirement for progress with the larger reform
                              project over the medium term.

                              CONCLUDING NOTE

STRENGTHENING THE             Government proposes to introduce a broad-based
LABOUR MARKET AND             social security framework over the 2007-2010
SHARING THE FRUITS OF         period as a further step in strengthening labour
ECONOMIC PROGRESS             market institutions and sharing the fruits of
                              economic progress. More detailed plans and options
                              will be tabled for public discussion during the
                              course of 2007. As announced by the President on 9
                              February 2007, government will undertake a
                              comprehensive process of consultation with all
                              social partners, both individually and through the
                              National Economic Development and Labour Council,
                              before finalising the new dispensation.

                              The proposed social security funding model has
                              five broad objectives:

                              o     To lower the costs of job creation and raise
                                    net labour earnings of the working poor, in
                                    keeping with the economic goal of raising
                                    employment and the social goal of reducing
                                    dependence on welfare assistance.

                              o     To extend basic social security benefits to
                                    a larger number of workers and their
                                    families on an affordable and partially
                                    self- funding basis.

                              o     To consolidate and rationalise the design of
                                    basic retirement funding, health insurance
                                    and risk-benefit arrangements, in the
                                    interests of administrative efficiency,
                                    certainty and collective risk pooling.

                              o     To build on both the established
                                    government-funded social assistance and
                                    social security arrangements and the
                                    capacity of the private sector contractual
                                    saving and risk benefits industry.

                              o     To give practical expression to social
                                    solidarity, within the context of South
                                    Africa's democratic transformation.

BUILDING A BRIDGE OVER        At its broadest level, this approach aims to build
THE POVERTY TRAP              a bridge over the "poverty trap" features of the
                              present fragmented social security framework, by
                              supporting and encouraging household saving,
                              accumulation and income progression, while
                              providing for a broad- based, affordable,
                              collective pooling of provision for life-cycle
                              risks.

                                                                               7

MEDIUM-TERM PRIORITIES AND PUBLIC SERVICE DELIVERY

South Africa's public spending priorities are guided by government's objectives of accelerating economic growth and job creation, expanding the progressive social security net, investing in human development, reducing poverty and modernising the services and functions provided by the state. In addition, over the medium term, government is preparing for South Africa to host a successful
2010 FIFA World Cup.

The 2007 Budget has a strong focus on programmes that promote sustained investment in productive capacity and undoing barriers to growth embedded in the post-apartheid landscape. Additional support targets priorities such as increasing teacher remuneration, upgrading public transport and improving the delivery of housing, health, education and justice.

In addition to the broad array of policies that aim to encourage more rapid economic growth - while addressing pressing social service and administrative challenges -government is taking decisive steps to reduce the incidence of crime. The 2007 Budget provides significant funding for additional infrastructure and personnel in the criminal justice sector, and for programmes aimed at modernising justice administration.

GROWTH, JOB CREATION AND SERVICE DELIVERY

South Africa's economic performance has steadily     ECONOMIC PERFORMANCE
improved over the past seven years, and government   ENABLES SOLID EXPENDITURE
has put in place coordinated initiatives to          GROWTH
achieve an economic growth rate of 6 per cent or
more by 2010. The pace of job creation appears to
have quickened to about 300 000 a year, and the
widened social security system now provides income
support to nearly 12 million people. The provision
of basic water, sanitation, housing and
electrification contribute significantly to
poverty reduction and improved living conditions.

Sustained economic growth and a sound fiscal
position make it possible to budget for strong
increases in public service delivery. Non-interest
expenditure has increased by 8 per cent annually
in real terms since 2001, and is projected to rise
at an annual rate of 7,7 per cent over the next
three years. There have been lags in
implementation and challenges in the coordination
of delivery, especially for large infrastructure
projects, but the pace of investment has increased
markedly since 2001 and continues to grow
strongly.

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IMPROVING COORDINATION AND    Government is taking steps to modernise the state
SPENDING CAPACITY RECEIVE     and the ability of state institutions to deliver
ADDED ATTENTION               on their mandates. There are substantial
                              challenges - some relating to the efficient
                              allocation of resources across policy priorities,
                              and others related to the effectiveness of
                              spending by departments and other entities. The
                              2007 Budget gives special attention to the need to
                              improve coordination in policy development and
                              planning, and technical capacity to manage
                              expenditure effectively.

                              This chapter discusses government's policy
                              priorities and related spending proposals in
                              2007/08 and over the medium term. Implications for
                              the division of revenue, and for provincial and
                              local government, are set out in Chapter 8.

                              MEDIUM-TERM BUDGET PRIORITIES

SUSTAINING GROWTH IS A KEY    The key social and economic development policy
POLICY PRIORITY               objectives informing budget allocations over the
                              next three years are:

                              o     Supporting conditions for sustaining
                                    economic growth by investing in major
                                    economic infrastructure projects, especially
                                    stadium and transport infrastructure related
                                    to the 2010 FIFA World Cup, and research and
                                    development.

                              o     Increasing the social wage through
                                    investments in bulk water and sanitation,
                                    and other essential services, as part of
                                    government's effort to extend basic
                                    household services to all.

                              o     Eliminating backlogs in social services
                                    delivery, paying special attention to
                                    salaries, skills and attracting more people
                                    to the professions of health, education, and
                                    social development.

                              o     Modernising the state, including greater
                                    policing capacity, a reduction in court case
                                    backlogs and public administration reforms
                                    focused on strengthening the ability of
                                    local government to do its job, and
                                    investing in and retaining critical skills
                                    in municipalities.

                              o     Strengthening regional and international
                                    partnerships for peacekeeping and
                                    development.

                              Flowing from these commitments, the 2007 Budget
                              proposals include additional allocations for the
                              spending programmes and priorities summarised in
                              Table 7.1. Policy considerations underlying these
                              expenditure plans are discussed in more detail
                              below, together with the main medium-term
                              expenditure trends.

                              CONSOLIDATED EXPENDITURE AND REVISED ESTIMATES

EXPENDITURE INCREASES TO      Consolidated expenditure will increase from an
R729 BILLION BY 2009/10       estimated R529,1 billion in the current fiscal
                              year to R728,9 billion in 2009/10. Additional
                              allocations in the 2007 Budget total R89,5
                              billion.

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SAVINGS AND UNDERSPENDING

All government departments are encouraged to deliver services and manage institutions in a prudent manner. Sound management that reduces waste and inefficiency may lead to savings at the end of a financial year. However, underspending can also result from poor planning, poor management or both, resulting in the provision of fewer services than government intended.

Common causes of underspending include vacant posts that are not filled within a specified time frame; delays in the procurement of goods and services; and
capacity constraints in planning for capital projects. Some amounts intended for provinces or municipalities as conditional grants are occasionally withheld due to the province or municipality not meeting the conditions of the grant.
Together with provincial underspending, the total amount not spent in the
2005/06 financial year was R5,4 billion.

As a share of total spending, underspending in 2005/06 was slightly lower than in 2004/05. The proportion of unspent capital funds dropped sharply to 8 per cent in 2005/06 from 14 per cent in 2004/05. Underspending in the social security environment was partly a result of taking fraudulent beneficiaries off the roll, as well as lower grant uptake in certain categories, which resulted in a saving of about R1 billion in 2005/06.

Projected underspending of R2,1 billion in 2006/07 and declared savings of just over R2 billion was reported in the 2006 Medium Term Budget Policy Statement.
Preliminary indications are that underspending for 2006/07 will turn out to be in the region of R5,3 billion.

--------------------------------------------------------------------------------

Adjustments to the 2006/07 appropriations to national votes included the following:

o     R1 billion for unforeseen and unavoidable expenditure, including compensation for flood-related damage to infrastructure and losses

o     Approved rollovers of R3,4 billion arising from unspent balances in
      2006/07

o     R3 billion for recapitalisation of state-owned enterprises and initial stadium construction works

o     Projected underspending and declared savings of R4,2 billion.

Details were set out in the Adjusted Estimates of National Expenditure for the
2006/07 year.

The proposed revision to the three-year baseline estimates for the 2007 Budget includes:

o     R24,6 billion for the provincial equitable share

o     R4,3 billion for higher education, teacher and social worker bursaries, and further education and training (FET) colleges

o     R3,7 billion for hospitals and the comprehensive HIV and Aids programme

o     R13,3 billion for infrastructure associated with the 2010 FIFA World Cup

o     R7,4 billion for national roads and rail rehabilitation, and provincial infrastructure

o     R6,7 billion for justice and crime prevention

o     R4,7 billion for defence and foreign affairs

o     R1,6 billion for targeted incentive schemes for small businesses, strategic industries and economic empowerment.

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TABLE 7.1 2007 BUDGET PRIORITIES - ADDITIONAL MTEF ALLOCATIONS, 2007/08 - 2009/10
---------------------------------------------------------------------------------------------------------
R MILLION                                                     2007/08     2008/09     2009/10       TOTAL
---------------------------------------------------------------------------------------------------------

PROVINCIAL EQUITABLE SHARE                                      3 570       6 374      14 652      24 596
 includes school education, health care, welfare
 services, provincial infrastructure and economic
 development

EDUCATION, HEALTH AND WELFARE
Higher education and FET bursaries,research on ICT,               492       1 277       1 942       3 711
adult literacy planning and mass literacy campaign
Teacher and social worker bursaries                               170         285         610       1 065
Hospitals and modernisation of tertiary services                  700       1 030       1 030       2 030
Comprehensive HIV and Aids plan                                   500         850         850       1 650

HOUSING AND COMMUNITY DEVELOPMENT
Housing grants                                                    302       1 294       1 294       2 730
Municipal infrastructure, transport and water schemes           1 808       2 575       3 041       7 424
Municipal equitable share & Siyenza Manje                         825       1 247       3 669       5 741
Cultural institutions and sports promotion                        143         207         362         712
2010 FIFA World Cup stadiums and infrastructure                 3 500       5 300       4 300      13 300

ECONOMIC INFRASTRUCTURE AND INVESTMENT
National roads and rail rehabilitation                            550         806       1 806       3 156
Communication networks                                            176          75          75         316
Provincial infrastructure                                         840       1 150       2 300       4 290
Industrial development zones and other infrastructure              37          37          10         424

INDUSTRIAL DEVELOPMENT, SCIENCE & TECHNOLOGY
Research and Development                                          165         261         272         698
Sector support and economic empowerment                           872         325         430       1 627
Regulatory capacity                                                18          10          10          44

JUSTICE AND CRIME PREVENTION
Reducing case backlogs and enhanced capacity                      325         478         659       1 461
Policing equipment, facilities and personnel                      358         661       1 332       2 351
Correctional facilities and security systems                      953         966       1 011       2 929

INTERNATIONAL RELATIONS AND DEFENCE
Military skills development                                       100         300         300         450
Defence modernisation                                             000       1 000       2 250       3 550
Foreign Affairs capacity and African Renaissance Fund             158         166         372         696

PUBLIC ADMINISTRATION CAPACITY
SARS core systems upgrade and customs scanners                    274         423         620       1 317
Statistics SA                                                     170         166         394         730
Other adjustments                                                 839        -209       1 921       2 551
---------------------------------------------------------------------------------------------------------
TOTAL POLICY ADJUSTMENTS                                       17 833      26 206        5 50      89 550
---------------------------------------------------------------------------------------------------------

ALLOCATIONS EMERGE FROM AN    Table 7.1 provides a breakdown of the main
EXTENSIVE BUDGET PROCESS      spending adjustments in support of policy
WITHIN GOVERNMENT             priorities over the medium term. These allocations
                              are the outcome of an extensive budget process
                              that begins with the approval of a broad
                              medium-term strategic framework by Cabinet. This
                              serves as the basis for thorough engagement
                              between the line departments and their respective
                              treasuries. Out of this process, recommendations
                              are made to Cabinet, which decides on the amounts
                              to be finally appropriated by Parliament.

                              A functional classification of consolidated
                              government expenditure is set out in Table 7.2. It
                              takes into account consolidated national,

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

provincial and social security fund expenditure,
and spending by various public entities and
government business enterprises.

Consolidated expenditure will increase from an       ADDITIONAL ALLOCATIONS OF
estimated R529,1 billion in 2006/07 to R728,9        R89,5 BILLION OVER MEDIUM
billion in 2009/10, largely financed through the     TERM
national budget. Additional allocations over the
2007 MTEF bring expenditure growth to 11,3 per
cent over the period, providing further impetus to
accelerated growth and broad-based development.

Table 7.2 Consolidated government expenditure by function, 2006/07 - 2009/10

---------------------------------------------------------------------------------------------------------
                                       2006/07    2007/08     2008/09     2009/10   AVERAGE ANNUAL GROWTH

                                        REVISED         MEDIUM-TERM ESTIMATES       2003/04-   2006/07-
R MILLION                              ESTIMATE                                     2006/07    2009/10
---------------------------------------------------------------------------------------------------------

PROTECTION SERVICES                       88 218     88 218      94 982    102 670        9,1%       9,2%
 Defence and intelligence                 27 848     30 293      32 979     32 979        5,7%       5,8%
 Police                                   37 970     37 970      41 310     45 925       12,8%      10,3%
 Prisons                                   9 525     11 742      11 742     12 688        5,6%      10,0%
 Justice                                   7 296      8 870       9 870     11 078       11,5%      14,9%

SOCIAL SERVICES                          270 072    302 842     338 819    375 214       14,6%      11,6%
 Education                                95 520    105 492     117 947    130 713       10,2%      11,0%
 Health                                   56 433     62 663      76 048     76 048       13,3%      10,5%
 Social security and welfare              89 353     89 353      98 264    107 685       16,4%       9,8%
 Housing                                   9 841     13 036      19 331     19 331       16,5%      25,2%
 Community development                    27 038     32 298      37 414     41 438       32,7%      15,3%

ECONOMIC SERVICES                          9 846    109 846     123 452    136 403       15,5%      14,3%
 Water schemes and related                14 996     17 440      18 214     20 365        5,0%      10,7%
 services
 Fuel and energy                           3 996      2 996       3 419      4 228       34,4%       2,7%
 Agriculture, forestry and fishing        10 557     13 966      13 793     13 793       16,2%       9,3%
 Mining, manufacturing and                 3 219      3 702       2 817       2817       33,5%      -4,4%
 construction
 Transport and communication              36 692     46 715      56 464     64 123       18,8%      20,5%
 Other economic services                  26 011     28 712      28 712     31 078       14,2%      12,4%

GENERAL GOVERNMENT SERVICES               33 515     43 083      45 786     45 786       10,5%      11,0%
AND UNALLOCABLE EXPENDITURE
---------------------------------------------------------------------------------------------------------
ALLOCATED EXPENDITURE                    473 789    541 013     600  73    660 073       13,5%      11,7%
Interest                                  55 288     57 218      57 218     55 849        3,3%       0,3%
Contingency reserve                           --      3 000       8 000     13 000
---------------------------------------------------------------------------------------------------------
CONSOLIDATED EXPENDITURE (1)             529 077    600 134     665 553    728 923       12,2%      11,3%
=========================================================================================================

(1).  Consisting of national, provincial, social security funds and selected public entities. Refer to Annexure D for a detailed list of entities included.

At 15,9 per cent average real growth, capital        PROGRESS IN CAPITAL
expenditure is the fastest-growing category on a     SPENDING, AS UNSPENT FUNDS
consolidated basis. This includes the major          FALL TO 8 PER CENT
capital programmes of the state-owned enterprises,
where spending is accelerating. The rapid growth
in budgeted expenditure does pose a challenge in
terms of the capacity to effectively utilise these
amounts. However, there has been real progress on
capital spending as the proportion of unspent
capital funds dropped to 8 per cent in 2005/06
from 14 per cent in 2004/05. Although the extent
of total underspending for 2006/07 will only be
known at the end of March 2007, it is estimated
that the figure will be about R5,3 billion,
slightly higher than in 2005/06.

                                                                             121

2007 Budget Review
--------------------------------------------------------------------------------

                              The subsequent sections of this chapter discuss
                              additional allocations for each major functional
                              group (economic services, social services,
                              protection services and administrative services)
                              over the MTEF period. In each case, the key policy
                              issues are presented, together with a summary
                              table of the revised budget estimates that are
                              derived from the 2006 forward estimates and the
                              new allocations.

                              ECONOMIC DEVELOPMENT

                              ACCELERATED INFRASTRUCTURE INVESTMENT

INFRASTRUCTURE INVESTMENTS    Infrastructure investment makes up a steadily
PROVIDE PLATFORM FOR GROWTH   increasing share of general government expenditure
                              and will, over the next few years, provide a
2010 FIFA WORLD CUP           strong platform for accelerated future growth.
PROJECTS GIVE IMPETUS TO      This is part of government's broader capital
IMPROVING TRANSPORT           investment programme, focused on creating economic
                              opportunities for businesses and individuals,
                              along with progressive improvements in household
                              living conditions.

                              Hosting the 2010 FIFA World Cup provides an
                              opportunity to reduce infrastructure investment
                              backlogs in metropolitan areas and municipalities.
                              These investments will target a wide range of
                              projects - from improvements in sport facilities
                              to roads and public transport networks - and serve
                              as a catalyst for tourism promotion, sports
                              development and voluntary community participation.

                              In the 2006 Budget, initial allocations of R4,1
                              billion were made for the 2010 FIFA World Cup.
                              This is increased further, with an additional
                              R13,3 billion over the medium term. Of the total
                              amount, R8,4 billion is earmarked for stadium
                              construction and the balance is allocated to
                              associated infrastructure.

                              In support of the conversion of signal
                              distribution in South Africa to a digital system,
                              Sentech receives an additional R200 million. The
                              Department of Communications receives an
                              allocation of R21 million for the East African
                              submarine cable system.

--------------------------------------------------------------------------------

2010 FIFA WORLD CUP

Nine South African cities have been designated to host 2010 FIFA World Cup matches: Cape Town, Nelson Mandela, eThekwini, Mbombela, Polokwane, Rustenburg,
Tshwane, Johannesburg and Mangaung. Critical dates include the following:

December 2006:                Stadiums and transport infrastructure planning
                              complete (achieved)

January 2007:                 New stadium and supporting infrastructure
                              construction commences

September 2008:               FIFA inspection team reviews state of readiness

December 2008:                Construction work on selected stadiums complete

June 2009:                    South Africa hosts Confederations Cup

December 2009:                Stadiums and supporting infrastructure complete

June 2010:                    FIFA World Cup

The bulk of national government's proposed financial contribution is for the construction of five new stadiums, upgrading of five existing stadiums and installation of transport-related supporting infrastructure in host cities. In addition, the budget will include provision for community and cultural events leading up to and during the competition, emergency health and disaster management services, improved services at ports of entry, and an increase in security to ensure the safety of visitors and participants.

--------------------------------------------------------------------------------

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ADDRESSING TRAFFIC CONGESTION IN GAUTENG

The concentration of vehicles in urban areas, increased new vehicle sales, and widespread commercial and residential property development have resulted in increased traffic congestion. The South African Institution of Civil Engineering
estimates that traffic congestion is costing South Africa about R2,5 billion a year in lost time and fuel wastage.

Over the past two years about 1,3 million new motor vehicles have been purchased in South Africa, placing new pressure on the road network. Vehicle sales in
Gauteng account for nearly 40 per cent of national sales, and the province already has the highest number of registered motor vehicles per kilometre of road length. The effect of increasing traffic volumes on the N1 Ben Schoeman highway, between the Buccleuch and Allandale Interchange, is seen in the graph below.

HOURLY TRAFFIC VOLUME ON A NORMAL THURSDAY,
1998 AND 2006

                                  [LINE CHART]

One approach to traffic congestion is to make use of an intelligent transport system (ITS). The National Roads Agency has recently invested R50 million in an
ITS to deal with congestion challenges. This system applies the latest technology in transportation planning and operations. The ITS will initially focus on the N1 Ben Schoeman section (22km) and on placement of a fibre optic cable to enhance telecommunication and transfer traffic data on the N3 between the Buccleuch and Geldenhuys interchanges.

The National Roads Agency is rolling out the ITS over another 180km, with extensions on the N1, N3, N4, N12 and N17 for fibre optic cable and cameras due for completion in March 2007.

--------------------------------------------------------------------------------

The transport sector receives additional resources   MAJOR ALLOCATIONS FOR
to implement a comprehensive plan for transport      UPGRADING ROADS, RAIL AND
network extension, road upgrades, commuter rail      AIRPORTS
and the airports. The South African National Roads
Agency receives total additional funding of R2,1
billion for the maintenance of the national road
network, and the South African Rail Commuter
Corporation receives additional funding of R 1,9
billion for rolling stock and signalling systems
for priority corridors. Another R5,5 billion is
allocated to host cities in support of public
transport infrastructure for the 2010 FIFA World
Cup and the development of integrated rapid
transit networks.

INDUSTRIAL DEVELOPMENT AND ECONOMIC TRANSFORMATION

In support of AsgiSA, which sets targets for more    REMOVING BARRIERS AND
rapid growth, the 2007 Budget has a strong focus     SUPPORTING BROAD-BASED
on programmes that promote robust and sustained      DEVELOPMENT
investment in productive capacity and undoing
barriers to growth embedded in the post-apartheid
landscape. Obstacles to

                                                                             123

2007 Budget Review
--------------------------------------------------------------------------------

                              growth include barriers to black land and business
                              ownership, highly uneven education and training
                              systems, and inefficient spatial planning and
                              infrastructure networks.

INCENTIVES SUPPORT SMALL      The 2007 Budget allocates additional resources of
BUSINESS, TARGETED            R1,6 billion to support small businesses, the
INDUSTRIES AND WOMEN IN       recapitalisation of the National Empowerment Fund,
BUSINESS                      the recapitalisation of Khula, support for women
                              in business and a cooperative incentive scheme.
                              These programmes seek to broaden participation in
                              the economy. Additional funds support the
                              incentive schemes run by the Department of Trade
                              and Industry in support of film and television
                              production, export marketing, black supplier
                              development and strategic investments.

PUBLIC WORKS PROGRAMME        Additional resources of R125 million are provided
CONTINUES TO CREATE JOB       to improve the monitoring and evaluation capacity
OPPORTUNITIES                 of the expanded public works programme, which
                              continues to draw significant numbers of people
                              into productive work, accompanied by training.
                              About 385 000 job opportunities have been created
                              under this programme in its first two and a
                              quarter years.

                              There are also research efforts focused on
                              reducing the regulatory and compliance burdens
                              affecting small businesses, including a review of
                              possible amendments to tax laws.

SUPPORT FOR SCIENCE AND       Allocations to the Department of Science and
TECHNOLOGY WITH WIDE          Technology grow strongly over the medium term in
APPLICATIONS                  support of the implementation of the National
                              Research and Development Strategy. An additional
                              R1,2 billion is proposed for an integrated
                              approach to human resource development, knowledge
                              generation, investment in infrastructure, and
                              improvements to the strategic management of the
                              public science and technology system.
                              Biotechnology and space technologies receive
                              special attention. Investments include
                              bioengineering to treat polluted mine waste water,
                              vaccine development and gene analysis.

FUNDING FOR A NEW BROADBAND   The South African Research Network receives R95
ACCESS PLATFORM               million. This joint project between the
                              Departments of Science and Technology and Public
                              Enterprises aims to establish cost-effective
                              broadband access to global research networks,
                              stimulating innovation. The network will also
                              increase South Africa's appeal to international
                              companies that wish to conduct research here.

                              An additional R500 million is allocated for the
                              Square Kilometre Array radio telescope project,
                              which South Africa is bidding to host.

--------------------------------------------------------------------------------

BLACK ECONOMIC EMPOWERMENT

A wide range of government initiatives now provides direct and indirect support for BEE, including equity finance, training, management support, partnerships, social investment projects and the Codes of Good Practice for Broad-Based Black
Economic Empowerment.

Most departments have BEE programmes in place. In 2007/08 the National Treasury will begin to collect information on the various programmes and the level of their funding. One such initiative is the National Empowerment Fund (NEF), capitalisation of which has been fast-tracked during 2006/07 and 2007/08. Some
R2,8 billion has been allocated to the NEF. In 2006/07 NEF funding led to the establishment of 60 small and micro enterprises and the creation of 884 new jobs.

The asset management division of the NEF is set to release its first BEE retail product in 2007 following necessary regulatory approvals.

--------------------------------------------------------------------------------

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

TABLE 7.3 ECONOMIC SERVICES AND INFRASTRUCTURE: EXPENDITURE I BY VOTE, 2003/04 - 2009/10
---------------------------------------------------------------------------------------------------------
                                2003/04    2004/05    2005/06   2006/07       2007/08   2008/09   2009/10
                                             OUTCOME            REVISED          MEDIUM-TERM ESTIMATES
R MILLION                                                       ESTIMATE
---------------------------------------------------------------------------------------------------------

APPROPRIATION BY VOTE
Agriculture                        1 195       1 408     1 907      2 328      2 281    2 385       2 400
  Grants to provinces                 66         344       410        401        462      484         530
Communications                       841       1 654     1 034      1 317      1 424    1 477       1 517
Environmental Affairs and          1 456       1 661     1 776      2 027      2 591    2 786       2 970
Tourism
Housing                            4 560       4 808     5 249      6 916      8 878   10 585      12 529
  Grants to provinces              4 355       4 589     4 868      6 404      8 238    9 853      11 531
Land Affairs                       1 636       2 022     2 877      3 330      5 679    5 995       5 191
  Grants to provinces                 --           6         8          8         --       --          --
Minerals and Energy                1 812       1 876     2 192      2 516      2 966    3 408       4 147
  Grants to local government         245         196       297        355        468      596         897
Public Enterprises                    84         679     2 671      2 870      1 064      141         150
Science and Technology             1 392       1 633     2 041      2 617      3 142    3 639       4 088
Trade and Industry                 2 349       2 522     3 056      3 842      4 846    4 667       5 291
Transport                          6 233       6 680    10 410     13 102     15 858   19 576      21 455
  Grants to local government           9          --       242        170      1 174    3 170       2 325
Water Affairs and Forestry         4 251       3 858     3 804      3 866      5 306    6 605       7 871
  Grants to local government       1 295         341       165        300        550      600         462
---------------------------------------------------------------------------------------------------------
TOTAL                             25 808      28 801    37 017     44 731     54 034   61 266      67 610
=========================================================================================================

SKILLS DEVELOPMENT FOR ECONOMIC GROWTH

As a consequence of sustained economic growth,       JOINT INITIATIVE ON SKILLS
demand for planning, industrial and engineering      CONDUCTS JOB MATCHING,
skills has rapidly outpaced supply. Through the      GUIDANCE AND PLACEMENT
Department of Labour, the joint initiative on
priority skills acquisition will track individuals
with scarce skills and conduct registration, job
matching, counselling, career guidance and
placement services.

More than 50 000 artisans need to be trained over    CONTINUING FOCUS ON SKILLS
the next several years, and the Department of        DEVELOPMENT THROUGH SETAs
Labour is conducting an artisan development
programme aligned to the National Skills
Development Strategy. More than 116 000 learners
have been registered through the Sector Education
and Training Authority system.

A complementary programme receives funding to
develop skills of FET educators. This "training of
the trainers" takes place at the Institute for
National Development of Trade, Employment and
Labour Assessment, which receives R47 million for
upgrading of facilities and equipment.

Additional resources of R681 million are also        SUPPORT FOR FET COLLEGE
proposed for bursaries and curriculum development    BURSARIES
in the FET college sector. The bursary scheme will
enable learners from disadvantaged backgrounds to
attend FET colleges. Previous budgets provided R2
billion for the recapitalisation of this sector.

                                                                             125

2007 BUDGET REVIEW
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SCARCE SKILLS IN THE SOCIAL SECTOR

Government has worked for a number of years to remedy the shortage of skills in the social sector. The 2007 Budget boosts funding for the training of social workers and educators.

Social work scholarships

The development of legislation such as the Children's Act, Older Person's Act and the Child Justice Bill has increased the demand for social workers. As a means of retaining social workers, their salaries were re-graded in the 2005/06
Budget, resulting in improved remuneration. A social worker recruitment and retention strategy has been developed. Over the medium term, government is making available R365 million for social work scholarships to be administered by the National Student Financial Aid Scheme.

Educator bursaries

The Department of Education will implement a new R700 million bursary scheme for prospective educators over the next three years. A total of 3 000 bursaries will be awarded in 2007/08, of which 900 will go to students who are expected to complete a one-year post-graduate diploma in 2007/08. In total, more than 13 000 students are expected to benefit from this scheme over the next three years. The awarding of bursaries will be linked to a service contract in which students commit to teach in a given province for at least the same amount of time that they received a bursary. While the bursary scheme aims to attract students to the teaching profession in general, there will be a focus on specific areas where need is greatest. Preference will be given to those who want to train in subjects such as mathematics, science and technology.

--------------------------------------------------------------------------------

                              SOCIAL SERVICES

                              EDUCATION

BROADENING REACH OF NO-FEE    Education remains the largest category of
SCHOOLS IN 2007               government spending, and is the key to sustaining
                              long-term growth and reducing inequality. Progress
                              has been made in expanding access to education,
                              including the phasing in of no-fee schools in
                              2006. This funding reform is targeted at 40 per
                              cent of pupils by 2007.

                              Improving the quality of school education is one
                              of government's central priorities. Since 2001,
                              there has been strong growth in spending on
                              learner support materials and, more recently, on
                              capital spending for classrooms, facilities and
                              equipment. The introduction of no-fee schools and
                              the financing arrangements associated with this
                              development represents a major new investment in
                              the education of children, particularly in poor
                              schools.

NEW SUPPORT FOR ADULT         The Department of Education receives a budget
LITERACY PROGRAMME            increase of R4,6 billion. Of this amount, R2,2
                              billion goes to the higher education subsidy,
                              which now grows at an annual average rate of over
                              11 per cent over the next three years. The adult
                              literacy programme receives R850 million and R81
                              million goes to prepare examinations based on the
                              new curriculum for grades 11 and 12. To improve
                              educational outcomes, R90 million has been
                              allocated for expanding the scope and frequency of
                              systemic evaluation to improve the overall
                              performance of the education system. In addition,
                              R87 million has been allocated to improve the
                              appraisal and development of teacher performance.

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

The 2006 Medium Term Budget Policy Statement         R6 BILLION FOR PAY
announced an additional R2,1 billion for             PROGRESSION OF TEACHERS
personnel-related issues in schooling. The 2007
Budget proposes that a further R6 billion be
allocated to provincial budgets to improve
teachers' pay progression, to increase the number
of clerical and support staff in schools and
districts, to hire teaching assistants (especially
in the foundation phase) and to provide targeted
incentives to teachers in critical subjects.

--------------------------------------------------------------------------------

HIV AND AIDS

Efforts to control the HIV and Aids epidemic are being strengthened. The 2007
Budget commits an additional R1,65 billion to the conditional grant for HIV and
Aids over the three-year spending period to extend the comprehensive treatment programme, which is currently being implemented at 272 sites. The progress of treatment uptake is shown in the graph below. Additional funding should allow treatment numbers to double over the next three years. Spending on dedicated
HIV/AIDS programmes by health, education and social development departments will exceed R5 billion annually by 2009/10, as shown in the table below.

NUMBER OF AIDS TREATMENT STARTERS, JULY 2004 - SEPTEMBER 2006

                                  [BAR GRAPH]

HIV AND AIDS: DEDICATED FUNDING, 2003/04 - 2009/10

--------------------------------------------------------------------------------------------------------------
R MILLION                           2003/04   2004/05    2005/06   2006/07    2007/08    2008/09       2009/10
--------------------------------------------------------------------------------------------------------------

HIV and Aids conditional grant          334       735      1 150     1 616      1 946      2 235         2 676
(Health)

National department of Health(1)        343       372        362       410        467        493           520
Provincial departments of               285       412        542       762        878        992         1 159
Health(1)

Education conditional grant             126       134        136       144        158        168           177
Social Development (Provinces            88       128        223       339        452        561           589
and National)

Defence                                  --        --         --        26         32         58            61

Research and vaccine                     89        88         92       121        106        112           110
development (Medical
Research Council)
--------------------------------------------------------------------------------------------------------------
TOTAL                                 1 265     1 869      2 505     3 418      4 039      4 619         5 292
==============================================================================================================

(1).  Excludes conditional grants.

Prevention programmes are improving. Voluntary counselling and testing were available in 90 per cent of health facilities in 2005/06. Schools teach life skills as a compulsory subject and run awareness campaigns and train educators and peer councillors. A range of successful awareness programmes are run in conjunction with non-governmental organisations. Indicators such as condom usage and sexually transmitted disease incidence show progressive improvement.

                                                                             127

2007 Budget Review
--------------------------------------------------------------------------------

                              HEALTH

NEW REMUNERATION              Health services receive particular attention in
DISPENSATION FOR HEALTH       the 2007 Budget with an additional provision of
PROFESSIONALS                 R4,6 billion, through provincial budgets, for a
                              new remuneration dispensation for health
                              professionals to be phased in over the next three
                              years. This will focus on improving the salaries
                              of qualified health professionals in the public
                              service. The final agreement must still be
                              negotiated in the bargaining chamber and is
                              expected to be implemented from 1 July 2007. In
                              addition the number of health workers employed in
                              the public sector, which has increased by 21 099
                              over the two years to December 2006 (from 223 403
                              to 244 502), will be stepped up by an additional
                              30 000 over the MTEF period.

                              Additional allocations for hospital revitalisation
                              and other health-related programmes are discussed
                              in Chapter 8.

                              SOCIAL ASSISTANCE GRANTS AND WELFARE SERVICES

SOCIAL ASSISTANCE             The social development vote includes R58 billion
GRANTS RISE TO                for social assistance grants to households in
R74 BILLION IN 2009/10        2006/07, rising to R74 billion in 2009/10. The
                              budget for administering the social grants
                              increases from R3,9 billion in 2006/07 to R4,4
                              billion in 2007/08. The Department of Social
                              Development receives a baseline budget increase of
                              R183 million to improve implementation and
                              monitoring of policy and oversight of the two
                              public entities reporting to the minister, namely
                              the National Development Agency and the South
                              African Social Security Agency. Further details
                              are provided in Chapter 8.

                              SUSTAINABLE LIVELIHOODS, URBAN DEVELOPMENT AND
                              PLANNING

UPGRADING OF INFORMAL         The comprehensive plan for the development of
SETTLEMENTS CONTINUES         sustainable human settlements aims to accelerate
                              the delivery of housing through more streamlined
                              municipal and residential development planning,
                              government financial assistance and mobilisation
                              of financial sector resources. Implementation over
                              the decade ahead will involve the upgrading of
                              informal settlements, the development of a greater
                              range of housing options, greater mobilisation of
                              credit in support of housing construction, and
                              more sustainable mixed-use neighbourhoods that are
                              integrated into existing settlements.

POLICY OPTIONS TO IMPROVE     Financing constraints for the low-cost housing
LOW-COST HOUSING MARKET       market are associated with increasing costs of
UNDER CONSIDERATION           housing and risk in providing mortgages. The
                              National Treasury is considering policy options to
                              alleviate market constraints in the low-cost
                              housing market, understanding that such an
                              initiative will allow for further funding from the
                              deposit sector, pension schemes, short-term
                              insurance and life offices.

MEETING COMMITMENTS OF        The Financial Sector Charter has committed the
FINANCIAL SECTOR CHARTER      private sector to make investments of R123 billion
                              in the 12 years leading up to 2014 to introduce
                              greater equity in the allocation of national
                              savings, with R42 billion allocated to housing.
                              The charter targets the 2,4 million households
                              earning between R1 600 and R8 200 per month. Up to

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

December 2005, R17 billion worth of loans had been originated in this market segment.

TABLE 7.4 SOCIAL SERVICES: EXPENDITURE BY VOTE, 2003/04 - 2009/10

---------------------------------------------------------------------------------------------------------
                                 2003/04   2004/05     2005/06    2006/07     2007/08   2008/09   2009/10
                                           OUTCOME                REVISED        MEDIUM-TERM ESTIMATES
R MILLION                                                        ESTIMATE
---------------------------------------------------------------------------------------------------------

APPROPRIATION BY VOTE
Arts and Culture                     924      1 114      1 121      1 330     1 608      2 084      2 368
Education                         10 557     11 340     12 437     14 255    16 001     18 226     19 401
  Grants to provinces              1 136        991      1 248      1 713     1 906      2 201      1 501
Health                             7 736      8 455      9 937     11 357    12 655     13 944     15 199
  Grants to provinces              6 783      7 444      8 907     10 207    11 321     12 543     13 726
Labour                             1 072      1 164      1 296      1 433     2 033      1 698      1 790
Social Development                39 357     47 766     55 068     61 870    67 232     73 220     79 269
Sport and Recreation SA              224        283        437        922     3 157      4 364      1 980
  Grants to local government         122        134         --        600     2 700      3 800      1 300
  Grants to provinces                 --          9         24        119       194        290        402
---------------------------------------------------------------------------------------------------------
                                  59 870     70 121     80 296     91 168   102 686    113 537    120 008

STATUTORY APPROPRIATIONS
Labour: Skills development         3 777      4 725      4 883      5 500     6 000      6 500      6 825
---------------------------------------------------------------------------------------------------------
TOTAL                             63 647     74 847     85 179     96 668   108 686    120 037    126 833
=========================================================================================================

PROTECTION AND SECURITY

JUSTICE, CRIME PREVENTION AND POLICING

Expenditure in the protection and security           8000 MORE POLICE OFFICIALS
services cluster is projected to increase by an      TO FIGHT CRIME
average annual rate of 9,4 per cent between
2006/07 to 2009/10. The number of police personnel
continues to grow, with a focus on strategic
locations and sector policing. Over the MTEF
period, an additional R2,4 billion allocation will
enable the recruitment of about 34 000 police
personnel, of which 10 000 (8 000 police and 2 000
civilians) are new positions.

TABLE 7.5 JUSTICE AND PROTECTION SERVICES: EXPENDITURE BY VOTE, 2003/04 - 2009/10
---------------------------------------------------------------------------------------------------------
                                 2003/04    2004/05    2005/06    2006/07     2007/08   2008/09   2009/10
                                            OUTCOME               REVISED        MEDIUM-TERM ESTIMATES
R MILLION                                                        ESTIMATE
---------------------------------------------------------------------------------------------------------

APPROPRIATION BY VOTE
Correctional Services               7 850     8 829      9 631      9 225    10 742     11 366     12 268
Defence                            20 505    20 201     23 511     23 876    25 922     28 016     28 632
Independent Complaints                 41        47         55         62        81         95        111
Directorate
Justice and Constitutional          4 236     4 670      5 154      5 886     7 278      8 166      9 228
Development
Safety and Security                22 693    25 415     29 361     32 521    35 917     39 143     43 569
---------------------------------------------------------------------------------------------------------
                                   55 325    59 162     67 711     71 570    79 941     86 787     93 807

STATUTORY APPROPRIATIONS
Justice and Constitutional            730       829      1 040      1 110     1 264      1 339      1 420
Development: Judges and
Magistrates salaries
---------------------------------------------------------------------------------------------------------
TOTAL                              56 055    59 991     68 751     72 679    81 204     88 127     95 227
=========================================================================================================

                                                                             129

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

STAFFING THE CRIMINAL JUSTICE SYSTEM

The Department of Safety and Security introduced sector policing in 2002/03 to increase visibility and accessibility of police officers, particularly in high-crime areas. The programme committed the South African Police Service
(SAPS) to annual personnel targets, which have been met each year, achieving a total of 155 532 police officers at the end of March 2006. Over the three-year spending period, the SAPS expects to increase personnel numbers by an additional
34 088, which includes both functional personnel and the civilian corps, bringing the total number of safety and security personnel to 189 620 by end of
March 2010. Additional personnel will be deployed to perform functions related to detective services, crime intelligence, border security, crime prevention, and protection and security services, as well as for providing security during the 2010 World Cup. An additional 15 000 reservists will be appointed by the end of 2008/09.

NUMBER OF EMPLOYEES

---------------------------------------------------------------------------------------------------------
DEPARTMENT                       2003/04    2004/05    2005/06    2006/07   2007/08   2008/09    2009/10
---------------------------------------------------------------------------------------------------------

Safety and Security              139 023   148 970     155 532    163 060   171 820   181 320    189 620
Justice and Constitutional        18 893    21 005      21 080     21 199    21 994    22 443     22 798
Development
Correctional Services             34 207    33 666      35 756     38 594    44 849    45 098     45 674
---------------------------------------------------------------------------------------------------------
TOTAL                            192 123   203 641     212 368    222 853   238 663   248 861    258 092
=========================================================================================================

The total personnel establishment of Justice and Constitutional Development is expected to increase from 18 893 in 2003/04 to 22 798 in 2009/10 - an increase of 3 905 members. A large portion of this increase is in the personnel contributing to court services, such as prosecutors, judges, magistrates, lay assessors, interpreters and court managers. The assignment of two prosecutors per court will be fully implemented over the MTEF period. In addition, 39 additional judges and 37 magistrates will be appointed in 2007/08.

Correctional Services maintains a personnel establishment that supports 24-hour,
7-day a week operations and its rehabilitation initiative. Over the medium term this will be achieved by the additional allocations to fund an increased establishment of 45 674 posts. This will provide for an additional 5 554 operational posts to fully implement the 7-day work week from 2007/08; a further
525 supervisory posts to manage these additional personnel; 447 staff posts critical to rehabilitation improvements - such as psychologists, social workers and medical personnel; and 239 posts to be able to fully utilise the Kokstad correctional facility.

--------------------------------------------------------------------------------

ADDITIONAL FUNDS TO IMPROVE   Government is also prioritising the modernisation
ADMINISTRATION OF JUSTICE     of court processes and ensuring access to justice
                              services for all citizens. R1,5 billion is
                              allocated to improve the administration of
                              justice, increase the statutory provision for
                              judges and magistrates' salaries, and enhance
                              capacity in the National Prosecuting Authority,
                              the Legal Aid Board, the Special Investigating
                              Unit, the judiciary and the magistracy. The
                              justice college annual work programme is being
                              aligned to the training needs resulting from the
                              implementation of new legislation. Funding has
                              also been set aside for the construction of two
                              new high courts in Mpumalanga and Limpopo.

REVAMPING SAFETY IN PRISONS   With a view to enhancing safety inside and outside
AND SURROUNDING AREAS         of prisons, the Department of Correctional
                              Services receives R2,9 billion for the
                              implementation of a master information systems
                              plan, improved staffing capacity, and the rollout
                              of X-ray scanners and access control systems at
                              all prisons over the next six years. The
                              department has also begun construction of a new
                              prison in Kimberley.

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

The Department of Defence has begun a process of     DEFENCE FORCE IS WORKING TO
equipment modernisation and attracting younger       MODERNISE EQUIPMENT AND
staff. An amount of R6,2 billion is allocated over   RECRUIT YOUNGER STAFF
the three-year period for the acquisition of eight
A400M transport aircraft, the replenishment of
strategic munitions in 2009/10, and to increase
the intake of young South Africans into the
Military Skills Development System.

GOVERNANCE AND ADMINISTRATION

IMPROVING PUBLIC SERVICE DELIVERY

The 2007 Budget gives special attention to           ADDRESSING CHALLENGES OF
addressing the challenges of poor service delivery   POOR SERVICE DELIVERY IS
and inefficiency in the public sector. Research      TOP OF AGENDA
led by the Cabinet's governance and administration
cluster has highlighted capacity gaps throughout
government, and steps are being taken to modernise
state institutions, strengthening their ability to
deliver on their mandates.

Priorities for the period ahead include improved
coordination between national, provincial and
local government; strengthening technical skills
in local government; modernising departmental
systems; and introducing a government-wide
monitoring and evaluation system that can track
progress.

The increase to the budget of the Government         ENHANCED GOVERNMENT
Communication and Information System totals R148     COMMUNICATIONS
million. This amount includes R45 million for the
International Marketing Council and R24 million
for communications related to the 2010 FIFA World
Cup.

System improvements, modernisation of customs
administration and the purchase of container
scanners have been prioritised for the South
African Revenue Service, which receives an
additional R1,3 billion over the MTEF period.

A total of R730 million is allocated to Statistics   MORE FREQUENT SURVEYS OF
South Africa to fund more frequent surveys of        EMPLOYMENT AND JOB CREATION
employment and job-creation, expanded regional       ARE PLANNED
offices and resources for the 2011 Census. A
community survey is being conducted in early 2007
that will measure the extent and impact of service
delivery throughout the country.

After a successful pilot programme, government
began rolling out a policy on incapacity leave and
ill-health retirement. To date some 34 000
employees have been trained to use this system,
which will be implemented in all provinces and
departments by April 2009. Initial results
indicate that this policy will have a considerable
impact on reducing costs and increasing
productivity by minimising abuse of sick leave and
ill-health retirement.

CAPACITY CONSTRAINTS IN LOCAL GOVERNMENT AND HOME
AFFAIRS

Special attention is being paid to local             CRITICAL SKILLS DEPLOYED IN
government to ensure infrastructure development      LOCAL GOVERNMENT TO SPEED
and the delivery of basic services to communities.   UP DELIVERY
Investments in planning, project management and
technical capacity in municipalities are
spearheaded by the Siyenza

                                                                             131

2007 Budget Review
--------------------------------------------------------------------------------

                              Manje initiative of the Development Bank of
                              Southern Africa, Project Consolidate and the
                              Infrastructure Delivery Improvement Programme.

                              From the total addition of R485 million that has
                              been allocated to the Department of Provincial and
                              Local Government, R400 million has been added onto
                              the municipal infrastructure grant in 2007/08, and
                              R85 million will be allocated to various
                              commissions and boards, the cities network, and
                              improvements in the coordination of disaster
                              management.

TABLE 7.6 CENTRAL GOVERNMENT ADMINISTRATION: EXPENDITURE BY VOTE, 2003/04 - 2009/10
---------------------------------------------------------------------------------------------------------
                                  2003/04   2004/05    2005/06   2006/07      2007/08   2008/09   2009/10
                                            OUTCOME               REVISED        MEDIUM-TERM ESTIMATES
R MILLION                                                        ESTIMATE
---------------------------------------------------------------------------------------------------------

APPROPRIATION BY VOTE
The Presidency                        143       168        190        231       255        263        272
Parliament                            449       581        674        632       836        883        929
Foreign Affairs                     2 164     2 393      2 688      3 022     3 856      4 088      4 665
Home Affairs                        2 022     2 069      3 172      2 497     3 315      4 160      4 301
Provincial and Local                9 456    13 138     15 976     25 390    28 844     32 478     39 262
Government
 Local government equitable         6 350     7 678      9 643     18 058    20 676     23 775     29 444
 share
  Grants to local government        2 593     4 943      5 947      6 956     7 749      8 253      9 330
  Grants to provinces                 260       220         41         --        --         --         --
Public Works                        2 028     2 249      2 354      3 108     3 693      4 122      4 708
  Grants to local government          262        --         --         --        --         --         --
Government Communication              186       211        254        295       376        390        427
and Information System
National Treasury                  12 140    13 535     13 101     16 504    19 708     21 841     24 005
 South African Revenue              3 792     4 603      4 254      4 875     5 511      5 982      6 526
 Service
 Secret Services                    1 771     2 117      2 330      2 223     2 584      2 644      2 762
  Grants to local government          645       517        388        640       995      1 650      1 850
  Grants to provinces               2 534     3 348      2 984      4 983     6 164      6 847      7 997
Public Service and                    161       134        197        442       357        410        343
Administration
Public Service Commission              69        77         91         96       105        111        117
South African Management               37        34         55         59        71         76         87
Development Institute
Statistics South Africa               300       371        644      1 103     1 100      1 251      1 545
---------------------------------------------------------------------------------------------------------
TOTAL                              29 155    34 961     39 396     53 380    62 517     70 071     80 663
STATUTORY APPROPRIATIONS
The Presidency                          2         2          2          2         2          2          2
Parliament                            191       204        212        223       242        254        267
State debt cost                    46 313    48 851     50 912     52 178    52 916     52 967     50 915
Provincial equitable share        107 538   120 885    135 292    150 753   171 271    193 474    215 784
---------------------------------------------------------------------------------------------------------
TOTAL                             183 199   204 903    225 813    256 536   286 949    316 769    347 631
=========================================================================================================

CORRUPTION AND FRAUD IN       Capacity constraints in the Department of Home
DEPARTMENT OF HOME AFFAIRS    Affairs severely restrict quality service delivery
TO BE ADDRESSED               throughout government. The current challenges
                              facing the department include corruption and
                              fraud, the high incidence of fraudulent marriages
                              and identity documents, and poor service. A
                              turnaround strategy, with funding of R1,1 billion,
                              is

                   Chapter 7: Medium-term priorities and public service delivery
--------------------------------------------------------------------------------

being developed by a task team that includes the
Department of Public Service and Administration,
the Public Service Commission and the National
Treasury. This will address programme management,
organisation, technology, systems and financial
management.

PUBLIC WORKS PROGRAMMES AND GOVERNMENT
INFRASTRUCTURE

The Department of Public Works receives R125         ENHANCED CAPACITY FOR
million to improve its capacity to manage the        EXPANDED PUBLIC WORKS
expanded public works programme. The programme       PROGRAMME
aims to increase the labour intensity of the
construction and maintenance of government
infrastructure, to make use of unemployed and
unskilled workers who can gain work experience and
skills. A further R380 million will go towards
critical maintenance and upgrading of border
posts, and R259 million towards improvements in
human resources and information technology
capacity, and support to the construction
industry.

INTERNATIONAL RELATIONS, PEACE AND SECURITY

The interests of the African continent are central
to South Africa's foreign policy, which includes
support for the African Union and the New
Partnership for Africa's Development.

--------------------------------------------------------------------------------

AFRICAN RECONSTRUCTION

South Africa is committed to ensuring lasting solutions to conflict and meaningful economic prosperity for the African continent. South Africa's increasing diplomatic role has required a greater focus of the African
Renaissance Fund and coordinated departmental interventions to extend support to the region.

Peace support operations

The South African National Defence Force (SANDF) continues peace-support operations in the Democratic Republic of the Congo (DRC), Burundi, Sudan and
the Ivory Coast. Funding of R2,8 billion is provided over the MTEF for peace operations in the DRC, Sudan, Ivory Coast, Ethiopia and Eritrea, Northern Mali
and cease-fire agreements in Burundi.

South Africa will continue to play an active role in support of the AU Peace and
Security Council. Technical assistance

Election management assistance has been provided to Lesotho, Zambia and the
Comores, and South African observer missions and interdepartmental teams were posted to the DRC to facilitate two rounds of elections in 2006. A number of elections are taking place in Africa over the coming period, including those scheduled in Nigeria, Ivory Coast, Senegal and Sudan. The commission may be invited to observe these elections or to provide technical assistance.

Technical secondments have been provided to Botswana, Namibia, Mozambique,
Nigeria and Zambia for skills transfer and human resource development.
Printing services for secure documents such as revenue stamps, voters' rolls and ballot papers have been extended to various African countries.

Post-conflict development initiatives

South Africa will conduct a post-conflict support programme in southern Sudan and there is a further commitment to the DRC to contribute to the development of local governance structures. Various reconstruction projects include:
assistance in policing in Sudan; science and technology programmes; water services and forestry development; development of infrastructure projects through South Africa's state-owned enterprises; and trade promotion and protection agreements with Malawi, Botswana, Zambia, the Republic of the
Congo, Rwanda, Ethiopia, Guinea, and Cameroon.

--------------------------------------------------------------------------------

                                                                             133

2007 Budget Review
--------------------------------------------------------------------------------

AFRICAN PEACE AND             Over the three-year spending period, the focus is
DEVELOPMENT AT HEART OF       on engagement with, and support for, Africa's
FOREIGN POLICY                regional peace initiatives and post-conflict
                              reconstruction processes. A further R275 million
                              to the African Renaissance Fund is proposed over
                              the medium term, together with improvements in its
                              management. Government is also working to improve
                              coordination between various government
                              departments involved in regional and African
                              initiatives.

                              Acquisitions of and improvements to the foreign
                              properties of the Department of Foreign Affairs
                              will continue. Ports of entry will be upgraded to
                              facilitate the efficient movement of persons and
                              goods across South Africa's border with
                              neighbouring countries, and to prepare for an
                              increase in visitors at the time of the 2010 FIFA
                              World Cup.

PAN-AFRICAN PARLIAMENT TO     The Department of Foreign Affairs receives an
BE FUNDED                     additional R1,6 billion, including adjustments to
                              compensate for the depreciation of the rand. In
                              addition to the African Renaissance Fund
                              allocation, R151 million is made available for the
                              Pan-African Parliament and R99,6 million funds the
                              new head office campus, which is expected to be
                              completed by March 2009. International
                              representation receives a further R45 million.

                                                                               8

DIVISION OF REVENUE AND INTERGOVERNMENTAL TRANSFERS

The 2007 medium-term expenditure framework provides for strong real growth in expenditure by national, provincial and local government, supporting the objectives of economic growth, social development and improved public-sector capacity. The division of revenue between the three spheres of government reflects government's key priorities.

Allocations of national revenue in 2007/08 are as follows: national government receives 50,4 per cent, provinces receive 42,4 per cent and local government receives 7,2 per cent. Local government's share of national revenue shows the strongest growth of 19,0 per cent a year over the MTEF, supporting the rollout of free basic services and infrastructure, while national and provincial government's shares grow by 10,3 and 12,7 per cent respectively. Provincial allocations for housing, education, HIV and Aids programmes, hospital revitalisation and public transport grow strongly.

National government is also providing funds to municipalities for investment associated with the 2010 FIFA World Cup that will benefit all South Africans over the long term.

INTRODUCTION

The 2007 MTEF provides for strong real growth in    OVER 60 PER CENT OF NEW
government spending. Of the additional R89,5        ALLOCATIONS TRANSFER TO
billion, more than 60 per cent (R57,3 billion) is   PROVINCIAL AND LOCAL
allocated to provinces and local government.        GOVERNMENT

Recognising the central role played by
professional staff in the delivery of quality
health care, education and welfare services,
additional allocations to provinces will cover the
cost of hiring more staff in these sectors, and
improving conditions of service. The funds also
make provision for staff development in critical
skills. About R8,8 billion is also allocated to
Gauteng as national government's matching
contribution to the Gautrain rapid rail link.

Over the medium term, the local government
equitable share grows strongly at an average rate
of 17,7 per cent, largely due to additional
allocations for municipal infrastructure,
including the allocations earmarked for the
upgrading and construction of stadiums and public
transport infrastructure associated with the 2010
FIFA World Cup.

                                                                             135

2007 Budget Review
--------------------------------------------------------------------------------

ALLOCATIONS STRENGTHEN              National allocations aim to strengthen a range of government
SKILLS DEVELOPMENT,                 programmes in social development, transport, housing, tourism, skills
HOUSING, TRANSPORT AND              development and the criminal justice sector. These policy priorities
CRIMINAL JUSTICE                    are outlined in Chapter 7.

                                    This chapter outlines the division of revenue between national departments, provinces and municipalities in support of their constitutional responsibilities, powers and functions. The shares of provincial and local revenue are distributed according to transparent formulae that are presented in Annexure E of the Budget Review.

                                    OVERVIEW OF THE DIVISION OF REVENUE

TOTAL ADDITIONAL                    The total additional allocations for the 2007 MTEF amount to
ALLOCATIONS OF R89,5                R89,5 billion, of which R32,3 billion is allocated to national
BILLION                             departments, R39,2 billion to provinces and R18,1 billion to municipalities. A total of R13,3 billion of additional funding is provided to the host cities over the 2007 MTEF for the 2010 FIFA
                                    World Cup stadiums and related infrastructure, taking the total allocation for the World Cup to R17,4 billion.

NON-INTEREST SPENDING               Excluding provision for future contingencies, non-interest spending to
GROWS BY 11,9 PER CENT              be shared between national, provincial and local government is
OVER THE MTEF                       budgeted to grow by an annual average of 11,9 per cent over the
                                    MTEF period, from R418,4 billion in 2006/07 to R586,4 billion in
                                    2009/10. The increase is intended to provide further impetus for investment in public services in support of economic growth and social development.

                                    For 2007/08, after setting aside a contingency reserve of R3,0 billion, a total of R478,0 billion is divided between national, provincial and local government. The proposed division of revenue takes account of the revenue-raising capacity of each sphere of government. On average, local government raises about 85 per cent of own revenue through local taxes and user charges, and provinces raise about
                                    3,5 per cent through own revenue, while national departments receive all of their revenue from the fiscus.

EQUITABLE SHARES AND                The two main funding channels from the National Revenue Fund to
CONDITIONAL GRANTS ARE              provinces and local government are equitable shares and conditional
TWO MAIN FUNDING                    grants. The equitable share is a block grant with no conditions that is
CHANNELS                            divided on the basis of an equitable formula described in Annexure E.
                                    Conditional grants seek to promote the delivery of specific services according to prescribed national norms.

                                    The 2007 division of revenue reflects a continuing shift of funds to both provincial and local government in support of their constitutional responsibilities.

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

TABLE 8.1 DIVISION OF NATIONALLY RAISED REVENUE, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07   2007/08    2008/09     2009/10
                                               OUTCOME               REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
--------------------------------------------------------------------------------------------------------------

State debt cost                      46 313     48 851     50 912     52 178    52 916     52 967      50 915
Non-interest expenditure            282 396    319 690    365 848    418 436   480 957    541 231     599 386
  Percentage increase                 15,4%      13,2%      14,4%      14,4%     14,9%      12,5%       10,7%
--------------------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE                   328 709    368 541    416 760    470 614   533 873    594 198     650 301
  Percentage increase                 12,8%      12,1%      13,1%      12,9%     13,4%      11,3%        9,4%
Contingency reserve                      --         --         --         --     3 000      8 000      13 000
--------------------------------------------------------------------------------------------------------------
DIVISION OF AVAILABLE FUNDS
  NATIONAL DEPARTMENTS              148 201    168 046    195 384    213 470   240 881    262 092     286 333
  PROVINCES                         122 673    137 836    153 782    177 887   202 765    229 296     254 444
     Equitable share                107 538    120 885    135 292    150 753   171 271    193 474     215 784
     Conditional grants              15 135     16 951     18 490     27 134    31 494     35 822      38 660
  LOCAL GOVERNMENT                   11 521     13 808     16 682     27 079    34 311     41 843      45 608
     Equitable share                  6 350      7 678      9 643     18 058    20 676     23 775      29 444
     Conditional grants               5 171      6 131      7 038      9 021    13 636     18 069      16 164
--------------------------------------------------------------------------------------------------------------
TOTAL                               282 396    319 690    365 848    418 436   477 957    533 231     586 386
--------------------------------------------------------------------------------------------------------------
Percentage shares
  National departments                52,5%      52,6%      53,4%      51,0%     50,4%      49,2%       48,8%
  Provinces                           43,4%      43,1%      42,0%      42,5%     42,4%      43,0%       43,4%
  Local government                     4,1%       4,3%       4,6%       6,5%      7,2%       7,8%        7,8%
--------------------------------------------------------------------------------------------------------------

REVISIONS TO THE PROVINCIAL BUDGET FRAMEWORK

Through spending on education, health, social       REALISING THE RIGHTS IN THE
development and housing, provinces play a pivotal   CONSTITUTION
role in the progressive realisation of
socio-economic rights as set out in the
Constitution. An additional R39,2 billion is
allocated to provinces over the next three years.
This consists of R24,6 billion added to the
equitable share and R14,6 billion for conditional
transfers. This will reinforce programmes that
further improve access to and the quality of
social services, and support the development of
sustainable communities.

TABLE 8.2 TOTAL TRANSFERS TO PROVINCES, 2005/06 - 2009/10
--------------------------------------------------------------------------------
                      2005/06        2006/07        2007/08   2008/09   2009/10
R MILLION             OUTCOME   BUDGET    REVISED      MEDIUM-TERM ESTIMATES
--------------------------------------------------------------------------------
Eastern Cape           24 776    27 453    27 385    30 832    34 807    38 778
Free State             10 188    11 282    11 223    12 947    14 685    16 363
Gauteng                25 085    32 106    32 494    37 843    42 479    46 288
KwaZulu-Natal          31 859    36 018    36 033    42 091    47 508    53 065
Limpopo                20 008    22 612    22 748    24 843    28 180    31 264
Mpumalanga             10 985    12 435    12 416    15 824    17 996    20 136
Northern Cape           3 708     4 367     4 409     5 619     6 374     7 175
North West             12 427    13 999    14 156    13 973    15 875    17 670
Western Cape           14 744    16 407    17 024    18 791    21 391    23 706
--------------------------------------------------------------------------------
TOTAL                 153 782   176 679   177 887   202 765   229 296   254 444
--------------------------------------------------------------------------------

With these revisions, national transfers to         NATIONAL TRANSFERS TO
provinces increase from R177,9 billion in 2006/07   PROVINCES GROW AT ANNUAL
to R202,8 billion in 2007/08. Over the three-year   RATE OF 12,7 PER CENT
period provincial transfers are projected to grow
at an average annual rate of 12,7 per cent, to
R254,4 billion in 2009/10.

                                                                             137

2007 Budget Review
--------------------------------------------------------------------------------

                                    Table 8.2 gives a breakdown of national transfers to provinces.
                                    Further details of provincial allocations are contained in Annexure E.

                                    POLICY PRIORITIES UNDERPINNING EQUITABLE SHARE REVISIONS

                                    The forward estimates for the provincial equitable share published in last year's Budget Review are revised upwards by R3,6 billion in
                                    2007/08, R6,4 billion in 2008/09 and R14,7 billion in 2009/10, resulting in growth of 13,6 per cent between 2006/07 and 2007/08 and
                                    12,7 per cent over the MTEF period.

                                    Social services

PHASED SALARY                       In support of improved teaching and learning in public schools,
IMPROVEMENTS FOR                    government is allocating R8,1 billion for phased salary improvements
TEACHERS AND NEW STAFF              of school managers, performance-related remuneration for educators,
FOR SCHOOLS                         teaching assistants and for hiring of clerical and support staff in schools and district offices. This will ensure that public schools can hire adequate numbers of teachers to attain reasonable learner-to-
                                    educator ratios, while giving principals sufficient time to manage their schools. Similarly, the filling of clerical posts will relieve teachers from undertaking administrative work, enabling them to devote more time to teaching.

                                    Additional funding is allocated to meet the cost of educator development in priority areas such as maths and science, grade R and the foundation phase, and to support the education quality improvement programme.

A NEW SALARY REGIME FOR             In the health sector, efforts to recruit and retain staff have resulted
HEALTH PROFESSIONALS                in an increase of more than 20 000 health professionals over the past four years. Government is allocating a further R4,5 billion for implementation of a new salary dispensation regime for professional health workers and for continuation of the recruitment drive. The new salary structure will be implemented on a phased basis, with priority given to nurses, who constitute the bulk of health professionals.

ALLOCATIONS TO IMPROVE              Additional resources will also be directed to strengthening emergency
EMERGENCY MEDICAL                   medical services through better communication systems, vehicle
SERVICES                            replacement, aero-medical services, and training for ambulance assistants. These improvements will gear up capacity in the sector in preparation for the 2010 FIFA World Cup.

                                    Complemented by the allocation for the neighbourhood development partnership grant, increased funding for the housing programme not only provides for the acceleration of housing provision, but also sets a basis for refocusing the programme towards the creation of sustainable and integrated communities.

NEW FUNDING FOR SOCIAL              Following the shift of the social security grant programme to the
AUXILIARY WORKERS                   national budget a year ago, strengthening welfare services continues to be a provincial priority over the MTEF period. Increased funding is allocated to provinces to hire and train additional social auxiliary workers, and to meet other costs associated with the scaling up of these services.

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

Provincial economic functions

Additions to the provincial equitable share and     ADDITIONAL SUPPORT FOR ROAD
conditional grant transfers provide for higher      CONSTRUCTION THROUGH PUBLIC
spending on provincial economic services such as    WORKS PROGRAMME
maintenance, rehabilitation and construction of
roads and government buildings. Within the budget
for roads, approximately R2,8 billion in
additional funding is targeted at accelerating the
expanded public works programme. The aim is to
replicate successful public works initiatives such
as Zibambele in KwaZulu-Natal and Gundo Lashu in
Limpopo.

The provincial budget framework also provides
allocations for major infrastructure investment
projects such as Gautrain, Dube Trade Port and
Coega. While some of these large projects are
funded jointly by national and provincial
government, the treasuries are developing a
framework for funding of similar programmes in the
period ahead, including a more rigorous and
streamlined funding process, drawing on the
lessons learnt in successful public private
partnerships.

TABLE 8.3 PROVINCIAL EQUITABLE SHARES, 2005/06 - 2009/10
--------------------------------------------------------------------------------
                      2005/06        2006/07        2007/08   2008/09   2009/10
R MILLION             OUTCOME   BUDGET    REVISED      MEDIUM-TERM ESTIMATES
--------------------------------------------------------------------------------
Eastern Cape           22 326    24 643    24 643    27 074    30 585    34 114
Free State              8 719     9 595     9 595    10 745    12 137    13 536
Gauteng                20 860    23 362    23 362    28 217    31 878    35 556
KwaZulu-Natal          28 502    32 052    32 052    37 067    41 870    46 698
Limpopo                18 463    20 616    20 616    22 340    25 237    28 149
Mpumalanga             10 029    11 227    11 227    14 140    15 972    17 814
Northern Cape           3 142     3 452     3 452     4 598     5 194     5 793
North West             11 151    12 347    12 347    11 973    13 524    15 083
Western Cape           12 100    13 459    13 459    15 118    17 074    19 041
--------------------------------------------------------------------------------
TOTAL                 135 292   150 753   150 753   171 271   193 474   215 784
--------------------------------------------------------------------------------

Table 8.3 shows the provincial equitable shares by
province. These allocations are determined by a
redistributive formula that uses mainly
demographic data. For the 2007 Budget, provincial
equitable shares are affected by changes to the
demarcation of provincial boundaries. From 1 March
2006, provincial boundaries were redrawn to
eradicate cross-boundary municipalities. Data used
in the formula were realigned to the revised
boundaries. An explanation of these changes is set
out in part 3 of Annexure E.

CONDITIONAL GRANTS TO PROVINCES

Conditional grants are revised upward by R2,7       LARGE INCREASES TO SUPPORT
billion, R5,1 billion and R6,9 billion per year     INFRASTRUCTURE DEVELOPMENT
over the next three years. This brings total        IN PROVINCES
allocations to R31,5 billion in 2007/08, R35,8
billion in 2008/09 and R38,7 billion in 2009/10.
Infrastructure grants to provinces receive the
largest increases over baseline. A new library
services grant is also introduced.

In line with improved spending capacity and the
need to address infrastructure backlogs, the
infrastructure grant to provinces is

                                                                             139

2007 Budget Review
--------------------------------------------------------------------------------

                                    allocated an additional R4,3 billion, bringing spending on this grant to R21 billion over the next three years. About 70 per cent of the additional allocation is earmarked for scaling up the expanded public works programme, focused particularly on rural access roads. It is anticipated that this will create additional work opportunities for about half a million people over the next three years, while contributing to improved access to social services and markets for rural communities.

TOTAL FOR HOUSING                   Over the medium term, housing delivery will be speeded up. Informal
PROGRAMME ALLOCATION                housing settlements are to be upgraded, and municipal and residential
OF R29,6 BILLION OVER               development planning is to be streamlined to ensure more sustainable
THREE YEARS                         integrated mixed-use housing settlements. The integrated housing and human settlement development grant is allocated an additional R2,7 billion over the next three years, bringing the total housing programme allocation to R29,6 billion over the next three years. By 2009/10 spending on the programme will exceed R11 billion per year.

--------------------------------------------------------------------------------

INFRASTRUCTURE DELIVERY IMPROVEMENT PROGRAMME

The infrastructure delivery improvement programme (IDIP) addresses underspending of provincial capital infrastructure budgets. The programme targets poor planning, lack of delivery, management systems and the general lack of skills.
IDIP is a partnership between the National Treasury, the Development Bank of
Southern Africa, the Department of Public Works and the Construction Industry
Development Board. The programme supports improved effectiveness and efficiency of public-sector infrastructure delivery by institutionalising best practice and building capacity to enable departments to deliver on their mandates.

To address chronic underspending of capital budgets, which led to shortages of classrooms, the programme initially focused on the education sector. Due to this intervention, capital spending will improve from 45 per cent of budget in
December 2004 to 62 per cent in December 2006 (see below). This is particularly noteworthy considering the significant increases in the infrastructure appropriation during the intervening period.

TOTAL CAPITAL EXPENDITURE IN PROVINCIAL EDUCATION BUDGETS

------------------------------------------------------------------------------------
FINANCIAL    ADJUSTED     QUARTER 3 EXPENDITURE        QUARTER 4 EXPENDITURE
YEAR       APPROPRIATION  (AS AT 31 DECEMBER)             (AS AT 31 MARCH)
------------------------------------------------------------------------------------

2004/05      R 2,511,653          45.7%                        80.0%
------------------------------------------------------------------------------------
2005/06      R 2,976,725          45.0%                        82.4%
------------------------------------------------------------------------------------
2006/07      R 3,488,050          62.3%          Projected to be between 95% & 100%
------------------------------------------------------------------------------------

Source: In-year monitoring system in National Treasury.

Provincial technical assistance teams will be appointed in provincial health, public works and transport departments to address underspending challenges. One of the key successes of the programme has been to align the infrastructure delivery cycle with the MTEF budget cycle to ensure that departmental infrastructure budgets are informed by actual, properly planned and budgeted projects, and that budgets for large multi-year projects are appropriately committed across the duration of the project. As this methodology is applied, it is expected that value for money on infrastructure spending will continue to improve.

--------------------------------------------------------------------------------

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

TABLE 8.4 CONDITIONAL GRANTS TO PROVINCES, 2006/07 - 2009/10
-------------------------------------------------------------------------------------------------------------
R MILLION                                                    2006/07      2007/08      2008/09       2009/10
-------------------------------------------------------------------------------------------------------------

AGRICULTURE                                                      401          462          484           530
  Agricultural disaster management grant                          45           --           --            --
  Comprehensive agricultural support programme grant             300          415          435           478
  Land care programme grant: poverty relief and                   56           47           49            51
  infrastructure development
ARTS AND CULTURE                                                  --          180          338           466
  Community library services grant                                --          180          338           466
EDUCATION                                                      1 713        1 906        2 201         1 501
  Further education and training college sector                  470          595          795            --
  recapitalisation grant
  HIV and Aids (life skills education) grant                     144          158          168           177
  National school nutrition programme grant                    1 098        1 153        1 238         1 324
HEALTH                                                        10 207       11 321       12 543        13 726
  Comprehensive HIV and Aids grant                             1 616        1 946        2 235         2 676
  Forensic pathology services grant                              562          551          467           422
  Health professions training and development grant            1 520        1 596        1 676         1 760
  Hospital revitalisation grant                                1 527        1 907        2 283         2 582
  National tertiary services grant                             4 981        5 321        5 882         6 286
HOUSING                                                        6 404        8 238        9 853        11 531
  Integrated housing and human settlement development          6 404        8 238        9 853        11 531
  grant
LAND AFFAIRS                                                       8           --           --            --
  Land distribution: Alexandra urban renewal                       8           --           --            --
  project grant
NATIONAL TREASURY                                              4 983        6 164        6 847         7 997
  Infrastructure grant to provinces                            4 983        6 164        6 847         7 997
SPORT AND RECREATION SOUTH AFRICA                                119          194          290           402
  Mass sport and recreation participation programme              119          194          290           402
  grant
TRADE AND INDUSTRY                                                58           --           --            --
  Industrial development zones grant                              58           --           --            --
TRANSPORT                                                      3 241        3 029        3 266         2 507
  Gautrain rapid rail link grant                               3 241        3 029        3 266         2 507
-------------------------------------------------------------------------------------------------------------
TOTAL                                                         27 134       31 494       35 822        38 660
-------------------------------------------------------------------------------------------------------------

The hospital revitalisation grant is allocated an   26 HOSPITALS ARE NOW UNDER
additional R1 billion over the next three years to  CONSTRUCTION, WITH MORE ON
meet higher-than-expected costs, accelerate         THE WAY
construction of the 26 hospitals now underway and
to bring additional hospitals into the programme.
The grant supports the modernisation of hospital
infrastructure and equipment, focusing on
upgrading of entire facilities. It includes
components to fund improved medical equipment
systems, management development and strengthened
financial management capacity. The funding
arrangements for this grant will be reviewed so
that planning and implementation of each project
is fully integrated into the provincial budget
processes to ensure adequate provision for running
costs.

The comprehensive HIV and Aids programme is         COMPREHENSIVE HIV AND AIDS
discussed in Chapter 7. An additional R1,7 billion  PROGRAMME IS REINFORCED is added to the programme over the next three
years.

                                                                             141

2007 Budget Review
--------------------------------------------------------------------------------

NEW FUNDS FOR                       An additional R1 billion is provided over the MTEF for radiology and
RADIOLOGY AND ONCOLOGY              oncology equipment through the national tertiary service grant, which operates in 27 hospitals across the nine provinces, concentrated in urban centres in Gauteng and the Western Cape.

                                    The new community library services grant supports the goal of building a culture of reading, and provides R984 million to transform urban and rural community library infrastructure and services.

MASS SPORT AND                      An additional R312 million is allocated to the mass sport and
RECREATION GETS A R312              recreation participation programme to develop grassroots club
MILLION BOOST                       structures that foster public participation in sports and recreation, leaving a legacy beyond 2010. The grant is allocated R886 million to promote mass participation in sports in townships and rural areas.

                                    Table 8.4 sets out the conditional grants to provinces over the MTEF period. Annexure E contains detailed explanations of each grant.

                                    CONSOLIDATED PROVINCIAL BUDGET ESTIMATES

PROVINCIAL BUDGETS TO               Preliminary provincial budgets, summarised in Table 8.5, are in line
BE TABLED AFTER NATIONAL            with the policy priorities presented in the 2006 Medium Term Budget
BUDGET                              Policy Statement. Provinces will table their budgets, highlighting their medium-term priorities, in the two weeks following the tabling of the national budget. Thereafter, provincial departments will table their strategic and annual performance plans, detailing measurable objectives and showing how these priorities are to be achieved.

TABLE 8.5 CONSOLIDATED PROVINCIAL EXPENDITURE ACCORDING TO FUNCTION, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07   2007/08    2008/09     2009/10
                                               OUTCOME               REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
--------------------------------------------------------------------------------------------------------------

Education                            60 986     65 580     72 972     82 138    90 273    100 844     110 958
Health                               36 361     39 823     46 270     52 688    58 332     64 044      70 680
Welfare                               3 226      3 655      4 222      5 259     6 561      7 895       8 848
Housing and community                 8 450      8 807      9 811     12 019    14 534     16 797      18 997
development
Public works, roads and               9 072      9 183     10 529     12 552    13 430     14 819      16 782
transport
Other functions                      13 764     14 907     17 376     21 508    27 410     31 437      33 551
--------------------------------------------------------------------------------------------------------------
TOTAL EXPENDITURE                   131 858    141 954    161 180    186 164   210 540    235 837     259 817
TOTAL REVENUE                       128 984    144 076    161 156    185 950   210 258    237 178     262 692
--------------------------------------------------------------------------------------------------------------
BUDGET BALANCE(1)                    -2 874      2 123        -23       -214      -282      1 342       2 874
--------------------------------------------------------------------------------------------------------------
ECONOMIC CLASSIFICATION
Current payments                    105 601    113 746    127 935    142 833   161 004    178 827     197 198
  Of which compensation              80 719     87 513     95 128    105 182   118 628    130 051     141 790
Transfers and subsidies              16 610     18 012     20 654     28 309    30 588     35 089      38 679
Payments for capital assets           9 647     10 196     12 591     15 021    18 948     21 921      23 941
--------------------------------------------------------------------------------------------------------------
Percentage shares of total expenditure
  Social services                     76,3%      76,8%      76,6%      75,2%     73,7%      73,3%       73,3%
  Other functions(2)                  23,7%      23,2%      23,4%      24,8%     26,3%      26,7%       26,7%
--------------------------------------------------------------------------------------------------------------

(1).  A positive number reflects a surplus and a negative number a deficit.

(2).  Includes Housing and community development and Public works, roads and transport.

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

Spending by provinces, taking into account the      SPENDING BY PROVINCES IS
revised provincial equitable shares, conditional    EXPECTED TO BE 13,1 PER
grants and provincial own revenue, is expected to   CENT HIGHER IN 2007/08
be R24,4 billion or 13,1 per cent higher in
2007/08. Spending is budgeted to grow by 11,8 per
cent annually over the next three years, reaching
R259,8 billion by 2009/10. Trends in key areas
include the following:

o   Spending in both education and health grows by
    about 10,5 per cent a year.

o   Social development spending grows sharply,
    from R5,3 billion in 2006/07 to R8,8 billion
    in 2009/10 to support the implementation of
    new social welfare legislation and improved
    access to services.

o   Provinces plan to spend R64,8 billion on
    capital assets in roads, health, education,
    and agriculture over the next three years,
    with an increasing focus on programmes that
    lend themselves to employment creation and
    economic growth.

o   Personnel spending is set to grow over the
    medium term as funding for health and
    education personnel is stepped up.

REVISIONS TO THE LOCAL GOVERNMENT BUDGET FRAMEWORK

The national budget framework adds R18,1 billion
to the local government budget framework over the
MTEF to allow municipalities to speed up service
delivery and enhance the quality of services; and
to position the host cities to meet their
obligations for the 2010 FIFA World Cup. The
revisions contribute to robust growth of 19 per
cent per year in national transfers to local
government, from R27,1 billion in 2006/07 to R45,6
billion by 2009/10.

Increases in the local government share of          PREPARING FOR 2010 IN LOCAL
nationally raised revenue largely relate to         GOVERNMENT
allocations to host cities for the 2010 FIFA World
Cup for the construction and refurbishment of
stadiums, and the rehabilitation and upgrading of
transport and other municipal infrastructure in
the vicinity of the stadiums.

TABLE 8.6 TRANSFERS TO LOCAL GOVERNMENT: REVISIONS TO BASELINE, 2007/08 - 2009/10
------------------------------------------------------------------------------------------------------------
                                                                          2007/08      2008/09      2009/10
R MILLION                                                                        MEDIUM-TERM ESTIMATES
------------------------------------------------------------------------------------------------------------

EQUITABLE SHARE                                                               600        1 000        3 400
INFRASTRUCTURE TRANSFERS                                                    4 161        6 068        5 177
  Direct transfers                                                          3 711        5 318        4 027
     Municipal infrastructure grant (Bucket eradication programme)            400           --           --
     National Electrification Programme                                        61          138          402
     Public transport infrastructure and systems grant                        550        1 380        2 325
     2010 FIFA World Cup stadiums development grant                         2 700        3 800        1 300
  Indirect transfers                                                          450          750        1 150
     Bulk infrastructure                                                      300          450          650
     Backlogs in the electrification of clinics and schools                    45           90          150
     Backlogs in water and sanitation at clinics and schools                  105          210          350
------------------------------------------------------------------------------------------------------------
TOTAL                                                                       4 761        7 068        8 577
------------------------------------------------------------------------------------------------------------

                                                                             143

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 8.7 NATIONAL TRANSFERS TO LOCAL GOVERNMENT, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07   2007/08    2008/09     2009/10
                                               OUTCOME               REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
--------------------------------------------------------------------------------------------------------------

Equitable share                       6 350      7 678      9 643     18 058    20 676     23 775      29 444
of which
  RSC/JSB replacement grant              --         --         --      7 000     8 045      9 045      10 107
Water and sanitation operating
subsidy:                                273        133        165        300       550        600         462
direct transfer
--------------------------------------------------------------------------------------------------------------
Equitable share and related           6 623      7 811      9 808     18 358    21 226     24 375      29 906
Infrastructure transfers              5 715      6 936      8 053      9 265    14 303     19 550      18 266
Capacity building transfers             856        768        654        844       749        400         400
--------------------------------------------------------------------------------------------------------------
TOTAL                                13 194     15 515     18 515     28 466    36 278     44 325      48 572
--------------------------------------------------------------------------------------------------------------
GROWTH RATES
Equitable share and related                      20,9%      25,6%      87,3%     14,5%      15,0%       23,8%
Infrastructure transfers                         21,4%      16,1%      15,0%     54,4%      36,7%       -6,6%
Capacity building transfers                     -10,2%     -14,9%      29,1%    -11,3%     -46,6%        0,0%
--------------------------------------------------------------------------------------------------------------

NEIGHBOURHOOD                       Following a year of preparatory work, municipalities now have a
DEVELOPMENT                         range of projects that will be supported under the auspices of the
PARTNERSHIP GRANT AIMS              neighbourhood development partnership grant, which has two
TO UNLEASH POTENTIAL                components: a technical assistance component and project funding transfers. Over the next three years, the technical assistance component of the grant will support municipalities in identifying new projects in targeted areas where improvements in the municipal infrastructure have a potential to attract private capital into historically disadvantaged areas. The aim is to release the economic potential of townships while simultaneously improving access to government services in these areas. This grant is allocated R3,7 billion over the three-year spending period.

NEW GRANT FOR BULK                  The new water services bulk infrastructure grant is introduced in this
WATER SERVICES                      Budget. It is government's response to the need to scale up bulk water supplies to enable local municipalities to connect more households to their water and sanitation systems. It is introduced at R300 million in
                                    2007/08, and will more than double to R650 million by 2009/10.

                                    THE EQUITABLE SHARE

STEPPED-UP SUPPORT FOR              The local government equitable share is allocated an additional
PROVISION OF FREE BASIC             R5 billion over the next three years, growing from R18,1 billion in
SERVICES                            2006/07 to 29,4 billion in 2009/10. Excluding the RSC levy replacement component, the local government equitable share grows at an average annual rate of 20,5 per cent per year over the MTEF.
                                    This represents a significant stepping up of national government's contribution to the cost of providing free basic services to qualifying households.

--------------------------------------------------------------------------------

ELECTRICITY, WATER AND SANITATION BACKLOGS IN SCHOOLS AND CLINICS

Over and above the provision for regional bulk infrastructure, government is working to alleviate electricity, water and sanitation backlogs in schools and clinics. The Department of Water Affairs and Forestry and the Department of
Minerals and Energy will, through the relevant municipality, roll out bulk electricity and water and sanitation to affected schools and clinics. Over the next three years, R950 million is allocated to municipalities for bulk infrastructure.

--------------------------------------------------------------------------------

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

The local government equitable share formula is
used to divide this allocation between the 283
municipalities. Annexure E provides further
details on the structure of the formula and the
data that underpins it.

INFRASTRUCTURE TRANSFERS TO LOCAL GOVERNMENT

The 2007 Budget allocates an additional R15,4       ALLOCATIONS PROVIDE SUPPORT
billion for infrastructure development in local     FOR BASIC SERVICE DELIVERY
government. Over the MTEF period national
government will transfer R55,3 billion to
municipalities through various earmarked grants to
ensure that the necessary municipal infrastructure
is in place to deliver basic services, and to
support host cities in meeting their 2010 FIFA
World Cup obligations.

The largest infrastructure transfers - R24,7        ADDITIONAL FUNDING FOR
billion over the next three years - are channelled  MUNICIPAL INFRASTRUCTURE
through the municipal infrastructure grant. This    GRANT
grant augments municipal own resources and places
municipalities in a better position to provide
infrastructure for rolling out basic services. In
addition, the grant seeks to stimulate local
economic development and job creation through
labour-based infrastructure methods as prescribed
by the expanded public works programme.

TABLE 8.8 INFRASTRUCTURE TRANSFERS TO LOCAL GOVERNMENT, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07   2007/08    2008/09     2009/10
                                               OUTCOME               REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
--------------------------------------------------------------------------------------------------------------

DIRECT TRANSFERS(1)                   4 102      5 299      6 286      7 931    12 390     17 119      15 302
Municipal infrastructure grant        2 442      4 481      5 436      6 756     7 549      8 053       9 130
National Electrification Programme      245        196        297        355       468        596         897
Implementation of water service       1 022        208         --         --        --         --          --
projects
Disaster relief                          --        280        311         --        --         --          --
Poverty relief funds                    393        134         --         --        --         --          --
Public transport infrastructure and      --         --        242        170     1 174      3 170       2 325
systems grant
Neighbourhood development                --         --         --         50       500      1 500       1 650
partnership grant
2010 FIFA World Cup stadiums             --         --         --        600     2 700      3 800       1 300
development grant
INDIRECT TRANSFERS(2)                 1 613      1 638      1 767      1 333     1 913      2 431       2 964
Water and sanitation operating          817        819        904        440       490        531         393
subsidy
National Electrification Programme      796        819        863        893       973      1 151       1 421
Bulk infrastructure                      --         --         --         --       300        450         650
Backlogs in water and                    --         --         --         --       105        210         350
sanitation at clinics and schools
Backlogs in the electrification of       --         --         --         --        45         90         150
clinics and schools
--------------------------------------------------------------------------------------------------------------
TOTAL                                 5 715      6 936      8 053      9 265    14 303     19 550      18 266
--------------------------------------------------------------------------------------------------------------

(1).  Transfers made directly to municipalities

(2).  In-kind transfers to municipalities

2007 Budget Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NEIGHBOURHOOD DEVELOPMENT PARTNERSHIP GRANT

The neighbourhood development partnership grant fund provides financial assistance to municipalities for partnership-based community and commercial infrastructure in townships and informal settlements. Successful municipalities seek to leverage increased private-sector investment by providing opportunities for retail, mixed-income housing, manufacturing and other commercial developments in township nodes. The emphasis is on precinct, town centre and high street development projects with an estimated project value of over R9,2 billion over the next decade. The grant supports the creation of high-quality developments that aim to overcome the spatial and economic distortions endemic to townships. A key principle is to retain and increase buying power within townships, and create environments that improve the quality of life and attract private-sector investment.

To date, technical assistance totalling R50 million has been allocated for redesigning and upgrading of existing and emerging township town centres and main streets, in Bara Central in Soweto (Johannesburg), Njoli Square in
kwaZakhele (Nelson Mandela) and Ngangelizwe in Mthatha. Planned interventions in
eThekwini Bridge City and KwaMashu town centre will improve transport and employment accessibility, enhance community infrastructure, upgrade the urban environment and provide additional job opportunities for residents of Inanda,
Ntuzuma and KwaMashu. Tshwane and Ekurhuleni municipalities will use the grant to identify nodes in townships and informal settlements, and put in place long-term programmes with the grant providing a meaningful kick-start to the implementation of prioritised nodes in the two cities.

The neighbourhood development partnership grant has also highlighted local investment opportunities in smaller township areas such as Mphophomeni in
Umngeni, Nkowankowa in Tzaneen and Ndwedwe.

--------------------------------------------------------------------------------

GOVERNMENT TO SPEND                 In line with the objective to eradicate electricity backlogs, government
R6 BILLION ON NATIONAL              plans to spend R6 billion over the next three years on the national
ELECTRIFICATION                     electrification programme. Of this amount, R2 billion will be spent by
PROGRAMME OVER MTEF                 municipalities directly and R3,8 billion by Eskom on behalf of municipalities

                                    2010 FIFA WORLD CUP-RELATED FUNDING

                                    The public transport infrastructure grant provides R1,2 billion in
                                    2007/08, R3,2 billion in 2008/09 and R2,3 billion in 2009/10 to accelerate planning; and to establish, construct and improve new and existing public transport infrastructure and systems. This includes
                                    R1,1 billion for commuter bus and rail transport.

TARGETED SUPPORT FOR                The 2010 FIFA World Cup stadiums development grant provides
2010 HOST CITIES                    R8,4 billion for the design and construction of new stadiums and the upgrading of existing ones in 2010 host cities. Municipalities are required to plan and budget for construction and rehabilitation of soccer stadiums, taking into account their own revenue potential along with allocations from national government. This will ensure that affordable stadiums are constructed to FIFA standards using the available resources.

                                    To date R600 million has been transferred for construction and renovation of stadiums. Ellis Park, Prince Alfred Park, Vodacom
                                    Park, Royal Bafokeng and Loftus Versfeld stadiums are expected to be completed for the Confederations Cup in September 2009.

                  Chapter 8: Division of revenue and intergovernmental transfers
--------------------------------------------------------------------------------

TABLE 8.9 FUNDING FOR 2010 WORLD CUP, 2005/06 - 2009/10
------------------------------------------------------------------------------------------------------------
R MILLION                                       2005/06   2006/07    2007/08   2008/09    2009/10     TOTAL
------------------------------------------------------------------------------------------------------------

2010 FIFA WORLD CUP TRANSPORT INFRASTRUCTURE-RELATED ALLOCATIONS
Tshwane                                              13        11        105       400        165       694
Johannesburg                                        107       184        329       540        160     1 320
Cape Town                                             8       120        230       358         50       766
Mangaung                                             23        30         25       220         --       298
Rustenburg                                            4        --         15        50         --        69
Polokwane                                             4        10         40       125         --       179
eThekwini                                            23        12        125       558        133       851
Nelson Mandela                                       54        69        132       265         --       520
Mbombela                                              2         1         55       154         --       212
SANRAL                                               --        --        130       100        200       430
SA Rail Commuter Corporation                         --       180        476       210        450     1 316
Cross Border Road Transport Agency                   --         1         --        --         --         1
Bus rapid transit systems and                        --        --         --       500      1 817     2 317
municipal busses
Monitoring and Evaluation (National                  --        --         20        20         25        65
Department of Transport)
------------------------------------------------------------------------------------------------------------
TOTAL                                               238       618      1 682     3 500      3 000     9 038
------------------------------------------------------------------------------------------------------------
2010 FIFA WORLD CUP STADIUMS DEVELOPMENT GRANT
Green Point (Cape Town)                                        98        434       947        451     1 930
Kings Park (eThekwini)                                        109        392       847        452     1 800
Soccer City (Johannesburg)                                     98        339       696        397     1 530
Ellis Park (Johannesburg)                                       4        146        79         --       229
Vodacaom Park (Mangaung)                                        4        106       110         --       220
Mbombela                                                       88        390       377         --       855
Prince Alfred Park (Nelson Mandela)                           110        435       350         --       895
Peter Mokaba (Polokwane)                                       81        333       282         --       696
Royal Bafokeng (Rustenburg)                                     4         72        71         --       147
Loftus Versveld (Tshwane)                                       4         53        41         --        98
------------------------------------------------------------------------------------------------------------
TOTAL                                                         600      2 700     3 800      1 300     8 400
------------------------------------------------------------------------------------------------------------

CAPACITY-BUILDING TRANSFERS TO LOCAL GOVERNMENT

Developing municipal capability for sustained       SIYENZA MANJE BUILDS
delivery of quality services remains a government   MANAGEMENT, PLANNING AND
priority. The capacity-building grants help         TECHNICAL SKILLS
municipalities to build management, planning,
technical, budgeting and financial management
skills. Government plans to spend R1,4 billion to
modernise local government budgeting and financial
management systems and to improve compliance with
the requirements of the Municipal Financial
Management Act (2003). In addition, R742 million
is allocated for the Siyenza Manje programme.

                                                                             147

2007 Budget Review
--------------------------------------------------------------------------------

TABLE 8.10 CAPACITY-BUILDING TRANSFERS TO LOCAL GOVERNMENT, 2003/04 - 2009/10
--------------------------------------------------------------------------------------------------------------
                                    2003/04    2004/05    2005/06    2006/07   2007/08    2008/09     2009/10
                                               OUTCOME               REVISED       MEDIUM-TERM ESTIMATES
R MILLION                                                           ESTIMATE
--------------------------------------------------------------------------------------------------------------

DIRECT TRANSFERS(1)                     796        699        588        790       695        350         400
Municipal systems improvement grant     151        182        200        200       200        200         200
Restructuring grant                     494        388        255        445       350         --          --
Financial management grant:
Municipalities                          151        129        133        145       145        150         200
INDIRECT TRANSFERS(2)                    60         69         66         53        53         50          --
Financial management grant: DBSA         60         69         66         53        53         50          --
--------------------------------------------------------------------------------------------------------------
TOTAL                                   856        768        654        844       749        400         400
--------------------------------------------------------------------------------------------------------------

(1).  Transfers made directly to municipalities

(2).  In-kind transfers to municipalities

                                    BUDGETING AND PERFORMANCE MANAGEMENT

STEPPING UP                         Improvements in the budget process in provinces and municipalities
PERFORMANCE                         are the focus of reform initiatives closely tied to the broader
MANAGEMENT IN                       challenge of enhancing performance management across government. Under
GOVERNMENT                          the auspices of the Policy Coordination and Advisory Services in the
                                    Presidency, a framework has been developed for government-wide monitoring and evaluation, aimed at linking high-level social and economic development objectives with practical measures of service delivery and performance of government programmes.

--------------------------------------------------------------------------------

SIYENZA MANJE

To develop skills in engineering, planning and financial management within municipalities, the Development Bank of South Africa has initiated Siyenza
Manje, which translates to "we are doing it now". In addition to R600 million provided by the bank, government is contributing R225,2 million, R246,8 million and R269,2 million over the MTEF. Siyenza Manje's immediate target is the eradication of the bucket system. A total of 144 professionals and 30 interns will be deployed in municipalities as part of this initiative.

Siyenza Manje's targets are set out in the table below.

SIYENZA MANJE PERFORMANCE TARGETS AND DEVELOPMENT IMPACT MEASURES
-----------------------------------------------------------------------------------------------------------
                                                                                      TARGET

PERFORMANCE MEASURE                                                    2007/08       2008/09      2009/10
-----------------------------------------------------------------------------------------------------------

MIG & other infrastructure grants expenditure                          R2 Billion   R3 Billion   R5 Billion
Number of projects implemented                                                200          400          500
Number of households with access to water                                 150 000      300 000      450 000
Number of households with access to sanitation                            115 000      250 000      350 000
Number of institutions/Municipalities that benefit from                        60           80          100
DF institutional capacity building initiatives
Number of people trained on job - finance                                     120          160          250
Number of people trained on job - technical                                   120          160          250
Number of finance and infrastructure management systems developed              30           40           50
Number of jobs created                                                     10 000       20 000
                                                                                                     30 000
-----------------------------------------------------------------------------------------------------------

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                  Chapter 8: Division of revenue and intergovernmental transfers
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As an integral part of this initiative, the         FRAMEWORK PROMOTES
National Treasury and the Auditor-General have      ACCOUNTABILITY TO
developed a programme performance information       PARLIAMENT
framework for strengthening systems across
national, provincial and local government, aimed
at:

o   Clarifying standards for performance
    information and supporting regular audits of
    non-financial information where appropriate.

o   Improving the structures, systems and
    processes required to manage performance
    information.

o   Defining roles and responsibility for
    performance information.

o   Promoting accountability to Parliament,
    provincial legislatures, municipal councils
    and the public through timely, accessible and
    accurate publication of performance
    information.

Implementation of this framework over the period
ahead, for specific sectors, programmes and
government activities, will contribute to further
strengthening of the information base on which
budgets are constructed and their implementation
monitored.

                                                                             149

2007 Budget Review
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